As filed with the Securities and Exchange Commission on July 24, 2018	Registration No. 333-226204

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO THE FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIER FINANCIAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Kentucky	6022	61-1206757
(State or Other Jurisdiction	(Primary Standard Industrial	(I. R. S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification Number)
2883 Fifth Avenue
Huntington, West Virginia 25702
 (304) 525-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Robert W. Walker
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702
 (304) 525-1600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
with copies to:

Thomas J. Murray, Esq.	R. Terrance Rodgers, Esq.
Daniel J. Konrad, Esq.	Charles W. Pace, Jr., Esq.
Dinsmore & Shohl LLP	Kay, Casto and Chaney, PLLC
611 Third Avenue	P.O. Box 2031
P.O. Box 2185	Charleston, West Virginia 25327
Huntington, West Virginia 25722-2185	(304) 345-8900
(304) 691-8398
Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)          ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Premier Financial Bancorp, Inc.	First Bank of Charleston, Inc.
Joint Proxy Statement/Prospectus
 Merger Proposed - Your Vote is Very Important

The board of directors of Premier Financial Bancorp, Inc. (“Premier”) and the board of directors of First Bank of Charleston, Inc. (“First Bank”) have agreed to a strategic combination of the two companies under the terms of an Agreement of Merger, dated as of April 18, 2018, as amended by First Amendment to Agreement of Merger dated June 29, 2018 (the “Merger Agreement”).  Upon completion of the Merger of First Bank with and into Premier Bank, Inc. (“Premier Bank”) a wholly owned subsidiary of Premier (the “Merger”), Premier will acquire First Bank, and First Bank will become a branch of Premier Bank.

Under terms of the Merger Agreement, First Bank shareholders will be entitled to a combination of Premier Financial common stock and cash currently valued at approximately $32.00 per First Bank share, or an aggregate value of $33.0 million, including $5.00 in cash from Premier and a $5.00 special dividend from First Bank. Under a floating exchange ratio, Premier would issue approximately 1.165 million shares in the acquisition assuming a closing price of $19.51 per share for Premier (the weighted average of daily closing trade price of Premier common stock during the 20 consecutive trading days ending on July 23, 2018).  Premier and First Bank urge you to obtain current market quotations for Premier common stock (Nasdaq: trading symbol “PFBI”).

The Merger Agreement provides that each share of First Bank common stock outstanding shall be converted into the right to receive:

(a)          $5.00 cash, without interest, per share, paid by or on behalf of Premier (the "Cash Merger Consideration"); and

(b)          approximately $22.00 per share of fully paid and non-assessable shares of Premier common stock (the "Stock Merger Consideration") (determined by dividing (n) $22.00 by (d) The weighted average of the daily closing trade prices of Premier common stock on the Nasdaq Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time of the Merger, rounded to the nearest whole cent ("Premier's Trading Price") rounded to the nearest thousandths (the "Exchange Ratio"); (the Stock Merger Consideration and Cash Merger Consideration are collectively referenced to as the “Merger Consideration”), provided, however, that the Exchange Ratio shall not be greater than 1.544, unless increased pursuant to (d) below

(c)          the Merger Agreement further provides that First Bank shall seek regulatory approval to pay a special dividend immediately prior to the Effective Time of the Merger, not to exceed $5.00 per share of First Bank common stock, (the "Special Dividend"); provided further that

(d)          in the event that the sum of the Special Dividend, the Cash Merger Consideration, and the Stock Merger Consideration based on Premier's Trading Price, would be less than $32.00 per share of First Bank common stock, then the Merger Agreement may be terminated by First Bank, on written notice to Premier; provided that Premier may, at its sole option and discretion, (i) increase the Stock Merger Consideration by increasing the Exchange Ratio, (ii) increase the Cash Merger Consideration, or (iii) any combination thereof, such that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share (based upon Premier's Trading Price), whereupon no termination shall have occurred, provided, that in no event, shall the Cash Merger Consideration exceed an amount which would cause the amount of the Special Dividend and Cash Merger Consideration, when combined, to exceed forty five percent (45%) of the total Merger Consideration or otherwise adversely affect the tax treatment of the transactions.

At the special meeting of First Bank shareholders, those shareholders will be asked to vote on the approval and adoption of the Merger Agreement.  At the special meeting of Premier shareholders, those shareholders will be asked to vote on the issuance of Premier common stock to First Bank shareholders, which is necessary to effect the Merger, and also on an amendment to the articles of incorporation of Premier to increase the number of shares of authorized Premier common stock from 20,000,000 to 30,000,000.

Premier and First Bank cannot complete the Merger unless the Merger Agreement is approved by the shareholders of First Bank and the approval to issue Premier shares in the Merger by the shareholders of Premier is also obtained.  The Merger proposal must be approved by a majority of the First Bank shares voting at the special meeting of First Bank shareholders.  The issuance of common stock must be approved by a majority of outstanding shares held by the shareholders of Premier (excluding the shares held by 5 directors of Premier who are shareholders of First Bank).

A First Bank shareholder who exchanges his or her shares of First Bank common stock for shares of Premier common stock pursuant to the Merger and receives Merger Consideration and the Special Dividend will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes.  Subject to the discussion herein concerning Certain Federal Income Tax Consequences of the Merger, the amount of gain recognized will equal the smaller of (i) the amount of the Cash Merger Consideration and the Special Dividend and (ii) gain realized from the Merger.  The gain realized from the Merger is equal to the excess, if any, of (x) the sum of (1) the amount of Cash Merger Consideration, (2) the amount of the Special Dividend, and (3) the fair market value of the Premier common stock received in the Merger (determined at the effective time of the Merger) over (y) the First Bank shareholder’s tax basis in the shares of First Bank common stock surrendered in the Merger.

Premier Financial Bancorp, Inc.	First Bank of Charleston, Inc.

The Board of Directors of First Bank recommends that you vote “FOR” adoption of the Merger Agreement.  The Board of Directors of Premier recommends that you vote “FOR” the issuance of Premier common stock in the Merger and “FOR” the amendment to the articles of incorporation increasing authorized common stock.  Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by submitting a valid proxy, completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the Merger Agreement or issuance of Premier common stock and “FOR” the amendment of the articles of incorporation, as the case may be.

          You should read this document and all annexes carefully. Before you make a decision on how to vote, you should consider the “Risk Factors” beginning on page 23 of this document.

          Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This document incorporates important business and financial information about Premier that is not included or delivered with this document.  This information is available without charge upon written or oral request at Premier’s address and telephone number listed underneath the heading “Additional Information”.  To obtain timely delivery, First Bank shareholders must request the information no later than August 28, 2018 and Premier shareholders must request the information no later than August 28, 2018.  Please see “Where You Can Find More Information” beginning on page 154 for instructions.

          This joint proxy statement/prospectus is dated August 3, 2018 and is first being mailed to Premier shareholders and First Bank shareholders on or about August 3, 2018.

FIRST BANK OF CHARLESTON,
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
 TO BE HELD ON WEDNESDAY, SEPTEMBER 5, 2018

YOU ARE HEREBY NOTIFIED of and invited to attend the special meeting of shareholders of First Bank of Charleston, Inc. (“First Bank”), a West Virginia corporation, to be held on Wednesday, September 5, 2018 at 10:00 a.m. at the offices of First Bank, 201 Pennsylvania Avenue, Charleston, West Virginia, for the purpose of considering and voting upon the following:

1.
A proposal to approve and adopt the Agreement of Merger dated April 18, 2018, as amended by First Amendment to Agreement of Merger dated June 29, 2018, among Premier Financial Bancorp, Inc., Premier Bank, Inc. and First Bank (the “Merger Agreement”) and the transactions contemplated thereby. The Merger Agreement provides that First Bank will merge with and into Premier Bank, Inc., a subsidiary of Premier Financial Bancorp, Inc., upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is attached as Annex I to and as more fully described in the accompanying joint proxy statement/prospectus (the “Merger”).

2.
A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus.

3.	Such other matters as may properly come before the special meeting.
Our board of directors has determined that the terms of the Merger are fair to and in the best interests of First Bank and our shareholders, has approved and adopted the Merger Agreement, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the Merger Agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn.
Each holder of First Bank common stock is entitled to assert dissenter’s rights of appraisal in connection with the Merger and seek an appraisal of the fair market value of his or her shares, provided the procedures of Section 31D-13-1301 of the West Virginia Business Corporation Act are followed.  A copy of the West Virginia Business Corporation Act article concerning dissenter’s rights is attached to this joint proxy statement/prospectus.
Our board of directors has fixed the close of business on July 23, 2018 as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.
The presence of a majority of the outstanding shares of First Bank common stock, by person or by proxy, is necessary to constitute a quorum in order to have a special meeting.  The affirmative vote of the holders of a majority of the outstanding shares of our common stock voting at the special meeting is required to approve and adopt the Merger Agreement and adjournment.
.

          Please complete, sign, date and promptly return the enclosed proxy card, which is solicited by your board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, by delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting

August 3, 2018                                                                                          By Order of the Board of Directors

Nester S. Logan
Chairman of the Board of Directors

PREMIER FINANCIAL BANCORP, INC.
2883 Fifth Avenue
Huntington, WV 25702
(304) 525-1600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On Wednesday, September 5, 2018

Dear Shareholders of Premier Financial Bancorp, Inc.:

We are pleased to invite you to attend the special meeting of the shareholders of Premier Financial Bancorp, Inc. (“Premier”), a Kentucky corporation, which will be held at the Pullman Plaza Hotel, 1001 Third Avenue, Huntington, West Virginia, on Wednesday, September 5, 2018, at 10:00 a.m., local time, for the purpose of considering and voting upon the following:

1.
A proposal to approve the issuance of Premier common stock, no par value per share, in connection with the Merger contemplated by the Agreement of Merger, dated as of April 18, 2018, as amended by First Amendment to Agreement of Merger dated June 29, 2018, by and among Premier, First Bank of Charleston, Inc. (“First Bank”) and Premier Bank, Inc., a wholly owned subsidiary of Premier (hereinafter the “Merger Agreement”), a copy of which is attached as Annex I to the joint proxy statement/prospectus accompanying this notice;

2.	A proposal to amend the articles of incorporation of Premier to increase the authorized number of shares of Premier common stock from 20,000,000 to 30,000,000; and

3.
A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of additional proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered at the meeting, as more fully described in the accompanying joint proxy statement/prospectus.

4.          Such other matters as may properly come before the special meeting.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Premier special meeting.

Holders of record of shares of Premier common stock at the close of business on Monday, July 23, 2018, are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. A list of these shareholders will be available at the special meeting for inspection by any Premier shareholder, for any purpose germane to such meeting.

Your board recommends that you vote “FOR” the proposals listed above.  We need your vote for the issuance of Premier common stock to complete the Merger.  Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.  The presence of a majority of the outstanding shares of Premier common stock, in person or by proxy, is necessary to constitute a quorum in order to have a special meeting.  The issuance of common stock must be approved by a majority of outstanding shares held by the shareholders of Premier (excluding the shares held by Marshall T. Reynolds, Chairman of the Board of Directors of Premier, Robert W. Walker, President and Chief Executive Officer of Premier, Toney K. Adkins, Philp E. Cline, and Thomas W. Wright, directors of Premier, each of whom are shareholders First Bank).  The amendment to Premier’s articles of incorporation to increase the number of shares of authorized common stock must be approved by a majority of shares voting at the special meeting, assuming a quorum is present.

August 3, 2018                                                                                          By Order of the Board of Directors

Marshall T. Reynolds
Chairman of the Board of Directors

i

ii

iii

Annex I –    Agreement of Merger dated as of April 18, 2018, between Premier Financial Bancorp, Inc. and First Bank of Charleston, Inc. and Premier Bank, Inc., as amended by First Amendment to Agreement of Merger dated June 29, 2018

Annex II – West Virginia Code 31D-13-1301 et seq. – Appraisal Rights
Annex III – Opinion of Baxter Fentriss and Company
Annex IV – Opinion of FIG Partners, LLC

iv

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Premier that is not included in or delivered with this document. You should refer to "Where You Can Find More Information" beginning on page 154 for a description of the documents incorporated by reference into this joint proxy statement/prospectus. You can obtain documents related to Premier that are incorporated by reference into this document through the Securities and Exchange Commission's web site at www.sec.gov.  You may also obtain copies of these documents, other than exhibits, unless such exhibits are specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates, without charge by requesting them in writing or by telephone from:

Premier Financial Bancorp, Inc.
Attn: Brien M. Chase, Senior Vice President and Chief Financial Officer
2883 Fifth Avenue
Huntington, WV 25702
(304) 526-1600

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the First Bank special meeting, you should make your request no later than August 28, 2018, or five trading days prior to the First Bank special meeting.  In order to receive timely delivery of the documents in advance of the Premier special meeting, you should make your request no later than August 28, 2018, or five trading days prior to the Premier special meeting.  For further information about Premier, please see "Where You Can Find More Information" beginning on page 154.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus serves two purposes — it is a proxy statement being used by the First Bank board of directors to solicit proxies for use at the First Bank special meeting and a proxy statement being used by the Premier board of directors to solicit proxies for use at the Premier special meeting, and it is also the prospectus of Premier regarding the issuance of Premier common stock to First Bank shareholders if the Merger is completed. This joint proxy statement/prospectus provides you with detailed information about the proposed Merger of First Bank into Premier. Premier and First Bank encourage you to read this entire joint proxy statement/prospectus carefully. Premier has filed a registration statement on Form S-4 with the Securities and Exchange Commission, and this joint proxy statement/prospectus is the prospectus filed as part of that registration statement. This joint proxy statement/ prospectus does not contain all of the information in the registration statement, nor does it include the exhibits to the registration statement. Please see "Where You Can Find More Information" beginning on page 154.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 3, 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of that document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/ prospectus. Neither the mailing of this joint proxy statement/prospectus to the First Bank shareholders or Premier shareholders nor the taking of any actions contemplated hereby by Premier or First Bank at any time will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
FOR THE SPECIAL MEETINGS

The following are some questions that you, as a shareholder of Premier or shareholder of First Bank, may have regarding the Merger and the other matters being considered at the special meetings and the answers to those questions. Premier and First Bank urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this document.

Q:          Why am I receiving this document?

A:
Premier and First Bank have agreed to combine under the terms of a Merger Agreement that is described in this document. A copy of the Merger Agreement and amendment thereto is attached to this document as Annex I.

In order to complete the Merger, Premier shareholders must vote to approve the issuance of shares of Premier common stock in connection with the Merger, and First Bank shareholders must vote to approve and adopt the Merger Agreement.

In addition, Premier shareholders are being asked to vote on a proposal to amend the Premier articles of incorporation. The amendment proposal is to increase the authorized number of shares of Premier common stock from 20,000,000 to 30,000,000. The amendment is not required to complete the Merger.

In addition, both Premier and First Bank shareholders will be asked to vote on a proposal to adjourn their special meetings to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meetings to approve the matters to be considered by the shareholders.

Premier and First Bank will hold separate special meetings to obtain these approvals. This document contains important information about the Merger and the meetings of the shareholders of Premier and shareholders of First Bank, and you should read it carefully. The enclosed voting materials allow you to vote your shares without actually attending your respective shareholder meeting.

Your vote is important. Premier and First Bank encourage you to vote as soon as possible.

Q:          When and where will the shareholder meetings be held?

A:
The Premier special meeting will be held at the Pullman Plaza Hotel, 1001 Third Avenue, Huntington, West Virginia 25701 on Wednesday, September 5, 2018, at 10:00 a.m., local time. The First Bank special meeting will be held at First Bank of Charleston, Inc., 201 Pennsylvania Avenue, Charleston, West Virginia 25302, on Wednesday, September 5, 2018, at 10:00 a.m., local time.

Q:          How do I vote?

A:
If you are a shareholder of record of Premier as of the record date for the Premier special meeting or a shareholder of record of First Bank as of the record date for the First Bank special meeting, you may vote in person by attending your special meeting or, to ensure your shares are represented at the meeting, you may vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Premier shares or First Bank shares in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at your shareholder meeting.

Q:          What vote is required to approve each proposal?

A:
Premier.  The proposal at the Premier special meeting to approve the issuance of shares of Premier common stock in the Merger requires the affirmative vote of holders of a majority of outstanding shares of Premier (excluding the shares held by Marshall T. Reynolds, Chairman of the Board of Directors of Premier, Robert W. Walker, President and Chief Executive Officer of Premier, Toney K. Adkins, Philip E. Cline and Thomas W. Wright, directors of Premier, each of whom beneficially owns shares of First Bank common stock).

The Premier articles of incorporation amendment proposal requires the affirmative vote of holders of a majority of shares voting at the special meeting, assuming a quorum is present.

First Bank.  The proposal at the First Bank special meeting to approve and adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of First Bank common stock voting at the special meeting.

Each of the special meetings may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposals.  The affirmative vote of the holders of a majority of the common shares represented, in person or by proxy, at these special meetings is required to adjourn such special meeting.

Q:	Why are Premier shareholders voting to approve the issuance of shares of Premier common stock in the Merger?

A:
Premier shares are traded on the Nasdaq Global Market.  Nasdaq rules require Premier shareholders to approve the issuance of Premier shares in connection with the acquisition of First Bank if (1) any director, officer or substantial shareholder of Premier has a 5% or greater interest, or Premier directors collectively have a 10% or greater interest in First Bank or the consideration to be paid in the Merger, and (2) the issuance of common stock could result in an increase in outstanding shares of Premier common stock of 5% or more.

Marshall T. Reynolds, Chairman of the Board of Directors and beneficial owner of 7.9% of outstanding Premier common stock, is the beneficial owner of approximately 8.7% of First Bank common stock outstanding.  Premier directors Toney K. Adkins, Philip E. Cline, Thomas W. Wright and Robert W. Walker, President and Chief Executive Officer of Premier, each own less than 1% of First Bank common stock (and cumulatively, approximately 1.58% of outstanding First Bank common stock).  The Nasdaq rules accordingly require approval of the issuance of Premier shares in the Merger by Premier shareholders.

Additionally, the Kentucky Business Corporation Act governing potential conflicts of interest (a transaction in which a director of the corporation has an interest in the transaction) provides that such a transaction is not voidable by the corporation if any one of the following apply:

(a)	The material facts of the transaction and the director’s interest were disclosed to the board of directors and the board of directors approved the transaction; or

(b)	The material facts of the transaction and the director’s interest were disclosed to the shareholders and the shareholders approved the transaction; or

(c)	The transaction was fair to the corporation.

Marshall T. Reynolds’, Robert W. Walker’s, Toney K. Adkins’, Philip E. Cline’s and Thomas W. Wright’s beneficial ownership of First Bank common stock and Marshall T. Reynolds’ position as a consultant to First Bank were disclosed to the Premier board, which approved the transaction by unanimous vote of the disinterested directors.  Baxter Fentriss and Company, financial advisor to Premier, has determined that the Merger is fair to Premier.  However, Premier’s board of directors determined that Premier’s shareholders should be apprised of the interests of Messrs. Reynolds, Walker, Adkins, Cline and Wright in connection with the proposal to issue Premier shares in the Merger and be afforded the opportunity to vote on the matter without including Messrs. Reynolds’, Walker’s, Adkins’, Cline’s and Wright’s shares in the vote.

Under the Kentucky Business Corporation Act and West Virginia Business Corporation Act, the parties to the Merger are First Bank and Premier Bank, Inc., a wholly owned subsidiary of Premier.  Only shareholders of the parties to the Merger are entitled to vote on the Merger.  Accordingly, only First Bank shareholders and Premier, as the sole shareholder of Premier Bank, Inc., are entitled to vote on the Merger.

Q:          How many votes do I have?

A:	Premier. You are entitled to one vote for each share of Premier common stock that you owned as of the record date.

As of the close of business on July 23, 2018, there were approximately 13,368,975 outstanding shares of Premier common stock.  As of that date, approximately 12.1% of the outstanding shares of Premier common stock were beneficially owned by directors and executive officers of Premier.  Marshall T. Reynolds, Robert W. Walker, Toney K. Adkins, Philip E. Cline and Thomas W. Wright beneficially own a total of 1,337,851 shares of Premier common stock, or 10.0% of all outstanding shares and 82.8% of the outstanding shares owned by directors and executive officers.  These shares will not be counted in the vote to approve the issuance of Premier shares in the Merger.

First Bank.  You are entitled to one vote for each share of First Bank common stock that you owned as of the record date.

As of the close of business on July 23, 2018, there were approximately 1,032,379 outstanding First Bank common shares. As of that date, 39.68% of the outstanding common stock of First Bank entitled to vote was owned by its directors and executive officers and their affiliates.

Q:          What will happen if I fail to vote or I abstain from voting?

A:
Premier.  If you are a Premier shareholder and fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the issuance of shares of Premier common stock in the Merger, since the issuance requires the affirmative vote of a majority of outstanding shares, but will have no effect on the proposal to amend Premier’s articles of incorporation, assuming a quorum is present at the meeting.

First Bank.  If you are a First Bank shareholder and fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, your shares will not be voted. Otherwise, it will have no effect on the proposal to approve and adopt the Merger Agreement, assuming a quorum is present at the meeting.

Premier and First Bank.  Assuming a quorum is present, the failure to vote, however, will have no effect on the proposal to approve the adjournment of the respective special meetings, if necessary, to solicit additional proxies.

Q:          What constitutes a quorum?

A:
Premier.  Shareholders who hold at least a majority of the outstanding shares of Premier common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct the Premier special meeting.

For purposes of determining a quorum on the proposal to issue Premier shares in the Merger, shares held by Messrs. Reynolds, Walker, Adkins, Cline and Wright are not counted in determining a quorum, as they are not counted in determining the vote on that proposal.  Such shares can be voted on the proposal to amend Premier’s articles of incorporation and therefore are counted in determining a quorum with respect to that proposal.

First Bank.  Shareholders who hold at least a majority of the outstanding shares of First Bank common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct the First Bank special meeting.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you should provide that record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Premier or First Bank or by voting in person at your special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Premier common stock or First Bank common stock on behalf of their customers may not give a proxy to Premier or First Bank to vote those shares without specific instructions from their customers.

If you are a Premier shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposal to approve the issuance of shares of Premier common stock in the Merger or the proposal to amend Premier’s articles of incorporation, which will have the same effect as a vote against the proposal to approve the issuance of shares of Premier common stock in the Merger and the proposal to amend the articles of incorporation.

If you are a First Bank shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposal to adopt the Merger Agreement, which will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Q:          What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the Premier common stock or First Bank common stock represented by your proxy will be voted in favor of that proposal.

Q:          Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:
•	you can send a signed notice of revocation;
•	you can grant a new, valid proxy bearing a later date; or
•
if you are a holder of record, you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Premier or Secretary of First Bank, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your bank or broker, you should contact your bank or broker to change your vote.

Q:          What if I hold shares of both Premier and First Bank?

A.          You should receive the joint proxy statement/prospectus and a proxy from each of Premier and First Bank.  Please vote at both special meetings – a proxy for the Premier meeting does not vote your First Bank shares, and vice-versa.

Q:          What will First Bank shareholders receive for their First Bank stock?

A.          The Merger Agreement provides that each share of First Bank common stock outstanding shall be converted into the right to receive:

(a)          $5.00 cash, without interest, per share, paid by or on behalf of Premier (the "Cash Merger Consideration"); and

(b)          approximately $22.00 per share of fully paid and non-assessable shares of Premier Common Stock (the "Stock Merger Consideration") (determined by dividing (n) $22.00 by (d) The weighted average of the daily closing trade prices of Premier common stock on the Nasdaq Global Market System during the twenty (20) consecutive Nasdaq Global Market System trading days ending on the trading day before the Effective Time of the Merger, rounded to the nearest whole cent ("Premier's Trading Price") rounded to the nearest thousandths (the "Exchange Ratio"); (the Stock Merger Consideration and Cash Merger Consideration are collectively referred to as the “Merger Consideration”), provided, however, that the Exchange Ratio shall not be greater than 1.544, unless increased pursuant to (d) below

(c)          the Merger Agreement further provides that First Bank shall seek regulatory approval to pay a special dividend immediately prior to the Effective Time of the Merger, not to exceed $5.00 per share of First Bank common stock, (the "Special Dividend"); provided further that

(d)          in the event that the sum of the Special Dividend and the Merger Consideration would be less than $32.00 per share of First Bank common stock, then the Merger Agreement may be terminated by First Bank, on written notice to Premier; provided that Premier may, at its sole option and discretion, (i) increase the Stock Merger Consideration by increasing the Exchange Ratio, (ii) increase the Cash Merger Consideration, or (iii) any combination thereof, such that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share (based upon Premier's Trading Price), whereupon no termination shall have occurred, provided, that in no event, shall the Cash Merger Consideration exceed an amount which would cause the amount of the Special Dividend and Cash Merger Consideration, when combined, to exceed forty five percent (45%) of the total Merger Consideration or otherwise adversely affect the tax treatment of the transactions.

Q:          Do I have appraisal rights with respect to the Merger?

A.	Premier. No, Premier shareholders do not have appraisal rights with respect to the proposal to issue Premier common stock in the Merger or the proposal to amend Premier’s articles of incorporation.

First Bank.  If you are a First Bank shareholder as of the July 23, 2018, record date and you do not vote in favor of the adoption of the Merger Agreement, you will have the right under Section 31D-13-1301, et seq. of the West Virginia Business Corporation Act to demand the fair cash value for your First Bank common shares.  The right to make this demand is known as “dissenters’ rights.”  For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on Page 52 of this prospectus/joint proxy statement and the complete text of the West Virginia Business Corporation Act article concerning dissenters’ rights, which is attached to this prospectus/proxy statement as Annex II.

Q:	What are the material United States federal income tax consequences of the Merger to U.S. holders of First Bank common shares?

A:
For U.S. federal income tax purposes, the Special Dividend and the Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  As a result, the Premier common stock, cash and the Special Dividend should be treated as received in exchange for shares of First Bank common stock pursuant to a transaction qualifying as a reorganization for U.S. federal income tax purposes.  A First Bank shareholder who exchanges his or her shares of First Bank common stock for shares of Premier common stock pursuant to the Merger and receives Merger Consideration and the Special Dividend will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes.  Subject to the discussion of Certain Federal Income Tax Consequences of the Merger, the amount of gain recognized will equal the smaller of (i) the amount of the Cash Merger Consideration and the Special Dividend and (ii) gain realized from the Merger. The gain realized from the Merger is equal to the excess, if any, of (x) the sum of (1) the amount of Cash Merger Consideration, (2) the amount of the Special Dividend, and (3) the fair market value of the Premier common stock received in the Merger (determined at the effective time of the Merger) over (y) the First Bank shareholder’s tax basis in the shares of First Bank common stock surrendered in the Merger.  Subject to the conditions and restrictions set forth in the section entitled “Certain Federal Income Tax Consequences of the Merger” beginning on page 89 of this joint proxy statement/prospectus, any recognized gain will generally be long-term capital gain if the shareholder’s holding period for the shares of First Bank common stock surrendered is more than one year at the effective time of the Merger.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the Merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First Bank common stock.  First Bank shareholders are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the Merger, including the application and effect of federal, state, local, foreign and other taxes.

Q:          When do you expect the Merger to be completed?

A:
Premier and First Bank are working to complete the Merger in the fourth quarter of 2018. However, the Merger is subject to various federal and state regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Premier and First Bank special meetings and the completion of the Merger. Premier and First Bank hope to complete the Merger as soon as reasonably practicable.

Q:          What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this document, including its annexes.

In order for your shares to be represented at your special meeting:
•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.
•	you can follow the voting instructions provided by your bank, broker or other nominee directing it how to vote your shares
•	you can attend your special meeting and vote in person.

Q:	Do I need to do anything with my shares of First Bank or Premier common stock now?

A:
No. Please do not send in your First Bank share certificates with your proxy card.  Should the Merger be approved, at a later date, Premier’s exchange agent will mail to you a Transmittal Form that you should use to surrender your First Bank share certificates.  You should not surrender your First Bank share certificates for exchange until you receive the Transmittal Form from the exchange agent.

If you are a Premier shareholder, you are not required to take any action with respect to your Premier stock certificates.

Q:          Who can help answer my questions?

A:
Premier shareholders or First Bank shareholders who have questions about the Merger or the other matters to be voted on at the shareholder meetings or desire additional copies of this document or additional proxy cards should contact:

if you are a Premier shareholder:	if you are a First Bank shareholder:
Brien M. Chase, Senior Vice President and Chief Financial Officer Premier Financial Bancorp, Inc. 2883 Fifth Avenue Huntington, WV 25702 Phone: (304) 525-1600 Fax: (304) 525-9701	Larry A. Stark President and Chief Executive Officer First Bank of Charleston, Inc. 201 Pennsylvania Avenue Charleston, WV 25302 Phone: (304) 340-3000 Fax: (304) 340-3003

SUMMARY

This summary highlights information contained elsewhere in this document and may not contain all the information that is important to you. Premier and First Bank urge you to read carefully the remainder of this document, including the attached annexes, and the other documents to which you have been referred because this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at each special meeting. See also the section entitled “Where You Can Find More Information” on page 154. Premier and First Bank have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Premier (See page 98)

Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702
(304) 525-1600

Premier is a multi-bank holding company and financial holding company that, as of April 9, 2018 operates ten banking offices in Kentucky, three banking offices in Ohio, twenty-five banking offices in West Virginia, four banking offices in Washington, DC, one banking office in Maryland and three banking offices in Virginia. At December 31, 2017, Premier had total consolidated assets of $1.493 billion, total consolidated deposits of $1.273 billion and total consolidated stockholders' equity of $183.4 million. Its banking subsidiaries (the "Premier Subsidiary Banks") consist of Citizens Deposit Bank and Trust, Inc., Vanceburg, Kentucky and Premier Bank, Inc., Huntington, West Virginia.

The headquarters of Premier is located at 2883 Fifth Avenue, Huntington, West Virginia.

For further information about Premier, please see “Where You Can Find More Information”.

First Bank (See page 99)

First Bank of Charleston, Inc.
201 Pennsylvania Avenue
Charleston, West Virginia  25302
(304) 340-3000

First Bank is a state chartered bank with one banking office in Charleston, West Virginia.  As of December 31, 2017, First Bank had total assets of $188.8 million, total combined deposits of $146.8 million and total consolidated stockholder equity of $22.2 million.

For further information about First Bank, please see “Information About First Bank” beginning on page 99.

The Merger and the Merger Agreement (See Annex I)

A copy of the Merger Agreement is attached as Annex I to this document. Premier and First Bank encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger.

Form of Merger (See page 51)

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, First Bank will be merged with and into Premier Bank, Inc., a wholly owned subsidiary of Premier.  Premier Bank, Inc. will survive the Merger as a direct, wholly owned subsidiary of Premier.

Consideration to be Received in the Merger (See page 51)

Q:          What will First Bank shareholders receive for their stock?

A:
(a)   Each share of First Bank common stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall automatically be converted into the right to receive approximately $32.00 per First Bank common share, determined as the sum of (i) the Special Dividend; (ii) $5.00 cash, without interest, per share, paid by or on behalf of Premier (the “Cash Merger Consideration”); and (iii) approximately $22.00 per share of fully paid and non-assessable shares of Premier Common Stock (the “Stock Merger Consideration”) (determined by dividing (n) $22.00 by (d) The weighted average of the daily closing trade prices of Premier common stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time, rounded to the nearest whole cent (“Premier's Trading Price”) rounded to the nearest thousandth, which shall be hereinafter referred to as the “Exchange Ratio”); (the Stock Merger Consideration and Cash Merger Consideration are collectively referred to as the “Merger Consideration”) provided, however, that the Exchange Ratio shall not be greater than 1.544, unless increased pursuant to (b) below.

(b)   In the event that the sum of the Special Dividend, the Cash Merger Consideration, and the Stock Merger Consideration based on Premier’s Trading Price, would be less than $32.00 per share of First Bank common stock, then the Merger Agreement may be terminated by First Bank, on written notice to Premier; provided that Premier may, at its sole option and discretion, (i) increase the Stock Merger Consideration by increasing the Exchange Ratio, (ii) increase the Cash Merger Consideration, or (iii) any combination thereof, such that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share (based upon Premier’s Trading Price), whereupon no termination shall have occurred, and the Merger Agreement shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that in no event, shall the Cash Merger Consideration exceed an amount which would cause the amount of the Special Dividend and Cash Merger Consideration, when combined, to exceed forty five percent (45%) of the total Merger Consideration or otherwise adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(h) of the Merger Agreement.

Certain U.S. Federal Income Tax Consequences of the Merger (See page 89)

For U.S. federal income tax purposes, the Special Dividend and the Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  As a result, the Premier common stock, cash and the Special Dividend should be treated as received in exchange for shares of First Bank common stock pursuant to a transaction qualifying as a reorganization for U.S. federal income tax purposes.  A First Bank shareholder who exchanges his or her shares of First Bank common stock for shares of Premier common stock pursuant to the Merger and receives Merger Consideration and the Special Dividend will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes.  Subject to the discussion of “Certain Federal Income Tax Consequences of the Merger,” the amount of gain recognized will equal the smaller of (i) the amount of the Cash Merger Consideration and the Special Dividend and (ii) gain realized from the Merger. The gain realized from the Merger is equal to the excess, if any, of (x) the sum of (1) the amount of Cash Merger Consideration, (2) the amount of the Special Dividend, and (3) the fair market value of the Premier common stock received in the Merger (determined at the effective time of the Merger) over (y) the First Bank shareholder’s tax basis in the shares of First Bank common stock surrendered in the Merger.  Subject to the conditions and restrictions set forth in the section entitled “Certain Federal Income Tax Consequences of the Merger” beginning on page 89 of this joint proxy statement/prospectus, any recognized gain will generally be long-term capital gain if the shareholder’s holding period for the shares of First Bank common stock surrendered is more than one year at the effective time of the Merger.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the Merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First Bank common stock.  First Bank shareholders are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the Merger, including the application and effect of federal, state, local, foreign and other taxes.

It is a condition to the completion of the Merger that Premier and First Bank receive written opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  Premier shareholders will have no income tax consequences in the Merger.

Tax matters are very complicated and the tax consequences of the Merger to each First Bank shareholder will depend on such shareholder’s particular facts and circumstances.  First Bank shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the Merger.

Recommendations of the Premier Board of Directors (See pages 40 and 71)

After careful consideration, the Premier board of directors, on April 18, 2018, with Chairman of the Board Marshall T. Reynolds, President and Chief Executive Officer Robert W. Walker and directors Toney K. Adkins, Philip E. Cline and Thomas W. Wright abstaining, unanimously approved the Merger Agreement. For the factors considered by the Premier board of directors in reaching its decision to approve the Merger Agreement, see the section entitled “The Issuance of Premier Shares and the Merger — Premier’s Reasons for the Merger; Recommendation of the Premier Board of Directors.”  The Premier board of directors, with Chairman of the Board Marshall T. Reynolds, President and Chief Executive Officer Robert W. Walker and directors Toney K. Adkins, Philip E. Cline and Thomas W. Wright abstaining, unanimously recommends that the Premier shareholders vote “FOR” the proposal to issue shares of Premier common stock in the Merger, and, without abstention by Messrs. Reynolds, Walker, Adkins, Cline and Wright, “FOR” the proposal to amend the Premier articles of incorporation to increase the number of shares of authorized Premier common stock.

Recommendation of the First Bank Board of Directors (See pages 47 and 56)

After careful consideration, the First Bank board of directors, on April 11, 2018, approved and adopted the Merger Agreement by unanimous vote of the directors present and voting at the meeting. For the factors considered by the First Bank board of directors in reaching its decision to adopt the Merger Agreement, see the section entitled “The Issuance of Premier Shares and the Merger — First Bank’s Reasons for the Merger; Recommendation of the First Bank Board of Directors” beginning on page 56. The First Bank board of directors recommends that the First Bank shareholders vote “FOR” the proposal to adopt the Merger Agreement at the First Bank special meeting.

Opinion of Baxter Fentriss as Premier’s Financial Advisor (See page 72)

In connection with the Merger, the Premier board of directors received the written opinion, dated April 18, 2018, of Premier’s financial advisor, Baxter Fentriss and Company (“Baxter Fentriss”), as to the fairness, from a financial point of view and as of the date of such opinion, to Premier of the Merger Consideration provided for in the Merger. The full text of Baxter Fentriss’ written opinion is attached as Annex III to this joint proxy statement/prospectus and is incorporated herein by reference. Baxter Fentriss’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Baxter Fentriss in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. Baxter Fentriss’ opinion is addressed to the Premier board of directors, relates only to the fairness, from a financial point of view, to Premier of the exchange ratio provided for in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the proposed Merger or any other matter.

Opinion of FIG Partners, LLC as First Bank’s Financial Advisor (See page 61)

In connection with the Merger, the First Bank board of directors received the written opinion, dated April 18, 2018, of First Bank’s financial advisor, FIG Partners, LLC (“FIG”), as to the fairness, from a financial point of view and as of the date of such opinion, to First Bank of the Merger Consideration provided for in the Merger. The full text of FIG’s written opinion is attached as Annex IV to this joint proxy statement/prospectus and is incorporated herein by reference.  FIG’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by FIG in rendering its opinion. You are encouraged to read the opinion carefully in its entirety.  FIG’s opinion is addressed to the First Bank board of directors, relates only to the fairness, from a financial point of view, to First Bank of the Merger Consideration provided for in the Merger and does not constitute a recommendation to any shareholder of First Bank’s stock as to how such shareholder of First Bank should vote or act with respect to the proposed Merger or any other matter.

Certain of Premier’s Officers and Directors Have Financial Interests in the Merger That Differ from Your Interests (Page 78)

Certain of Premier’s executive officers and directors have substantial financial interests in the Merger that are different from, or in addition to, their interests as Premier shareholders. The Premier board of directors was aware of and considered these financial interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending to the shareholders that the issuance of common stock in connection with the Merger be approved.

•
Marshall T. Reynolds, Chairman of the Board of Directors of Premier and beneficial owner of 1,057,978 shares of Premier common stock, constituting 7.9% of outstanding shares of Premier common stock, is the beneficial owner of 89,817 shares of First Bank common stock, constituting approximately 8.7% of the outstanding First Bank shares as of July 23, 2018.  He also serves as a consultant to First Bank.

•
Certain Premier directors beneficially own shares of First Bank common stock, each individually less than 1% of outstanding First Bank common stock, and in the aggregate, approximately 1.58% of First Bank outstanding common stock as follows:

Toney K. Adkins	5,277 shares
Philip E. Cline	7,555 shares
Robert W. Walker	2,875 shares
Thomas W. Wright	550 shares

Certain of First Bank’s Officers and Directors Have Financial Interests in the Merger That Differ from Your Interests (Page 78)

Certain First Bank directors and executive officers have substantial financial interests in the merger that are different from, or in addition to, their interests as First Bank shareholders. The First Bank board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to First Bank shareholders that the Merger Agreement be approved and adopted.

•	First Bank employees hold options to purchase up to 9,500 shares of First Bank common stock, which will be converted into options to acquire Premier common stock if the Merger is consummated.

•	Certain First Bank directors beneficially own shares of Premier common stock, as indicated below, constituting 2.7% of the outstanding Premier Shares as of June 30, 2018:

Douglas V. Reynolds	298,810	2.2%
Nester S. Logan	20,078	0.2%
Sam Kapourales	37,476	0.3%
Percy Osborne	1,241	**
Wyatt Scaggs	183	**
** Less than 0.1%

•	First Bank directors and executive officers beneficially own 409,658 shares of First Bank common stock, constituting 39.68% of all outstanding First Bank common stock.

•
Employee Benefit Plans. Premier intends to provide the employees of First Bank with employee benefit plans substantially similar to those provided to the employees of Premier. Employees of First Bank will receive credit for their service to First Bank in determining their eligibility and vesting in the benefit plans provided by Premier. The Merger Agreement also provides that Premier will pay to any First Bank employee who is involuntarily terminated other than for cause within 12 months after the closing date, upon execution of an appropriate full release, a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at First Bank (with credit for partial years of service), with a maximum payment equal to ten (10) weeks of base pay.

•	First Bank has created a retention bonus program for the purpose of retaining the services of First Bank employees pending completion of the Merger.

Conditions to Completion of the Merger (page 79)

The obligations of Premier and First Bank to complete the Merger depend on a number of conditions being met. These include:
•	First Bank shareholders’ approval of the Merger Agreement;
•
Premier shareholders’ approval of issuance of Premier common stock in the Merger (however it is not a condition that Premier shareholders approve the amendment to articles of incorporation increasing authorized shares from 20,000,000 to 30,000,000);

•	approval of the Merger by the necessary federal and state regulatory authorities;
•	absence of any law or court order prohibiting the Merger;
•	receipt of opinions from counsel to First Bank and Premier that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	the continued accuracy of certain representations and warranties.
•
Unless waived by Premier, the holders of no more than 10% of the outstanding shares of First Bank common stock shall have elected to exercise their statutory rights to appraisal, if any in connection with the Merger.

Where the law permits, First Bank or Premier could choose to waive a condition to an obligation to complete the Merger although that condition has not been satisfied. Neither Premier nor First Bank can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Regulatory Approvals (page 85)

Premier and First Bank cannot complete the Merger unless it is approved by the Federal Reserve Board (unless a waiver is granted, which occurred on June 22, 2018), Federal Deposit Insurance Corporation (“FDIC”) and the West Virginia Division of Federal Institutions (“WVDFI”).  In a letter dated July 19, 2018, the WVDFI approved payment of the Special Dividend, contingent on consummation of the Merger.  The approval of the Special Dividend does not constitute approval of the Merger, which has not yet been received from any regulatory agency.

As of the date of this joint proxy statement/prospectus all necessary applications have been filed, but the required approvals have not yet been received. While neither Premier nor First Bank knows of any reason why the necessary approvals might not be obtained in a timely manner, when or if they will be received cannot be determined.
Termination of the Merger Agreement (page 82)

First Bank and Premier may mutually agree to terminate the Merger Agreement at any time.

Either First Bank or Premier may terminate the Merger Agreement if any of the following occurs:
•	there has been a material adverse change in the financial condition of Premier, any of the Premier Subsidiary Banks or First Bank;
•
either party breaches any of its representations or obligations under the Merger Agreement, and does not cure the breach within 30 days if such breach individually or in the aggregate with other breaches results in a material adverse effect;

•	the approval of any governmental entity required for consummation of the Merger is denied;
•	the shareholders of First Bank do not approve the Merger Agreement;
•	the shareholders of Premier do not approve the issuance of Premier common stock in the Merger; or
•	if the Closing does not occur on or before January 31, 2019 unless extended by mutual agreement in writing.

First Bank may terminate the Merger Agreement:

•
In the event that the sum of the Special Dividend and the Merger Consideration would be less than $32.00 per share of First Bank common stock, then the Merger Agreement may be terminated by First Bank on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share, whereupon no termination shall have occurred.

•
If First Bank shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the First Bank board of directors, after consulting with and considering the advice of First Bank’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate the Merger Agreement shall not be available to First Bank unless it delivers to Premier (1) written notice of First Bank’s intention to terminate at least five (5) days prior to termination and (2) simultaneously with such termination, the Termination Fee referred to below.  A “Superior Proposal” means an Acquisition Proposal made by a third party after April 18, 2018 which, in the good faith judgment of the Board of Directors of First Bank, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, (2) if consummated, is reasonably likely to result in a more favorable transaction than the Merger for First Bank and its shareholders, and (3) whose refusal would constitute a breach of the fiduciary duty of the Board of Directors of First Bank.

Termination Fee (See Page 83)
In the event the Merger Agreement is terminated (i) due to a willful breach of the Merger Agreement by First Bank;  (ii) as a result of the First Bank Board of Directors’ failure to recommend the Merger and the shareholders of First Bank fail to approve the Merger or (iii) the shareholders of First Bank fail to approve the Merger and within 12 months following the date of the Merger Agreement, First Bank announces or enters into a contract for a transaction with any person relating to a Merger or other business combination, First Bank may be required to pay to Premier a termination fee of $500,000.00.
Material Differences in the Rights of Premier Shareholders and First Bank Shareholders (page 149)
The rights of Premier’s shareholders are governed by Kentucky law and by Premier’s articles of incorporation and bylaws. The rights of First Bank shareholders are governed by West Virginia law and by First Bank’s articles of incorporation and bylaws. Upon completion of the Merger, the rights of Premier’s shareholders, including former shareholders of First Bank, will be governed by Kentucky law and the articles of incorporation and bylaws of Premier.

Accounting Treatment (page 88)

The Merger will be accounted for under the acquisition method of accounting.

Agreement Not to Solicit Other Proposals (page 86)

First Bank has agreed not to solicit, initiate, encourage or authorize any person to solicit from any third parties any inquiries or proposals relating to the acquisition of First Bank, unless required by First Bank’s primary banking regulators.  However, this does not limit or affect the fiduciary obligation of First Bank’s directors to consider unsolicited inquiries or offers.

Amendment; Waiver (page 84)

The Merger Agreement provides that First Bank and Premier, by mutual agreement, may amend the Merger Agreement at any time, except that the Merger Agreement may not be amended in any material respect after shareholder approval without further approval by such shareholders.  The Merger Agreement also provides that First Bank and Premier may at any time, whether before or after shareholder approval, waive any inaccuracies of the other party in representations and warranties contained in the Merger Agreement, compliance with any of the covenants or undertakings of the other party contained in the Merger Agreement, or the performance of the other party of any of its obligations set out in the Merger Agreement.

The Special Meetings

The Premier Special Meeting (See page 40)

The special meeting of Premier shareholders will be held at the Pullman Plaza Hotel, 1001 Third Avenue, Huntington, West Virginia 25701, at 10:00 a.m., local time, on Wednesday, September 5, 2018. At the Premier special meeting, Premier shareholders will be asked:
•	to vote on a proposal to approve the issuance of Premier common stock in connection with the Merger;
•	to vote on a proposal to amend the Premier articles of incorporation to increase the authorized number of shares of Premier common stock from 20,000,000 to 30,000,000;
•
to vote upon an adjournment of the Premier special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposal to issue Premier common stock in connection with the Merger; and

•	to transact any other business that may properly be brought before the Premier special meeting or any adjournments or postponements thereof.

You may vote at the Premier special meeting if you owned shares of Premier common stock at the close of business on the record date, July 23, 2018.  On that date, there were 13,368,975 shares of common stock of Premier outstanding and entitled to vote.

The Premier articles of incorporation generally provide that you can cast one vote for each Premier share that you owned as of the record date. The following votes are required to approve each of the listed proposals:
•
The issuance of Premier common stock to First Bank shareholders requires approval by the affirmative vote of a majority of outstanding shares held by the shareholders of Premier (excluding the shares held by Marshall T. Reynolds, Chairman of the Board of Directors of Premier, Robert W. Walker, President and Chief Executive Officer of Premier, Toney K. Adkins, Philip E. Cline and Thomas W. Wright, directors of Premier).

•	The proposal to amend the Premier articles of incorporation requires approval by the affirmative vote of holders of a majority of shares voting at the special meeting, assuming a quorum is present.
•
Approval of any proposal to adjourn the Premier special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the total voting power present or represented by proxy at the Premier special meeting.

On the record date, approximately 2.1% of the outstanding shares of Premier common stock were owned by Premier directors and executive officers and their affiliates (excluding the Premier shares held by Mr. Reynolds, Mr. Walker, Mr. Adkins, Mr. Cline and Mr. Wright). Premier currently expects that Premier’s directors and executive officers (other than Mr. Reynolds, Mr. Walker, Mr. Adkins, Mr. Cline and Mr. Wright with respect to the proposal to issue Premier common stock in the Merger) will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating them to do so.

The First Bank Special Meeting (See page 45)

The special meeting of First Bank shareholders will take place on Wednesday, September 5, 2018, 10:00 a.m. (local time), at the offices of First Bank of Charleston, Inc., 201 Pennsylvania Avenue, Charleston, West Virginia 25302.   At the special meeting, shareholders of First Bank will be asked:
•	to approve and adopt the Merger Agreement;
•	to vote upon an adjournment of the First Bank special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the Merger Agreement; and
•	to transact any other business that may properly be brought before the First Bank special meeting or any adjournments or postponements thereof.

You may vote at the First Bank special meeting if you owned common stock of First Bank at the close of business on the record date, July 23, 2018. On that date there were 1,032,379 shares of common stock of First Bank outstanding and entitled to vote. You may cast one vote for each share of common stock of First Bank that you owned on the record date.

As of the record date, approximately 39.68% of the outstanding shares of First Bank common stock entitled to vote were owned by its directors and executive officers and their affiliates. First Bank currently expects that First Bank’s directors and executive officers will vote their shares in favor of the Merger, although none of them has entered into any agreements obligating them to do so.

The affirmative vote of the holders of at least a majority of the shares of outstanding common stock voting at the special meeting is required to approve and adopt the Merger Agreement.

Approval of any proposal to adjourn the First Bank special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of shares voting at the special meeting at the First Bank special meeting.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 26, you should consider the following risk factors carefully in deciding whether to vote to approve the Merger Agreement and the issuance of Premier shares in the Merger. Additional risks and uncertainties not presently known to Premier or First Bank that are not currently believed to be important to you, if they materialize, also may adversely affect the Merger and Premier.

In addition, Premier's and First Bank's respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Premier, in its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q, each of which are incorporated by reference into this joint proxy statement/prospectus.  See the section entitled "Where You Can Find More Information" beginning on page 154 of this joint proxy statement/prospectus.
Risks Associated with the Merger
Fluctuations in the trading price of Premier common stock will change the value of the shares of Premier common stock you receive in the Merger.

The exchange ratio is a floating rate for the exchange of shares of Premier common stock for each share of First Bank common stock. The stock exchange ratio (“Stock Consideration”) is subject to increase or decrease based upon the weighted average of the daily closing trade prices of Premier common stock during the 20 consecutive trading days ending on the trading day before the effective time of the Merger.

The Merger Agreement may be terminated by First Bank if the sum of the Special Dividend and Merger Consideration is less the $32.00 per First Bank share.

In the event that the sum of the Special Dividend and the Merger Consideration would be less than $32.00 per share of First Bank common stock, then the Merger Agreement may be terminated by First Bank on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share, whereupon no termination shall have occurred.

The ability to complete the Merger is subject to the receipt of consents and approvals from governmental entities, which may impose conditions that could have an adverse effect on Premier or First Bank or could cause them to abandon the Merger.

Premier and First Bank are unable to complete the Merger until after the necessary approvals from various regulatory authorities have been received. In deciding whether to grant some of these approvals, the relevant governmental entity will make a determination of whether, among other things, the Merger is in the public interest. Regulatory entities may impose requirements or obligations as conditions for their approval.

The Merger Agreement may require Premier and First Bank to accept conditions from these regulators that could adversely impact the combined company without either of Premier or First Bank having the right to refuse to close the Merger on the basis of those regulatory conditions. Neither Premier nor First Bank can provide any assurances that the necessary approvals will be obtained or that any required conditions will not have a material adverse effect on Premier following the Merger.  In addition, neither Premier nor First Bank can provide any assurances that these conditions will not result in the abandonment of the Merger.
Failure to complete the Merger could negatively impact the stock prices and the future business and financial results of First Bank and/or Premier.

If the Merger is not completed, the ongoing businesses of First Bank or Premier may be adversely affected, and First Bank and Premier will be subject to several risks, including the following:
•	having to pay certain costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•	diverting the focus of management of each of the companies from pursuing other opportunities that could be beneficial to the companies,

in each case, without realizing any of the benefits of having the Merger completed. If the Merger is not completed and these risks materialize, they could materially affect the business, financial results and stock prices of First Bank or Premier.

The integration of Premier Bank’s and First Bank’s operations may be more difficult than anticipated.
The success of the Merger will depend on a number of factors, including (but not limited to) Premier Bank’s ability to:
•	timely and successfully integrate Premier Bank’s and First Bank’s operations;
•	maintain existing relationships with depositors in First Bank, thereby minimizing withdrawals of deposits after the Merger;
•	maintain and enhance existing relationships with borrowers to limit potential losses from loans made by First Bank;
•	control the incremental increase in non-interest expense of Premier Bank and First Bank to maintain overall operating efficiencies;
•	retain and attract qualified personnel at Premier Bank and First Bank; and
•	compete effectively in the communities served by Premier Bank and First Bank and in nearby communities.

First Bank’s shareholders will have less influence as shareholders of Premier than as shareholders of First Bank.

First Bank’s shareholders will have less influence on the management and policies of Premier than they now have on the management and policies of First Bank. First Bank shareholders currently have the right to vote in the election of the board of directors of First Bank and on other matters affecting First Bank.  The shareholders of First Bank as a group will own approximately 7.4% - 10.7% (depending on the applicable Exchange Ratio) of the combined organization (Premier and First Bank). When the Merger occurs, each shareholder that receives shares of Premier common stock will become a shareholder of Premier with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of First Bank.

The Termination Fee may discourage others from trying to acquire First Bank.

The termination fee provided for in the Merger Agreement (See “Termination Fee” on page 83) may discourage other companies from trying to acquire First Bank even if the other acquisition could offer higher immediate value to First Bank shareholders.

FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the Merger, the expected pro forma effect of the Merger, and plans and objectives of Premier’s management for future operations of the combined organization following consummation of the Merger. You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy. Each of Premier and First Bank caution you not to rely unduly on any forward-looking statements in this joint proxy statement/prospectus. These forward-looking statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in these forward-looking statements.
Factors that might cause such a difference include the following:
•	the ability of First Bank to obtain the required shareholder approval;
•	the ability of Premier to obtain the required shareholder approval of the issuance of Premier common stock in the Merger;
•	the ability of the companies to obtain the required regulatory approvals for the Merger;
•	the ability of the companies to consummate the Merger;
•	the ability to successfully integrate First Bank into Premier Bank following the Merger;
•	a material adverse change in the financial condition, results of operations or prospects of either First Bank or Premier;
•	the ability to fully realize any cost savings and/or revenue enhancements or the ability to realize them on a timely basis;
•	the risk of borrower, depositor and other customer attrition after the transaction is completed;
•	a change in general business and economic conditions;
•	changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition;
•	changes in accounting principles, policies or guidelines;
•	changes in legislation and regulation;
•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and
•	other risk factors described on pages 23 to 25 of this joint proxy statement/prospectus.

Premier and First Bank undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Premier common stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) Global Market under the trading symbol “PFBI”. The closing sale price reported for Premier common stock on April 18, 2018, the last trading date preceding the public announcement of the Merger Agreement, was $15.78 (after adjustment for the 5 for 4 stock split paid to Premier shareholders on June 8, 2018).  As of July 23, 2018, approximately 340 shareholders of record held First Bank common stock.  The common stock of First Bank is not traded on any exchange.  The stock has been predominantly traded on a limited basis in privately negotiated transactions.  Because such trades reported to management have been infrequent, and private trades may have been conducted which were not reported to management, no representations can be made regarding the fair value per share.
The following table sets forth for the periods indicated the high and low prices per share of Premier common stock as reported on Nasdaq and First Bank common stock for which the price was known, along with the quarterly cash dividends per share declared.  The per share prices do not include adjustments for markups, markdowns or commissions.

	PREMIER			FIRST BANK
	Cash Dividends	Sales Price		Cash Dividends	Sales Price
	Paid	High	Low	Paid	High	Low
2016
First Quarter	$0.1088	$12.1600	$10.5120	$0.15	$22.00	$22.00
Second Quarter	0.1088	12.5680	10.8880	0.15	22.00	22.00
Third Quarter	0.1088	13.1280	11.9440	0.15	25.00	22.00
Fourth Quarter	0.1200	16.9920	11.8480	0.15	--	--
	0.4464			0.60
2017
First Quarter	0.1200	$17.3520	$14.2480	0.20	$22.00	$22.00
Second Quarter	0.1200	17.7600	15.2640	0.20	22.00	22.00
Third Quarter	0.1200	18.3360	13.8000	0.20	20.25	20.25
Fourth Quarter	0.1200	17.6000	14.5360	0.20	22.00	22.00
	0.4800			0.80

2018
First Quarter	$0.1200	$16.8000	$13.4240	$0.20	$--	$--
Second Quarter	0.1500	21.4000	14.8200	0.20	--	--
Third Quarter (through July 23, 2018)	-	20.9100	18.6100	-	--	--

The per share amounts for Premier have been adjusted to reflect a 5 for 4 stock split issued on June 8, 2018 to shareholders of record on June 4, 2018.

The shareholders of Premier are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. The payment of dividends is subject to the restrictions set forth in the Kentucky corporate and banking laws and the limitations imposed by the Federal Reserve Board.

Premier is dependent on dividends from the Premier Subsidiary Banks for its revenues. Various federal and state regulatory provisions limit the amount of dividends the Premier Subsidiary Banks can pay to Premier without regulatory approval. At December 31, 2017, approximately $7.7 million of the total shareholders' equity of the Premier Subsidiary Banks was available for payment of dividends to Premier without approval by the applicable regulatory authorities.

In addition, federal bank regulatory authorities have authority to prohibit the Premier Subsidiary Banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Premier Subsidiary Banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines as well as each of the Premier Subsidiary Bank's earnings and financial condition.

Beginning on January 1, 2016 an additional capital conservation buffer has been added to the minimum regulatory capital ratios under the regulatory framework for prompt corrective action.  The capital conservation buffer will be measured as a percentage of risk weighted assets and will be phased-in over a four year period from 2016 thru 2019.  The required capital conservation buffer was 1.25% in 2017, and is 1.875% in 2018.  When fully implemented, the capital conservation buffer will be 2.50% of risk weighted assets over and above the regulatory minimum capital ratios for Common Equity Tier 1 Capital (CET1) to risk weighted assets, Tier 1 Capital to risk weighted assets, and Total Capital to risk weighted assets.  The consequences of not meeting the capital conservation buffer thresholds include restrictions on the payment of dividends, restrictions on the payment of discretionary bonuses, and restrictions on the repurchasing of common shares by Premier.  The capital ratios of the Premier Subsidiary Banks and Premier already exceed the new minimum capital ratios plus the fully phased-in 2.50% capital buffer requiring a CET1 Capital to risk weights assets ratio of at least 7.00%, a Tier 1 Capital to risk weighted assets ratio of at least 8.50%, and a Total Capital to risk weighted assets ratio of at least 10.50%.  Premier’s capital conservation buffer was 8.44% at March 31, 2018 and 7.56% at December 31, 2017, well in excess of the fully phased-in 2.50% required by March 31, 2019.

The board of directors of First Bank makes dividend payment decisions after consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.  First Bank’s ability to pay dividends is limited by restrictions imposed by the West Virginia Business Corporation Act and the Federal Deposit Insurance Corporation.  Restrictions on dividend payments from First Bank are described in “INFORMATION ABOUT FIRST BANK – Payment of Dividends” beginning on Page 101.

The following table set forth historical per share market values for Premier Common Stock (i) on April 18, 2018, the last trading day prior to public announcement of the Merger; and (ii) on July 23, 2018, the most recent practicable date before the printing and mailing of this proxy statement prospectus. The table also shows the equivalent pro forma market value of First Bank common stock on those dates.
The equivalent pro forma market value of First Bank common stock is obtained by applying the Merger Consideration based on the historical market price of Premier common stock.
Historical Market Price
	Premier Financial		First Bank	First Bank Equivalent Pro Forma Market Value
April 18, 2018	$15.06	*	$22.00	$32.00	**
July 23, 2018	$19.51	*	$22.00	$32.00	***

* Based on 20-day weighted average closing price
** Includes total cash consideration of $10.00 per share
*** Includes total cash consideration (which includes the Special Dividend) of $10.00 per share
The market prices of Premier common stock will fluctuate prior to the Merger. First Bank shareholders should obtain current stock price quotations for Premier common stock.

SUMMARY SELECTED FINANCIAL DATA

The following table sets forth certain summary historical consolidated financial information for Premier and First Bank. The balance sheet data and income statement data of each of Premier and First Bank as of and for the five years in the period ended December 31, 2017 are taken from the audited consolidated financial statements of Premier and First Bank, respectively. This annual information should be read in conjunction with the audited consolidated financial statements of each of Premier and First Bank, and the related footnotes. The balance sheet data and income statement data for each of Premier and First Bank as of or for the three-months ended March 31, 2018 and 2017 are taken from unaudited consolidated financial statements of Premier and First Bank, respectively.
PREMIER
Summary Consolidated Financial Data
Dollars in thousands, except per share amounts	At or for the Three Months Ended March 31		At or for the Year Ended December 31
	2018	2017	2017	2016	2015	2014	2013
Earnings
Net interest income	$14,635	$13,630	$57,488	$53,698	$48,380	$48,414	$43,695
Provision for loan losses	1,115	366	2,499	1,748	326	534	(375)
Non-interest income	2,066	2,017	8,655	8,187	7,099	6,930	7,732
Non-interest expense	8,989	9,998	40,218	41,193	35,804	34,490	31,169
Income taxes	1,464	1,985	8,607	6,770	6,903	7,170	7,404
Net Income	5,133	3,664	14,819	12,174	12,446	13,150	13,229
Preferred stock dividends, net of redemption discount	-	-	-	-	-	598	659
Net income available to common shareholders	$5,133	$3,664	$14,819	$12,174	$12,446	$12,552	$12,570

Financial Position
Total assets	$1,525,783	$1,496,193	$1,493,424	$1,496,193	$1,244,693	$1,252,824	$1,100,179
Loans	1,028,758	1,024,823	1,049,052	1,024,823	849,746	879,711	740,770
Allowance for loan losses	12,840	10,836	12,104	10,836	9,647	10,347	11,027
Goodwill and other intangibles	38,551	39,720	38,746	39,720	35,976	36,829	31,996
Securities	281,088	288,607	278,466	288,607	255,466	229,750	218,066
Deposits	1,303,195	1,279,386	1,272,675	1,279,386	1,060,196	1,075,243	924,023
Other borrowings	25,043	31,115	28,310	32,679	32,986	27,302	25,119
Preferred equity	-	-	-	-	-	-	11,955
Common equity	183,876	174,184	183,355	174,184	147,232	145,782	134,985

Per Common Share Data **
Net income – basic	0.38	0.28	1.11	0.92	1.11	1.13	1.14
Net income - diluted	0.38	0.27	1.10	0.92	1.08	1.06	1.08
Book value	13.78	13.36	13.74	13.10	13.09	13.02	12.21
Tangible book value	10.89	10.40	10.84	10.11	9.89	9.73	9.32
Cash dividends	0.12	0.12	0.48	0.45	0.41	0.44	0.32

Financial Ratios
Return on average assets	1.37%	0.98%	0.99%	0.82%	0.98%	1.01%	1.13%
Return on average common equity	11.08%	8.25%	8.13%	6.94%	8.41%	8.80%	9.29%
Dividend payout	31.58%	42.86%	43.17%	48.20%	36.63%	38.68%	27.97%
Stockholders’ equity to total assets at period end	12.05%	11.64%	12.28%	11.64%	11.83%	11.64%	13.36%
Average stockholders’ equity to average total assets	12.41%	11.91%	12.18%	11.78%	11.67%	12.29%	13.21%
** Historical Per Common Share Data has been adjusted to reflect a 5 for 4 stock split issued on June 8, 2018 to shareholders of record on June 4, 2018

FIRST BANK
 Summary Financial Data
Dollars in thousands, except per share amounts	At or for the Three Months Ended March 31		At or for the Year Ended December 31
	2018	2017	2017	2016	2015	2014	2013
Earnings
Net interest income	$1,575	$1,600	$6,265	$6,734	$7,189	$7,111	$7,498
Provision for loan losses	90	140	1,185	550	3,315	1,000	330
Non-interest income	104	117	394	343	1,342	600	493
Non-interest expense	1,056	986	3,867	4,011	3,977	3,803	3,444
Income taxes	144	234	502	980	565	1,147	1,545
Net Income	389	357	1,105	1,536	674	1,761	2,672
Preferred stock dividends	-	-	-	10	33	33	33
Net income available to common shareholders	$389	$357	$1,105	$1,526	$641	$1,728	$2,639

Financial Position
Total assets	$181,226	$196,927	$188,800	$195,882	$198,125	$208,738	$206,366
Loans	126,396	145,213	132,629	143,614	147,795	147,942	140,142
Allowance for loan losses	1,813	1,594	1,662	1,761	2,456	3,527	2,657
Securities	43,530	40,783	41,740	40,770	34,328	48,701	51,023
Deposits	140,781	150,560	146,789	149,907	137,888	136,955	144,242
FHLB	17,650	18,530	19,100	23,730	34,620	43,649	34,462
Preferred equity	-	-	-	-	3,345	3,345	3,345
Common equity	21,918	21,993	22,209	21,719	21,170	21,183	20,237

Per Common Share Data
Net income – basic	0.38	0.35	1.07	1.49	0.63	1.69	2.57
Net income - diluted	0.38	0.35	1.07	1.49	0.63	1.69	2.57
Book value	21.23	21.49	21.55	21.22	20.69	20.70	19.77
Cash dividends	0.20	0.20	0.80	0.60	0.60	0.83	0.50

Financial Ratios
Return on average assets	0.21%	0.18%	0.57%	0.77%	0.33%	0.84%	1.32%
Return on average common equity	1.75%	1.62%	4.93%	6.99%	2.67%	7.25%	12.48%
Dividend payout	53.08%	57.33%	74.47%	39.98%	91.10%	48.23%	19.06%
Stockholders’ equity to total assets at period end	12.09%	11.17%	11.76%	11.09%	12.37%	11.75%	11.43%
Average stockholders’ equity to average total assets	12.03%	11.16%	11.58%	11.09%	12.20%	11.66%	10.57%

SUMMARY SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet at March 31, 2018 and unaudited pro forma condensed combined statements of income for the year ended December 31, 2017 and the three months ended March 31, 2018, give effect to the proposed Merger.  The unaudited pro forma condensed combined financial statements are based on the audited consolidated financial statements of Premier and First Bank for the year ended December 31, 2017 and the unaudited consolidated financial statements of Premier and First Bank as of, and for the three months ended, March 31, 2018.

The unaudited pro forma condensed combined financial statements give effect to the Merger using the purchase method of accounting under GAAP.  The acquired assets and liabilities of First Bank have been adjusted to “fair value” under ASC 805 – Business Combinations as of the balance sheet date.  Also included in the pro forma combined balance sheet are adjustments related to the anticipated payment of the $5.00 Special Dividend by First Bank and the $5.00 per share Cash Merger Consideration by Premier.  To the extent any of the balance sheet pro forma adjustments will have a direct determinable impact on future operations, the pro forma income statements include adjustments simulating the impact(s).  These adjustments are preliminary and are subject to change.  The adjustments will be calculated and updated when the merger is effective and may be materially different from those presented.

The unaudited pro forma information is provided for information purposes only.  The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the Merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results.  The unaudited pro forma financial information should be read in conjunction with the audited and unaudited consolidated financial statements and the notes thereto of Premier contained in this joint proxy statement/prospectus and the audited and unaudited financial statements of First Bank contained in this joint proxy statement/prospectus.

The unaudited pro forma stockholders’ equity and net income derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Premier common stock or the actual or future results of operations of Premier for any periods.  Actual results may be materially different than the pro forma data presented.

Unaudited Pro Forma Condensed Combined Balance Sheet at of March 31, 2018
(Dollars in thousands)

	Premier	First Bank	Pro Forma Fair Value Adjustments			Pro Forma Stock and Cash Merger Consideration Adjustments			Pro Forma Combined Company
ASSETS
Cash and due from banks	$19,845	$2,773	$			$			$22,618
Interest bearing bank balances	104,968	18					(5,162)	p	99,824
Federal funds sold	15,348	3,536		(3,536)	k		(1,626)	s	13,722
Time deposits with other banks	2,582	-							2,582
Securities available-for-sale	281,088	43,530		(475)	c				324,143
Loans	1,028,758	126,396		(4,757)	b				1,150,397
Allowance for loan losses	(12,840)	(1,813)		1,813	a				(12,840)
Net loans	1,015,918	124,583		(2,944)					1,137,557
FHLB stock and other	3,185	810							3,995
Premises and equipment, net	23,728	4,568		431	d				28,727
Other real estate owned	14,185	70							14,255
Goodwill	35,371	-		1,299	e		10,231	q	46,901
Other intangible assets	3,180	-		2,154	f				5,334
Other assets	6,385	1,338		109	g				7,832
Total assets	$1,525,783	$181,226		$(2,962)			$3,443		$1,707,490

LIABILITIES
Deposits
Non-interest bearing deposits	$353,008	$16,891	$			$			$369,899
Time deposits, $250,000 and over	62,773	3,155		(18)	h				65,910
Other interest bearing deposits	887,414	120,735		(192)	h				1,007,957
Total deposits	1,303,195	140,781		(210)					1,443,766
Federal funds purchased and securities sold under agreements to repurchase	20,793	419		1,626	k		(1,626)	s	21,212
Short-term FHLB advances	-	10,250							10,250
Other FHLB advances	-	7,400		(103)	j				7,297
Other borrowed funds	4,250	-							4,250
Subordinated debt	5,383	-							5,383
Other liabilities	8,286	458							8,744
Total liabilities	1,341,907	159,308		1,313			(1,626)		1,500,902

STOCKHOLDERS’ EQUITY
Common stock	110,485	16,351		1,292	n		5,069	r	133,197
Retained earnings	78,515	6,454		(6,454)	k,n				78,515
Accumulated other comprehensive (loss)	(5,124)	(887)		887	m				(5,124)
Total stockholders’ equity	183,876	21,918		(4,275)			5,069		206,588
Total liabilities and stockholders’ equity	$1,525,783	$181,226		$(2,962)			$3,443		$1,707,490

Unaudited Pro Forma Condensed Combined Statement of Income for the Three Months Ended March 31, 2018
(In thousands, except per share data)

	Premier	First Bank	Pro Forma Adjustments		Pro Forma Combined Company
Interest Income
Loans, including fees	$14,034	$1,647	$119	aa	$15,800
Investment securities	1,467	271			1,738
Federal funds sold and other	298	8	(45)	bb,cc	261
Total interest income	15,799	1,926	74		17,799

Interest Expense
Deposits	1,031	273	44	dd	1,348
Repurchase agreements and other	8	1			9
FHLB advances and other borrowings	47	77	25	ee	149
Subordinated debt	78	-			78
Total interest expense	1,164	351	69		1,584

Net interest income	14,635	1,575	5		16,215
Provision for loan losses	1,115	90			1,205
Net interest income after provision for loan losses	13,520	1,485	5		15,010

Non-interest Income
Service charges on deposit accounts	1,094	16			1,110
Electronic banking income	817	19			836
Secondary market mortgage income	32	-			32
Other	123	10			133
	2,066	45	-		2,111

Non-interest Expenses
Salaries and employee benefits	4,778	531			5,309
Occupancy and equipment, net	1,610	70			1,680
Outside data processing	1,249	97			1,346
Professional fees	336	36			372
Taxes, other than payroll, property and income	240	18			258
Writedowns, expenses, sales of OREO, net	(886)	17			(869)
Amortization of intangibles	195	-	54	hh	249
Other expenses	1,467	228			1,695
	8,989	997	54		10,040

Income before income taxes	6,597	533	(49)		7,081
Income tax expense (benefit)	1,464	144	(10)	jj	1,598
Net income	$5,133	$389	$(39)		5,483

Net Income Per Common Share
Basic	$0.38	$0.38			$0.38
Diluted	0.38	0.38			0.38
Weighted Average Shares Outstanding
Basic	13,346	1,031	138	kk	14,515
Diluted	13,424	1,034	139	kk	14,597

** Premier’s Weighted Average Shares Outstanding has been adjusted to reflect a 5 for 4 stock split issued to shareholders on June 8, 2018 to shareholders of record on June 4, 2018

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2017
(In thousands, except per share data)

	Premier	First Bank	Pro Forma Adjustments		Pro Forma Combined Company
Interest Income
Loans, including fees	$55,425	$6,820	$476	aa	$62,721
Investment securities	5,889	785			6,674
Federal funds sold and other	676	23	(140)	bb,cc	559
Total interest income	61,990	7,628	304		69,954

Interest Expense
Deposits	3,885	1,130	134	dd	5,119
Repurchase agreements and other	33	-			33
FHLB advances and other borrowings	319	233	72	ee	624
Subordinated debt	295	-			295
Total interest expense	4,502	1,363	206		6,071

Net interest income	57,488	6,265	130		63,883
Provision for loan losses	2,499	1,185			3,684
Net interest income after provision for loan losses	54,989	5,080	130		60,199

Non-interest Income
Service charges on deposit accounts	4,357	123			4,480
Electronic banking income	3,260	80			3,340
Secondary market mortgage income	201	-			201
Securities losses	-	(28)			(28)
Other	837	219	(219)	ff,gg	837
	8,655	394	(219)		8,830

Non-interest Expenses
Salaries and employee benefits	19,355	2,001			21,356
Occupancy and equipment, net	5,999	504	(257)	ff	6,246
Outside data processing	5,173	319			5,492
Professional fees	975	165			1,140
Taxes, other than payroll, property and income	780	73			853
Writedowns, expenses, sales of OREO, net	1,601	34	38	gg	1,673
Amortization of intangibles	974	-	215	hh	1,189
Other expenses	5,361	844			6,205
	40,218	3,940	(4)		44,154

Income before income taxes	23,426	1,534	(86)		24,874
Income tax expense (benefit)	8,607	429	(30)	jj	9,006
Net income (loss)	$14,819	$1,105	$(56)		15,868

Net Income Per Common Share
Basic	$1.11	$1.07			$1.10
Diluted	1.10	1.07			1.09
Weighted Average Shares Outstanding
Basic	13,323	1,030	138	kk	14,491
Diluted	13,420	1,031	138	kk	14,589

** Premier’s Weighted Average Shares Outstanding has been adjusted to reflect a 5 for 4 stock split issued to shareholders on June 8, 2018 to shareholders of record on June 4, 2018

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets and Statements of Income
(In thousands, except per share data)

The unaudited pro forma condensed combined balance sheet of Premier and First Bank at March 31, 2018 has been prepared as if the Merger had been consummated on that date.  The unaudited pro forma condensed combined statements of income for the three months ended    March 31, 2018 and the year ended December 31, 2017 were prepared as if the Merger had been consummated at the beginning of the period presented.  The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Premier and First Bank and give effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.  Fair value adjustments are estimates that are subject to change based upon circumstances at the closing date to the acquisition.  Certain reclassifications have been made to First Bank’s financial information in order to conform to the presentation of Premier’s financial information.

a.	Eliminate First Bank’s $1,813 allowance for loan losses to the loan portfolio to record loans acquired at fair value.

b.
Apply $4,757 discount on loan portfolio to record loans at their estimated fair value.  The fair value of the loan portfolio will be reassessed as of the closing date of the acquisition and is subject to change.

c.	Record certain equity securities that do not have readily determined market value to estimated fair value.

d.	Adjust premises to fair value.

e.	Record estimated goodwill resulting from acquisition.

f.	Record estimated core deposit intangible asset. The core deposit intangible is being amortized on an accelerated basis over a period of 10 years.

g.	Record net deferred income tax asset, established at a rate of 21% of the other purchase accounting adjustments.

h.
Record fixed rate certificates of deposit at fair value using market interest rates.  The fair value of fixed rate certificates of deposits will be reassessed as of the closing date of the acquisition and is subject to change.

j.
Adjust long-term FHLB advances to fair value using market interest rates.  The fair value of long-term FHLB advances will be reassessed as of the closing date of the acquisition and is subject to change.

k.	Liquidity and overnight borrowings used to fund $5.00 per share Special Dividend.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets and Statements of Income (continued)

m.	Adjust cost basis of securities available-for-sale to fair value.

n.	Reclass remaining First Bank retained earnings to additional paid in capital.

p.	Premier funds used to pay Cash Merger Consideration of $5.00 per First Bank share.

q.	Goodwill resulting from excess of purchase price over estimated fair value of net assets acquired.

r.
Adjust consolidated equity to reflect the purchase of First Bank.  Premier will issue approximately 1.134 shares of its common stock for each of the 1,032,379 shares of First Bank common stock, or a total of approximately 1,170,739 shares, assuming a weighted average closing price of $19.40 for Premier common stock.  At the date of acquisition, the value assigned to the shares used to acquire First Bank would total approximately $22,712.

s.	Premier liquidity used to satisfy First Bank overnight borrowing from Note k above.

aa.	Estimated accretion of fair value adjustment on loans assuming level yield method over an estimated 10 year average life.

bb.
Interest income reduced by $20 for the three months ended March 31, 2018 and $54 for the year ended December 31, 2017 resulting from $5,162 reduction in funds from payment of Special Dividend using First Bank’s average yield on liquid investments of 1.56% per annum during the first quarter of 2018 and 1.05% for the year ended December 31, 2017.

cc.
Interest income reduced by $25 for the three months ended March 31, 2018 and $86 for the year ended December 31, 2017 resulting from $5,162 reduction in funds from Premier’s payment of Cash Merger Consideration of $5.00 per share using Premier’s average yield on liquid investments of 1.93% per annum during the first quarter of 2018 and 1.66% for the year ended December 31, 2017.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets and Statements of Income (continued)

dd.
Interest expense on deposits increased from amortization of fair value adjustment on fixed rate certificates of deposit (see note h above).  Amortization is based upon the maturity pattern of the acquired certificates of deposit which is irregular.  The following table estimates the projected amortization by period.

	Certificates of Deposit
	Over $250,000	$250,000 and under	Total
0 to 3 months	$3	$41	$44
4 to 12 months	7	83	90
13 to 24 months	3	42	45
25 to 36 months	3	15	18
37 to 48 months	2	7	9
Over 48 months	-	4	4
Total	$18	$192	$210

ee.
Amortization of fair value adjustment on fixed rate long-term FHLB borrowings (see note j above).  Amortization is estimated using the straight-line method over the remaining period to maturity of each borrowing.  Maturity periods range from 1 to 29 months.

ff.	Reclassification of First Bank rental income ($264) and loss on sale of equipment ($7) to conform to Premier’s annual financial statement presentation.

gg.	Reclassification of First Bank loss on sale of other real estate owned ($44) and income from other real estate owned ($6) to conform to Premier’s annual financial statement presentation.

hh.	Amortization of core deposit intangible asset (see note f above). The core deposit intangible is being amortized on an accelerated basis over a period of 10 years.

jj.	Income tax expense at the assumed rate of 21% for the three months ended March 31, 2018 and 35% for the year ended December 31, 2017.

kk.
To adjust weighted average shares outstanding to reflect the 1,170,739 estimated shares of Premier common stock to be issued to the stockholders of First Bank assuming a weighted average stock price of $19.40.

Unaudited Comparative Historical and Pro Forma Per Share Data

The table below summarizes selected per share information about Premier and First Bank.  The per share information is presented both historically and on a pro forma basis to reflect the Merger.

The data in the tables should be read together with the financial information and the financial statements of Premier and First Bank included in this proxy statement-prospectus.  The pro forma per share common stock data is presented as an illustration only. The data does not necessarily indicate the combined position per share or combined results of operations per share that would have been reported if the Merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.  No pro forma adjustments have been included herein which reflect the potential effects of cost savings or synergies, which may be obtained by integrating the operations of First Bank and Premier.

The data in the tables assumes that at the time of closing there are 1,032,379 shares of First Bank common stock outstanding.

At and for the three months ended March 31, 2018
	Premier Historical		First Bank Historical	Unaudited Combined Pro Forma Amounts for Premier and First Bank	Unaudited Pro Forma Equivalent First Bank **
Shares (thousands) outstanding at March 31, 2018	13,347	*	1,032	14,511	1,165
Book value per share at March 31, 2018	$13.78	*	$21.23	$14.24	$16.06
Cash dividends paid per common share for the three months ended March 31, 2018	$0.12	*	$0.20	$0.12	$0.14
Basic earnings per share for the three months ended March 31, 2018	$0.38	*	$0.38	$0.38	$0.43
Diluted earnings per share for the three months ended March 31, 2018	$0.38	*	$0.38	$0.38	$0.42

*Adjusted for 5 for 4 stock split issued on June 8, 2018 to Premier shareholders of record on June 4, 2018.
**Based upon Premier $19.51 weighted average daily closing trade price of Premier common stock during the 20 consecutive trading days ending on July 23, 2018.

At and for year ended December 31, 2017
	Premier Historical		First Bank Historical	Unaudited Combined Pro Forma Amounts for Premier and First Bank **	Unaudited Pro Forma Equivalent First Bank **
Shares (thousands) outstanding at December 31, 2017	13,346	*	1,030	14,508	1,162
Book value per share at December 31, 2017	$13.74	*	$21.56	$14.20	$16.02
Cash dividends paid per common share for the year ended December 31, 2017	$0.48	*	$0.80	$0.48	$0.54
Basic earnings per share for the year ended December 31, 2017	$1.11	*	$1.07	$1.10	$1.24
Diluted earnings per share for the year ended December 31, 2017	$1.10	*	$1.07	$1.09	$1.23

*Adjusted for 5 for 4 stock split issued on June 8, 2018 to Premier shareholders of record on June 4, 2018.
**Based upon Premier $19.51 weighted average daily closing trade price of Premier common stock during the 20 consecutive trading days ending on July 23, 2018.

THE PREMIER SPECIAL MEETING

Date, Time and Place

The special meeting of Premier shareholders will be held at the Pullman Plaza Hotel, 1001 Third Avenue, Huntington, West Virginia 25701, on Wednesday, September 5, 2018 at 10:00 a.m., local time.

Purpose of the Premier Special Meeting

At the Premier special meeting, Premier shareholders will be asked:
•	to vote on a proposal to approve the issuance of Premier common stock in connection with the Merger;
•	to vote on a proposal to amend the Premier articles of incorporation to increase the authorized number of shares of Premier common stock from 20,000,000 to 30,000,000;
•
to vote upon an adjournment of the Premier special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposal to issue Premier common stock in connection with the Merger; and

•	to transact any other business that may properly be brought before the Premier special meeting or any adjournments or postponements thereof.

Recommendation of the Board of Directors of Premier

The Premier board of directors unanimously, with Messrs. Reynolds, Walker, Adkins, Cline and Wright abstaining, has determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the stock issuance, are advisable and in the best interests of Premier and its shareholders and has unanimously, Messrs. Reynolds, Walker, Adkins, Cline and Wright abstaining, approved the Merger Agreement and recommends that Premier shareholders vote “FOR” the proposal to issue shares of Premier common stock in the Merger and “FOR” the proposal to adjourn the Premier special meeting, if necessary.

The Premier board of directors unanimously recommends that the Premier shareholders vote “FOR” the proposal to amend Premier’s articles of incorporation.

Premier Record Date; Stock Entitled to Vote

Only holders of record of shares of Premier common stock at the close of business on July 23, 2018, the record date for the Premier special meeting, will be entitled to notice of, and to vote at, the Premier special meeting or any adjournments or postponements thereof.

On the record date, there were outstanding a total of 13,368,975 shares of Premier common stock entitled to vote at the Premier special meeting.

The following Premier executive officers and directors have substantial financial interests in First Bank:

•
Marshall T. Reynolds, Chairman of the Board of Directors of Premier and beneficial owner of 1,057,978 shares of Premier common stock, constituting 7.9% of outstanding shares of Premier common stock, is the beneficial owner of 89,817 shares of First Bank common stock, constituting approximately 8.7% of the outstanding First Bank shares as of July 23, 2018.  He also serves as a consultant to First Bank.

•
Certain Premier directors beneficially own shares of First Bank common stock, each individually less than 1% of outstanding First Bank common stock, and in the aggregate, approximately 1.58% of First Bank outstanding common stock as follows:

Toney K. Adkins	5,277 shares
Philip E. Cline	7,555 shares
Robert W. Walker	2,875 shares
Thomas W. Wright	550 shares

Premier shares are traded on the Nasdaq Global Market.  Nasdaq rules require Premier shareholders to approve the issuance of Premier shares in connection with the acquisition of First Bank if (1) any director, officer or substantial shareholder of Premier has a 5% or greater interest, or Premier directors collectively have a 10% or greater interest, in First Bank or the consideration to be paid in the Merger; and (2) the issuance of common stock could result in an increase in outstanding shares of Premier common stock of 5% or more.  The Nasdaq rules accordingly require approval of the issuance of Premier shares in the Merger by Premier shareholders.

          The Kentucky Business Corporation Act governing conflicts of interest (a transaction in which a director of the corporation has an interest in the transaction) provides that such a transaction is not voidable by the corporation if any one of the following apply:

(a)	The material facts of the transaction and the director’s interest were disclosed to the board of directors and the board of directors approved the transaction; or

(b)	The material facts of the transaction and the director’s interest were disclosed to the shareholders and the shareholders approved the transaction; or

(c)	The transaction was fair to the corporation.

Marshall T. Reynolds’, Robert W. Walker’s, Toney K. Adkins’, Philip E. Cline’s and Thomas W. Wright’s beneficial ownership of First Bank common stock, and Marshall T. Reynolds’ position as a consultant to First Bank were disclosed to the Premier board, which approved the transaction by unanimous vote of the disinterested directors.  Baxter Fentriss and Company, financial advisor to Premier, has determined that the Merger is fair to Premier.  However, Premier’s board of directors determined that Premier’s shareholders should be apprised of the interests of Messrs. Reynolds, Walker, Adkins, Cline and Wright in connection with the proposal to issue Premier shares in the Merger and be afforded the opportunity to vote on the matter without including Messrs. Reynolds’, Walker’s, Adkins’, Cline’s and Wright’s shares in the vote.

Accordingly, the aggregate 1,337,851 Premier shares beneficially owned by Messrs. Reynolds, Walker, Adkins, Cline and Wright will not be voted for the proposal to approve the issuance of Premier common stock in connection with the Merger, nor will they be counted in determining a quorum on that proposal.  They will be voted, and will be counted in constituting a quorum on the proposals to amend the Premier articles of incorporation to increase authorized common shares and any adjournment of the Premier special meeting.

Premier shareholders may exercise their votes by voting in person or by a properly executed and delivered proxy with respect to the Premier special meeting.

On the record date, approximately 278,271 shares, or 2.1% of the outstanding shares of Premier common stock were held by Premier directors and executive officers other than Messrs. Reynolds, Walker, Adkins, Cline and Wright and their affiliates. Premier currently expects that Premier’s directors and executive officers will vote their shares in favor of the issuance of Premier common stock in connection with the Merger (except for the shares beneficially owned by Messrs. Reynolds, Walker, Adkins, Cline and Wright) and in favor of the Premier articles of incorporation amendment proposal, although none of them has entered into any agreements obligating them to do so.

Quorum

The presence of a majority of the outstanding shares of Premier common stock, by person or by proxy is necessary to constitute a quorum for the transaction of business at the special meeting. All shares of Premier common stock represented at the Premier special meeting will be treated as present for purposes of determining the presence or absence of a quorum for all matters to be considered at the Premier special meeting, except that, for purposes of determining a quorum on the proposal to issue Premier shares in the Merger, shares held by Messrs. Reynolds, Walker, Adkins, Cline and Wright are not counted in determining a quorum, as they are not counted in determining the vote on that proposal.  Such shares can be voted and therefore are counted in determining a quorum on the proposed amendment to Premier’s articles of incorporation.

Required Vote

The proposals require different percentages of votes in order to approve them:

•
The issuance of Premier common stock to First Bank shareholders requires approval by the affirmative vote of a majority of the outstanding shares of Premier (excluding the shares held by Marshall T. Reynolds, Robert W. Walker, Toney K. Adkins, Philip E. Cline and Thomas W. Wright).

•	The Premier articles of incorporation amendment proposal requires approval by the affirmative vote of a majority of shares voting at the special meeting.
•
Approval of any proposal to adjourn the Premier special meeting, if necessary, for the purpose of soliciting additional proxies requires that the affirmative vote of holders of a majority of the shares voting at the Premier special meeting.

Voting of Proxies

A proxy card is enclosed for your use. Premier requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Premier common stock represented by it will be voted at the Premier special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the shares of Premier common stock represented are to be voted with regard to a particular proposal, the Premier common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Premier proxy card other than the matters set forth in Premier’s Notice of Special Meeting of Shareholders. In accordance with Kentucky law, business transacted at the Premier special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Premier special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Premier special meeting in person.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide that record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Premier or by voting in person at your shareholder meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Premier common stock on behalf of their customers may not give a proxy to Premier to vote those shares without specific instructions from their customers.

If you are a Premier shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares.

Your vote is important.  Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Premier special meeting in person.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Premier special meeting. You can revoke your proxy in one of three ways:
•	you can send a signed notice of revocation;
•	you can grant a new, valid proxy bearing a later date; or
•
if you are a holder of record, you can attend the Premier special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Premier’s Secretary at 2883 Fifth Avenue, Huntington, West Virginia 25701, no later than the beginning of the Premier special meeting.

Solicitation of Proxies

In accordance with the Merger Agreement, the cost of proxy solicitation for the Premier special meeting will be borne by Premier. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Premier, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Premier will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Premier has engaged Georgeson LLC to assist in the solicitation of proxies for a fee of $8,500 plus incremental activity fees and reimbursement of reasonable out of pocket expenses.

THE FIRST BANK SPECIAL MEETING
General
This section contains information about the First Bank special shareholder meeting that has been called to vote upon the matters described below.
We are mailing this joint proxy statement/prospectus to you, as a First Bank shareholder, on or about August 3, 2018. Together with this joint proxy statement/prospectus, we also are sending to you a notice of the special meeting and a form of proxy that the First Bank board is soliciting for use at the special meeting. The special meeting will be held on Wednesday, September 5, 2018, at 10:00 a.m., local time.
Matters to Be Considered
At the special meeting, you will be asked:
•	to approve the Merger Agreement and the transactions contemplated thereby;
•
to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You may attend the special meeting even if you have previously delivered a proxy to us. You may revoke your proxy at any time before the vote is taken at the special meeting by submitting to the First Bank corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

First Bank of Charleston, Inc.
Attn:  Corporate Secretary
201 Pennsylvania Avenue
Charleston, West Virginia 25302
All shares represented by valid proxies that First Bank receives through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide that record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to First Bank or by voting in person at your shareholder meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of First Bank common stock on behalf of their customers may not give a proxy to First Bank to vote those shares without specific instructions from their customers.

If you are a First Bank shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares.
Your vote is important.  Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the First Bank special meeting in person.

Solicitation of Proxies
First Bank will bear the entire cost of soliciting proxies from you, except that Premier has agreed to pay the cost of the preparation and filing of this joint proxy statement/prospectus and other fees relating to the Merger paid to the Securities and Exchange Commission. In addition to solicitation of proxies by mail, First Bank will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. First Bank will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, First Bank also may use several of its regular employees, who will not be specially compensated, to solicit proxies from First Bank's shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights
In accordance with West Virginia law, First Bank’s articles of incorporation and bylaws, First Bank has fixed July 23, 2018 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of First Bank common stock at the close of business on the record date. At that time, 1,032,379 shares of First Bank common stock were outstanding, held by approximately 340 holders of record. To have a quorum that permits First Bank to conduct business at the special meeting, First Bank requires the presence, whether in person or through the prior submission of a proxy, of the holders of First Bank common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of First Bank common stock you held as of the close of business on the record date.

Holders of shares of First Bank common stock present in person at the special meeting but not voting, and shares of First Bank common stock for which First Bank has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether First Bank has a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.

Vote Required

The approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote by a majority of shares voting at the special meeting at which a quorum is present.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

Because approval of the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn require the affirmative vote of a majority of the outstanding shares of First Bank common stock voting at the special meeting, the First Bank board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date, directors and executive officers of First Bank and their affiliates, beneficially owned approximately 409,658 shares of First Bank common stock, entitling them to exercise approximately 39.68% of the voting power of the First Bank common stock entitled to vote at the special meeting. Each director and executive officer of First Bank has indicated that they will vote each share of First Bank common stock that they own “FOR” approval and adoption of the Merger Agreement and the transactions contemplated thereby.

Recommendation of the First Bank Board of Directors

The First Bank board of directors has approved the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn.  The First Bank board believes that the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn are fair to, and are in the best interests of, First Bank and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn.

OWNERSHIP OF FIRST BANK COMMON STOCK

The following table provides certain information as of the record date, July 23, 2018 with respect to persons known to First Bank to be the beneficial owners of more than 5% of First Bank’s outstanding common stock. For purposes of the table below, a person is deemed to be the beneficial owner of any shares of common stock over which the person has or shares, directly or indirectly, voting or investment power or of which person has the right to acquire beneficial ownership at any time within 60 days after July 23, 2018.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Marshall T. Reynolds PO Box 4040 Huntington, WV 25729	89,817(1)	8.70%
Nester S. Logan 117 Woodland Dr. Huntington, WV 25705	63,560	6.16%
Samuel Kapourales 215 Logan St. Suite 10 Williamson, WV 25661	81,378	7.88%
Douglas V. Reynolds 219 Briarcliff Dr. Huntington, WV 25704	106,703(2)	10.33%
(1)          Marshall T. Reynolds holdings are comprised of 62,718 shares directly owned; 6,482 owned by spouse; 20,617 owned by controlled corporations.
(2)          Douglas V. Reynolds holdings are comprised of 62 shares directly owned; 15,824 are held in the name of minor children; 41,885 are held in an Irrevocable Trust controlled by Douglas V. Reynolds; 48,932 are owned by controlled LLC or LP.

The following table provides information about the shares of First Bank common stock beneficially owned by each director and executive officer, and by all directors and executive officers of First Bank as a group as of July 23, 2018.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of All Common Stock Outstanding

Nester S. Logan 117 Woodland Dr. Huntington, WV 25705	63,560	6.16%
Samuel Kaporuales 215 Logan St. Suite 10 Williamson, WV 25661	81,378	7.88%
Douglas V. Reynolds 219 Briarcliff Dr. Huntington, WV 25704	106,703(1)	10.33%
Tommy D. Clay P.O. Box 396 Belle, WV 25015	23,162(2)	2.24%
Oshel Craigo 87 Cash Lane Winfield, WV 25213	23,697(3)	2.30%
Timothy J. Dagostine 116 Centre Court Rd. Charleston, WV 25314	19,165	1.86%
Percy Osborne 6109 Leesburg Ln. Raleigh, NC 27617	12,625	1.22%
Wyatt Scaggs P.O. Box 300 Logan, WV 25301	42,607	4.13%
Daniel Wood 35 Quarry Ridge Charleston, WV 25304	27,500	2.66%
John W. Williams 84 Hunting Hills Dr. Charleston, WV 25311	982(4)	*
Larry Stark 1507 Virginia St. E. Apt A Charleston, WV 25311	25	*

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of All Common Stock Outstanding

Anthony Marks 2005 Northwood Rd. Charleston, WV 25314	7,454(5)	*
Joslyn Truett 5219 Brackenrich Dr. Cross Lanes, WV 25313	800	*
All directors and executive officers as a group (13 persons)	409,658	39.68%
* Less than 1%
(1)          Douglas V. Reynolds holdings are comprised of 62 shares directly owned; 15,824 are held in the name of minor children; 41,885 are held in an Irrevocable Trust controlled by Douglas V. Reynolds; 48,932 are owned by controlled LLC or LP.
(2)          Tommy Clay holdings are comprised of 20,840 shares directly owned; 2,322 are owned by controlled corporation.
(3)          Oshel Craigo’s holdings are comprised of 12,000 shares directly owned; 11,697 shares are owned by spouse.
(4)          John W. Williams holdings are comprised of 327 shares directly owned; 655 are owned by controlled corporation.
(5)          Anthony Marks holdings are comprised of 6,800 shares directly owned; 654 shares held in a Trust controlled by Anthony Marks for benefit of children.

PREMIER PROPOSAL 1 AND FIRST BANK PROPOSAL 1: THE ISSUANCE OF PREMIER SHARES AND THE MERGER

This summary of the material terms and provisions of the Merger Agreement is qualified in its entirety by reference to such document. The Merger Agreement is attached as Annex I to this joint proxy statement/prospectus. Premier and First Bank incorporate this Annex I into this summary by reference.
Effects of the Merger
Subject to satisfaction or waiver of all conditions in the Merger Agreement, First Bank will merge with, into and under the charter of Premier Bank, Inc., a wholly owned subsidiary of Premier.  The separate existence of First Bank will cease and Premier Bank, Inc. will survive.

Merger Consideration

The Merger Agreement provides that each share of First Bank common stock outstanding shall be converted into the right to receive:

(a)          $5.00 cash, without interest, per share, paid by or on behalf of Premier (the "Cash Merger Consideration"); and

(b)          approximately $22.00 per share of fully paid and non-assessable shares of Premier common stock (the "Stock Merger Consideration") (determined by dividing (n) $22.00 by (d) The weighted average of the daily closing trade prices of Premier common stock on the Nasdaq Global Market System during the twenty (20) consecutive Nasdaq Global Market System trading days ending on the trading day before the Effective Time of the Merger, rounded to the nearest whole cent ("Premier's Trading Price") rounded to the nearest thousandth, which shall be hereinafter referred to as the "Exchange Ratio"); provided, however, that the Exchange Ratio shall not be greater than 1.544, unless increased pursuant to (d) below;

(c)          the Merger Agreement further provides that First Bank shall seek regulatory approval to pay a special dividend immediately prior to the Effective Time of the Merger, not to exceed $5.00 per share of First Bank common stock, (the "Special Dividend"); provided further that:

(d)          in the event that the sum of the Special Dividend, the Cash Merger Consideration, and the Stock Merger Consideration based on Premier's Trading Price, would be less than $32.00 per share of First Bank common stock, then the Merger Agreement may be terminated by First Bank, on written notice to Premier; provided that Premier may, at its sole option and discretion, (i) increase the Stock Merger Consideration by increasing the Exchange Ratio; (ii) increase the Cash Merger Consideration; or (iii) any combination thereof, such that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share (based upon Premier's Trading Price), whereupon no termination shall have occurred; provided, that in no event, shall the Cash Merger Consideration exceed an amount which would cause the amount of the Special Dividend and Cash Merger Consideration, when combined, to exceed forty five percent (45%) of the total Merger Consideration or otherwise adversely affect the tax treatment of the transactions.

The amount and nature of the Merger Consideration was established through arm’s-length negotiations between Premier and First Bank and reflects the balancing of a number of countervailing factors. The total amount of the Merger Consideration reflects a price both parties concluded was appropriate. See “Background of the Merger”, and “Board Recommendations and Reasons for the Merger” beginning on page 54 and “Premier Reasons for the Merger” beginning on page 71. The parties have structured the Merger, in part, to have the favorable tax attributes of a “reorganization” for federal income tax purposes. See “Certain Federal Income Tax Consequences of the Merger” beginning on page 89.   The Merger Agreement may be terminated by either Premier or First Bank upon the occurrence of certain circumstances.  See “Termination of the Merger Agreement” beginning on page 82.
Premier and First Bank cannot assure you that the current fair market value of Premier or First Bank common stock will be equivalent to the fair market value of Premier or First Bank common stock on the effective date of the Merger.
No Fractional Shares
Each holder of shares of common stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Premier common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of such fractional part of a share of Premier common stock multiplied by Premier’s Trading Price.
Dissenters’ Appraisal Rights

The following summary does not purport to be a complete statement of the procedures to be followed by First Bank shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of West Virginia Code Sections 31D-13-1301 et seq., the full texts of which are attached as Annex II to this Proxy Statement.

     Appraisal Rights

Under the West Virginia Business Corporation Act, First Bank shareholders may object to the Merger and demand in writing to be paid the fair value of their shares.  Shareholders who elect to exercise appraisal rights must comply with all of the procedures of the West Virginia Business Corporation Act to preserve those rights.  A copy of the provision of the West Virginia Business Corporation Act concerning the “Appraisal Rights” is attached as Annex II to this Proxy Statement.

Section 31D-13-1321 sets forth the initial procedures to be followed by a shareholder electing to demand appraisal of his or her shares.  These must be followed strictly.  Failure to comply with these procedures may cause you to lose your appraisal rights.  The following information is only a brief summary of the required procedures under West Virginia law and is qualified in its entirety by the provisions of the West Virginia Business Corporation Act.

General Requirements

If you want to object to the Merger and be paid the fair value of your shares in cash, §31D-13-1321 requires you to take the following actions:
•
You must deliver a written demand for appraisal to First Bank before the vote is taken on the Merger Agreement at First Bank’s special meeting.  This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement.  Merely voting against, abstaining from voting or failing to vote in favor of adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of §31D-13-1321.  See “Requirements for Written Demand for Appraisal” below for more details on making a demand for appraisal.

•
You must not vote in favor of approval and adoption of the Merger Agreement.  A failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement will constitute a waiver of your right of appraisal.  Accordingly, if you want to maintain your appraisal rights you must either check the “Against” box or the “Abstain” box on the proxy card or refrain from executing and returning the enclosed proxy card.

•
You must continuously hold your shares of First Bank stock from the date you make the demand for appraisal through the effective date of the Merger.  A shareholder who is the record holder of shares of First Bank common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to completion of the Merger, will lose any right to appraisal in respect of those shares.

Requirements for Written Demand for Appraisal

Voting against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will not constitute a written demand for appraisal within the meaning of §31D-13-1321.  The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

First Bank shareholders who wish to exercise their appraisal rights should address written demands to:

Larry A. Stark
President and Chief Executive Officer
First Bank of Charleston, Inc.
201 Pennsylvania Avenue
Charleston, West Virginia 25302

First Bank must receive all written demands for appraisal before the vote concerning the Merger Agreement is taken.

Written Notice from First Bank After the Effective Date

Within ten days after the effective date of the Merger, First Bank must give written notice that the Merger has become effective to each First Bank shareholder who has properly sent a written demand for appraisal and who did not vote in favor of the Merger.  The written notice and form will (a) specify the date of the first announcement to shareholders of the principal terms of the Merger; and (b) require the shareholder(s) to certify (x) whether or not the beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (y) that the shareholder(s) did not vote for the Merger.  The form will also specify (a) where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited; (b) a date by which First Bank must receive the form; (c) First Bank's estimate of the fair value of the shares; (d) that, if requested in writing, that First Bank will provide within ten (10) days after the date set forth in (b) above the number of shareholders who return the dissenters form by the specified date and the total number of shares owned by them; and (e) the date by which a shareholder may withdraw their request for appraisal rights.

ANY SHAREHOLDER FAILING TO MAKE DEMAND AS OUTLINED ABOVE AND IN ANNEX II SHALL BE BOUND BY THE MERGER PLAN IN ACCORDANCE WITH ITS TERMS.

Background of the Merger

          Management and the board of directors of First Bank have, from time to time, considered a number of alternatives with respect to First Bank’s business prospects, as well as alternatives to increase shareholder value.  The strategic alternatives considered included mergers, acquisitions, sales, and equity issuances.  The board of directors has considered whether First Bank should remain independent, acquire other banks and/or financial institutions or combine with either larger-sized or equal sized banks and/or other financial institutions.  Management and the board of directors have routinely reviewed banking industry trends and conditions, the merger and acquisition environment for banks and/or other financial institutions nationally and in First Bank’s market area, First Bank’s competitive position in relation to other banks and/or financial institutions within First Bank’s market area, and First Bank’s current financial condition and future financial prospects.

          In the fall of 2016 and the late winter of 2017, the board of directors of First Bank considered two separate informal proposals to acquire First Bank.  For a variety of reasons, the board of directors of First Bank declined to pursue either of those proposals.  It should be noted that the market equivalent value which the shareholders of First Bank would have received under both of those informal proposals was less than the market equivalent value the shareholders of First Bank will receive from Premier.

          In the spring of 2017, the board of directors of First Bank had preliminary discussions with Premier regarding the possible acquisition of First Bank by Premier.  Those discussions ultimately led to a certain non-binding letter of interest, dated June 5, 2017, between Premier and First Bank.  Said non-binding letter of interest contemplated that the shareholders of First Bank would receive $30.00 per share in cash and Premier stock.  As a result of said non-binding letter of interest, Premier began conducting certain due diligence with regard to First Bank.  However, before said due diligence could be completed, Premier was presented with another acquisition opportunity which effectively required Premier to discontinue its due diligence and, at that time, not move forward with its proposed acquisition of First Bank.

          Thereafter, the board of directors of First Bank had discussions with Sandler O’Neill Partners, L.P. (“Sandler O’Neill”), an investment banking firm, with regard to the strategic direction of First Bank, in particular, the possibility of First Bank being acquired by another bank and/or financial institution.  On or about October 26, 2017, Sandler O’Neill made a presentation to the board of directors of First Bank with regard to various strategic possibilities for First Bank.  Specifically, Sandler O’Neill identified several possible suitors for First Bank, including Premier and the two entities which had previously expressed an interest in acquiring First Bank.  In its presentation, Sandler O’Neill indicated to the board of directors of First Bank that a reasonable expectation of the amount per share which a potential acquiror of First Bank may be willing to pay would be a range of prices based upon the specific acquirer and market conditions at the time of proposal.

          In late 2017/early 2018, based, in part, upon information provided to it by Sandler O’Neill, the board of directors of First Bank engaged in further discussions with Premier about the possibility of Premier acquiring First Bank.  These discussions led to a new non-binding letter of interest, dated January 10, 2018, between Premier and First Bank.  This new non-binding letter of interest contemplated the shareholders of First Bank receiving Premier stock, cash from Premier and a special dividend from First Bank, totaling approximately $32.00 per share.

          In early February of 2018, First Bank received from Premier an initial draft of the Merger Agreement.  On March 19, 2018, the board of directors of First Bank met to consider the initial draft of the Merger Agreement and to select an investment advisory firm to provide it with a fairness opinion relative to the amount to be paid to the shareholders of First Bank by Premier.  At this March 19, 2018 meeting, the board of directors of First Bank selected FIG Partners, LLC (“FIG Partners”) from among six investment advisory firms, including Sandler O’Neill, to provide it with a fairness opinion.  For a variety of reasons, including the fact that Sandler O’Neill had already provided the board of directors of First Bank with a price per share range which it believed would be reasonable for the shareholders of First Bank to receive, First Bank chose to select FIG Partners over Sandler O’Neill so First Bank would receive a new and independent analysis of the value of First Bank stock.  Also, at its March 19, 2018 meeting, the board of directors of First Bank conditionally approved the Merger Agreement, subject to receiving a satisfactory fairness opinion from FIG Partners and subject to further review of the initial draft of the Merger Agreement by First Bank’s legal counsel.

          At its April 11, 2018 meeting, the board of directors of First Bank received a draft of FIG Partners’ fairness opinion and received First Bank’s legal counsel’s opinion with regard to the draft Merger Agreement.  As a result thereof, the board of directors of First Bank authorized the execution of the Merger Agreement and the same was executed by First Bank on April 18, 2018.

          In both its March 19, 2018 meeting and its April 11, 2018 meeting, the board of directors of First Bank effectively reviewed and discussed the facts as described in this joint proxy statement/prospectus under the caption:  “Board Recommendations and Reasons for the Merger.”  As a result of said review and discussions, the board of directors of First Bank unanimously approved the Merger Agreement with Premier and recommended that the shareholders approve and adopt the Merger Agreement.

Board Recommendations and Reasons for the Merger

The First Bank board of directors believes that the Merger is in the best interest of First Bank and its shareholders. Accordingly, the First Bank board of directors has unanimously approved the Merger and the Merger Agreement and unanimously recommends that First Bank shareholders vote FOR approval of the Merger Agreement.

In reaching its decision to approve the Merger and the Merger Agreement and to recommend its approval to First Bank shareholders, the First Bank board of directors consulted with executive management, Sandler O’Neill Partners, L.P., FIG Partners, LLC, its financial advisor, and Kay, Casto & Chaney, PLLC, its legal counsel.  Also, the First Bank board of directors considered other proposals, other than the Premier proposal, all of which proposals would have paid below $32.00 a share to First Bank shareholders. The First Bank board of directors carefully considered the terms of the Merger Agreement and the value of the Merger Consideration to be received by First Bank shareholders and ultimately determined that it was in the best interest of First Bank and its shareholders for First Bank to enter into the Merger Agreement with Premier. The First Bank board of directors believes that partnering with Premier will maximize the long-term value of shareholders’ investment in First Bank, and that the Merger will provide the combined company with additional resources necessary to compete more effectively in its market area. In addition, the First Bank board of directors believes that the customers and communities served by First Bank will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve the Merger and the Merger Agreement and to recommend that First Bank shareholders vote FOR approval of the Merger Agreement, the First Bank board of directors considered many factors, including, without limitation, the following:
•
The value of the Premier common stock consideration being offered to First Bank shareholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of First Bank and Premier;

•	Comparative pro forma analyses of First Bank, Premier and the combined entity, and the earnings per share, dividends and capital levels of each entity;

•
The fact that the Merger Consideration represented 1.51 times the $21.23 book value per share of First Bank common stock at March 31, 2018 and a 45% premium over the most recent trading price of First Bank common stock;

•	The expected future receipt by First Bank shareholders of dividends after completion of the Merger as Premier shareholders, based on Premier’s current and forecasted dividend yield;
•	Premier’s asset size, capital position and financial performance in recent periods, which make Premier an attractive merger partner and would give the combined company almost $1.7 billion in assets;
•
The feasibility of, and the results that could be expected to be obtained if, First Bank continued to operate independently, including First Bank’s ability to compete with much larger regionally-based banks and the potential need to eventually raise additional capital that could be dilutive to existing First Bank shareholders;

•	The anticipated future earnings growth of First Bank compared to the potential future earnings growth of Premier and the combined entity;
•
The anticipated future trading value of First Bank common stock compared to the value of the common stock consideration offered by Premier and the potential future trading value of Premier common stock;

•
The common stock consideration offered by Premier, including the opportunity for First Bank shareholders to receive shares of Premier common stock on a tax-free basis for their shares of First Bank common stock;

•
The greater market capitalization and trading liquidity of Premier common stock in the event First Bank shareholders desired to sell the shares of Premier common stock to be received by them upon completion of the Merger;

•	Operational, regulatory and compliance benefits than could be realized by First Bank if First Bank continued to operate independently;
•
The presentation of analyses by FIG Partners, LLC, First Bank’s financial advisor, as to the fairness, from a financial point of view, of the Merger Consideration to be paid to First Bank common shareholders. In this regard, the First Bank board of directors received from FIG Partners, LLC a written opinion dated April 18, 2018, that, as of such date, the Merger Consideration to be received pursuant to the Merger Agreement was fair to First Bank shareholders from a financial point of view. The opinion is attached as Annex IV to this document. For a summary of FIG Partners’ presentation, see “Opinion of Financial Advisor” below;

•
The current and prospective environment in which First Bank operates, including regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•
The analyses presented by Kay, Casto & Chaney, PLLC, First Bank’s outside legal counsel, as to the structure of the Merger, the Merger Agreement, duties of the First Bank board of directors under applicable law, and the process that First Bank (including its board of directors) employed in considering all potential strategic transactions including the Merger;

•	The ability to terminate the Merger Agreement if the total of the Merger Consideration and the Special Dividend is less than $32.00, as calculated pursuant to the Merger Agreement;
•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining First Bank with Premier;
•
The additional products offered by Premier to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•	The earnings prospects of the combined company after completion of the Merger;
•	The shared community banking philosophies of First Bank and Premier, and each entity’s commitment to community service and support of community-based, non-profit organizations and causes;
•
The fact that certain members of First Bank management have interests in the Merger that are different from, or in addition to, those of other First Bank shareholders, as more fully discussed under “Interests of Certain Persons in the Merger” on page 78;

•
The reports of First Bank’s management and the financial presentation by FIG Partners to the First Bank board of directors concerning the operations, financial condition and prospects of Premier and the expected financial impact of the Merger on the combined company, including pro forma assets and earnings;

•	The likelihood of successful integration and operation of the combined company;
•	The likelihood of obtaining the regulatory approvals needed to complete the transaction;
•	The potential cost-saving opportunities resulting from the Merger;
•	The effects of the Merger on First Bank employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to First Bank employees; and
•
The review by the First Bank board of directors with its legal and financial advisors of the structure of the Merger and the financial and other terms of the Merger, including the exchange ratio and the Special Dividend, as well as the condition that the Merger must qualify as a transaction that will permit First Bank shareholders to receive Premier shares in exchange for their First Bank shares on a tax-free basis for federal income tax purposes.

The First Bank board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the proposed transaction, including but not limited to, the following:
•	The challenges of integrating First Bank’s businesses, operations and employees with those of Premier;
•	The need to obtain approval by shareholders of First Bank, as well as regulatory approvals in order to complete the transaction;
•	The risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings; and
•
The risks associated with entry into the Merger Agreement and conduct of First Bank’s business before the Merger is completed, and the impact of provisions of the Merger Agreement relating to minimum capital requirements and the potential payment of a termination fee if First Bank receives a superior acquisition offer.

In addition, the First Bank board of directors considered the structural protections included in the Merger Agreement, such as the ability of First Bank to terminate the Merger Agreement if certain events occur, such as:
•	Premier or any of its subsidiary banks suffers a material adverse change in its financial condition after December 31, 2017;
•
Premier materially breaches any of its covenants or agreements under the Merger Agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to Premier; or

•	Any required approval of any government authority is denied by final non-appealable action of such government authority, or the shareholders of First Bank do not approve the Merger.

The First Bank board of directors also noted that it could terminate the Merger Agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by First Bank in compliance with the non-solicitation provisions of the Merger Agreement and that would, if consummated, result in a transaction that is more favorable to First Bank shareholders than the Merger. This termination right is conditioned on First Bank paying a $500,000 break-up fee to Premier. The amount of this potential fee was negotiated at arm’s-length and was deemed by the First Bank board of directors to be reasonable based upon the break-up fees paid in comparable transactions. As of the date of this prospectus and proxy statement, no unsolicited acquisition proposals have been received.

The foregoing discussion of the information and factors considered by the First Bank board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the Merger, the First Bank board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The First Bank board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The First Bank board of directors based its recommendation on the totality of the information presented. The First Bank board of directors evaluated the factors described above, including asking questions of First Bank’s legal and financial advisors.

The First Bank board of directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and the Merger. In considering the recommendation of the First Bank board of directors with respect to the proposal to approve the Merger Agreement and Merger, First Bank shareholders should be aware that First Bank’ directors and executive officers may have interests in the Merger that are different from, or in addition to, those of other First Bank shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement and Merger be adopted by the shareholders of First Bank.  See “Interests of Certain Persons in the Merger” on page 78.

This summary of the reasoning of First Bank’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 26.

Opinion of First Bank Financial Advisor

The Board of Directors of First Bank retained FIG Partners, to act as financial advisor to First Bank’s Board of Directors in connection with First Bank’s consideration of a possible business combination. FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes.  As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies.  First Bank’s Board of Directors selected FIG Partners to act as its financial advisor in connection with the Merger on the basis of the firm’s reputation and expertise in transactions such as the Merger.
FIG Partners acted as financial advisor in connection with the proposed transaction and provided a fairness opinion to the Board of Directors of First Bank at the April 13, 2018 meeting at which First Bank’s Board of Directors considered and discussed the terms of the Merger Agreement and the Merger, and FIG Partners delivered to First Bank’s Board of Directors its oral opinion, which was subsequently confirmed in writing on April 13, 2018, to the effect that, as of such date, the exchange ratio was fair to the holders of First Bank common stock from a financial point of view. The full text of FIG Partners’ opinion is attached as Annex IV to this prospectus and joint proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FIG Partners in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of First Bank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.
FIG Partners’ opinion speaks only as of the date of the opinion. The opinion was directed to First Bank’s Board of Directors in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger consideration to the holders of First Bank common stock. FIG Partners’ opinion does not constitute a recommendation to any shareholder of First Bank as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or any other matter. It does not address the underlying business decision of First Bank to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for First Bank or the effect of any other transaction in which First Bank might engage. FIG Partners did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of First Bank’s officers, directors or employees, or class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder, including the Merger Consideration to be received by First Bank’s common shareholders. FIG Partners’ opinion was approved by FIG Partners’ fairness opinion committee.

In connection with rendering its opinion, FIG Partners, among other things:
(i)	reviewed the Merger Agreement;
(ii)
reviewed certain historical, publicly available business and financial information concerning First Bank and Premier including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation;

(iii)
held discussions with members or representatives of the senior management of First Bank for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;
(v)	analyzed the value of Premier stock to be received as an acquisition currency in relation to its peers and broader market indices; and
(vi)	performed such other analyses and considered such other factors as we have deemed appropriate.
FIG Partners also discussed with certain representatives and members of senior management of First Bank the business, financial condition, results of operations and prospects of First Bank.
In performing its review, FIG Partners relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by First Bank and Premier, or their respective representatives, or that was otherwise reviewed by it, and FIG Partners assumed such accuracy and completeness for purposes of preparing its opinion. FIG Partners further relied on the assurances of the management of First Bank and Premier that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. FIG Partners was not asked to and did not undertake an independent verification of any such information and FIG Partners did not assume any responsibility or liability for the accuracy or completeness thereof. FIG Partners did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Bank or Premier, or any of their respective subsidiaries, nor were they furnished with any such evaluations or appraisals. FIG Partners rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of First Bank or Premier. FIG Partners did not make an independent evaluation of the adequacy of the allowance for loan losses of First Bank, Premier or the combined entity after the Merger and FIG Partners did not review any individual credit files relating to First Bank or Premier. FIG Partners assumed that the respective allowances for loan losses for both First Bank and Premier were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, FIG Partners used guidance provided by representatives and management of First Bank. In addition, FIG Partners used historical performance-driven assumptions for Premier. FIG Partners also used in its pro forma analyses certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, and a core deposit intangible asset, among other assumptions, as provided by representatives of First Bank. With respect to the foregoing information, the respective representatives of senior management of First Bank confirmed to FIG Partners that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of First Bank and Premier, respectively, and FIG Partners assumed that such performance would be achieved. FIG Partners expressed no opinion as to such information or the assumptions on which such information was based. FIG Partners assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of First Bank or Premier since the date of the most recent financial data made available to FIG Partners. FIG Partners also assumed in all respects material to its analysis that First Bank and Premier would remain as going concerns for all periods relevant to its analyses.
FIG Partners also assumed that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements were not and would not be waived; (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on First Bank, Premier or the Merger or any related transaction; (iii) the Merger would be consummated without First Bank’s rights under the Merger Agreement having been triggered; and (iv) the Merger and any related transaction would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with First Bank’s consent, FIG Partners relied upon the advice that First Bank received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.
FIG Partners’ analyses and the views expressed in its opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to FIG Partners as of the date of its opinion. Events occurring after that date could materially affect FIG Partners’ views and FIG Partners did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.
In rendering its opinion, FIG Partners performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying FIG Partners’ opinion or the presentation made by FIG Partners to First Bank’s Board of Directors, but is a summary of all material analyses performed and presented by FIG Partners. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. FIG Partners believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in FIG Partners’ comparative analyses described below is identical to First Bank or Premier and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Bank and Premier and the companies to which they are being compared. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis or factor that it considered. Rather, FIG Partners made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, FIG Partners made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, FIG Partners also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Bank, Premier and FIG Partners. The analyses performed by FIG Partners are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. FIG Partners prepared its analyses solely for purposes of rendering its opinion and provided such analyses to First Bank’s board of directors at its April 13, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, FIG Partners’ analyses do not necessarily reflect the value of First Bank common stock or the prices at which First Bank common stock or Premier common stock may be sold at any time. The analyses of FIG Partners and its opinion were among a number of factors taken into consideration by First Bank’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of First Bank’s board of directors or management with respect to the fairness of the Merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. FIG Partners reviewed the financial terms of the proposed transaction. Using First Bank’s 1,030,379 shares of common stock outstanding, FIG Partners calculated an aggregate implied transaction value of approximately $27.8 million, or a transaction price per share of $27.00. Based upon financial information for First Bank as or for the last twelve months (“LTM”) ended December 31, 2017, unless otherwise noted, FIG Partners calculated the following implied transaction metrics:

Transaction Price / LTM Net Income[1]:	25.2	x
Transaction Price / Dividend-Adjusted Tangible Book Value[2]:	163.1%
Tangible Book Premium/Core Deposits[3,4]:	11.2%
Transaction Price / Total Assets[5]:	15.1%

1)	Based on last twelve months earnings of $1.106 million
2)	TBV adjusted for $5/share special dividend to a value of $17.057 million
3)	Based on special dividend-adjusted TBV per share and core deposits of $97.701 million
4)	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits); Core deposits defined as total deposits less jumbo time deposits
5)	Based on total assets, adjusted for special dividend, of $184.009 million

Comparable Company Analysis – Buyer Standalone. FIG Partners used publicly available information to perform a peer comparison analysis for Premier on a standalone basis and a group of financial institutions as selected by FIG Partners for the Premier Standalone Peer Group. The Premier Standalone Peer Group consisted of selected holding companies, banks and thrifts whose securities are traded on the NYSE or NASDAQ, headquartered in the Mid-Atlantic region (Delaware, District of Columbia, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia) with total assets $1.25 billion to $1.75 billion. The Premier Standalone Peer Group consisted of the following companies:

PCSB Financial Corp.	ACNB Corp.
National Bankshares Inc.	Orrstown Financial Services
Citizens & Northern Corp.	Community Bankers Trust Corp.
Codorus Valley Bancorp Inc.	Penns Woods Bancorp Inc.
MVB Financial Corp.	C&F Financial Corp.
Community Finl. Corp.	First United Corp.

The analysis compared financial information for Premier with the corresponding publicly available data for the Premier Standalone Peer Group as of or for the twelve months ended December 31, 2017 (unless otherwise noted) with pricing data as of March 29, 2018. The table below sets forth the data for Premier and the high, low, median and mean data for the Premier Standalone Peer Group.

Premier Comparable Company Analysis – Buyer Standalone

Premier	Buyer Standalone Peer Group Median	Buyer Standalone Peer Group Mean	Buyer Standalone Peer Group High	Buyer Standalone Peer Group Low
Market Capitalization ($M)	$198.7	$206.5	$228.4	$352.6	$135.7
Price/Tangible Book Value	137.4%	156.6%	155.0%	175.1%	138.2%
Price/EPS	13.5	x	23.9	x	24.6	x	33.1	x	19.5	x
Dividend Yield	3.2%	2.2%	2.1%	4.7%	0.0%
Weekly Volume	0.7%	0.8%	0.8%	1.3%	0.4%
Short Interest	0.6%	0.6%	1.1%	3.9%	0.0%
Insider Ownership	21.0%	5.9%	8.3%	19.5%	1.8%
Institutional Ownership	32.1%	34.0%	35.3%	56.0%	17.1%
Last Twelve Months Return	-1.5%	13.8%	16.8%	54.4%	0.2%
Total Assets ($M)	$1,493.4	$1,458.9	$1,453.4	$1,709.2	$1,256.8
Total Loans ($M)	$1,049.1	$1,049.6	$1,043.7	$1,401.5	$668.3
Tangible Common Equity / Tangible Assets	9.9%	8.8%	10.3%	19.2%	7.3%
Non-performing Assets / Total Assets	3.20%	0.90%	1.01%	1.71%	0.50%
LTM Return on Average Assets	0.99%	0.55%	0.62%	1.14%	0.13%
LTM Return on Average Equity	8.13%	6.23%	5.79%	7.64%	0.85%

Note: Financial data for the institutions in the Premier Standalone Peer Group is not pro forma for any publicly announced and pending transactions.

Comparable Company Analysis – Pro Forma. FIG Partners used publicly available information to perform a peer comparison analysis for Premier on a pro forma basis and a group of financial institutions as selected by FIG Partners for the Premier Pro Forma Peer Group. The Premier Pro Forma Peer Group consisted of selected holding companies, banks and thrifts whose securities are traded on the NYSE or NASDAQ, headquartered in the Mid-Atlantic region (Delaware, District of Columbia, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia) with total assets $1.5 billion to $2.0 billion. The Premier Pro Forma Peer Group consisted of the following companies:

Metropolitan Bank Holding Corp.	MVB Financial Corp.
American National Bankshares	ACNB Corp.
Codorus Valley Bancorp Inc.	C&F Financial Corp.
Chemung Financial Corp.
The analysis compared financial information for Premier with the corresponding publicly available data for the Premier Pro Forma Peer Group as of or for the twelve months ended December 31, 2017 (unless otherwise noted) with pricing data as of March 29, 2018. The table below sets forth the data for Premier and the high, low, median and mean data for the Premier Pro Forma Peer Group.

Premier Comparable Company Analysis – Pro Forma

Premier	Pro Forma Peer Group Median	Pro Forma Peer Group Mean	Pro Forma Peer Group High	Pro Forma Peer Group Low
Market Capitalization ($M)	$198.7	$221.3	$248.7	$345.1	$184.2
Price/Tangible Book Value	137.4%	155.9%	164.9%	198.7%	146.3%
Price/EPS	13.5	x	21.4	x	23.8	x	30.0	x	18.0	x
Dividend Yield	3.22%	2.4%	2.2%	2.7%	0.5%
Weekly Volume	0.71%	0.6%	0.6%	1.0%	0.4%
Short Interest	0.58%	0.5%	0.5%	1.1%	0.0%
Insider Ownership	21.0%	13.8%	15.7%	32.7%	4.4%
Institutional Ownership	32.1%	35.0%	33.9%	44.9%	17.1%
Last Twelve Months Return	-1.5%	16.3%	20.0%	54.4%	2.9%
Total Assets ($M)	$1,493.4	$1,707.6	$1,661.6	$1,816.1	$1,509.1
Total Loans ($M)	$1,049.1	$1,312.4	$1,281.9	$1,419.9	$1,083.2
Tangible Common Equity / Tangible Assets	9.9%	8.4%	9.1%	12.7%	7.5%
Non-performing Assets / Total Assets	3.2%	0.68%	0.70%	1.23%	0.24%
LTM Return on Average Assets	0.99%	0.69%	0.64%	0.87%	0.43%
LTM Return on Average Equity	8.13%	7.12%	6.55%	9.27%	4.58%

Note: Financial data for the institutions in the Premier Pro Forma Peer Group is not pro forma for any publicly announced and pending transactions.

Analysis of Selected Merger Transactions - National. FIG Partners reviewed a group of selected merger and acquisition transactions for the National Transactions group. The National Transactions group consisted of selected nationwide holding company, bank and thrift transactions with disclosed deal value and target total assets between $100 million and $250 million, non-performing assets to assets less than 2.0% announced between June 30, 2017 and March 28, 2018, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The National Transactions group was composed of the following transactions:

Buyer	Target
National Commerce Corp.	Premier Community Bank of FL
Parkway Acquisition Corp.	Great State Bank
Bank of Southern California NA	Americas United Bk
Guaranty Bancshares Inc.	Westbound Bank
First Commonwealth Financial	Garfield Acquisition Corp.
Heritage Commerce Corp.	Tri-Valley Bank
Equity Bancshares Inc.	Adams Dairy Bancshares Inc.
Smart Financial Inc.	Tennessee Bancshares Inc.
Investar Holding Corp.	BOJ Bancshares Inc.
Atlantic Community Bcshs Inc.	BBN Financial Corporation
Bank of Marin Bancorp	Bank of Napa
Guaranty Bancorp	Castle Rock Bank Holding Co.
D2 Alliances LLC	Grandview Bancshares Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, FIG Partners reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to total assets, transaction price to tangible book value per share and tangible book premium to core deposits. FIG Partners also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG Partners compared the indicated transaction multiples and target financials for the Merger to the high, low, mean and median multiples of the National Transactions group.

First Bank/ Premier	National Transactions Median	National Transactions Mean	National Transactions High	National Transactions Low
Deal Value ($M)	$27.8	$31.1	$32.2	$57.6	$14.1
Transaction price/Tangible book value per share:	163.1%	153.2%	154.6%	199.9%	109.2%
Transaction price/Earnings per share	25.2	x	17.0	x	17.4	x	25.3	x	4.2	x
Transaction price/Total assets	15.1%	15.5%	16.9%	26.7%	10.1%
Core deposit premium	11.2%	9.4%	10.0%	21.6%	1.1%
Target Total Assets ($M)	$189.2	$181.4	$186.6	$246.1	$126.7
Target NPAs/Assets	1.78%	0.65%	0.76%	1.95%	0.00%
Target TCE/TA	11.74%	10.47%	11.41%	18.04%	8.72%
Target LTM ROAA	0.59%	0.87%	1.22%	5.27%	0.20%

Analysis of Selected Merger Transactions – Mid-Atlantic. FIG Partners reviewed a group of selected merger and acquisition transactions for the Mid-Atlantic Transactions group. The Mid-Atlantic Transactions group consisted of selected holding company, bank and thrift transactions with disclosed deal value in which the target company was headquartered in Delaware, District of Columbia, Maryland, New Jersey, New York, Pennsylvania, Virginia and West Virginia with total assets less than $1.0 billion, non-performing assets to assets less than 3.0% announced between June 30, 2017 and March 28, 2018, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The Mid-Atlantic Transactions group was composed of the following transactions:

Buyer	Target
Mid Penn Bancorp Inc.	First Priority Financial Corp.
Old Point Financial Corp.	Citizens National Bank
Old Line Bancshares Inc.	Bay Bancorp Inc.
Howard Bancorp Inc.	1st Mariner Bank
Community Finl. Corp.	County First Bank
Delmar Bancorp	Liberty Bell Bank
Using the latest publicly available information prior to the announcement of the relevant transaction, FIG Partners reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to total assets, transaction price to tangible book value per share and tangible book premium to core deposits. FIG Partners also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG Partners compared the indicated transaction multiples and target financials for the Merger to the high, low, mean and median multiples of the Mid-Atlantic Transactions group.

First Bank/ Premier	Mid-Atlantic Transactions Median	Mid-Atlantic Transactions Mean	Mid-Atlantic Transactions High	Mid-Atlantic Transactions Low
Deal Value ($M)	$27.8	$63.5	$73.8	$163.3	$8.0
Transaction price/Tangible book value per share:	163.1%	155.1%	151.8%	194.4%	100.7%
Transaction price/Earnings per share	25.2	x	19.0	x	19.0	x	28.3	x	9.8	x
Transaction price/Total assets	15.1%	15.7%	15.7%	19.8%	11.4%
Core deposit premium	11.2%	11.1%	9.0%	14.3%	0.2%
Target Total Assets ($M)	$189.2	$424.1	$444.5	$975.2	$50.0
Target NPAs/Assets	1.78%	2.12%	1.79%	2.97%	0.37%
Target TCE/TA	11.74%	8.81%	9.35%	15.80%	5.08%
Target LTM ROAA	0.59%	0.55%	0.53%	1.64%	-0.25%

Net Present Value Analyses. FIG Partners performed an analysis that estimated the net present value per share of First Bank common stock. To approximate the terminal value of a share of First Bank common stock at December 31, 2022, FIG Partners applied price to 2022 estimated earnings multiples ranging from 18.0x to 22.0x and multiples of December 31, 2022 tangible book value ranging from 135% to 175%1. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bank common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Bank common stock of $21.02 to $28.09  when applying multiples of earnings and $18.70 to $26.51 when applying multiples of tangible book value.
1)	The analyses assume First Bank pays $5.00 special dividend per share prior to the deal’s completion for its calculation of tangible common equity and other balance sheet measures.
Earnings Per Share Multiples

Discount Rate	18.0x	19.0x	20.0x	21.0x	22.0x
11.0%	$22.98	$24.26	$25.54	$26.81	$28.09
11.5%	$22.47	$23.72	$24.97	$26.22	$27.47
12.0%	$21.98	$23.20	$24.42	$25.64	$26.86
12.5%	$21.49	$22.69	$23.88	$25.07	$26.27
13.0%	$21.02	$22.19	$23.36	$24.52	$25.69
Tangible Book Value Multiples

Discount Rate	1.35x	1.45x	1.55x	1.65x	1.75x
11.0%	$20.45	$21.96	$23.48	$24.99	$26.51
11.5%	$20.00	$21.48	$22.96	$24.44	$25.92
12.0%	$19.55	$21.00	$22.45	$23.90	$25.35
12.5%	$19.12	$20.54	$21.96	$23.37	$24.79
13.0%	$18.70	$20.09	$21.47	$22.86	$24.24

In connection with its analyses, FIG Partners considered and discussed with the First Bank board of directors how the present value analyses would be affected by changes in the underlying assumptions. FIG Partners noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis. FIG Partners analyzed certain potential pro forma effects of the Merger, assuming the Merger closes at the end of the last calendar quarter of 2018, and all outstanding shares of First Bank common stock are converted into Premier common stock at the implied price. In performing this analysis, FIG Partners utilized the following information: (i) guidance provided by representatives and management of First Bank as well as historical performance-based assumptions for First Bank’s earnings estimates in the years 2019 – 2023.; (ii) earnings projections based on historical performance-driven assumptions for Premier in the years 2018-2023; and (iii) certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, as provided by representatives of the senior management of First Bank. The analysis indicated that the Merger could be immediately accretive to Premier’s earnings per share in 2019 (3.5%) and modestly dilutive to Premier’s estimated tangible book value per share at close, with tangible book value dilution period greater than five years based upon the crossover method of payback period calculation.
In connection with this analysis, FIG Partners considered and discussed with the First Bank board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
FIG Partners’ Relationship. FIG Partners has acted as financial advisor to First Bank in connection with the Merger and received a $35,000 fee upon rendering its fairness opinion to the First Bank Board of Directors. First Bank has also agreed to indemnify FIG Partners and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.
In the two years preceding the date of FIG Partners’ opinion, FIG Partners has not received compensation from First Bank for its Investment Banking Services.

Premier’s Reasons for the Merger; Recommendation of the Premier Board of Directors

After careful consideration, the Premier board of directors determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Premier stock, were advisable and in the best interests of Premier and its shareholders and approved the Merger Agreement and the transactions contemplated thereby, including the issuance of Premier common stock in the merger.  Accordingly, Premier’s board recommends that Premier shareholders vote “FOR” issuance of Premier common stock in the Merger at the Premier special meeting.

In reaching its decision, the board of directors, with advice from its financial and legal advisors, considered a number of factors, including the following:

Strategic considerations.  The Premier board believes the Merger will provide a number of significant strategic opportunities, including the following:
•	Opportunity to gain entry to the Charleston, West Virginia banking market with an established bank franchise in an attractive single bank facility.
•	Providing Premier an opportunity to increase its core deposit base.

Other factors considered by the Premier board.  In addition to considering the strategic factors described above, the Premier board considered the following additional factors, all of which are viewed as supporting its decision to approve the Merger and issuance of Premier stock:
•	Its knowledge of First Bank’s business, operations, financial condition, earnings and prospects, taking into account the results of Premier’s due diligence review of First Bank.
•
The opinion of Baxter Fentriss & Company, dated April 18, 2018, to the Premier board of directors to the effect that, as of that date and based upon the factors and subject to the assumptions set forth in such opinion, the Merger Consideration was fair, from a financial point of view, to Premier, as more fully described under the caption “Opinion of Premier Financial Advisor” beginning on page 72.

•	The terms and conditions of the Merger Agreement.

The Premier board of directors weighed these advantages and opportunities against a number of other factors weighing negatively against the Merger, including:
•	The challenges inherent in the combination of two businesses of the size and scope of Premier and First Bank;
•	The risk of not capturing all anticipated cost savings and operational synergies between Premier and First Bank and the risks that other anticipated benefits might not be realized;
•	The risks of the type described under “Risk Factors” starting on Page 23.

Premier’s board concluded that the anticipated benefits of the Merger would outweigh the preceding considerations.  Marshall T. Reynolds, Robert W. Walker, Toney K. Adkins, Philip E. Cline and Thomas W. Wright did not participate in the vote to approve entering into the Merger Agreement and issuing Premier common stock in the Merger.

The reasons set forth above are not intended to be exhaustive, but include material facts considered by the board of directors in approving the Merger Agreement.  Although each member of Premier’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor.  The board collectively made its determination with respect to the Merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interest of Premier and its shareholders.

Premier’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above.  However, the board concluded the potential positive factors outweighed the potential risks of completing the Merger.

Opinion of Premier Financial Advisor

Baxter Fentriss and Company (“Baxter Fentriss”) has acted as financial advisor to Premier in connection with the acquisition of First Bank. Baxter Fentriss delivered to Premier its opinion dated April 18, 2018, that on the basis of matters referred to herein, the Merger Consideration paid by shareholders of Premier is fair from a financial point of view. Baxter Fentriss assisted Premier in identifying and negotiating with First Bank. In rendering its opinion Baxter Fentriss consulted with the management of Premier and First Bank regarding their respective businesses and outlook, reviewed the Agreement of Merger entered into on April 18, 2018, and also reviewed certain publicly available information on the parties.

No limitations were imposed by Premier’s Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Annex III to this joint proxy statement/prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss.

Baxter Fentriss’ opinion is directed to Premier’s Board of Directors and is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to shareholders of First Bank. It does not address Premier’s underlying business decision to effect the proposed Merger, nor does it constitute a recommendation to any Premier shareholder as to how a shareholder should vote with respect to the Merger at the shareholder meeting or as to any other matter.

Baxter Fentriss' opinion was one of many factors taken into consideration by Premier’s Board of Directors in making its determination to approve the Merger, and the receipt of Baxter Fentriss' opinion is a condition precedent to Premier’s consummating the Merger. The opinion of Baxter Fentriss does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Premier or the effect of any other business combination in which Premier might engage.

Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate, and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. Premier selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the Merger.  Baxter Fentriss is not affiliated with Premier or First Bank. In connection with rendering its opinion to Premier’s Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including the following:
•
the historical and current financial condition and results of operations of Premier and First Bank including interest income, interest expense, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;

•	the business prospects of Premier and First Bank;
•	the economies of Premier and First Bank’s respective market areas; and
•	the nature and terms of certain other acquisition transactions that it believed to be relevant.

Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of acquisition transactions in West Virginia and throughout the United States.

In connection with rendering its opinion, Baxter Fentriss reviewed:
•	the Merger Agreement;
•	drafts of this joint proxy statement/prospectus;
•
the Annual Reports to shareholders of Premier and First Bank for the years ended December 31, 2015 and 2016, Premier and First Bank’s December 31, 2017 call report and December 31, 2017 unaudited internal financial statements, as well as certain current interim reports to shareholders and regulatory agencies; and

•	certain additional financial and operating information with respect to the business, operations and prospects of Premier and First Bank as it deemed appropriate.

Baxter Fentriss also:
•
held discussions with members of Premier and First Bank’s senior management regarding the historical and current business operation, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for Premier’s common stock, as applicable, and compared them with those of certain publicly traded companies that it deemed to be relevant;
•	compared the results of operations of Premier and First Bank with those of certain banking companies that it deemed to be relevant;
•	analyzed the pro-forma financial impact of the Merger on Premier; and
•	conducted such other studies, analyses, inquiries, and examinations as Baxter Fentriss deemed appropriate.

The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a Fairness Opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration provided by the holders of Premier common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of Premier or First Bank.

In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Premier and First Bank. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro-forma basis, to Premier.

The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion:

Comparative Analysis.

Baxter Fentriss analyzed and compared the price-to-book multiple, price-to-tangible book multiple, and price-to-earnings multiple of Premier’s offer to the average of 264 select national publicly announced banking transaction pricing multiples for the period January 1, 2016 through April 6, 2018 where the target banks assets were less than $3 billion (“National Group”). The average acquisition pricing multiples for the National Group were price-to-book 1.50X; price-to-tangible book 1.56X; and price-to-earning 22.2X. For the current transaction the price-to-book multiple was 1.48X December 31, 2017 book value per share; 1.48X price-to-tangible book value per share; and 29.9X price-to-earnings for the twelve months ending December 31, 2017. These pricing ratios reflect as purchase value, the sum of all value paid to common shareholders. For price-to-book multiple the Merger ranks in the middle of the range at the 134th of two hundred and sixty four transactions; for price-to-tangible book the Merger ranks one hundred thirty out of two hundred and sixty four transactions; and for price-to-earnings the Merger ranks as the one hundred sixty out of two hundred and sixty four transactions since 2016. The transaction value is in the middle of the range for the National Groups average multiple for price-to-book and price-to-tangible book value.  For price-to-earnings the transaction ranks above the middle of the range reflecting the anticipation of changes in corporate tax codes versus the targets' trailing earnings.

Baxter Fentriss further analyzed and compared the price-to-book multiple, price-to-tangible book multiple, and price-to-earnings multiples of Premier’s offer to the average of select publicly announced banking transaction pricing multiples for the period January 1, 2016 through April 6, 2018 where the target banks were located in the select metro-markets similar to Charleston, West Virginia and had assets less than $3 billion (“Metro Group”). The average acquisition pricing multiples for the Metro Group were price-to-book 1.57X; price-to-tangible book 1.59X; and price-to-earning 23.8X. These pricing ratios reflect as purchase value, the sum of all value paid to common shareholders. For price-to-book multiple and for price-to-tangible book value the Merger is slightly below the metro-market group average pricing reflecting a transaction in line or superior to other similar market transactions.  For price-to-earnings the transaction ranks above the middle of the range reflecting the anticipation of changes in corporate tax codes versus the targets' trailing earnings.

Below is a table that summarizes the Premier offer, as well as the National and Group average pricing for transactions since January 1, 2016.

Premier Offer and Select Comparable Transaction Averages
	Price / Book	Price / Tangible Book	Price / Earnings
Premier Offer	1.48 X	1.48 X	29.90 X
National Group	1.50 X	1.56 X	22.20 X
Metro Group	1.57 X	1.59 X	23.80 X

Discounted Cash Flow Analysis.

Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for First Bank’s merger cash flows as a five investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of First Bank using a range of merger economies from fifteen percent to twenty-five percent for First Bank’s non-interest expenses. A range of terminal values from eighteen to twenty times earnings was also used in the analysis as well as a range of discount rates from twelve percent to fourteen percent. These ranges of growth rates, discount rates, and terminal values were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, First Bank’s past and current performance, the general level of inflation, and rates of return for fixed income and equity securities in the marketplace generally and for companies of similar risk profiles. In all of the scenarios considered, the present value of First Bank’s cash flow was calculated at more than the value of Premier’s offer. Thus, Baxter Fentriss’ discounted cash flow analysis indicated that Premier shareholders would be in a better financial position by purchasing First Bank.

The discounted cash flow analysis is a widely used methodology. The results of such methodology are highly dependent upon the numerous assumptions that must be made and the results thereof are not necessarily indicative of actual values or actual future results.  Below is a table that summarizes the discounted cash flow analysis that Baxter Fentriss performed in forming its Fairness Opinion. An example of how to read the table is as follows:

Using a discount rate of 12%, a terminal value of 18x, and merger economies rates of 15% to 25% of First Bank’s non-interest expenses, the present value of the cash flows are calculated to be in the range of $35.40 to $39.33. The values in the range are greater than the $32.00 which Premier has offered, implying that under the assumptions of this particular scenario, a shareholder of Premier would be better off by consummating the transaction.

Summary of Baxter Fentriss Discounted Cash Flow Analysis

Discount Rate of 12.00%	and merger economies of	15%	20%	25%
Terminal Value of Earnings Calculations
18X		$35.40	$37.37	$39.33
19X		$36.98	$39.02	$41.07
20X		$38.55	$40.68	$42.81

Discount Rate of 13.00%	and merger economies of	15%	20%	25%
Terminal Value of Earnings Calculations
18X		$34.02	$35.91	$37.79
19X		$35.53	$37.49	$39.46
20X		$37.03	$39.08	$41.12

Discount Rate of 14.00%	and merger economies of	15%	20%	25%
Terminal Value of Earnings Calculations
18X		$32.71	$34.52	$36.33
19X		$34.15	$36.04	$37.93
20X		$35.59	$37.55	$39.52

Using publicly available information on First Bank and Premier and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the Merger would not permanently dilute the capital and earnings capacity of Premier and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve guidelines with regard to market concentration and concluded that possible antitrust issues do not exist.

Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either First Bank or Premier, and has not been furnished such an appraisal.

No company or transaction used as a comparison in the above analysis is identical to First Bank, Premier, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

Baxter Fentriss will be paid: (1) an acquisition fee, equal to approximately 0.50% of the aggregate consideration paid to First Bank subject to certain limitations; (2) a Fairness Opinion Fee of $40,000; and (3) reasonable out-of-pocket expenses for its services. Premier has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.
Interests of Premier Directors and Officers in the Merger
Certain members of Premier’s directors and management have interests in the Merger. These interests are described below. In each case, the Premier and First Bank boards of directors were aware of these potential interests, and considered them, among other matters in approving the Merger Agreement and the transactions contemplated thereby.

•
Marshall T. Reynolds, Chairman of the Board of Directors of Premier and beneficial owner of 1,057,978 shares of Premier common stock, constituting 7.9% of outstanding shares of Premier common stock, is the beneficial owner of 89,817 shares of First Bank common stock, constituting approximately 8.7% of the outstanding First Bank shares as of July 23, 2018.  He also serves as a consultant to First Bank.

•
Certain Premier directors beneficially own shares of First Bank common stock, each individually less than 1% of outstanding First Bank common stock, and in the aggregate, approximately 1.58% of First Bank outstanding common stock as follows:

Toney K. Adkins	5,277 shares
Philip E. Cline	7,555 shares
Robert W. Walker	2,875 shares
Thomas W. Wright	550 shares

Interests of Certain of First Bank’s Directors and Officers in the Merger

Certain First Bank directors and executive officers have substantial financial interests in the Merger that are different from, or in addition to, their interests as First Bank shareholders. The First Bank board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to First Bank shareholders that the Merger Agreement be approved and adopted.

•	First Bank employees hold options to purchase up to 9,500 shares of First Bank common stock, which will be converted into options to acquire Premier common stock if the Merger is consummated.
•	Certain First Bank directors beneficially own shares of Premier common stock, as indicated below, constituting 2.7% of the outstanding Premier Shares as of June 30, 2018:

Douglas V. Reynolds	298,810	2.2%
Nester S. Logan	20,078	0.2%
Sam Kapourales	37,476	0.3%
Percy Osborne	1,241	**
Wyatt Scaggs	183	**
** Less than 0.1%

•	First Bank directors and executive officers beneficially own 409,658 shares of First Bank common stock, constituting 39.68% of all outstanding First Bank common stock.
•
Employee Benefit Plans. Premier intends to provide the employees of First Bank with employee benefit plans substantially similar to those provided to the employees of Premier. Employees of First Bank will receive credit for their service to First Bank in determining their eligibility and vesting in the benefit plans provided by Premier. The Merger Agreement also provides that Premier will pay to any First Bank employee who is involuntarily terminated other than for cause within 12 months after the closing date, upon execution of an appropriate full release, a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at First Bank (with credit for partial years of service), with a maximum payment equal to ten (10) weeks of base pay.

•	First Bank has created a retention bonus program for the purpose of retaining the services of First Bank employees pending completion of the Merger.
Conditions to Completion of the Merger
The respective obligations of Premier and First Bank to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:
•
The shareholders of First Bank approve the Merger Agreement and the transactions contemplated thereby, described in this joint proxy statement/prospectus at the special meeting of shareholders of First Bank;

•	The shareholders of Premier approve the issuance of Premier common stock in the Merger at the special meeting of Premier shareholders;
•
All regulatory approvals required by law to consummate the transactions contemplated by the Merger Agreement are obtained from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the West Virginia Division of Financial Institutions and any other appropriate federal and/or state regulatory agencies without unreasonable conditions, and all waiting periods after such approvals required by law or regulation expire;

•
The registration statement (of which this joint proxy statement/prospectus is a part) registering shares of Premier common stock to be issued in the Merger is declared effective and not subject to a stop order or any threatened stop order;

•
There is no actual or threatened litigation, investigations or proceedings challenging the validity of, or damages in connection with, the Merger that would have a material adverse effect with respect to the interests of Premier or First Bank or impose a term or condition that is deemed to materially adversely impact the economic or business benefits of the Merger;

•
The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the Merger;

•
All permits or other authorizations under state securities laws necessary to consummate the Merger and to issue the shares of Premier common stock to be issued in the Merger being obtained and remaining in full force and effect; and

•
Unless waived by Premier, the holders of no more than 10% of the outstanding shares of First Bank Common Stock have elected to exercise their statutory rights to appraisal, if any, in connection with the transactions contemplated hereby.

In addition to the mutual covenants described above, the obligation of Premier to consummate the Merger is subject to the satisfaction, unless waived, of the following other conditions:
•
The representations and warranties of First Bank made in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the effective time of the Merger and Premier receives a certificate of the chief executive officer and the chief financial officer of First Bank to that effect;

•
First Bank performs in all material respects all obligations required to be performed under the Merger Agreement prior to the effective time of the Merger and delivers to Premier a certificate of its chief executive officer and chief financial officer to that effect; and

•
Premier has received an opinion of Dinsmore & Shohl LLP, counsel to Premier, dated as of the effective time of the Merger, that the Merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code and that the federal income tax consequences will be as described in “Certain U.S. Federal Income Tax Consequences of the Merger.”

In addition to the mutual covenants described above, First Bank’s obligation to complete the Merger is subject to the satisfaction, unless waived, of the following other conditions:
•
The representations and warranties of Premier made in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the effective time of the Merger and First Bank receives a certificate of the chief executive officer and chief financial officer of Premier to that effect;

•
Premier performs in all material respects all obligations required to be performed under the Merger Agreement prior to the effective time of the Merger and delivers to First Bank a certificate of its chief executive officer and chief financial officer to that effect; and

•
First Bank has received an opinion of Kay, Casto & Chaney, PLLC, counsel to First Bank, stating that, among other things, as of the effective time of the Merger, the Merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code and that the federal income tax consequences will be as described in “Certain U.S. Federal Income Tax Consequences of the Merger.”

Where the law permits, First Bank or Premier could choose to waive a condition to an obligation to complete the Merger although that condition has not been satisfied. Neither Premier nor First Bank can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.  In the event the tax opinions of counsel are not received and First Bank and Premier waive the requirements for tax opinions, they will recirculate a revised joint proxy statement and resolicit First Bank shareholders’ vote on the Merger and Premier shareholders’ vote on the issuance of Premier common stock if the change in tax consequences is material.
Representations and Warranties
The Merger Agreement contains representations and warranties by Premier and First Bank. These representations and warranties are qualified by a materiality standard, which means that Premier or First Bank is not in breach of a representation or warranty unless the existence of any fact, event or circumstance, individually, or taken together with other facts, events or circumstances has had or is reasonably likely to have a material adverse effect on Premier or First Bank. These include, among other things, representations and warranties by Premier and First Bank to each other as to:
•	organization and good standing of each entity and its subsidiaries;
•	each entity’s capital structure;
•	each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the reorganization agreement;
•	absence of material adverse changes after December 31, 2017;
•	consents and approvals required;
•	regulatory matters;
•	accuracy of documents, including financial statements and other reports;
•	absence of defaults under contracts and agreements;
•	absence of environmental problems;
•	absence of conflicts between each entity’s obligations under the Merger Agreement and its charter documents and contracts to which it is a party or by which it is bound;
•	litigation and related matters;
•	taxes and tax regulatory matters;
•	employee benefit matters; and
•	books and records fully and accurately maintained and fairly present events and transactions.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the closing in any of the following ways:
•	By mutual consent in writing of First Bank and Premier; or
•
By First Bank by giving written notice thereof to Premier if (i) a material adverse change shall have occurred in the financial condition, results of operations or business of Premier or any Premier Subsidiary Bank since December 31, 2017; or (ii) Premier has in any material respect breached any covenant, undertaking, representation or warranty contained in the Merger Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

•
By Premier by giving written notice thereof to First Bank if (i) a material adverse change has occurred in the financial condition, results of operations or business of First Bank since December 31, 2017 or (ii) First Bank has breached any covenant, undertaking, representation or warranty contained in the Merger Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

•
By either First Bank or Premier upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by the Merger Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

•	By either First Bank or Premier upon written notice to the other if any condition precedent to either party’s performance under the Merger Agreement is not satisfied or fulfilled; or
•	By either First Bank or Premier if the Merger would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or
•	By either First Bank or Premier upon the bankruptcy, insolvency or assignment for the benefit of creditors of First Bank, Premier or of any of the Premier Subsidiary Banks; or
•
By either First Bank or Premier, if the shareholders of First Bank fail to approve the Merger by the vote required under the West Virginia Business Corporation Act and the Articles of Incorporation and Bylaws of First Bank; or

•
By either First Bank or Premier, if the shareholders of Premier fail to approve the issuance of Premier common stock in the Merger by the vote required under the Kentucky Business Corporation Act and Nasdaq rules; or

•	By either First Bank or Premier, if the Closing does not occur on or before January 31, 2019 unless extended by mutual agreement in writing; or
•
By First Bank in the event that the sum of the Special Dividend and the Merger Consideration would be less than $32.00 per share of First Bank common stock, provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share, whereupon no termination shall have occurred; or

•
If First Bank enters into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the First Bank Board, after consulting with and considering the advice of First Bank’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate the Agreement shall not be available to First Bank unless it delivers to Premier (1) written notice of First Bank’s intention to terminate at least five (5) days prior to termination; and (2) simultaneously with such termination, the Termination Fee referred to below.  A “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of First Bank, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated; (2) if consummated, is reasonably likely to result in a more favorable transaction than the Merger for First Bank and its shareholders; and (3) whose refusal would constitute a breach of the fiduciary duty of the Board of Directors of First Bank.

Termination Fee

The Merger Agreement provides that:

(a)          First Bank shall pay to Premier a cancellation fee of $500,000.00 (the "Termination Fee") if a Triggering Event (as defined below) has occurred; provided that Premier has not breached in any material respect the obligations of Premier contained in the Merger Agreement.  The Termination Fee shall be payable in immediately available funds.

(b)          A "Triggering Event" means:

(i)          a willful breach of the Merger Agreement which would permit Premier to terminate the Merger Agreement; or

(ii)          the occurrence of both paragraphs (A) and (B) below:

(A)          The First Bank Board of Directors fails to recommend the Merger to First Bank shareholders and to continue such recommendation until the First Bank shareholders meeting is duly called and held for the purpose of approving the Merger Agreement (the "Shareholders Meeting"), unless the Board of Directors reasonably concludes that one of the conditions precedent to First Bank’s obligation to close, other than the required shareholders' vote, is not likely to be met, or unless a recommendation of the Merger would constitute a breach of the First Bank Board of Directors’ fiduciary duty; and

(B)          the shareholders of First Bank fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms of the Merger Agreement; or

(iii)          the occurrence of both paragraphs (A) and (B) below:

(A)          The shareholders of First Bank fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms of the Merger Agreement; and

(B)          pursuant to an offer or negotiations initiated or commenced while the Merger Agreement is in effect, either:  (a) within 6 months following the date of the Merger Agreement, First Bank announces or enters into a contract for a transaction with any person or group of persons relating to a merger or other business combination involving First Bank or the sale or other disposition of a majority of the assets of, or equity interest in, First Bank other than a transaction pursuant to which First Bank is the surviving corporation and the shareholders of First Bank are the owners of a majority of the stock of the surviving corporation subsequent to the transaction (an "Acquisition Transaction") and such transaction is consummated within 12 months following the date of the Merger Agreement; and (b) within 12 months following the date of the Merger Agreement, a tender or exchange offer is commenced by any person or group of persons to acquire equity securities of First Bank if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in First Bank (a "Tender Offer"), and such equity interest is acquired pursuant to such Tender Offer within 18 months following the date of the Merger Agreement.

(iv)          The Merger Agreement is terminated because First Bank’s board of directors has determined to accept a Superior Proposal as discussed in “Termination of the Merger Agreement.”
Waiver and Amendment
Prior to the effective time of the Merger, any provision of the Merger Agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the special meeting, the Merger Agreement may not be amended if it would violate the West Virginia Business Corporation Act.
Indemnification; Directors’ and Officers’ Insurance
Premier has agreed to indemnify the directors and officers of First Bank for a period of at least 3 years after the effective time of the Merger.  Premier has also agreed to use its reasonable best efforts to cause the directors and officers of First Bank to be covered by a directors’ and officers’ liability insurance policy maintained by Premier with respect to claims against such officers and directors arising from facts or events that occurred prior to the effective time of the Merger that were committed by such officers and directors in their capacities as such at a premium not to exceed $40,000.  Alternatively, First Bank may purchase insurance coverage for its officers and directors, at a premium not to exceed $40,000.
Closing Date; Effective Time
The Merger will be consummated and become effective upon the issuance of a certificate of merger by the West Virginia Secretary of State (or on such other date as may be specified in the articles of merger to be filed with the West Virginia Secretary of State). Unless otherwise agreed to by Premier or First Bank, the closing of the Merger will take place no later than 45 days after the last of the conditions to the Merger have been satisfied or waived.

Regulatory Approvals
The Merger, payment of the Special Dividend and the other transactions contemplated by the Merger Agreement require the approval or non-objection of the Federal Reserve Board (unless it waives the requirement of a filing), the Federal Deposit Insurance Corporation, and the West Virginia Division of Financial Institutions.  As of the date of this joint proxy statement/prospectus, Premier and First Bank have filed all required applications or waivers seeking approval of the Merger with the foregoing agencies.  The Federal Reserve Board granted a waiver on June 22, 2018.  In a letter dated July 19, 2018, the West Virginia Division of Financial Institutions approved payment of the Special Dividend, contingent on consummation of the Merger. The approval of the Special Dividend does not constitute approval of the Merger, which has not yet been received from any regulatory agency.
The Merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the Merger will be obtained and, if the Merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the Merger during the waiting period set aside for such challenges after receipt of approval from the Federal Deposit Insurance Corporation.
Premier and First Bank are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger.
The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the Merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting First Bank common stock to Premier common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement contains certain forbearances and affirmative covenants made by First Bank. First Bank has agreed that, until the effective time of the Merger, without the prior written consent of Premier, First Bank will not:

(a)          Make any change in its authorized capital stock;

(b)          Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities;

(c)          Issue or grant any options, warrants, or other rights to purchase shares of its common stock;

(d)          Declare or pay any dividends or other distributions on any shares of common stock, except for regular quarterly dividends not to exceed Twenty Cents ($0.20) per share and the Special Dividend;

(e)          Purchase or otherwise acquire or agree to acquire for a consideration any share of its common stock (other than in a fiduciary capacity);

(f)          Enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan with respect to any of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect, except as contemplated by the Merger Agreement;

(g)          Take any action materially and adversely affecting the Merger Agreement or the transactions contemplated by the Merger Agreement or the financial condition (present or prospective), businesses, properties, or operations of First Bank;

(h)          Acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, bank, or banking association;

(i)          Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any material obligation or enter into any material contract;

(j)          Amend its Articles of Incorporation or Bylaws; or

(k)          Take any action to solicit, initiate, encourage, or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of First Bank, or the acquisition of their First Bank common stock, or the Merger of First Bank with any person other than Premier, and First Bank shall promptly notify Premier orally of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.

First Bank has also agreed that it will:

(a)          Promptly advise Premier in writing of the name and address of and number of shares of First Bank common stock held by each shareholder who elects to exercise his, her or its rights to appraisal in connection with the Merger pursuant to the West Virginia Business Corporation Act;

(b)          Operate its business only in the normal course and manner;

(c)          Make available to Premier for review prior to First Bank’s final loan approval, any loan documentation, credit memorandums or other related documentation requested or received by First Bank in its decision making process in determining whether to extend credit to any borrower for:

(1)	Any new loan, or renewal of an existing loan, that totals $250,000 or greater; or

(2)
Any new loan, or renewal of an existing loan, which, when included with all other loans from First Bank to any such borrower and their related interests, would cause such borrower’s total loans from First Bank, including loans from First Bank to their related interests, to exceed $500,000;

(d)          Promptly advise Premier of any material adverse change in the financial condition, assets, business operations or key personnel of First Bank and of any material breach of any representation or warranty made by First Bank in the Merger Agreement;

(e)          Direct its accountants to give Premier access to all information, documents and working papers pertaining to First Bank;

(f)          Maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of the Merger Agreement;

(g)          Furnish to Premier a list containing the names and addresses of all holders of First Bank common stock;

(h)          Use its best efforts in good faith to take or cause to be taken all action required under the Merger Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated thereby at the earliest possible date and cooperate fully with Premier to that end; and

(i)          Terminate:

(1)
Any defined benefit plan to which First Bank is a party; provided, however, that if all appropriate steps are taken for termination and the defined benefit plan is frozen, the actual termination of any defined benefit plan need not be accomplished prior to, or at, Closing.

(2)	Any and all deferred compensation plans to which First Bank is a party.

Accounting Treatment
The Merger will be accounted for using the acquisition method of accounting. Under this accounting method, the assets and liabilities of First Bank, as of the completion of the Merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill and will not be amortized. Instead, goodwill is evaluated for impairment annually. Financial statements of Premier issued after the consummation of the Merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of First Bank. The operating results of First Bank will be reflected in Premier's consolidated financial statements from and after the date the Merger is consummated.

Management and Operations after the Merger

After the Merger the separate corporate existence of First Bank will cease to exist.  All banking operations of First Bank will be branches of Premier Bank, Inc.

After the Merger there will be no board of directors of First Bank.

The Merger Agreement does not provide that any director of First Bank will become a director of Premier.

Resales of Premier Common Stock
The shares of Premier common stock to be issued to shareholders of First Bank under the Merger Agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Premier after the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
General
The following summary sets forth the material U.S. federal income tax consequences of the Merger to the holders of First Bank common stock. The tax consequences under state, local and foreign laws are not addressed in this summary. The following summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
The following summary addresses only shareholders who are citizens or residents of the United States who hold their First Bank common stock as a capital asset. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entities); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; foreign holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and holders subject to the alternative minimum tax.
The Merger
No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger, and Special Dividend. The obligations of Premier, on the one hand, and First Bank, on the other hand, to complete the Merger are conditioned, respectively, on Premier’s receipt of a written opinion from Dinsmore & Shohl LLP, counsel to Premier, and First Bank’s receipt of a written opinion from Kay, Casto & Chaney PLLC, counsel to First Bank, each to the effect that for U.S. federal income tax purposes:

(1)
The Merger will constitute and qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code and First Bank, Premier Bank, Inc. and Premier will each qualify as “a party to a reorganization” as that term is defined in the Internal Revenue Code;

(2)
No gain or loss will be recognized by the shareholders of First Bank who exchange their First Bank Common Stock for Premier Common Stock pursuant to the Merger, except that gain may be recognized as to cash received in lieu of fractional share interests, the Special Dividend and Cash Consideration;

(3)	No gain or loss will be recognized by Premier, First Bank, or Premier Bank, Inc. by reason of the Merger; and

(4)
The holding period of Premier Common Stock received by First Bank shareholders in exchange for First Bank Common Stock will include the holding period of the shares of First Bank Common Stock so exchanged, provided that the First Bank Common Stock is held as a capital asset at the Effective Time.

The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of First Bank or Premier, in each case in form and substance reasonably satisfactory to such counsel. Opinions of counsel are not binding on the Internal Revenue Service.

Tax Consequences of the Merger
Subject to qualifications and limitations set forth herein, Premier and First Bank have received from Dinsmore & Shohl LLP, counsel to Premier, and Kay, Casto & Chaney, PLLC, counsel to First Bank, a written opinion that for U.S. federal income tax purposes:

(1)
The Merger will constitute and qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code and First Bank, Premier Bank, Inc. and Premier will each qualify as “a party to a reorganization” as that term is defined in the Internal Revenue Code;

(2)
No gain or loss will be recognized by the shareholders of First Bank who exchange their First Bank Common Stock for Premier Common Stock pursuant to the Merger, except that gain may be recognized as to cash received in lieu of fractional share interests, the Special Dividend and Cash Merger Consideration;

(3)	No gain or loss will be recognized by Premier, First Bank, or Premier Bank, Inc. by reason of the Merger; and

(4)
The holding period of Premier Common Stock received by First Bank shareholders in exchange for First Bank Common Stock will include the holding period of the shares of First Bank Common Stock so exchanged, provided that the First Bank Common Stock is held as a capital asset at the Effective Time.

Based on the above opinions, the following is a summary of the potential tax consequences of the Merger to the holders of First Bank common stock.
Recognition of Gain.  Subject to the discussion below about the possible treatment of the Special Dividend as a distribution from First Bank and not from Premier, a First Bank shareholder who exchanges his or her shares of First Bank common stock for shares of Premier common stock pursuant to the Merger will also receive the Cash Merger Consideration and the Special Dividend in the Merger.  Such First Bank shareholder will recognize gain, but will not recognize any loss.  The amount of gain recognized will equal the smaller of (i) the amount of the Cash Merger Consideration and the Special Dividend received in the Merger; and (ii) the gain realized from the Merger. The gain realized from the Merger is equal to the excess, if any, of (x) the sum of (1) the amount of Cash Merger Consideration received in the Merger; (2) the amount of the Special Dividend received in the Merger; and (3) the fair market value of the Premier common stock received in the Merger (determined at the effective time of the Merger) over (y) the First Bank shareholder’s tax basis in the shares of First Bank common stock surrendered in the Merger.  The amount of gain (or non-recognized loss) must be computed separately for each block of First Bank common stock if those blocks were purchased at different prices or at different times, and a loss realized on one block of stock may not be used to offset a gain realized on another block of stock.

Tax Basis.  Each First Bank shareholder’s aggregate tax basis in the shares of Premier common stock received in the Merger will be the same as his or her aggregate tax basis in the First Bank common stock surrendered in the Merger, increased by the amount of gain recognized and decreased by the amount of cash received in the Merger and via the Special Dividend.  The holding period of the shares of Premier common stock received in the Merger by a First Bank shareholder will include the holding period of the shares of First Bank common stock that he or she surrendered in the Merger.
Character of Gain. Whether the gain recognized in the Merger will be treated as capital gain or as ordinary dividend income is determined under the principles of Section 302 of the Code. The holder of First Bank stock is treated as if shares of Premier having a fair market value equal to the Cash Merger Consideration and Special Dividend paid to the holder had been distributed by Premier to the holder with such shares of Premier common stock then being redeemed by Premier in return for the Cash Merger Consideration and Special Dividend.  If this hypothetical redemption by Premier constitutes an “exchange” under Section 302 of the Code, taking into account the holder’s actual and constructive ownership of Premier common stock under Section 318 of the Code, the gain from the Merger of First Bank to a holder of First Bank common stock will generally be capital gain, which will be long-term capital gain if the shareholder’s holding period for the shares of First Bank common stock surrendered is more than one year at the effective time of the Merger. In general, whether this hypothetical redemption constitutes an "exchange" under Section 302 of the Code will depend upon whether and to what extent the hypothetical redemption reduces the holder's percentage stock ownership in Premier.  The hypothetical redemption will be treated as an "exchange" if, under the principles of Section 302 of the Code, the hypothetical redemption is (a) "substantially disproportionate", (b) "not essentially equivalent to a dividend" or (c) results in a "complete termination" of the holder's interest in Premier.
The hypothetical redemption is not a "complete termination," because no shareholder’s interest will be completely redeemed.
Whether the hypothetical redemption is "not essentially equivalent to a dividend" with respect to the holder will depend on the holder's particular circumstances. In order for the hypothetical redemption to be "not essentially equivalent to a dividend,” the hypothetical redemption must result in a "meaningful reduction" in the holder's percentage stock ownership of Premier's common stock. The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's percentage stock ownership. Accordingly, the hypothetical redemption by Premier should be treated as “not essentially equivalent to a dividend.” The redemption may also be “substantially disproportionate.” If the hypothetical redemption did not constitute an “exchange” under Section 302, the gain would be taxed as an ordinary dividend for U.S. federal income tax purposes to the extent of the holder’s ratable share of accumulated earnings and profits of Premier. To the extent the Special Dividend exceeds the holder's ratable share of accumulated  earnings and profits of Premier, the amount received will be applied against and reduce the holder's adjusted basis in his or her Premier common stock and any excess will be treated as gain  from the sale or exchange of the stock. If gain is treated as an ordinary dividend, such gain would likely be taxable as a qualified dividend under Section 1(h)(11) of the Code subjecting it to capital gains rates, and the First Bank shareholders would not be required to reduce their basis in the Premier common stock received by the amount treated as an ordinary dividend.

Possible Treatment of the Special Dividend as an Ordinary Dividend of First Bank. With regard to the Special Dividend, it is unclear if, for U.S. federal income taxes, the Special Dividend will be treated as part of the consideration paid by Premier in the Merger or if it will be treated as separate consideration paid by First Bank.  However, both Premier and First Bank intend to treat the Special Dividend as part of the Merger Consideration paid by Premier.  If the Special Dividend were to be treated as separate consideration paid by First Bank, the Special Dividend would be treated as a redemption by First Bank of its common stock in return for the Special Dividend.  Whether such redemption would be treated as capital gain or as an ordinary dividend would also be determined under the principles of Section 302 of the Code. Because the redemption is proportionate to the holders of First Bank common stock, it would not qualify as a redemption under section 302 of the Code. Accordingly, the Special Dividend would he treated as an ordinary dividend  for U.S. federal income tax purposes to the extent of the holder’s ratable share of accumulated earnings and profits of First Bank. To the extent the Special Dividend exceeds the holder's ratable share of accumulated  earnings and profits of First Bank, the amount received will be applied against and reduce the holder's adjusted basis in his or her First Bank common stock and any excess will be treated as gain  from the sale or exchange of the stock. For any amount of the Special Dividend treated as an ordinary dividend, the Special Dividend would likely be taxable as a qualified dividend under Section 1(h)(11) of the Code subjecting it to capital gains rates, and the First Bank shareholders would not be required to reduce their basis in the Premier common stock received by the amount treated as an ordinary dividend.  However, as stated above, both Premier and First Bank intend to treat the Special Dividend as part of the Merger Consideration.
Cash in Lieu of Fractional Shares. Holders of First Bank common stock who receive cash in lieu of fractional shares of Premier common stock in the Merger generally will be treated as if the fractional shares of Premier common stock had been distributed to them as part of the Merger, and then redeemed by Premier in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.
Medicare Tax
A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates, and trusts. "Net investment income," for these purposes, means investment income, including ordinary dividends and net gains from taxable dispositions of stock, reduced by the deductions properly allocable to such income. The consideration received by First Bank shareholders in these transactions may result in net investment income causing additional Medicare tax liability. In the case of an individual, the tax will be imposed on the lesser of: (1) the shareholder's net investment income; or (2) the amount by which the shareholder's modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately), $12,300 (for estates and certain trusts) or $200,000 (in any other case). This Medicare tax, if applicable, is reported by a shareholder on, and paid with, the shareholder's federal income tax return.

Backup Withholding and Reporting Requirements
Holders of First Bank common stock, other than certain exempt recipients, may be subject to backup withholding (currently at a rate of 24%) with respect to any cash payment received in the Merger. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter; or (b) otherwise proves to Premier and its exchange agent that the holder is exempt from backup withholding.
Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the Merger.
These opinions of counsel do not address any state, local or foreign tax consequences of the Merger or the Special Dividend.  They are based on certain assumptions and representations as to factual matters from Premier and First Bank, as well as certain covenants by Premier and First Bank.  The opinions cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect.  In addition, the opinions are based on current law and cannot be relied upon if current law changes with retroactive effect.  The opinions of counsel are not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.  Premier and First Bank do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Merger or the Special Dividend.
The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First Bank common stock. Premier and First Bank strongly encourage shareholders of First Bank to consult their tax advisors to determine the particular tax consequences to them of the Merger, including the application and effect of federal, state, local, foreign and other tax laws.

NO PREMIER APPRAISAL RIGHTS

Under the Kentucky Business Corporation Act, holders of Premier common stock are not entitled to appraisal rights in connection with the share issuance proposal or the charter amendment proposal.

IF YOU ARE A PREMIER SHAREHOLDER, THE PREMIER BOARD (WITH MESSRS. REYNOLDS, WALKER, ADKINS, CLINE AND WRIGHT ABSTAINING) RECOMMENDS THAT YOU
VOTE “FOR” PREMIER PROPOSAL 1.

IF YOU ARE A FIRST BANK SHAREHOLDER, THE FIRST BANK BOARD  RECOMMENDS THAT YOU
VOTE “FOR” FIRST BANK PROPOSAL 1.

PREMIER PROPOSAL 2: AMENDMENT OF THE PREMIER ARTICLES OF
INCORPORATION TO INCREASE AUTHORIZED SHARES

The Premier board of directors has adopted, subject to shareholder approval, an amendment to the Premier articles of incorporation to provide for an increase in the number of shares of Premier common stock authorized for issuance from 20,000,000 to 30,000,000.  The approval of this amendment is not a condition to the Merger.  In the event this proposal is adopted by Premier shareholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the filing of articles of amendment with the Secretary of State of the Commonwealth of Kentucky giving effect to the amendment, Premier will file articles of amendment effectuating the amendment increasing the number of authorized shares.

As of June 30, 2018, Premier had approximately 13,362,796 shares of common stock issued and outstanding.  As of June 30, 2018, there were 6,637,204 shares of Premier common stock authorized but unissued, of which 619,519 shares were reserved for issuance under Premier’s stock option plans.  Based on the number of shares of First Bank common stock outstanding as of June 30, 2018, if the Merger is completed, Premier would be required to issue a maximum of approximately 1,593,993 additional shares of Premier common stock to the First Bank shareholders.  Furthermore, based on the options, other equity-based awards and arrangements to purchase or issue First Bank common stock currently outstanding, if the Merger is completed, Premier would reserve for issuance a maximum of approximately 14,668 additional shares of Premier common stock.  The combined 1,608,661 maximum number of Premier shares required by the Merger is less than the current authorized but unissued shares available.  Therefore, the Merger is not contingent on the approval of this proposal.  For a description of the rights of holders of Premier common stock, please see “Comparative Rights of Shareholders” beginning on page 149.

Reasons for the Proposed Amendment

Although the amount of common stock currently authorized under the Premier articles of incorporation will be sufficient to complete the Merger and Premier’s management currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, stock option plans, and other appropriate corporate purposes.  Under some circumstances, it is also possible to use unissued shares of common stock for anti-takeover purposes, but Premier has no present intention to take this action.  The additional shares of Premier common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.

Required Vote for Approval

Adoption of the above-described amendment will require the affirmative vote of a majority of the shares of Premier common stock present or represented at the Premier special meeting, assuming a quorum is present.

The adoption of Premier Proposal 2 is not conditioned upon the adoption of Premier Proposal 1 set forth in this joint proxy statement/prospectus, and the adoption of none of the other proposals set forth in this joint proxy statement/prospectus are conditioned upon the adoption of Premier Proposal 2.

THE PREMIER BOARD RECOMMENDS THAT
YOU VOTE “FOR” PREMIER PROPOSAL NO. 2.

PREMIER PROPOSAL 3 AND FIRST BANK PROPOSAL 2:

ADJOURNMENT OF THE MEETING
In the event that there are not sufficient votes to constitute a quorum, the Merger Agreement and the proposal to issue Premier common stock in the Merger cannot be approved unless the special meetings were adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, Premier and First Bank have submitted the question of adjournment to their respective shareholders as a separate matter for their consideration. The boards of directors of each of Premier and First Bank recommends that its shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the respective company’s shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned, if the meeting is adjourned for 30 days or less.
The affirmative vote of the holders of a majority of the common shares represented in person or by proxy is required to adjourn either of the special meetings.

THE BOARD OF DIRECTORS OF PREMIER AND FIRST BANK EACH RECOMMENDS
 THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

INFORMATION ABOUT
PREMIER AND FIRST BANK

DESCRIPTION OF PREMIER

Premier is a multi-bank holding company and financial holding company that, as of April 9, 2018 operates ten banking offices in Kentucky, three banking offices in Ohio, twenty-five banking offices in West Virginia, four banking offices in Washington, DC, one banking office in Maryland and three banking offices in Virginia. At December 31, 2017, Premier had total consolidated assets of $1.493 billion, total consolidated deposits of $1.273 billion and total consolidated stockholders' equity of $183.4 million. Its banking subsidiaries (the "Premier Subsidiary Banks") consist of Citizens Deposit Bank and Trust, Inc., Vanceburg, Kentucky and Premier Bank, Inc., Huntington, West Virginia.

Information about Premier, including description of business, properties, management’s discussion and analysis of financial condition and results of operations for the year-end 2017, included in Premier’s Annual Report on Form 10-K for the calendar year ended December 31, 2017 is incorporated herein by reference.

Premier’s management’s discussion and analysis of financial condition and results of operations included in Premier’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 is incorporated herein by reference.

The audited consolidated financial statements of Premier as of December 31, 2017 and 2016 and for the three years in period ended December 31, 2017 included in Premier’s Annual Report on Form 10-K for the calendar year ended December 31, 2017 are incorporated herein by reference.

The unaudited consolidated financial statements of Premier for the three month period ended March 31, 2018 and March 31, 2017 included in Premier’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 are incorporated herein by reference.

For further information about Premier, please see “Where You Can Find More Information.”

FIRST BANK

INFORMATION ABOUT FIRST BANK
Organizational History
First Bank of Charleston, Inc. (“First Bank”) is a West Virginia corporation. It was organized on January 14, 2003, and is a state chartered banking corporation.
General
First Bank is a federally insured depository institution offering a wide variety of services that are typical of full service community banks. First Bank primarily engages in retail and commercial banking in its defined geographic market areas.
Retail Banking: Retail banking services to individuals include deposit (demand, savings and time deposit accounts) and lending activities. Principal lending types include installment loans (primarily loans secured by automobiles, consumer goods and deposit accounts), mortgage and home equity loans, overdraft protection, personal credit lines and credit card programs. Mortgage and home equity lending have the lowest risk profile due to the nature of the collateral. Installment loans have an intermediate risk due to the lower principal amounts and the depreciating nature of the collateral. Personal lines and overdraft protection have the highest degree of risk since the loans are generally unsecured or secured by marketable securities. The credit card programs are fee services for originating the relationships and the Bank retains no credit risk.
Commercial Banking: First Bank provides a wide range of financial services to commercial and small business entities. These services include, among others, lending, deposits, letters of credit and cash management services. The lending products are tailored to specific customer needs and are generally secured by various types of collateral, including commercial real estate, accounts receivable and business machinery and equipment. First Bank’s interest rate terms generally include variable rate features, thereby minimizing its exposure to interest rate risk. Commercial lending has a higher risk profile than does retail lending due to the larger dollar amounts involved, the nature of the collateral and a greater variety of economic risks that could potentially affect the loan customer.
First Bank manages its credit risk via a centralized credit administration process. First Bank lending personnel follow established lending limits and authorities based on each individual’s lending expertise and experience. Loan policies and procedures require lending personnel to document and corroborate such items as: loan-to-value and debt coverage ratios, credit history and financial performance of the borrower. When considering loan requests, the primary factors taken into consideration by First Bank are the cash flow and financial condition of the borrower, the value of the underlying collateral, if any, and the character and integrity of the borrower. These factors are evaluated in a number of ways including an analysis of financial statements, credit reviews and visits to the borrower’s place of business. The credit administrator will risk-rate the respective loan customers at the origination date of the loan based upon the strength of the borrower and the structure of the loan. During the term of the loan, the loan officer, along with the credit administrator, will monitor the performance of the loan and modify the risk rating based upon new information, such as current financial information, industry trends or fluctuations in collateral value.

First Bank does not currently participate in any indirect lending or lease financing programs.
Investment Portfolio and Policies: As a complement to its commercial and retail banking activities, First Bank also carries a securities investment portfolio. The level of assets that First Bank holds in securities is dependent upon a variety of factors. Chief among these factors is the optimal utilization of First Bank’s capital. After consideration of loan demand, excess capital is available to allocate to high-quality investment activities that can generate additional income.  In addition to producing additional interest spreads for First Bank, the investment portfolio is used as a source of liquidity, to manage interest rate risk and to meet pledging requirements of First Bank. The investment portfolio is governed by an investment policy designed to provide maximum flexibility in terms of liquidity and to contain risk from changes in interest rates. Individual holdings are diversified, maximum terms and durations are limited and minimum credit ratings are enforced and monitored. First Bank does not engage in trading activities.
Sources of Funding: Liquidity management is the process by which First Bank, through its Asset & Liability Committee and treasury function, ensures that adequate liquid funds are available to meet its financial commitments on a timely basis, at a reasonable cost and within acceptable risk tolerances. These commitments include funding credit obligations to borrowers, withdrawals by depositors, repayment of debt, maintaining adequate collateral for secured deposits and borrowings, payment of operating expenses, funding capital expenditures and maintaining deposit reserve requirements.
Liquidity is derived primarily from core deposit growth and retention; principal and interest payments on loans; principal and interest payments, sale, maturity and prepayment of investment securities; net cash provided from operations; and access to other funding sources. Other funding sources include federal funds purchased lines, Federal Home Loan Bank advances, repurchase agreements, national market certificates of deposit and certificate of deposit account registry services (CDARS).
Market Area

First Bank conducts business from one location in Charleston, West Virginia. First Bank’s primary market area includes the city of Charleston and Kanawha County, West Virginia. As of June 30, 2017, the latest date that deposit information is available, there were 13 commercial banks operating in Kanawha County, West Virginia, and total deposits of approximately $5.3 billion, and First Bank was 7th in the market with deposits of approximately $151.7 million, or 2.8% of total deposits.  As of June 30, 2018, First Bank’s operations in Kanawha County accounted for approximately 78% of the bank’s total loans. Kanawha County is the state’s most populous county with an estimated population of 183,293 and comprised of 81,708 income producing households. Major employment in the area includes federal, state and local governments, tourism, health care, education and manufacturing. Unemployment rates in the Kanawha County area often fall slightly below the state average, with 2017’s average unemployment rate (not seasonally adjusted) being 5.3% versus West Virginia’s statewide average (seasonally adjusted) of 5.4%.

Competition
First Bank experiences significant competition in attracting depositors and borrowers. Competition in lending activities comes principally from other commercial banks, savings associations, insurance companies, governmental agencies, credit unions, brokerage firms, and pension funds. The primary factors in competing for loans are interest rate and overall lending services. Competition for deposits comes from other commercial banks, savings associations, money market funds, and credit unions, as well as from insurance companies and brokerage firms. The primary factors in competing for deposits are interest rates paid on deposits, account liquidity, convenience of office location, and overall financial condition. First Bank believes that its size and community approach provide flexibility, which enables First Bank to offer an array of banking products and services.
First Bank primarily focuses on its local market of Kanawha County, West Virginia, for its products and services. Management believes that First Bank has developed a loyal customer base by focusing on providing and delivering services through an experienced and dedicated staff that is focused on providing a high level of customer service and focusing on being a relationship-based community bank.
First Bank operates under a “needs-based” selling approach that management believes has proven successful in serving the financial needs of most customers. It is not First Bank’s strategy to compete solely on the basis of interest rate. Management believes that a focus on customer relationships and service will promote continued customers’ use of First Bank’s financial products and services and will lead to enhanced revenue opportunities.

Supervision and Regulation

As indicated above, First Bank is a West Virginia state chartered banking corporation and it operates from a single location in Charleston, West Virginia.  First Bank is subject to examination and supervision by the Federal Deposit Insurance Corporation (the “FDIC”) and the West Virginia Division of Financial Institutions. The deposits of First Bank are insured by the FDIC.
Payment of Dividends
For the June 30, 2018 payment date, First Bank declared cash dividends to its common shareholders of $0.20 per share.
Dividends are subject to the capital rules of the FDIC.  As of December 31, 2017, First Bank was “well capitalized” under Basel 3 Capital Rules. Therefore, as long as First Bank remains “well capitalized” or even becomes “adequately capitalized,” there would be no basis to limit the ability of First Bank to pay dividends because it had not become undercapitalized, significantly undercapitalized or critically undercapitalized. First Bank is subject to “capital buffer” rules, which will require First Bank to have capital levels above the regulatory minimums in order to pay dividends.
All financial institutions are subject to the prompt corrective action provisions set forth in Section 38 of the Federal Deposit Insurance Act (the “FDI Act”). Immediately upon a bank receiving notice, or being deemed to have notice, that the bank is undercapitalized, significantly undercapitalized, or critically undercapitalized, as defined in Section 38 of the FDI Act, the bank is precluded from being able to pay dividends to its shareholders based upon the requirements in Section 38(d) of the FDI Act, 12. U.S.C. § 1831o(d).

If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice which, depending on the financial condition of the bank, could include the payment of dividends, such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FDIC has issued policy statements which provide that insured banks should generally only pay dividends out of current operating earnings.
In certain circumstances, defined by regulation relating to levels of earnings and capital, advance notification to, and in some circumstances, approval by the regulator could be required to declare a dividend or repurchase or redeem capital instruments.
FDIC Insurance
FDIC insurance premiums are assessed by the FDIC using a risk-based approach that places insured institutions into categories based on capital and risk profiles. In 2017, First Bank paid deposit insurance premiums less than those paid in 2016 and 2015. The decrease was due to First  Bank’s improving capital, net income and loan quality financial ratios used to calculate the assessment rate which gradually decreased assessment expense from $175,694 in 2015, to $153,047 in 2016 and to $103,687 in 2017.
Capital Requirements
The FDIC has issued risk-based capital ratio and leverage ratio guidelines for banks. The risk-based capital ratio guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, banks must maintain capital sufficient to meet both a risk-based asset ratio test and a leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher weightings being assigned to categories perceived as representing greater risk. A bank’s capital is then divided by total risk-weighted assets to yield the risk-based ratio. The leverage ratio is determined by relating core capital to total assets adjusted as specified in the guidelines.
Generally, under the applicable guidelines, a financial institution’s capital is divided into two tiers. “Tier 1,” or core capital, includes common equity, qualifying noncumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and, with certain limited exceptions, all other intangible assets. In addition, banks may include certain restricted capital instruments, including qualifying cumulative perpetual preferred stock and qualifying trust preferred securities, in their Tier 1 capital, up to a limit of 25% of Tier 1 capital. “Tier 2,” or supplementary capital, includes, among other things, portions of trust preferred securities and cumulative perpetual preferred stock not otherwise counted in Tier 1 capital, as well as perpetual preferred stock, intermediate-term preferred stock, hybrid capital instruments, perpetual debt, mandatory convertible debt securities, term subordinated debt, unrealized holding gains on equity securities, and the allowance for loan and lease losses, all subject to certain limitations. “Total capital” is the sum of Tier 1 and Tier 2 capital.

The FDIC requires that all intangible assets, with certain limited exceptions, be deducted from Tier 1 capital. Under the FDIC’s rules, the only types of intangible assets that may be included in (i.e., not deducted from) a bank’s capital are readily marketable mortgage servicing assets, non-mortgage servicing assets, and purchased credit card relationships, provided that, in the aggregate, the amount of these items included in capital shall be the lesser of 90% of their fair value or 100% of their book value.
Under the risk-based guidelines, financial institutions are required to maintain a risk-based ratio, which is total capital to risk-weighted assets, of at least 8%, of which at least 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when a financial institution’s circumstances warrant.
The federal regulatory authorities’ risk-based capital guidelines are based upon agreements reached by the Basel Committee on Banking Supervision (the “Basel Committee”). The Basel Committee is a committee of central banks and bank supervisors and regulators from the major industrialized countries that develops broad policy guidelines for use by each country’s supervisors in determining the supervisory policies they apply. In December 2010, the Basel Committee issued a strengthened set of international capital and liquidity standards for banks and bank holding companies, known as “Basel III.” In July 2013, the U.S. federal banking agencies issued a joint final rule that implements the Basel III capital standards and establishes the minimum capital levels required under the Dodd-Frank Act. The rule was effective January 1, 2015 subject to a transition period providing for full implementation on January 1, 2019.
The final capital rule establishes the following minimum capital levels banks and bank holding companies will be required to maintain: (i) Tier 1 common equity ratio of at least 4.5%, (ii) Tier 1 capital ratio of at least 6%, (iii) total capital ratio (Tier 1 and Tier 2 capital) of at least 8%; and (iv) a non-risk-based leverage ratio (Tier 1 capital to average consolidated assets) of 4%. Additionally, when the final capital rule is fully implemented, it will require an institution to maintain a 2.5% common equity Tier 1 capital conservation buffer over the minimum risk-based capital requirements to avoid restrictions on the ability to pay dividends, to pay discretionary bonuses to executive officers, and to engage in share repurchases. The final capital rule permanently grandfathers trust preferred securities issued before May 19, 2010 for institutions of less than $15 billion in size, subject to a 25% limit of Tier 1 capital. The final capital rule also increases the required capital for certain categories of assets, including high-volatility construction real estate loans and certain exposures related to securitizations and off-balance sheet instruments; however, the final capital rule maintains the current capital treatment of residential mortgages.
The risk-based capital standards of the FDIC specify that evaluations by the banking agencies of a bank’s capital adequacy will include an assessment of the exposure to declines in the economic value of the bank’s capital due to changes in interest rates. These banking agencies issued a joint policy statement on interest rate risk describing prudent methods for monitoring such risk that rely principally on internal measures of exposure and active oversight of risk management activities by senior management.

Failure to meet applicable capital guidelines could subject a financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC, as well as to the measures described below under “Prompt Corrective Action” as applicable to undercapitalized institutions.
As of December 31, 2017, First Bank’s Tier 1 and total capital to risk-adjusted assets ratios were 16.7% and 18.0%, respectively. As of December 31, 2017, First Bank had capital in excess of the minimum requirements. As of December 31, 2017, First Bank was well capitalized under the applicable regulatory guidelines.
Prompt Corrective Action
The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) requires federal banking regulatory authorities to take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.
Effective January 1, 2015, an institution is deemed to be “well-capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 8% or greater, a Tier 1 leverage ratio of 5% or greater, and a new common equity Tier 1 ratio of 6.5% or greater, and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 6% or greater, generally a Tier 1 leverage ratio of 4% or greater, and a new common equity Tier 1 ratio of 4.5% or greater, and the institution does not meet the definition of a “well-capitalized” institution. An institution that does not meet one or more of the “adequately capitalized” tests is deemed to be “undercapitalized.” If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 4%, or a Tier 1 leverage ratio that is less than 3%, it is deemed to be “significantly undercapitalized.” No changes were made to the definition of a “critically undercapitalized” institution.
FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a cash dividend, if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt and/or trust preferred securities. In addition, critically undercapitalized institutions are subject to appointment of a receiver or conservator within 90 days of becoming critically undercapitalized.

Gramm-Leach-Bliley Act
Under the Gramm-Leach-Bliley Act (the “GLB Act”), banks are no longer prohibited from associating with, or having management interlocks with, a business organization engaged principally in securities activities. By qualifying as a “financial holding company,” as authorized under the GLB Act, a bank holding company acquires new powers not otherwise available to it. First Bank has not elected to become a financial holding company under the GLB Act.
Financial holding company powers relate to “financial activities” that are determined by the FDIC, in coordination with the Secretary of the Treasury, to be financial in nature, incidental to an activity that is financial in nature, or complementary to a financial activity, provided that the complementary activity does not pose a safety and soundness risk. The GLB Act itself defines certain activities as financial in nature, including but not limited to: underwriting insurance or annuities; providing financial or investment advice; underwriting, dealing in, or making markets in securities; merchant banking, subject to significant limitations; insurance company portfolio investing, subject to significant limitations; and any activities previously found by the FDIC to be closely related to banking.
National and state banks are permitted under the GLB Act, subject to capital, management, size, debt rating, and CRA qualification factors, to have “financial subsidiaries” that are permitted to engage in financial activities not otherwise permissible. However, unlike financial holding companies, financial subsidiaries may not engage in insurance or annuity underwriting; developing or investing in real estate; merchant banking (for at least five years); or insurance company portfolio investing.
Dodd-Frank Act
The Dodd-Frank Act contains numerous and wide-ranging reforms to the structure of the U.S. financial system. Portions of the Dodd-Frank Act are effective at different times, and many of the provisions are general statements directing regulators to draft more detailed rules. Although the full scope of the Dodd-Frank Act’s impact remains somewhat unclear, management expects that it will, over time, reduce revenue and increase expenses.
Bank holding companies will be subjected to increased capital requirements (as discussed above). A provision known as the “Volcker Rule” limits First Bank’s ability to engage in proprietary trading, as well as its ability to sponsor or invest in hedge funds or private equity funds. In December 2013, U.S. federal banking agencies issued joint final rules implementing this provision. The rules were effective April 1, 2014. Additionally, an interim final rule was issued in January 2014 that exempts investments in certain collateralized debt obligations backed primarily by trust preferred securities from the provisions of the Volcker Rule. This interim final rule issued in January 2014 did not have a material impact on First Bank.
The Dodd-Frank Act makes several changes affecting the securitization markets that may affect a bank’s ability or desire to use those markets to meet funding or liquidity needs. One of these changes calls for federal regulators to adopt regulations requiring the sponsor of a securitization to retain at least 5% of the credit risk, with exceptions for “qualified residential mortgages.”

All banks and other insured depository institutions have increased authority to open new branches across state lines (as discussed above).  A provision authorizes insured depository institutions to pay interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.  While no changes have been made to the First Bank’s account offerings, this provision has the potential to increase First Bank’s interest expense. The Consumer Financial Protection Bureau (the “Consumer Bureau”), created by the Dodd-Frank Act, has the authority to write rules implementing numerous consumer protection laws applicable to all banks.
Consumer Protection Laws
In connection with its lending and leasing activities, all banks are subject to a number of federal and state laws designed to protect consumers and promote lending and other financial services to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Electronic Fund Transfer Act, and, in some cases, their respective state law counterparts. The new Consumer Bureau created by the Dodd-Frank Act now has consolidated authority to write regulations implementing these and other laws. First Bank's consumer financial products and services will be subject to the Consumer Bureau’s regulations. As an institution with assets of less than $10 billion, First Bank will continue to be examined by the FDIC for compliance with these rules. Relating to mortgage lending, the Dodd-Frank Act authorized the Consumer Bureau to issue new regulations governing the ability to repay (“ATR”), qualified mortgages (“QM”), mortgage servicing, appraisals and compensation of mortgage lenders, all of which have been issued and have taken effect. They limit the mortgage products offered by First Bank and have an impact on timely enforcement of delinquent mortgage loans. In addition, the Dodd-Frank Act required the FDIC to write rules to limit debit card interchange fees to those “reasonable and proportional” to the cost of transactions, which were effective on October 1, 2011. Even though the limits on debit card interchange fees apply only to institutions with more than $10 billion in assets, market forces may over time limit debit card interchange fees as a source of revenue for all banks, including smaller banks such as First Bank.
Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.
The CRA requires First Bank’s primary federal bank regulatory agency, the FDIC, to assess First Bank’s record in meeting the credit needs of the communities served by the bank, including low and moderate-income neighborhoods and persons. Institutions are assigned one of four ratings: “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” This assessment is reviewed when a bank applies to merge or consolidate with or acquire the assets or assume the liabilities of an insured depository institution, or to open or relocate a branch office. First Bank’s current CRA rating is “Satisfactory” as a result of an FDIC exam in 2016.

Anti-Money Laundering Initiatives and the USA Patriot Act
A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA PATRIOT Act of 2001 (the “USA Patriot Act”) substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The United States Treasury Department has issued various implementing regulations which apply certain requirements of the USA Patriot Act to financial institutions, such as First Bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure of First Bank to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for First Bank.

Future Legislation
Various other legislative and regulatory initiatives are from time to time introduced in Congress and state legislatures, as well as regulatory agencies. Such legislation may change banking statutes and the operating environment of First Bank in substantial and unpredictable ways, and could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance depending upon whether any of this potential legislation will be enacted, and if enacted, the effect that it or any implementing regulations, would have on the financial condition or results of operations of First Bank.
First Bank is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or laws could have a substantial impact on First Bank and its operations. Additional legislation and regulations that could significantly affect its powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on its financial condition and results of operations.
Further, First Bank’s regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by financial institutions and holding companies in the performance of their supervisory and enforcement duties.
Monetary Policy and Economic Conditions
The business of financial institutions is affected not only by general economic conditions but also by the policies of various governmental regulatory agencies, including the Federal Reserve. The Federal Reserve regulates money and credit conditions and interest rates to influence general economic conditions primarily through open market operations in U.S. government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against depository institutions’ deposits. These policies and regulations significantly affect the overall growth and distribution of loans, investments and deposits, and the interest rates charged on loans, as well as the interest rates paid on deposits and accounts.

The monetary policies of the Federal Reserve have had a significant effect on the operating results of financial institutions in the past and are expected to continue to have significant effects in the future. In view of the changing conditions in the economy and the money markets, and the activities of monetary and fiscal authorities, First Bank cannot predict future changes in interest rates, credit availability, or deposit levels.
Effect of Environmental Regulation
First Bank’s primary exposure to environmental risk is through its lending activities. In cases when management believes environmental risk potentially exists, First Bank mitigates its environmental risk exposures by requiring environmental site assessments at the time of loan origination to confirm collateral quality as to commercial real estate parcels posing higher than normal potential for environmental impact, as determined by reference to present and past uses of the subject property and adjacent sites.
With regard to residential real estate lending, management reviews those loans with inherent environmental risk on an individual basis and makes decisions based on the dollar amount of the loan and the materiality of the specific credit.
First Bank anticipates no material effect on anticipated capital expenditures, earnings, or competitive position as a result of compliance with federal, state, or local environmental protection laws or regulations.

Employees

As of June 30, 2018, First Bank employed 23 full-time equivalent employees.

Properties

First Bank owns its principal office at 201 Pennsylvania Avenue, in Charleston, West Virginia. The building, which approximates 20,000 square feet in size, is partially used by First Bank in its operations.  First Bank leases approximately 7,500 square feet to an engineering firm and an insurance agency.  First Bank’s sole location is considered well suited for its current needs. The location has full-service banking available including drive-in banking services. Space is ample and no significant modifications are required.

Legal Proceedings

There is presently only one legal proceeding in which First Bank is a named party.  Said legal proceeding is basically routine litigation incidental to First Bank’s business. In management’s opinion, based upon advice of counsel, the resolution of this legal proceeding will not have a material impact on the financial position or results of operation of First Bank.

FIRST BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – FULL YEAR 2017

First Bank is a state chartered commercial bank headquartered in Charleston, West Virginia.  The institution has no additional branches, and provides traditional banking services primarily in the local market area of Kanawha County.  The market is competitive with a number of regional banks and local credit unions offering similar banking services.  As a result, management faces challenges garnering both loans and deposits.

When used herein the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including among other things, changes in economic conditions in First Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in First Bank’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. First Bank wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. First Bank wishes to advise readers that the factors listed above could affect First Bank’s financial performance and could cause First Bank’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

First Bank does not undertake, and specifically declines any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following analysis of financial condition and results of operations should be read in conjunction with First Bank’s Financial Statements and Notes thereto.  For a discussion of risk factors that could affect First Bank’s performance see pages 131 through 133.

Critical Accounting Policies and Estimates

General

The discussion and analysis of First Bank’s results of operations and financial condition are based upon First Bank’s Financial Statements which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of the Financial Statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, income and expense, and the related disclosures of contingent assets and liabilities at the date of these Financial Statements.  Accounting estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period and would materially affect First Bank’s Financial Statements as of or for the periods presented.  Management believes that the estimates and assumptions contained in First Bank’s Financial Statements are reasonable; however, actual results may differ significantly from these estimates and assumptions which could have a material effect on the carrying value of First Bank’s assets and liabilities at the balance sheet dates and on the results of operations for the reporting periods.  Critical accounting policies are considered to be those accounting policies that involve significant estimates and assumptions by management, which may have a material effect on the carrying value of certain assets and liabilities.  Management has identified First Bank’s critical accounting policies to be those related to the allowance for loan losses, deferred tax assets, fair value of securities, and other-than-temporary impairment.  For a description of First Bank’s significant accounting policies see Note 1 to First Bank’s most recent Financial Statements.

Allowance for loan losses

The provision for loan losses is based upon management’s evaluation of the adequacy of the allowance for loan losses.  The evaluation process includes an assessment of known and inherent risks in the portfolio which considers the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions.  Although management uses the best information available, the level of the allowance for loan losses remains an estimate, which is subject to significant judgment and short-term change.  Various regulatory agencies periodically review First Bank’s allowance for loan losses.  Such agencies may require First Bank to make additional provisions for loan losses based upon information available to them at the time of their examination.  A majority of First Bank’s loans are secured by real estate and accordingly, the ability to collect a substantial portion of the carrying value of First Bank’s loan portfolio is susceptible to changes in local real estate market conditions and may be adversely affected should real estate values decline.  Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond First Bank’s control.  For further discussion of the allowance for loan losses see the “Asset Quality” section of management’s discussion and analysis.

Deferred Tax Assets

First Bank accounts for income taxes according to the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.  An estimate of probable income tax benefits that will not be realized in future years is required in determining the necessity for a valuation allowance for deferred tax assets.  There was no deferred tax asset valuation allowance at December 31, 2017 or 2016.  The information used by management to make this estimate is described later in management’s discussion and analysis under “Income Taxes.”  A summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 can be found in Note 9 to First Bank’s Financial Statements.

Fair Value of Securities

First Bank carries its available for sale investment securities at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. On January 1, 2008, First Bank adopted ASC 820 Fair Value Measurement, which established a three-level valuation hierarchy for disclosure of fair value measurements.  The categorization of a security within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  Therefore, for securities classified in levels 1 and 2 of the hierarchy, where inputs are principally based on observable market data, there is less judgment applied in arriving at a fair value measurement.  For securities classified within level 3 of the hierarchy, judgements are more significant.  First Bank reviews and updates the fair value hierarchy classifications on a quarterly basis.  Changes from one quarter to the next related to the observability in inputs to a fair value measurement may result in a reclassification between hierarchy levels.

The following table summarizes First Bank’s balances of investment securities measured at fair value on a recurring basis as of December 31, 2017, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available for Sale:
Taxable Securities	$--	$35,976	$--	$35,976
Tax Exempt Securities	--	5,764	--	5,764
Total	$--	$41,740	$--	$41,740

For further discussion of available for sale securities and fair value measurement under ASC 820 see Note 3 and Note 15 to First Bank’s Financial Statements.

Other-Than–Temporary Impairment

Management evaluates First Bank’s available for sale securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Analysis of the available for sale securities for potential other-than-temporary impairment is considered under the ASC 320, Debt and Equity Securities impairment model, and includes the following factors: the length of time and extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer including specific events; First Bank’s intent and ability to hold the investment to the earlier of maturity or recovery in market value; the credit rating of the security; the implied and historical volatility of the security; whether market decline was affected by macroeconomic conditions or by specific information pertaining to an individual security; and any downgrades by rating agencies. As applicable under ASC320, First Bank considers a decline in fair value to be other-than-temporary if it is probable that First Bank will not recover its recorded investment, when an adverse change in cash flows has occurred.  For further discussion of management’s evaluation of available for sale for other-than-temporary impairment see Note 3 to First Bank’ Financial Statements.

Results of Operations

Overview

A financial institution’s primary sources of revenue are generated by interest income on loans, investments and other earning assets, while its most significant expenses are produced by the funding of these assets with interest bearing liabilities.  Active management of these sources and uses of funds is critical in attaining a financial institution’s optimal profitability while maintaining a manageable amount of credit risk and interest rate risk.

First Bank recorded net income for the period ending December 31, 2017 of $1,105,000, or $1.07, per share, compared to net income of $1,525,000, or $1.49 per share in 2016 and net income of $641,000, or $0.63 in 2015.  The decrease in earnings for 2017 is largely due to increasing cost of funds, decline in interest income on loans and an increase in loan loss provision.  The returns on shareholders’ equity and average assets were 4.98% and 0.57% in 2017 compared to 7.02% and 0.77% in 2016.

Net interest income decreased $469,000, or 6.96%, in 2017 compared to a $456,000, or 6.34%, decrease between the years ending 2016 and 2015. The decrease in interest income during 2017 is largely due to declining loan portfolio average balances to $141,746,000 in 2017 as compared to $147,615,000 in 2016. Additionally, interest expense increased during 2017 by $215,000, or 18.74% compared to 2016, due to higher rates paid to retain deposits.  Noninterest income increased $51,000 or 14.9% in 2017 when compared to 2016, which was primarily driven by a reduction in loss from sale or write-down of OREO recognized in 2017 totaling $52,000 compared to $139,000 in 2016.  A decrease in total noninterest expense of $143,000 in 2017 when compared to 2016 is largely due to a $207,000, or 9.40%, decrease in salaries and employee benefits.  The Bank recognized an increase of $40,000 in equipment depreciation expense, compared to 2016, relating to the purchase of a natural gas generator used for backup power to First Bank’s only location at 201 Pennsylvania Ave and the purchase of two cash recyclers for the branch lobby and drive-in.

On January 21, 2016, First Bank redeemed all of the Series C Preferred Stock from the U.S. Department of Treasury related to the Qualified Small Business Lending (QSBL) Program.   The redemption was reviewed and approved by the Federal Deposit Insurance Corporation and West Virginia Division of Financial Institutions, which did not cause the Bank to become less than “well capitalized” for Federal prompt Corrective Action purposes.  The total redemption of $3,347,000 reduced stockholder’s equity.  For further discussion on the preferred stock, see Note 14 to First Bank’s Financial Statements.

Book value per common share was $21.55, $21.22 and $23.95 at December 31, 2017, 2016 and 2015, respectively.  Basic and diluted earnings per share were $1.07 for 2017, as compared to $1.49 for 2016 and $0.63 for 2015. Dividends paid per common share were $0.80 in 2017 and $0.60 for both 2016 and 2015.  Dividends paid per Class C Preferred share were zero in 2017, $3.06 through date of redemption in 2016, and $10.00 in 2015.  The key components of revenue and expense are discussed in the following paragraphs.

Analysis of Net Interest Income

Net interest income, which is the sum of interest earned and certain fees generated by earning assets minus interest paid on deposits and other funding sources, is the principal source of First Bank’s earnings. In 2017, net interest income totaled $6,265,000, a decline of $469,000 from $6,734,000 in 2016, and a further decline of $456,000 from $7,190,000 in 2015. Interest income decreased $253,000, reflecting a 4 basis point decline in the average yield on earning assets, to 4.09% in 2017 from 4.13% in 2016. The decrease in interest income was a result of average earning assets decreasing $4,342,000, or 2.28%, in 2017.  Average investment balances increased $1,914,000 which partially offset the $5,869,000 decrease in average loans.  Interest expense increased $215,000 in 2017 and $137,000 in 2016.  During 2017 total deposits remained relatively flat in total; however, certificates of deposits increased $9,063,000, or 13.02%, and interest bearing transaction accounts decreased $8,656,000, or 13.55%, on average.  The average rate paid on certificates of deposits during 2017 was approximately 75 basis points higher than the rate paid on interest bearing transaction accounts, resulting in an increase in the cost of funds.   The average yield on total deposits increased 15 basis points to 0.84% in 2017 from 0.69% in 2016, and an additional 4 basis points from 0.65% in 2015.

Loans, the highest yielding component of earning assets, represented 76.1% of average earning assets in 2017, 77.4% in 2016 and 75.9% in 2015. The average yield on loans increased 2 basis points to 4.81% from 4.79% in 2016 and remained relatively flat when compared with 4.78% in 2015.  Prime rate, a key index to which a substantial portion of First Bank’s loan rates are tied,  has increased a total of 100 basis points when comparing December 31, 2017’s rate of 4.50% compared to December 31, 2015 a rate of 3.50%.  While this key index has increased for many existing loans, the competitive pressures within the lending market area has prevented First Bank from capturing this full benefit in new loan pricing.  Nonaccrual loans for period ending December 31, 2017 were $2,559,000, $2,182,000 in 2016 and $3,679,000 in 2015.

Average investments, consisting of investment securities, federal funds and other short-term investments, increased $1,527,000, or 3.54%, in 2017 from 2016, compared to decreasing $4,892,000, or 10.20%, in 2016 from 2015.  The increase in average investments in 2017, primarily in the mortgage back securities category, was to replace loan balance decline and generate future cash flow. The average yield on investments declined 12 basis points in 2017 from 2016 and a further decline of 11 basis points in 2016 compared to 2015.  The yield decline was mostly attributed to maturities of higher yielding corporate bonds being reinvested at lower yield securities rates in 2017 and 2016.

Funding for earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The percentage of average earning assets funded by average interest-bearing liabilities remained relatively consistent at 82.7% in 2017, 84.1% in 2016 and 83.4% in 2015. Average interest bearing deposits, which represent 86.9% of average interest bearing liabilities in 2017, remained flat at $133,904,000 compared to $133,497,000 in 2016. Average borrowings declined, by $6,793,000 in 2017 and $15,730,000 in 2016, which was partially offset by an increase in National Market brokered certificates of deposit as an additional funding source.   The cost of interest-bearing funds increased 16 basis points to 0.88% in 2017 from 0.72% in 2016, compared to an 11 basis points increase in 2016 from a cost of 0.61% in 2015.  The increases in the cost of deposits in 2017 and 2016 reflected the significant increase in short-term interest rates, which are used to price First Bank’s deposits, as well as the competitive pricing pressure for both retention of deposits and attracting new deposits in the local markets.  The cost of brokered certificates of deposits as well as borrowings also increased significantly during the same timeframes.  For more details, see comments under the “Deposits” section of the management discussion.

The net interest margin, which is net interest income as a percentage of average interest-earning assets, was 3.36%, 3.53% and 3.61% in 2017, 2016 and 2015 respectively.  The compression in the net interest margin reflects the increase in the average interest bearing liability yield and the decrease in loan balances due to charge-offs and significant large relationship payoffs.  The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and the average interest paid on interest-bearing liabilities, was 3.21%, 3.42% and 3.51% in 2017, 2016 and 2015 respectively.  The decline in the net interest spread in 2017 is primarily attributable to the increase in the cost of funds.

The following tables present the average balances, net interest income and interest yields/rates for 2017, 2016 and 2015 and an analysis of the dollar changes in interest income and interest expense.

Distribution of Assets, Liabilities and Stockholders' Equity Yields and Rates
For the Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

	2017			2016			2015
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Loans	$141,746	$6,820	4.81%	$147,615	$7,068	4.79%	$151,225	$7,235	4.78%
Investment securities	42,455	785	1.85%	40,541	801	1.97%	46,227	962	2.08%
Interest-earning bank balances	125	1	0.77%	77	0	0.49%	200	0	0.04%
Federal funds sold	2,030	22	1.08%	2,465	12	0.49%	1,548	4	0.23%
Total earning assets	186,356	7,628	4.09%	190,698	7,881	4.13%	199,200	8,201	4.12%
Allowance for loan losses	(1,641)			(1,878)			(2,270)
Cash and due from banks	2,740			2,934			2,952
Other assets	5,702			6,736			6,538
Total assets	$193,157			$198,490			$206,420

Liabilities and Stockholders' Equity
NOW, Savings and money market accounts	$55,211	$222	0.40%	$63,866	$246	0.39%	$67,971	$267	0.39%
Certificates of deposit	78,694	908	1.15%	69,630	678	0.97%	55,513	530	0.96%
Total interest-bearing deposits	133,905	1,130	0.84%	133,496	924	0.69%	123,484	797	0.65%
Short-term borrowings	17,688	193	1.09%	24,531	197	0.80%	40,370	191	0.47%
Long-term borrowings (1)	2,467	40	1.61%	2,417	26	1.09%	2,307	23	0.99%
Total interest-bearing liabilities	154,060	1,363	0.88%	160,444	1,147	0.72%	166,161	1,011	0.61%
Non-interest bearing deposits	16,271			15,693			14,818
Other liabilities (2)	420			374			237
Total liabilities	170,751			176,511			181,216
Shareholders' equity	22,406			21,979			25,204
Total liabilities and shareholders' equity	$193,157			$198,490			$206,420

Net interest income		$6,265			$6,734			$7,190
Net interest rate spread (2)			3.21%			3.42%			3.51%
Net interest margin (3)			3.36%			3.53%			3.61%
Average interest-earning assets to interest-bearing liabilities	120.96%			118.86%			119.88%

(1) The Long Term Borrowings were determined based upon a period end for 4 quarters averaged. The total for borrowings represents a year-to-date average.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

     The above table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated.  No tax-equivalent yield adjustments were made, as the effect thereof was not material.  All average balances are year-to-day average balances.  Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.  The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

Interest Rates and Interest Differential
Analysis of Changes in Net Interest Income
(In thousands)

	Year Ended December 31,			Year Ended December 31,
	2017 vs. 2016			2016 vs. 2015
	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest-earning assets:
Loans	$(281)	$33	$(248)	(173)	$6	$(167)
Investment securities	38	(54)	(16)	(118)	(43)	$(161)
Cash and due from banks	1	0	1	0	0	$0
Federal funds sold	(2)	12	10	2	6	$8
Total interest-earning assets	$(244)	$(9)	$(253)	$(289)	$(31)	$(320)

Interest bearing liabilities:
NOW, savings and money market accounts	$(33)	$9	$(24)	$(16)	$(5)	$(21)
Certificates of deposit	88	142	$230	135	13	$148
Total deposits	55	151	206	119	8	127
Short-term borrowings	(55)	51	$(4)	(75)	81	$6
Long-term borrowings	1	13	$14	1	2	$3
Total interest-bearing liabilities	$1	$215	$216	$45	$91	$136

Change in net interest income	$(245)	$(224)	$(469)	$(334)	$(122)	$(456)

Noninterest Income

Noninterest income consists primarily of service charges on deposits and other fee-based services, as well as net gains on the sales of investment securities and loans.  Noninterest income increased $51,000 or 14.9% in 2017 when compared to 2016, which was primarily driven by a reduction in loss from sales or write-downs of Other Real Estate Owned “OREO” recognized in 2017 which totaled $51,000 compared to $139,000 in 2016.  The net losses or gains on sale of OREO are included in noninterest income, such that the losses from these sales reduced total noninterest income in both 2017 and 2016 and, conversely, gains increased total noninterest income in 2015 in the amount of $11,000.

First Bank recorded an other-than-temporary impairment charge in 2017 of $27,500 from the write down of an investment in subordinated debt to fair value. Noninterest income decreased $998,000 in 2016 compared to 2015 which is largely due to an $850,000 gain on the sale of a security, 8% non-cumulative convertible preferred stock of a financial institution, in 2015. The remaining $150,000 decrease in noninterest income from 2015 to 2016 was attributable to the net loss on the sale of OREO properties during 2016.

Noninterest Expense

Noninterest expense for 2017 totaled $3,868,000, or 2.0% of average assets, compared to $4,011,000, or 2.0% of average assets, for 2016.  The decrease of $143,000 in noninterest expense in 2017 when compared to 2016 is largely due to a $207,000 reduction in salaries and employee benefits.  The average number of employees remains fairly consistent over the three year period, 2017, 2016 and 2015, in a range of 28 to 29 employees; however, salary expense decreased in 2017 by $85,000, or 9.4%, and health and dental insurance decreased by $99,000. The FDIC insurance assessment was lower when compared to 2016, in the amount of $47,000 or 24.5%, due to rule changes in the method of calculating the assessment. Some of this expense reduction was offset by an increase of $142,000 in loan expense due to legal expenses on a bankruptcy filing of a larger credit relationship.  The remaining variance in noninterest expense was depreciation of equipment which increased by $40,000 in 2017, due to installation of a generator to provide backup power to First Bank’s only location at 201 Pennsylvania Ave, Charleston WV, and the purchase of two cash recyclers for the branch lobby and drive-in.

Noninterest expense for 2016 increased $34,000, or 0.90%, when compared to noninterest expense in 2015 of $3,977,000.  The significant fluctuations in noninterest expense from 2015 to 2016 were due to data processing expense, which increased $51,000, or 32%, and auditing and accounting expense, which increased $40,000, or 30%, because of the internal audit function, beginning in 2016.  Most of this increase of noninterest expense during 2016 was offset by cost savings in FDIC insurance assessments of $36,000 due to changes in required calculation methodology and $57,000 reduction in deferred loan fee due to early payoff of a significant loan relationship.

Income Taxes

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. The evaluation of a tax position taken is considered by itself and not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are recognized in noninterest expense on the statements of operations.

First Bank accounts for deferred income taxes according to the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is generally recognized in income in the period that includes the enactment date. Valuation allowances are established against certain deferred tax assets when it is more likely than not that the deferred tax assets will not be realized. Increases or decreases in the valuation allowances are charged or credited to the income tax provision.  Application of this "critical accounting policy" involves judgments, estimates, and uncertainties that are susceptible to change.

There was no deferred tax valuation allowance at December 31, 2017 and 2016 and there were no unrecognized tax benefits for years ending 2017 and 2016.   First Bank has had a strong earnings history, no cumulative losses prior to 2017 and no history of operating losses or tax credit carryforwards expiring unused.  In the past three years, 2017, 2016 and 2015, earnings were impacted by significant charges to the provision for loan losses as write down of loan balances were recognized, due to a slowdown  in the West Virginia economy and related impacts on the coal industry.  These unsettled economic circumstances are not expected to adversely affect profit levels on a continuing basis in the future years.  A summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 can be found in Note 9 to First Bank’s Financial Statements.

First Bank recorded income tax for the year ended December 31, 2017 in the amount of $502,000 based on a pretax income of $1,607,000.  In 2016 and 2015, First Bank incurred income tax expense of $980,000 and $565,000, respectively. Income tax expense decreased $479,000 in 2017 compared to 2016, reflecting the $909,000 decrease in net income before taxes, as well as a decrease in Federal tax rates due to legislation enacted during the year.  In 2017, First Bank’s effective tax rate was 31.1% compared to 39.0% in 2016 and 45.5% in 2015.

Financial Condition

Overview

Total assets were $188,800,000 at December 31, 2017, a decrease of $7,082,000 or 3.62%, compared to $195,882,000 at December 31, 2016.  The decrease in First Bank’s assets reflects an $11,109,000 decrease in loan balances, $701,000 decrease in cash and due and decrease in other assets of $932,000 which was partially offset by an increase in securities of $970,000 and fed funds sold of $4,648,000.

Total liabilities were $166,591,000 at December 31, 2017, a decrease of $7,572,000, or 4.35%, compared to $174,163,000 at December 31, 2016, primarily due to a decrease of $3,118,000 in deposits and a $4,490,000 decrease in borrowings.  Total stockholders’ equity was $22,209,000 at December 31, 2017, an increase of $490,000, or 2.26%, compared to December 31, 2016.  The book value per share of common stock issued and outstanding at December 31, 2017 was $21.55, an increase of $0.33 per share from $21.22 per share at December 31, 2016.

Analysis of Loans

Gross loans at December 31, 2017 decreased $11,085,000 to a balance of $134,290,000, compared to $145,375,000 at December 31, 2016. Commercial real estate loans totaling $74,474,000 decreased $6,405,000, or 7.92%, during 2017, as a result of higher payoffs and $1,325,000 in charge-offs. First Bank’s residential real estate loans totaling $29,195,000 decreased $2,273,000, or 7.22%, due to repayments and a slowing of demand in the Kanawha County market area. Commercial loan balances totaling $29,672,000 decreased by $2,155,000, or 6.77%, and installment loans decreased $276,000 to a balance of $1,147,000.  Net unamortized loan origination costs (fees) totaled negative $199,000 for 2017 compared to negative $222,000 for 2016.  Average loans decreased 3.98% in 2017, compared to 2016. The following table presents the percentage composition of the loan portfolio.

	December 31,

Composition of loan portfolio:	2017	2016	2015	2014	2013
Commercial	22.1%	21.9%	23.7%	26.2%	42.2%
Real Estate-commercial	55.4%	55.6%	52.6%	51.1%	35.6%
Real Estate - residential	21.7%	21.6%	22.4%	21.2%	20.6%
Installment	0.9%	1.0%	1.3%	1.5%	1.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

First Bank’s loan portfolio does not include concentrations of credit risk in loan products that permit the deferral of principal payments or payments that are smaller than normal interest accruals (negative amortization); loans with high loan-to-value ratios; or loans, such as option adjustable-rate mortgages, that may expose the borrower to future increases in repayments that are in excess of increases that would result solely from increases in market interest rates.

The following table summarizes the maturity distribution and interest sensitivity of First Bank’s loan portfolio at December 31, 2017. The balances exclude any adjustments for net deferred fees and unearned income. Included in the “Within 1 year” category are overdrafts, demand loans, loans having no stated maturity, and loans with no stated schedule of repayment.

Analysis of Loan Maturity and Interest Sensitivity

As of December 31, 2017

(in thousands)	Within 1 Year	1 to 5 Years	After 5 Years	Total
Maturity of Loan
Commercial	$11,553	$13,397	$4,723	$29,673
Real estate - commerical	7,508	9,754	57,212	74,474
Real estate - residential	209	463	28,523	29,195
Installment	237	850	60	1,147
Total loans	$19,508	$24,464	$90,518	$134,489

Interest-Rate Sensitivity of Loans
Predetermined rates	$6,007	$8,303	$10,408	$24,718
Variable rates	54,310	55,229	232	109,771
Total loans	$60,317	$63,532	$10,640	$134,489

For additional information about loans, see Note 4 of the Financial Statements.

Analysis of Investment Securities

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, or more frequently when economic or market concern warrants such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of First Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Application of this "critical accounting policy" involves judgments, estimates, and uncertainties that are susceptible to change. During 2017, First Bank incurred an other-than-temporary impairment charge of $27,500 on an investment in a subordinated debt at another financial institution that matures on February 12, 2020.  For additional information on other-than-temporary impairment, see Note 3 of the Financial Statements.

The aggregate fair value of the investment securities portfolio was $41,740,000 at December 31, 2017, an increase of $970,000 or 2.38% compared to the prior year end total of $40,770,000. The average life of the securities portfolio is 5.4 years on December 31, 2017. The investment portfolio is predominately high quality residential mortgage backed securities backed by the U.S. Government or Government sponsored agencies.   Any unrealized losses on securities within the portfolio at December 31, 2017 are believed to be price changes resulting from changes in the long-term interest rate environment and management anticipates receiving all principal and interest on these investments as they come due.  Additional details on investment activities can be found in the Statement of Cash Flows of the Financial Statements.

Investment securities classified as available for sale are used to maintain adequate liquidity and to provide a base for executing management's asset/liability strategy. All securities held by First Bank are classified as available for sale.

The table entitled "Analysis of Investment Securities Portfolio," sets forth by major categories, the amortized cost basis, approximate market values and the weighted-average yields of investment securities held to maturity and available for sale at December 31, 2017. Expected maturities may differ from contractual maturities in mortgage-backed securities; therefore, these securities are not included in maturity categories in the following table.
Analysis of Investment Securities Portfolio
As of December 31, 2017

	Available for Sale			Held to Maturity
			Weighted			Weighted
	Amortized	Market	Average	Amortized	Market	Average
(Dollars in thousands)	Cost	Value	Yield	Cost	Value	Yield

Securities available for sale:
U.S. government agencies and corporations:
One year or less	$3,000	$2,996	0.97%	$-	$-	-
After one, but within five years	6,004	5,870	1.53%	-	-	-
After five, but within ten years	6,500	6,327	2.12%	-	-	-
After ten years	1,000	964	1.75%	-	-	-
Total federal agency securities	16,504	16,157	1.71%	-	-	-

Mortgage-backed securities	15,412	15,290	2.29%	-	-	-

Corporate debt securities:
One year or less	250	247	2.45%	-	-	-
After one, but within five years	2,520	2,549	3.26%	-	-	-
After five, but within ten years	785	758	2.58%	-	-	-
After ten years	-	-	-	-	-	-
Total corporate securities	3,555	3,554	3.07%	-	-	-

Municipal securities:
One year or less	-	-	-	-	-	-
After one, but within five years	500	525	5.41%	-	-	-
After five, but within ten years	775	748	2.67%	-	-	-
After ten years	4,546	4,492	3.40%	-	-	-
Total municipal securities	5,821	5,764	3.48%	-	-	-

Marketable equity securities	500	500	6.00%	-	-	-

Investment in subordinated debt	475	475	5.00%	-	-	-

Total securities	$42,266	$41,740	2.29%	$-	$-	0%

Short-term Investments and Cash & Due From Banks

Short-term investments, consisting of federal funds and interest earning deposits in banks, increased $4,648,000 to $4,798,000 at December 31, 2017 from the total of $150,000 at December 31, 2016.   Cash and due from banks decreased $628,000 to $2,979,000 as of December 31, 2017 compared to $3,607,000 at December 31, 2016.  Overall, these changes reflect an increase in First Bank’s liquidity.

Other Assets

Other assets, excluding fixed assets, decreased $938,000 or 29.58% to $2,233,000 at December 31, 2017 from $3,171,000 at December 31, 2016.  The most significant changes in other assets in 2017 were: a $220,000 decrease in income tax payable that was reclassified from a negative liability to an asset for reporting purposes, a $113,000 decrease in deferred tax securities values, a $34,000 decrease in corporate bond interest receivable due to decline in outstanding principal balances, and a $312,000 decrease in FHLB stock.

Deposits

Deposits are First Bank’s primary source of funds, providing funding for 80.59% of average earning assets in 2017 and 78.23% in 2016. Total average deposits increased $987,000, or 0.66%, to $150,176,000 in 2017 from $149,189,000 in 2016. Average interest-bearing deposits increased $409,000, or 0.31%, to $133,905,000 in 2017 from $133,496,000 in 2016.

Deposits totaled $146,789,000 as of December 31, 2017, a $3,119,000, or 2.08%, decline from $149,907,000 in deposits at December 31, 2016.  The overall decline in deposits is largely due to a $3,912,000, or 5.31%, decrease in certificates of deposit followed by a decrease of $1,254,000 in money market accounts.  The decreases were partially offset by increases in balances of NOW and demand deposit accounts of $1,510,000 and $656,000, respectively.

Included in the certificates of deposit balances, are brokered CDs which accounted for $2,248,000, or 57.48%, of the decline in total certificates of deposits.  Brokered CDs totaled $44,810,000 as of December 31, 2017 compared to $47,058,000 as of December 31, 2016.

The following table sets forth the dollar amounts in the various types of deposit programs.

	For the Year Ended		For the Year Ended		For the Year Ended
	December 31, 2017		December 31, 2016		December 31, 2015

(Dollars in thousands)	Balance	Percent	Balance	Percent	Balance	Percent

Deposit type:
Demand deposits	$17,134	11.7%	$16,478	11.0%	$15,579	11.3%
NOW accounts	45,650	31.1%	44,140	29.4%	51,018	37.0%
Money market accounts	7,253	4.9%	8,507	5.7%	13,323	9.7%
Savings accounts	4,528	3.1%	4,453	3.0%	4,437	3.2%
Total non-certificates	74,565	50.8%	73,578	49.1%	84,357	61.2%
Certificates of deposit	69,683	47.5%	73,595	49.1%	50,087	36.3%
Individual retirement accounts	2,541	1.7%	2,735	1.8%	3,444	2.5%
Total certificates	72,224	49.2%	76,330	50.9%	53,531	38.8%
Total deposits	$146,789	100.0%	$149,907	100.0%	$137,888	100.0%

The following table summarizes certificates of deposit at December 31, 2017 by time remaining until maturity.
	Maturity

	3 Months	Over 3 to 12	Over 6 to	Over 12
(In thousands)	or Less	Months	12 Months	Months	Total

Certificates of deposit less than $100,000	$3,718	$8,202	$11,341	$14,120	$37,381
Certificates of deposits of $100,000 or more	12,113	10,000	9,968	2,762	34,843
Total certificates of deposit	$15,832	$18,202	$21,309	$16,882	$72,224

Certificates of deposit include brokered deposits totaling $44,810,000 of which $20,447,000, or 45.6%, are CDARS (Certificate of Deposit Account Registry Service) deposits and the remaining $24,363,000, or 54.4%, are deposits in DTC (Depository Trust Clearing) eligible Certificates of Deposit.  CDARS is a deposit placement service that allows First Bank to place its customers’ funds in FDIC-insured certificates of deposit at other banks and to simultaneously receive an equal sum of funds from the customers of other banks in the CDARS network.  Another product within the CDARS program that First Bank utilizes is “One Way Buys,” which are funding transactions used to obtain blocks of liquidity and diversify as a wholesale funding option.

Borrowed Funds

Short-term borrowings, consisting of FHLB advances, customer repurchase agreements and fed funds purchased through correspondent banks, totaled $17,424,000 at December 31, 2017, compared to $20,165,000 at December 31, 2016. Average short-term borrowings for 2017 were $17,689,000, compared to $24,531,000 for 2016. For additional information on short-term borrowings, see Note 8 of the Financial Statements.

Long-term debt was $2,000,000 at December 31, 2017, a net decrease of $1,750,000 from December 31, 2016.  For additional information on long-term debt, see Note 8 of the Financial Statements.

Borrowed funds average balances and interest rates are presented in the following schedule:
	Borrowed Funds Average Balances and Rates
	Years Ended December 31,
(Dollars in thousands)	Maximum Outstanding at Any Month-end	Average Balance	Average Interest Rate	Ending Balance	Average Interest Rate at Year-end
2017:
Short-term borrowings	$25,976	$17,689	1.09%	$17,424	1.40%
Long-term debt	3,000	2,467	1.61%	2,000	1.78%

2016:
Short-term borrowings	$31,954	$24,531	0.80%	$20,165	0.82%
Long-term debt	3,750	2,417	1.09%	3,750	1.13%

2015:
Short-term borrowings	$47,636	$40,768	0.47%	$32,191	0.67%
Long-term debt	3,250	2,307	0.99%	3,250	1.01%

Contractual Commitments

In the normal course of business, First Bank enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements. First Bank does not lease building space or have any other type of lease obligations. See Notes 6, 7 and 8 of the Notes to Financial Statements.  The following table summarizes First Bank’s significant contractual obligations at December 31, 2017.

Contractual Commitments
	Payments due by period
		Less than	1 to 3	3 - 5	More than
	Total	1 year	years	years	5 years
(in thousands)
Time deposits maturities	$72,245	$55,470	$15,516	$1,031	$228
Short-term borrowings	17,424	17,424
Long-term debt	2,000		2,000
Operating lease obligations	2	2
Purchase obligations (1)	985	299	686
Total	$92,656	$73,195	$18,202	$1,031	$228

The Bank entered into agreements to lease to outside parties certain office spaces within its building under non-cancelable lease agreements.  Future minimum rental lease payments receivable under the non-cancelable operating leases, exclusive of certain termination fees as defined in each lease agreement, are as follows for years ended after December 31, 2017:

Rental Lease Receivable
(Dollars in thousands)

Year	Amount
2018	$156
2019	51
2020	51
2021	51
2022	51
$360

Shareholders' Equity

Shareholders' equity at December 31, 2017 was $22,209,000, an increase of $490,000, or 2.26%, from December 31, 2016 as a result of current year earnings of $1,105,000 and an exercise of stock options totaling $140,000, which was reduced by payment of $823,000 in cash dividends.  The ratio of average stockholders' equity to average assets for 2017 was 11.60%, as compared to 11.07% for 2016. For a discussion of First Bank’s capital, see “Capital Resources” in this section and Note 13 to First Bank’s Financial Statements.

Asset Quality

Adequacy of the Allowance for Loan Losses

First Bank continuously monitors the quality of its loan portfolio and maintains an allowance for loan and lease losses (“ALLL”) sufficient to absorb probable losses inherent in its loan portfolio. The ALLL policy is critical to the portrayal and understanding of First Bank’s financial condition and results of operations. As such, selection and application of this "critical accounting policy" involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial conditions or results of operations is a reasonable likelihood. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.

First Bank’s ALLL framework has three basic components: a formula-based component for pools of homogeneous loans (i.e. groups of loans with similar risk characteristics); a specific allowance for loans reviewed for individual impairment; and a pool specific allowance based upon other inherent risk factors and imprecision associated with the modeling and estimation process. The first component, the general allocation to homogenous loans, is determined by applying allowance factors to pools of loans that have similar characteristics in terms of business and product type. The general factors are determined by using an analysis of historical charge-off experience by loan pools. The second component of the ALLL analysis involves the estimation of allowances specific to impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement.  Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan’s original effective interest rate or, alternatively, at the loan’s observable market price, or at the fair value of the loan’s collateral if the loans is collateral dependent.  The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used. The third component of the ALLL addresses inherent losses that are not otherwise captured in the other components and is applied to homogenous pools of loans. The qualitative factors are subjective and require a high degree of management judgment. These factors consider changes in nonperforming and past-due loans, concentrations of loans to specific borrowers and industries, and general and regional economic conditions, as well as other factors existing at the determination date.

The allowance for loan losses is established and maintained through provisions for loan losses as a charge to earnings based upon management's ongoing evaluation.  Loans deemed uncollectible are charged against the allowance for loan losses and any subsequent recoveries are credited to the allowance. The provision for loan losses increased in 2017 to a total of $1,185,000 compared to a provision expense totaling $550,000 in 2016. The increase in the provision for loan loss was to provide for additional identified credit risk on impaired loans in First Bank’s commercial real estate portfolio and primarily related to one credit associated with the decline of sales and deterioration of real estate collateral values.  The balance of the allowance for loan losses was $1,662,000, or 1.25%, of loans at December 31, 2017, a balance of $1,761,000, or 1.23%, of loans at December 31, 2016, and a balance of $2,456,000, or 1.63%, of loans at December 31, 2015. Net loan charge-offs were $1,285,000, or 0.91%, of average loans, compared to net charge-offs totaling $1,245,000, or 0.84%, of average loans for 2016, and net charge-offs totaling $4,386,000, or 2.90%, of average loans in 2015. Of the charge-off loans in 2017, two commercial real estate loans comprised 83.6% of the balance. The current level of the ALLL is intended to address known and inherent losses that are both probable and estimable at December 31, 2017. For additional information on the analysis of loan losses, see Notes 1 and 5 of the Notes to Financial Statements.

          The following table presents the allocation of the allowance for loan losses by categories.

	For the Year Ended December 31
(In thousands)	2017	2016	2015	2014	2013
Allowance for loan loss allocated to:
Commerical and industrial	$275	$202	$304	$2,366	$1,162
Real estate - commercial	1,041	1,165	1,748	554	661
Residential mortgages	333	368	420	555	294
Consumer loans	12	16	26	40	23
Unallocated		9	(42)	12	516
Total Allowance for loan loss	$1,662	$1,761	$2,456	$3,527	$2,656

Nonperforming Assets

Nonperforming assets include non-accrual loans, restructured loans, past-due loans and other real estate owned (i.e. real estate acquired in foreclosure or in lieu of foreclosure). Past-due loans are loans that are 90 days or more delinquent and still accruing interest. Generally, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan’s contractual terms.  There were no past-due loans for the years ended December 31, 2017 and 2016 that were still accruing interest. Nonperforming assets at December 31, 2017 represented 1.78% of total assets and totaled $3,364,000. In comparison, nonperforming assets at December 31, 2016 were 1.31% of total assets and totaled $2,559,000. Other real estate owned (“OREO”) remained at $90,000 at December 31, 2017 compared with $97,000 at same period 2016.  The increase in nonperforming loans since last year was due to the commercial real estate portfolio and an increase in restructured loans, also in the commercial real estate portfolio. First Bank continues to make effort to reduce past dues and non-performing loans and with routine loan reviews to monitor larger credits and new loan production.  Typically a scope of 30% of the total loan portfolio, concentrating on larger borrowers, watch list and past due loans, renewed loans, and insider loans are reviewed annually.  Additionally, a sample of new loan underwriting, ALLL methodology, credit underwriting and problem loan administration are also reviewed on an annual basis.  For additional information, see Notes 4 and 5 of the Financial Statements.

          The following table presents nonperforming assets by category for the last five years.

	As of December 31,

(Dollars in thousands)	2017	2016	2015	2014	2013

Non-accrual loans
Commercial	$55	$299	$685	$1,402	$1,548
Commercial real estate	1,846	1,275	2,625	6,534	313
Residential mortgages	654	597	353	1,042	208
Consumer	4	11	16	62	-
Total Non-accrual loans	2,559	2,182	3,679	9,040	2,069

Loans past due over 90 days	-	-	-	169	4,827
Restructured loans	715	280	2,391	2,880	946
Total non-performing loans	3,274	2,462	6,070	12,089	7,842
Other real estate owned	90	97	704	116	176
Total non-performing assets	$3,364	$2,559	$6,774	$12,205	$8,018

Non-performing loans as a % of total loans	2.44%	1.69%	4.04%	7.98%	5.49%
Non-performing assets as a % of total assets	1.78%	1.31%	3.42%	5.85%	3.89%
Allowance for loan loss as % of non-performing assets	49.40%	68.81%	36.25%	28.90%	33.13%

Loans totaling $9,288,000 and $8,024,000 at December 31, 2017 and 2016, respectively, were classified as monitored credits subject to management's attention (i.e. potential problem loans and included on watch list) and are not reported in the preceding table. The increase in monitored credits during 2017, was largely due to the inclusion of a larger commercial real estate loan on which the borrower filed for bankruptcy protection, although the Bank’s related loan of $1,970,000 and collateral were not included in the filing.  Loans considered monitored credits are reviewed on a monthly basis.

The following table sets forth an analysis of the allowance for loan losses for the periods indicated.
	Progression of allowance for loan losses

(in thousands)	2017	2016	2015	2014	2013

Balance at beginning of period	$1,761	$2,456	$3,527	$2,657	$2,415

Loans charged-off:
Commercial and Industrial	(69)	(850)	(2,355)	(74)	(2)
Commercial real estate	(1,325)	(519)	(1,326)	(102)	(125)
Residential real estate	(59)	(152)	(720)	(3)	(92)
Installment	(3)	(10)	(34)	(3)	(28)
Total charge-offs	(1,456)	(1,531)	(4,434)	(182)	(247)

Loan Recoveries:
Commercial and Industrial	101	160	-	30	94
Commercial real estate	71	104	3	6	-
Residential real estate	-	2	-	13	56
Installment	-	20	45	3	9
Total recoveries	172	286	48	52	159

Net (charge-offs) recoveries	(1,284)	(1,245)	(4,386)	(130)	(88)

Provision (recovery to allowance) for loan losses	1,185	550	3,315	1,000	330
Balance end of year	$1,662	$1,761	$2,456	$3,527	$2,657

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.91%	0.84%	2.90%	0.09%	0.06%

Allowance for loan losses to nonperforming loans at end of period	49.42%	68.79%	36.27%	28.90%	33.13%

Allowance for loan losses to total loans at end of period	1.24%	1.21%	1.63%	2.33%	1.86%

Liquidity and Capital Resources

Liquidity

Liquidity is a product of First Bank’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long-term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations.  Adequate liquidity allows First Bank to meet the demands of both the borrower and the depositor on a timely basis.  Cash and cash equivalents increased $4,020,000 for the period ended December 31, 2017 and decreased $2,850,000 in 2016.  Liquid assets represented 4.11% of total assets at December 31, 2017, compared to 1.91% in 2016 and 3.35% in 2015.

 Cash flow from operating activities totaled $3,035,000 in 2017 compared to $3,956,000 in 2016 and $3,967,000 in 2015.  The decrease in 2017 operating cash flow was primarily due to increased provision expense and decrease in other assets, specifically other real estate owned (OREO), compared to 2016.

In 2017, the primary source of cash from investing activities was from principal collected from loans which in turn was used to fund an increase in investment securities and to reduce borrowings with FHLB.  In 2016, inflow from increasing balances of brokered CDs of $22,765,000 was offset by a reduction in the use of borrowed funds at FHLB by $10,889,000.  The net increase offset the decline in NOW and savings account balances of $10,746,000.

First Bank has additional sources of liquidity available through unpledged investment securities with a market value totaling $39,492,000 and unsecured lines of credit available from correspondent banks, which can provide up to $14,000,000, as well as available credit of $46,413,000 through its membership in the FHLB at December 31, 2017.  See the Statements of Cash Flow and Note 8 of the Bank’s Financial Statements.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relation to regulatory requirements and financial forecasts for the year.  As of December 31, 2017, which is the most recent notification from First Bank’s primary regulatory agency, First Bank was considered to be “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, First Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

 As of December 31, 2017, Common Equity Tier 1 capital totaled $22,593,000, which represents a Tier 1 leverage ratio of 11.79%.  This ratio is up from 11.3% Tier 1 leverage ratio and $22,103,000 of Tier 1 capital at December 31, 2016.   The primary reason for the increase at year-end 2017 is due to a decrease in average assets and an increase in Tier 1 capital when comparing to the same period 2016.

For the capital ratios at December 31, 2017 and 2016 see tables in Note 13 of First Bank’s Financial Statements.

Risk Factors

First Bank has established control processes and uses various methods to manage risk throughout its organization.  Although various controls, policies, personnel and committees establish limits for and monitor various aspects of First Bank's risk profile, it remains exposed to risks, many of which are beyond its control and which could adversely impact its performance.

Market Risk

First Bank is exposed to various market risks in the normal course of conducting business. Market risk is the potential loss arising from adverse changes in interest rates, prices, and liquidity. First Bank has established the Asset/Liability Committee (ALCO) to monitor and manage those risks. ALCO meets periodically and is responsible for approving asset/liability policies, formulating and implementing strategies to improve balance sheet and income statement positioning, and monitoring interest rate sensitivity. First Bank manages its interest-rate risk sensitivity through the use of a simulation model that projects the impact of rate shocks, rate cycles, and rate forecast estimates on the net interest income and economic value of equity (the net present value of expected cash flows from assets and liabilities). These simulations provide a test for embedded interest-rate risk and take into consideration factors such as maturities, reinvestment rates, prepayment speeds, repricing limits, decay rates and other factors. The results are compared to risk tolerance limits set by ALCO policy. The rate-shock risk simulation projects the impact of various interest rate shock scenarios ranging from minus 400 to plus 400 basis points over 12 and 24 month periods, an economic value of equity (EVE) simulation using the same range of shocks and a re-pricing gap analysis.  At December 31, 2017, a rate increase of 100 basis points, over a 12 month period, indicates a 2.49% increase in net interest income and in an instantaneous increase of 100 basis points, a 0.96% increase in the economic value of equity. Likewise, a 12 month decrease in rates of 100 basis points indicates a decrease of 2.0% in net interest income and in an instantaneous decrease of 100 basis points in rates, a 3.26% decrease in the economic value of equity.

 The results of the re-pricing gap analysis as of December 31, 2017, indicates First Bank is slightly asset sensitive.  The results of the net interest income simulation supports this position and suggest that First Bank could benefit in a rising rate scenario.  The asset sensitive position is largely attributed to the composition of the loan portfolio which is approximately 80 percent adjustable rate loans.

The table below sets forth, as of December 31, 2017 and 2016, the estimated changes in First Bank’s net interest income and economic value of equity, which would result from the designated instantaneous changes in the yield curve over the next twelve months. These results are not necessarily indicative of future actual results, nor do they take into account certain actions that management may undertake in response to future changes in interest rates.

Market Risk

As of December 31,	2017		2016
Change in interest rates (basis points)	Net interest income	Economic value of equity	Net interest income	Economic value of equity
+100	2.49%	0.96%	0.48%	-3.76%
-100	-2.00%	-3.26%	0.89%	6.84%

Interest Rate Fluctuation

First Bank’s earnings may be affected by the fiscal and monetary policies of the Federal government and its agencies.  The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Their policies significantly impact First Bank’s cost of funds for deposits and borrowings and the return earned on loans and investments. Changes in the Federal Reserve Board policies are difficult to predict or anticipate. During 2017, the Federal Reserve board increased interest rates 75 basis points and an additional 25 basis points in March 2018. The yield curve environment shifted from a predominately upward sloping yield curve environment observed as of December 31, 2015 to a more flattening of the yield curve later in 2017 and through the first quarter of 2018. Shorter term rates have increased, moving the short end of the yield curve upward; however, the longer end of the yield curve has moved less, creating a flattening effect.  Management evaluated rate changes as part of the ALCO process.  See discussion of Market Risk above.

Regulations

Extensive regulation by Federal banking authorities and various legislative bodies imposes requirements and restrictions which can impact First Bank’s operations, as well as change its competitive environment.  Periodic examinations conducted by regulatory authorities could result in various requirements or sanctions.

Business Disruption

Operations could be disrupted by various circumstances including damage or interruption from natural disasters, fire, terrorist attack, power loss, network failure, security breaches, computer viruses or intentional sabotage.  First Bank has controls and procedures in place to minimize its vulnerability and has developed a business recovery plan; however, any disruption in operations could affect its ability to conduct business and adversely impact its results from operations.

Competition

Banking is a highly competitive industry. Although First Bank competes on the basis of interest rates, a convenient location, quality of customer service, customized products and community involvement, it faces strong competition from institutions that are larger and have greater financial resources. In addition, customers could bypass banks and other traditional financial institutions in favor of other financial intermediaries and, thus, cause a decrease in revenue.

Stock Price Volatility

First Bank is not a publically traded entity.  The stock price is set by a willing buyer and a willing seller. General market conditions, industry factors and economic trends, interest rate changes, or credit loss trends, could cause First Bank’s stock price to decrease regardless of its operating results.

Dividend Payment Limitations

Dividends paid by First Bank are subject to restrictions by banking regulations.  The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year’s net income, as defined, plus the retained net profits of the two preceding years.   See Note 13 of the Notes to Financial Statements for further details of this limitation.

Credit Risk

First Bank is exposed to credit risk on its loan portfolio.  Even though the portfolio is closely monitored and evaluation of this risk is performed, unexpected credit losses may subsequently be identified as a result of additional analysis performed by First Bank or comments received from regulatory examiners.  Loss exposure could develop if collateral values were to deteriorate after the loan has been made.  See asset quality discussion.

Liquidity Risk

Changes in the stability of the economic environment or deterioration of the public’s confidence in the banking system could cause significant withdrawals by First Bank’s depositors and adversely impact First Bank’s liquidity position.  In addition, liquidating securities available for sale could result in the recognition of a loss.  First Bank closely monitors its liquidity position, including its sources of funding and commitments to fund assets or deposit withdrawals, and believes it has sufficient liquidity to fund its commitments.

Reputation

First Bank could suffer damage to its reputation if employees act unprofessionally or illegally.  To mitigate this risk, First Bank has instituted an employee code of conduct and implemented various personnel policies and procedures to ensure integrity and adherence to policies and procedures within its operations.

Benefit Plans

First Bank offers a profit-sharing thrift plan, which includes 401(k) provisions for all employees who have attained age twenty-one and have completed three months of service.  Participants may make pre-tax contributions to the 401(k) up to the maximum allowable under Federal regulations. First Bank matches the pre-tax employee participant’s contributions at a rate of 50% of the first 8% of the employee’s total annual compensation.

          Health insurance, group life insurance, and group disability insurance are available to all eligible employees and executive officers. All employees are eligible to participate in dental and vision plans. Such plans are standard in the banking industry. These plans are not tied to First Bank’s performance or individual performance. The cost of providing such plans to all eligible employees and executive officers is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

Pension Benefits

First Bank does not offer pension plans to employees or its executive officers.

Deferred Compensation

First Bank does not offer a nonqualified deferred compensation plan.

Stock Incentive Plan

Effective November 12, 2008, First Bank adopted a Stock Incentive Plan.  As of the effective date, 40,000 shares became available to be granted as incentive options. As of December 31, 2017, of the 18,500 shares previously granted, 11,500 shares are still outstanding and executable, and all granted shares are fully vested.  See Note 11 in the Financial Statements for further details.

FIRST BANK'S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – MARCH 31, 2018

First Bank is a state chartered commercial bank headquartered in Charleston, West Virginia.  The institution has no additional branches, and provides traditional banking services in the local market of Kanawha County.

The following analysis of financial condition and results of operations should be read in conjunction with First Bank’s Consolidated Financial Statements and Notes thereto for the quarter ending March 31, 2018.

Results of Operations

Overview

First Bank recorded a $533,000 net income before taxes for the first quarter of 2018 compared to net income before taxes of $591,000 in the first quarter of 2017.  The decrease in net income before taxes is largely due to the increasing of costs funds and decline in loan balances.  Net income for the three months ended March 31, 3018 was $389,000, or $1.51 annualized earnings per share, compared to net income of $357,000, or $1.40 annualized earning per share, for the three months ended March 31, 2017.   The improvement in net income for the first three months of 2018, compared to same period 2017, was largely due to a decrease in income taxes.

Analysis of Net Interest Income

Net interest income, which is the sum of interest and certain fees generated by interest-earning assets minus interest paid on deposits and other funding sources, is the principal source of First Bank’s earnings. Net interest income for the quarter ended March 31, 2018 was $1,575,000, a decrease of $25,000, or 1.56%, from $1,600,000 for the first quarter of 2017.  The decrease in net interest income was attributable to the decline in loan balances and increase in costs of certificates of deposits which was partially offset by an increase in investment securities balances and a decrease of amortization expense of those securities.  First Bank’s net interest margin during the first three months of 2018 was 3.55% compared to 3.37% for the same period in 2017. The improvement in the net interest margin reflects the slight increase in the average earning asset yield, which is partially offset by the increase in costs of interest bearing liabilities.    The net interest spread, which is the difference between the average interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities, was 3.38% for 2018, reflecting an increase of 13 basis points from the 3.25% reported in the first quarter of 2017.

Loans, the highest yielding component of earning assets, represented 73.6% of average earning assets at March 31, 2018 compared to 76.5% at March 31, 2017.  Loan average balances decreased $14,754,000, comparing the first quarter of 2018 balances of $130,453,000 to the same period 2017 of $145,207,000.  This decline in average balances is mainly due to payoffs of several larger loans between the two periods and slower new loan production in 2018, compared to the prior quarter, mainly due to the competitiveness of the lending rate environment within the local market area.  The average yield on loans increased 38 basis points to 5.05% in the first quarter of 2018 from 4.67% in first quarter of 2017, primarily as a result of an increase in Prime Rate, a key index to which a substantial portion of First Bank's loan rates are tied. During the first quarter of 2018, average Prime Rate was 4.50% compared to 3.75% during the same time last year.

During the first quarter of 2018, average investments, consisting of investment securities, federal funds and other short-term investments, increased $2,252,000 to $46,850,000 from $44,598,000 in the same period of 2017. Investments were used to replace earning assets as loan balances declined in the first three months of 2018.  The yield on average investments and fed funds was 2.38%, an increase of 50 basis points in the first three months of 2018 compared to the   yield of 1.88% observed in the first three months of 2017.  This improvement in yield is a result of adding and replacing matured investment balances as short and medium term interest rates rise, during the first quarter of 2018, and a change in investment amortization of mortgage backed securities.

Interest bearing deposits, which represented 86.9% of average interest bearing liabilities at March 31, 2018, decreased $8,399,000, or 6.22%, to $126,581,000 from $134,980,000 at March 31, 2017.  The yield on total deposits for the first three months of 2018 was 0.86% compared with 0.74% for the same period 2017.  The average interest rates paid on savings, NOW and money market accounts were relatively unchanged in 2018 compared to the first quarter of 2017; however, increases in short-term rates have increased competition for time deposits and the related rates of interest paid on time deposits.  Additionally, average borrowings decreased $5,128,000 in the first quarter of 2018 to $19,011,000 from $24,139,000 in the first quarter of 2017.  The cost of funds for short and long term borrowings for the quarter ended March 31, 2018, increased 71 basis points to 1.64% from 0.93% during the same period last year.

The following table presents the average balances, net interest income and interest yields and rates for the first three months of 2018 and 2017.

Distribution of Assets, Liabilities and Stockholders' Equity Yields and Rates
For the Three Months Ended March 31, 2018 and 2017
(Dollars in thousands)

	2018			2017
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Loans	$130,453	$1,647	5.05%	$145,207	$1,696	4.67%
Investment securities	44,816	271	2.42%	41,859	204	1.95%
Interest-earning bank balances	35	0	2.60%	109	0	0.56%
Federal funds sold	1,999	8	1.56%	2,630	6	0.88%
Total earning assets	177,303	1,926	4.34%	189,805	1,906	4.02%
Allowance for loan losses	(1,793)			(1,594)
Cash and due from banks	3,012			2,710
Other assets	5,833			6,127
Total assets	$184,355			$197,048

Liabilities and Stockholders' Equity
NOW, Savings and money market accounts	$55,666	$55	0.40%	$56,532	$55	0.39%
Certificates of deposit	70,915	218	1.23%	78,448	195	0.99%
Total deposits	126,581	273	0.86%	134,980	250	0.74%
Short-term borrowings	11,611	41	1.41%	22,389	51	0.92%
Long-term borrowings	7,400	37	1.99%	1,750	5	1.09%
Total interest-bearing liabilities	145,592	351	0.96%	159,119	306	0.77%
Non-interest bearing deposits	16,182			15,580
Other liabilities (1)	382			356
Total liabilities	162,156			175,055
Shareholders' equity	22,199			21,993
Total liabilities and shareholders' equity	$184,355			$197,048

Net interest income		$1,575			$1,600
Net interest rate spread (2)			3.38%			3.25%
Net interest margin (3)			3.55%			3.37%

(1) Deferred Income Tax Payable Fed & State is a negative, which reduces the Other Liabilities.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

The above table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are year-to-day average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

Noninterest Income

Total noninterest income consists primarily of service charges on deposits and other fee-based services, as well as gains on the sales of investment securities and loans. Noninterest income totaled $104,000 for the first quarter of 2018, a decrease of $13,000 from $117,000 in the first quarter of 2017.  The decrease was primarily due to a $20,000 charge to loss or gains on sale of OREO in first quarter of 2018.   There were no sales of investment securities during the first three months of 2018 or 2017.

Noninterest Expense

Noninterest expense in the first quarter of 2018 totaled $1,056,000, an increase of $70,000, or 7.10%, compared to the first quarter of 2017 primarily due to increases in collection and loan expense.   Loan expense for the first quarter 2018 was $83,000, an increase of $75,000 compared to $8,000 for the first quarter 2017, mainly due to legal expenses incurred on a bankruptcy filing relating to the collateral of a larger credit relationship.

Income Tax Expense

First Bank recorded an income tax expense of $144,000 based on a pre-tax net income of $533,000 for the first quarter of 2018 compared to tax expense of $234,000 in the first quarter of 2017 based on pre-tax income of $591,000.  The decrease in income tax expense is largely due to the decrease in the corporate income tax rate resulting from the 2017 Tax Cut and Jobs Act.

Financial Condition

Overview

Total assets decreased $7,574,000, or 4.01%, to $181,226,000 at March 31, 2018, from $188,800,000 at December 31, 2017.  Total liabilities decreased $7,283,000, or 4.37%, to $159,308,000 from $166,591,000 at December 31, 2017.  The majority of the decline in assets is due to significant payoffs of loan balances and reductions of credit line usage of $7,705,000 during the first quarter of 2018 compared to year end 2017.  As of March 31, 2018, First Bank observed a decline in interest bearing transaction accounts and Certificates of Deposits in the amounts of $2,543,000 and $3,229,000. Borrowings decreased $1,355,000 to a balance of $18,069,000 as of March 31, 2018.

Short-term investments

Short-term investments, consisting of federal funds and interest-earning deposits in banks, decreased a total of $1,333,000, or 27.3%, to $3,554,000 at March 31, 2018 from $4,887,000 at December 31, 2017.  Short-term investments were used to fund operations and the fluctuations in deposit balances.

Investment securities

Investment securities available for sale are carried at fair value and totaled $43,530,000 at March 31, 2018, an increase of $1,790,000, or 4.29%, from $41,740,000 at December 31, 2017.  All securities are classified as available for sale.  The average life of the investment portfolio as of March 31, 2018 is 4.95 years.  The investment portfolio is predominately high quality residential mortgage backed securities and agency securities. Any unrealized losses on securities within the portfolio at March 31, 2018 and December 31, 2017 are believed to be price changes resulting from changes in the long-term interest rates environment and management anticipates receiving all principal and interest on these investments as they come due.

Loans

Total loans outstanding at March 31, 2018 decreased $7,895,000, or 5.95%, to $126,396,000 from $134,291,000 at December 31, 2017.  The decrease since year end reflects significant payoffs of loan balances and a reduction of credit line usage at quarter-end.

Deposits

Total deposits decreased $6,008,000, or 4.09%, to $140,781,000 at March 31, 2018 from $146,789,000 at December 31, 2017.  Interest bearing transaction accounts decreased $2,543,000, or 4.43%, to $54,888,000 at March 31, 2018 compared to year-end 2017 of $57,431,000.  Non-interest bearing deposits remained fairly consistent at a balance of $16,892,000 as of March 31, 2018.  The remainder of the decline in deposits is attributed to a $3,223,000, or 4.47%, decrease in certificates of deposit which includes a decline of $913,000, or 2.04%, in brokered certificates of deposits (includes CDARS and DTC CDs) at March 31, 2018.

Borrowings

Short-term borrowings, consisting of repurchase agreements and short-term FHLB borrowings, decreased a total of $6,755,000, or 38.77%, to $10,669,000 at March 31, 2018 from $17,424,000 at year-end 2017.  Long-term FHLB borrowings increased $5,400,000 to $7,400,000 at March 31, 2018 compared to $2,000,000 at year-end 2017.  An effort was made to extend the maturities of a portion of the borrowings, due to increasing short-term rates resulting in a flattening of the yield curve.

Shareholders' equity

Shareholders' equity at March 31, 2018 decreased $291,000 to $21,918,000 since year-end of $22,209,000.  The decrease reflects the increase of $503,000 in unrealized net loss on available for sale investment securities.   For the first quarter of 2018, earnings were $389,000 and dividends of $206,000 were paid. Additionally, stock options of 2,000 were exercised during the first quarter of 2018 increasing shareholders equity in the amount of $29,000.

Asset Quality

Adequacy of the Allowance for Loan Losses

First Bank continuously monitors the quality of its loan portfolio and maintains an allowance for loan and lease losses (“ALLL”) sufficient to absorb probable losses inherent in its total loan portfolio. The ALLL policy is critical to the portrayal and understanding of First Bank’s financial condition and results of operations. As such, selection and application of this "critical accounting policy" involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial conditions or results of operations is a reasonable likelihood. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio.

First Bank’s ALLL framework has three basic components: a formula-based component for pools of homogeneous loans; a specific allowance for loans reviewed for individual impairment; and a pool specific allowance based upon other inherent risk factors and imprecision associated with the modeling and estimation process. The first component, the general allocation to homogenous loans, is determined by applying allowance factors to pools of loans that have similar characteristics in terms of business and product type. The general factors are determined by using an analysis of historical charge-off experience by loan pools. The second component of the ALLL analysis involves the estimation of allowances specific to impaired loans. The third component of the ALLL addresses inherent losses that are not otherwise captured in the other components and is applied to homogenous pools of loans. The qualitative factors are subjective and require a high degree of management judgment. These factors consider changes in nonperforming and past-due loans, concentrations of loans to specific borrowers and industries, and general and regional economic conditions, as well as other factors existing at the determination date.

The allowance for loan losses is established through provisions for loan losses as a charge to earnings based upon management's ongoing evaluation. Loans deemed uncollectible are charged against the allowance for loan losses and any subsequent recoveries are credited to the allowance. The balance of the allowance for loan losses was $1,813,000, or 1.43% of total loans, at March 31, 2018 and $1,662,000, or 1.24% of total loans, at December 31, 2017.

Net loan recoveries were $61,000, or 0.05% of average loans, compared to net charge-offs totaling $412,000, or 0.28% of average loans for the first three months of 2017.   The provision for loan losses in the first quarter of 2018 was $90,000, compared to a provision expense totaling $140,000 for the same period in 2017.  The current level of the ALLL is intended to address known and inherent losses that are both probable and estimable at March 31, 2018.

The following table presents an analysis of the ALLL for the three months ended March 31, 2018 and 2017.

Progression of allowance for loan losses
	For the Three Months Ended March 31,

(in thousands)	2018	2017

Balance at beginning of period	$1,662	$1,762

Loans charged-off:
Commercial and Industrial	(53)	(69)
Commercial real estate	-	(402)
Residential real estate	(5)	(9)
Installment	(1)	-
Total charge-offs	(59)	(480)

Loan Recoveries:
Commercial and Industrial	35	63
Commercial real estate	74	5
Residential real estate	8	-
Installment	3	0
Total recoveries	120	68

Net (charge-offs) recoveries	61	(412)

Provision (recovery to allowance) for loan losses	90	140
Balance end of period	$1,812	$1,489

Ratios:
Net charge-offs to average loans outstanding (annualized)	-0.05%	0.28%

Allowance for loan losses to nonperforming loans at end of period	48.68%	93.24%

Allowance for loan losses to total loans at end of period	1.43%	1.05%

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans, past-due loans and other real estate owned. Past due loans are loans that are 90 days or more delinquent and still accruing interest. Total nonperforming assets at March 31, 2018 were $3,723,000, representing 2.05% of total assets and 2.89% as a percentage of total loans.  In comparison, nonperforming assets at December 31, 2017 of $3,364,000 represented 1.78% of total assets and 2.44% of total loans.  There were no Past-due loans that were still accruing interest at March 31, 2018 and December 31, 2017. Other real estate owned totaled $70,000 at March 31, 2018, compared to $90,000 at December 31, 2017, and consisted of the same three properties.

The following table presents nonperforming assets by category at March 31, 2018 and December 31, 2017.

(Dollars in thousands)	3/31/2018	12/31/2017

Non-accrual loans
Commercial	$46	$55
Commercial real estate	1,706	1,846
Residential mortgages	685	654
Consumer	2	4
Total Non-accrual loans	2,439	2,559
Loans past due over 90 days	-	-
Restructured loans	1,214	715
Total non-performing loans	3,653	3,274
Other real estate owned	70	90
Total non-performing assets	$3,723	$3,364

Non-performing loans as a % of total loans	2.89%	2.44%
Non-performing assets as a % of total assets	2.05%	1.78%
Allowance for loan loss as % of non-performing assets	48.70%	49.41%

Loans totaling $6,065,000 and $9,288,000 at March 31, 2018 and December 31, 2017, respectively, were classified as monitored credits subject to management's attention (i.e. potential problem loans) and are not reported in the preceding table. The decrease in monitored credits, compared to December 31, 2017, was due to an upgrade of a larger relationship in the amount of $1,827,000 to a pass credit and a payoff of a monitored loan totaling $2,000,000. The classification of monitored credits is reviewed on a monthly basis.

Liquidity and Capital Resources

Liquidity

Liquidity is a product of First Bank’s operating, investing, and financing activities and is represented by cash and cash equivalents. Principal sources of funds are from deposits, short and long-term debt, principal and interest payments on outstanding loans, maturity of investment securities, and funds provided from operations. Overall, net cash and cash equivalents decreased for the quarter ended March 31, 2018 by $1,433,000 to a balance of $6,327,000 from $7,777,000 at December 31, 2017. Liquid assets decreased to 3.50% of total assets at March 31, 2018, as compared to 4.12% of total assets at December 31, 2017.

First Bank has additional sources of liquidity available, at March 31, 2018, through unpledged investment securities available for sale totaling $40,279,000, and unsecured lines of credit available from correspondent banks, which can provide up to $14,000,000, as well as a credit facility of $51,339,000 through its membership in the FHLB.

Capital Resources

Capital levels are monitored by management on a quarterly basis in relationship to regulatory requirements and financial forecasts for the year.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Bank’s financial statements.  As of March 31, 2018 and year-end reporting of December 31, 2017, First Bank was considered to be “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, First Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios.  There are no conditions or events since that notification that management believes have changed the institution's category.

Tier 1 capital totaled $22,805,000 as of March 31, 2018 which represents a Tier 1 leverage ratio of 12.40%.  This ratio is up from the 11.79% Tier 1 leverage ratio and $22,593,000 at December 31, 2017.   The increase in Tier 1 leverage ratio is largely due to the growth in Tier 1 capital and a decrease in average assets compared to December 31, 2017.

Forward Looking Statements

When used in this Management’s Discussion and Analysis of Financial Condition and Results of Operations – March 31, 2018, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in First Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in First Bank’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. First Bank wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. First Bank wishes to advise readers that the factors listed above could affect First Bank’s financial performance and could cause First Bank’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

First Bank does not undertake and specifically declines any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

DESCRIPTION OF PREMIER COMMON STOCK
General
The authorized capital stock of Premier consists of 20,000,000 shares of common stock, no par value per share, of which 13,368,975 shares are currently outstanding and 1,000,000 preferred shares, no par value per share, none of which are currently outstanding. The outstanding shares are held by 1,557 shareholders of record, as well as approximately 1,400 shareholders in street name as of July 23, 2018. All outstanding shares of Premier common stock are fully paid and nonassessable. The unissued portion of Premier’s authorized common stock are available for issuance as the board of directors of Premier determines advisable.
Premier has also established stock option plans as incentive for certain eligible employees. As of July 23, 2018 Premier had 308,338 stock options issued and outstanding, of which 181,594 were immediately exercisable and has reserved 305,330 additional shares for future awards.
Common Stock
Voting Rights. Premier has only one outstanding class of stock and all voting rights are vested in the holders of Premier’s common stock. On all matters subject to a vote of shareholders, the shareholders of Premier will be entitled to one vote for each share of common stock owned. Shareholders of Premier have cumulative voting rights with regard to election of directors. At the present time, no senior securities of Premier are outstanding and no shares of preferred stock are outstanding, nor does the board of directors presently contemplate issuing senior securities or preferred stock. However, incident to the 2016 acquisition of First National Bankshares, Inc., Premier has assumed First National’s outstanding Trust Preferred Securities.  If Premier fails to pay the scheduled installments on First National’s Trust Preferred Securities or if an event of default exists under those securities governing instruments, Premier’s ability to declare and pay dividends on its outstanding common stock may be affected.
Dividend Rights. The shareholders of Premier are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly since September 30, 2012. Dividends paid are described in the section captioned “PRICE RANGE OF COMMON STOCK AND DIVIDENDS” at page 27. The payment of dividends is subject to the restrictions set forth in the Kentucky Business Corporation Act, Kentucky banking laws and the limitations imposed by federal banking regulators.

Dividend Restrictions. Premier is dependent on dividends from the Premier Subsidiary Banks for its revenues. Various federal and state regulatory provisions limit the amount of dividends the Premier Financial Subsidiary Banks can pay to Premier Financial without regulatory approval.  During 2018 the Premier Financial Subsidiary Banks could, without prior regulatory approval, declare dividends of approximately $7.7 million plus any 2018 net profits retained to the date of the dividend declaration.

In addition, federal bank regulatory authorities have authority to prohibit the Premier Subsidiary Banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Premier Subsidiary Banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines as well as each of the Premier Subsidiary Bank's earnings and financial condition.

Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of Premier common stock are entitled to receive pro rata all of the assets of Premier available for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.
Assessment and Redemption. Shares of Premier common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Premier common stock.
Transfer Agent and Registrar. The transfer agent and registrar for Premier’s common stock is Computershare.
Preemptive Rights
No holder of any share of the capital stock of Premier has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.
Certain Provisions of the Bylaws
Indemnification and Limitations on Liability of Officers and Directors
As permitted by the Kentucky Business Corporation Act, the articles of incorporation of Premier contain provisions that indemnify its directors and officers to the fullest extent permitted by the Kentucky Business Corporation Act. These provisions do not limit or eliminate the rights of Premier or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.
In addition, the articles of incorporation of Premier provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. Premier has attempted to limit its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage.
The rights of indemnification provided in the articles of incorporation of Premier are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Premier pursuant to the foregoing provisions, Premier has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale
All of the shares of Premier that will be exchanged for shares of First Bank common stock upon consummation of the Merger will be freely tradable without restriction or registration under the Securities Act.
Premier cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time.  Sales of substantial amounts of shares of Premier's common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS
The rights of Premier’s shareholders are governed by the Kentucky Business Corporation Act and the rights of First Bank’s shareholders are governed by the West Virginia Business Corporation Act. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the Merger, the rights of First Bank’s shareholders that receive Premier common stock will be governed by the articles and bylaws of Premier. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, First Bank’s articles of incorporation and bylaws, Premier’s articles of incorporation and bylaws and West Virginia and Kentucky law.

Authorized Capital Stock
Premier	First Bank
20,000,000 shares of common stock, no par value per share and 1,000,000 shares of preferred stock, without par value.

Authority is given in Premier’s articles of incorporation for its board of directors to issue, without shareholder approval, up to 1,000,000 shares of preferred stock, to divide the shares of preferred stock into series and, within the limitations of laws of the Commonwealth of Kentucky, to vary, as between series, dividend rates, voting rights, redemption provisions, voluntary and involuntary liquidation prices, sinking fund provisions and conversion privileges.  Any preferred stock issued could be granted priority and preference over Premier common stock in payment of dividends and upon liquidation or dissolution of Premier.  Premier has no current plans for issuance of authorized shares of preferred stock.

However, Premier’s 2016 assumption of First National Bankshares Trust Preferred Stock may affect the ability of Premier to declare and pay dividends on its outstanding common stock if Premier fails to pay the scheduled installments on First Bank’s Trust Preferred Stock or if an event of default exists under the First Bank Trust Preferred Stock governing instruments.
1,436,371 shares of common stock, $1.00 par value per share. First Bank is authorized to issue, without shareholder approval, up to 10,000 shares of preferred stock.

Size of Board of Directors
Premier	First Bank
Premier’s bylaws provide that the number of directors of Premier shall be fixed by the board of directors from time to time.  Presently the board of directors of Premier consists of nine (9) individuals.

First Bank’s bylaws provide that the total number of directors of First Bank shall be not less than five (5) nor more than twenty-five (25) as from time to time fixed by the board of directors or shareholder resolution. Presently the board of directors of First Bank consists of ten (10) individuals.

Cumulative Voting for Directors
Under both Kentucky and West Virginia law, cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation.  Both Premier and First Bank have cumulative voting. Under West Virginia law, shares are only voted cumulatively if the notice of meeting or proxy statement states conspicuously that cumulative voting is authorized or on the request of a shareholder at least 48 hours prior to the meeting at which the shares are to be voted.

Classes of Directors
Premier	First Bank
Premier has only one class of directors.	First Bank has only one class of directors.

Filling Vacancies on the Board
Premier	First Bank
Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by action of a majority of the remaining directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders.

When any vacancy occurs among the board of directors for any reason, including due to an increase in the number thereof, the remaining members of the board may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose.  Any vacancy resulting from the removal of a director shall be filled by the shareholders.

Removal of Directors
Premier	First Bank
At a meeting of shareholders called expressly for the purpose of removing one or more directors, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.  If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal are sufficient to elect him if such votes had been cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he is a part.

The shareholders may remove one or more directors with or without cause.  If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her.  A director may be removed only if the number of votes cast to remove him or her exceeds the number of votes cast not to remove him or her provided that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.  A director may be removed by the shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

Director Nominations
Premier	First Bank
Nominations for election to the board of directors may be made by the board of directors or by any shareholder entitled to vote for election of directors.  Nominations other than those made by or on behalf of the existing management shall be made in writing and be delivered or mailed to the President of Premier not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of Premier not later than the close of business on the 7th day following the day on which the notice of the meeting was mailed.  Such notification shall contain specified information to the extent known to the notifying shareholder.
Nominations for election of a director may be made by the board of directors or any shareholder entitled to vote for the election of directors.

Anti-Takeover Provisions — Business Combinations
Premier	First Bank
None	None

Calling Annual Meetings of Shareholders
Premier	First Bank
The annual meeting of the shareholders of Premier shall be held at such time, place and on such date as the chief executive officer may designate, said date to be no later than six months following the end of Premier’s fiscal year.  The purpose of such meetings shall be the election of directors and the transaction of such other business as may properly come before it.  If the election of directors shall not be held on the day designated for an annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the shareholders to be held as soon thereafter as may be practicable.

The bylaws provide that the annual meeting of the shareholders of First Bank shall be held at 2:00 o’clock p.m. on the second Tuesday of March of each year.  However, in recent years, the practice of First Bank has been to hold the annual meeting of its shareholders at 5:00 o’clock p.m. on the second Wednesday of April of each year.

Vote Required for Amendments to Articles
of Incorporation and Certain Transactions
Premier	First Bank
The Articles of Incorporation of Premier may be amended by a majority vote of shareholders voting at any meeting at which a quorum is present called for the purpose of amending the Articles of Incorporation.

After shares have been issued, any amendment to the Articles of Incorporation must first be adopted by the board of directors.  Except for certain specified situations, the board of directors must then submit the amendment to shareholders for their approval at a meeting at which a quorum consisting of at least a majority of the votes entitled to be case on the amendment is present.

Amendment of Bylaws
Premier	First Bank
The board of directors shall have the power and authority to alter, amend or repeal the bylaws by the vote of a majority of the entire board of directors, subject always to the power of the shareholders to change or repeal such bylaws.

The bylaws may be amended by the board of directors at any regular or special meeting of the board of directors, but any bylaws or amendments to bylaws made by the directors may be amended, altered or repealed by the board of directors or by a majority of the shareholders.

Appraisal Rights
Premier	First Bank
Shareholders of Premier have appraisal rights in accordance with Kentucky law.	Shareholders of First Bank have appraisal rights in accordance with West Virginia law.

Dividends
Premier	First Bank
A Kentucky corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.

Discharge of Duties; Exculpation and Indemnification
Premier	First Bank
Premier bylaws provide that Premier shall, to the fullest extent permitted by, and in accordance with the provisions of, the Kentucky Business Corporation Act, indemnify each director and officer of Premier against expenses (including attorneys’ fees), judgments, taxes, fines, and amounts paid in settlement, incurred in connection with, and shall advance expenses (including attorneys’ fees) incurred in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director or officer of Premier, or is or was serving at the request of Premier as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise.

First Bank’s articles of incorporation provide that First Bank shall indemnify any person who serves or has served as director, officer, employee or officer, partner, employee or agent of  First Bank or any other entity at the request of First Bank against reasonable expenses, including reasonable attorneys’ fees, payments and settlements, etc. to the full extent contemplated and permitted by the Code of West Virginia as amended, and that First Bank is specifically empowered and authorized to purchase and maintain insurance on behalf of such person.

LEGAL MATTERS
Dinsmore & Shohl, LLP and Kay, Casto & Chaney PLLC will opine as to the qualification of the Merger as a reorganization and the tax treatment of the consideration paid in connection with the Merger under the Internal Revenue Code. Dinsmore & Shohl, LLP will opine as to the legality of the common stock of Premier offered by this joint proxy statement/prospectus.
EXPERTS
The consolidated financial statements of Premier incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of Crowe LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Premier files annual, quarterly and current reports, proxy statements and other information with the SEC.  These filings are available over the Internet from the SEC’s web site at www.sec.gov.  You may read and copy any reports, statements or other information filed by Premier at the SEC’s public reference room at 100 F Street, N.E. Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on the public reference room.

This joint proxy statement/prospectus is part of a Registration Statement on Form S-4 that Premier has filed with the SEC with respect to the Premier common stock to be issued in the Merger.  This joint proxy statement/prospectus constitutes a prospectus of Premier and a proxy statement of both First Bank and Premier for their respective special shareholders meetings.  As permitted by the SEC, this joint proxy statement/prospectus does not contain all of the information contained in the Registration Statement.  You may obtain copies of the Registration Statement on Form S-4 and any amendments thereto, in the manner described above.

The SEC allows the “incorporation by reference” of information into this joint proxy statement/prospectus, which means that Premier can disclose important information to you by referring you to another document filed separately with SEC by Premier.  The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus.  This joint proxy statement/prospectus incorporates by reference the documents set forth below that Premier has previously filed with the SEC.  These documents contain important information about Premier.

The following documents, which have been filed with the SEC by Premier, are hereby incorporated by reference into this joint proxy statement/prospectus:

•	Premier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
•	Premier’s Definitive Proxy Materials for the 2018 Annual Meeting of Shareholders;
•	Premier’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;
•	Premier’s Current Reports on Form 8-K filed on April 20, 2018, May 4, 2018, May 23, 2018, June 20, 2018 and July 3, 2018 (in each case, except to the extent furnished but not filed).

All documents filed by Premier pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the later of the special meeting of First Bank’s shareholders and the special meeting of Premier’s shareholders are incorporated by reference into and are deemed to be a part of this document from the date of filing of those documents (other than the portions of those documents not deemed to be filed).

You should rely only on the information contained in this joint proxy statement/prospectus or on information to which you have been referred.  We have not authorized any person to give any information or to make any representations that are different from those in this document.

You can obtain additional copies of the documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the following address:

Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25301
Attention: Brien M. Chase
Telephone: (304) 525-1600

In order to receive timely delivery of the documents in advance of the First Bank special meeting, you should make your request no later than August 28, 2018, or five trading days prior to the First Bank special meeting.  In order to receive timely delivery of the documents in advance of the Premier special meeting, you should make your request no later than August 28, 2018, or five trading days prior to the Premier special meeting.

Neither Premier nor First Bank has authorized anyone to give any information or make any representation about the Merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this joint proxy statement/prospectus about Premier has been supplied by Premier and information about First Bank has been supplied by First Bank. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

OTHER MATTERS

The boards of directors of Premier and First Bank know of no other matters that may come before the special meetings. If any matters other than those referred to should properly come before the meeting, it is the intention of the persons named in the enclosed proxies to vote such proxies in accordance with their best judgment.

Premier Financial Bancorp, Inc. By Order of the Board of Directors Marshall T. Reynolds, Chairman of the Board	First Bank of Charleston, Inc. By Order of the Board of Directors Nester S. Logan Chairman of the Board

INDEX TO FINANCIAL STATEMENTS

FIRST BANK OF CHARLESTON

AUDITED FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2017, 2016 AND 2015:

UNAUDTED FINANCIAL STATEMENTS FOR THE
THREE MONTH PERIOD ENDED MARCH 31, 2018 AND 2017:

FirstBank
of Charleston

201 Pennsylvania Avenue Charleston, West Virginia 25302
P.O. Box 6907 Chaleston, West Virginia 25362
Telephone: (304) 340-3000
Fax: (304) 340-3003

Financial Report
December 31, 2017

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Bank of Charleston, Inc.
Charleston, West Virginia

We have audited the accompanying financial statements of First Bank of Charleston, Inc., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Bank of Charleston, Inc., as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Charleston, West Virginia
March 9, 2018

FIRST BANK OF CHARLESTON, INC.

BALANCE SHEETS
December 31, 2017 and 2016

ASSETS	2017	2016
Cash and due from banks	$2,890,327	$3,591,682
Interest bearing deposits with other banks	88,662	15,149
Federal funds sold	4,798,000	150,000
Securities available for sale	41,739,865	40,770,013
Loans, less allowance for loan losses of
$1,661,614 and $1,761,146 respectively	132,628,528	143,614,209
Bank premises and equipment, net	4,421,765	4,570,189
Accrued interest receivable	545,632	551,206
Other assets	1,687,598	2,619,480
Total assets	$188,800,377	$195,881,928

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Non interest bearing	$17,112,605	$16,441,209
Interest bearing	129,676,383	133,466,271
Total deposits	146,788,988	149,907,480
Short-term borrowings	17,424,178	20,164,660
Long-term borrowings	2,000,000	3,750,000
Other liabilities	377,884	340,463
Total liabilities	166,591,050	174,162,603
Shareholders' Equity
Preferred stock, authorized 10,000 shares; $1 par value 5.0% Series C, non voting, Cumulative Preferred Stock, liquidation value per share of $1,000; 0 and 0 issued and outstanding, respectively	-	-
Common stock, $1 par value, 1,436,371 shares authorized; 1,030,379 and 1,023,379 issued and outstanding 2017 and 2016	1,030,379	1,023,379
Capital surplus	15,223,489	15,090,489
Retained earnings	6,339,699	5,988,881
Accumulated other comprehensive income (loss)	(384,240)	(383,424)
Total shareholders' equity	22,209,327	21,719,325
Total liabilities and shareholders' equity	$188,800,377	$195,881,928

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

STATEMENTS OF INCOME
For Each of the Years in the Period Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
Interest income:
Interest and fees on loans	$6,820,458	$7,068,099	$7,234,620
Interest and dividends on securities:
Taxable	710,063	754,529	934,319
Tax-exempt	74,788	46,098	27,615
Interest on Federal funds sold	21,447	12,056	3,559
Interest on interest bearing deposits with other banks	960	376	71
Total interest income	7,627,716	7,881,158	8,200,184
Interest expense:
Interest expense on deposits	1,130,096	923,953	797,113
Interest on other borrowings	232,437	223,497	213,448
Total interest expense	1,362,533	1,147,450	1,010,561
Net interest income	6,265,183	6,733,708	7,189,623
Provision for loan losses	1,185,000	550,000	3,315,000
Net interest income after provision for loan losses	5,080,183	6,183,708	3,874,623
Other income:
Service charges and fees	203,135	214,442	213,437
Rental income	270,285	271,996	266,985
(Losses) gains from sale of securities and OTTI writedown	(27,544)	(4,371)	850,000
Gains from sale of bank premises and equipment	-	-	-
(Losses) gains from sale and writedown of OREO and ORA	(51,482)	(138,703)	11,492
	394,394	343,364	1,341,914
Other expenses:
Salaries and employee benefits	2,001,537	2,209,035	2,221,378
Net occupancy expense	286,318	281,626	296,294
Equipment rentals, depreciation, and maintenance	257,114	224,645	205,722
Legal and professional	164,597	168,910	142,643
Data processing	279,556	260,102	216,659
Regulatory assessments	123,571	163,663	199,979
Other operating expenses	754,876	703,013	694,360
	3,867,569	4,010,994	3,977,035
Income before income tax expense	1,607,008	2,516,078	1,239,502
Income tax expense	501,712	980,401	565,198
Net income	1,105,296	1,535,677	674,304
Dividends on preferred shares	-	10,221	33,450
Net income applicable to common shares	$1,105,296	$1,525,456	$640,854

Basic earnings per common share
Net income - basic	$1.07	$1.49	$0.63
Net income - diluted	$1.07	$1.49	$0.63
Average common shares - basic	1,030,379	1,023,379	1,023,379
Average common shares - diluted	1,031,255	1,024,473	1,024,414

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

STATEMENTS OF COMPREHENSIVE INCOME
For Each of the Years in the Period Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
Net income	$1,105,296	$1,535,677	$674,304
Other comprehensive income:
Gross unrealized (losses) gains arisingduring the period	140,226	(607,858)	781,860
Adjustments for income tax benefit (expense)	(159,221)	243,268	(312,743)
	(18,995)	(364,590)	469,117

Less: Reclassification adjustment for losses (gains) included in net income	27,544	4,371	(850,000)
Adjustment for income tax benefit (expense)	(9,365)	(1,749)	340,000
	18,179	2,622	(510,000)
Other comprehensive (loss) income, net of tax	(816)	(361,968)	(40,883)
Comprehensive income	$1,104,480	$1,173,709	$633,421

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY
For Each of the Years in the Period Ended December 31, 2017, 2016 and 2015

	Preferred Stock	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2014	$3,345,000	$1,023,379	$15,089,269	$5,050,625	$19,427	$24,527,700
Net income	-	-	-	674,304	-	674,304
Cash dividend declared on common stock ($0.60 per share)	-	-	-	(614,027)	-	(614,027)
Cash dividend declared on preferred stock ($10.00 per share)	-	-	-	(33,450)	-	(33,450)
Stock compensation expense	-	-	1,220	-	-	1,220
Unrealized (loss) on securities, net	-	-	-	-	(40,883)	(40,883)
Balance, December 31, 2015	3,345,000	1,023,379	15,090,489	5,077,452	(21,456)	24,514,864
Net income	-	-	-	1,535,677	-	1,535,677
Cash dividend declared on common stock ($0.60 per share)	-	-	-	(614,027)	-	(614,027)
Cash dividend declared on preferred stock ($3.06 per share)	-	-	-	(10,221)	-	(10,221)
Redemtion of preferred stock	(3,345,000)	-		-	-	(3,345,000)
Unrealized (loss) on securities, net	-	-	-	-	(361,968)	(361,968)
Balance, December 31, 2016	-	1,023,379	15,090,489	5,988,881	(383,424)	21,719,325
Net income	-	-	-	1,105,296	-	1,105,296
Cash dividend declared on common stock ($0.80 per share)	-	-	-	(822,904)	-	(822,904)
Adoption of ASU 2018-02	-	-	-	68,426	-	68,426
Exercise of stock options		7,000	133,000	-	-	140,000
Unrealized (loss) on securities, net	-	-	-	-	(816)	(816)
Balance, December 31, 2017	$-	$1,030,379	$15,223,489	$6,339,699	$(384,240)	$22,209,327

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

STATEMENTS OF CASH FLOWS
For Each of the Years in the Period Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,105,296	$1,535,677	$674,304
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	223,924	182,096	184,248
Provision for loan losses	1,185,000	550,000	3,315,000
Stock compensation expense	-	-	1,220
Provision for deferred income tax (benefit)	131,232	301,901	611,936
Amortization of securities premiums and (accretion) of discounts, net	297,914	166,006	100,953
Loss (gain) on sale and unrealized writedown of OREO and ORA	51,482	138,703	(11,492)
Securities (gains) losses and writedown	27,544	4,371	(850,000)
(Increase) decrease in accrued interest receivable	5,574	(25,099)	82,055
Decrease (increase) in other assets	(29,905)	1,042,011	(219,560)
Increase (decrease) in other liabilities	37,421	59,908	78,010
Net cash provided by operating activities	3,035,482	3,955,574	3,966,674

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from (purchase of) interest bearing deposits with other banks, net	(73,513)	231,091	(104,959)
Purchases of securities available for sale	(13,688,272)	(24,741,889)	(5,743,420)
Proceeds from sales of securities available for sale	997,500	268,683	1,626,751
Proceeds from maturities, calls and principal payments of securities available for sale	11,508,144	17,257,449	19,170,936
Net decrease (increase) in Federal funds sold	(4,648,000)	3,483,000	(3,633,000)
Principal collected from (loans made to) customers, net	9,579,862	3,206,943	(4,015,885)
Proceeds on disposal of bank premises and equipment	-	-	-
Purchases of bank premises and equipment	(75,500)	(275,602)	(73,516)
Proceeds from sale of other real estate and other assets	954,820	954,820	204,262
Net cash provided by (used in) investing activities	4,555,041	384,495	7,431,169

(Continued)

FIRST BANK OF CHARLESTON, INC.

STATEMENTS OF CASH FLOWS (Continued)
For Each of the Years in the Period Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand deposits, NOW and savings accounts	1,003,372	(10,746,494)	5,242,703
Proceeds from sales of (payments for maturing) time deposits, net	(4,121,864)	22,765,837	(4,309,465)
Net (decrease) in Federal funds purchased	-	-	(2,369,000)
Proceeds from FHLB borrowings	15,350,000	20,480,000	34,550,000
Payments on FHLB borrowings	(19,980,000)	(31,369,792)	(43,579,036)
Net (decrease) increase in securities sold with agreement to repurchase	139,518	(636,817)	(186,609)
Exercise of stock options	140,000	-	-
Cash Paid for redemption of preferred stock	-	(3,345,000)	-
Dividends paid – common stock	(822,904)	(614,027)	(614,027)
Dividends paid – preferred stock	-	(10,221)	(33,450)
Net cash (used in) provided by financing activities	(8,291,878)	(3,476,514)	(11,298,884)
Increase (decrease) in cash and due from banks	(701,355)	863,555	98,959

Cash and due from banks:
Beginning	3,591,682	2,728,127	2,629,168
Ending	$2,890,327	$3,591,682	$2,728,127

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest on deposits and borrowings	$1,362,533	$1,126,134	$1,021,518
Income taxes	$130,000	$285,000	$1,126,050

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Other real estate and assets acquired in settlement of loans	$220,819	$423,376	$848,316

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1.         Significant Accounting Policies

Nature of business:  First Bank of Charleston, Inc. (the Bank) is a commercial bank with operations in Kanawha County, West Virginia.  The Bank provides consumer and commercial loans and deposit services principally to individuals and small businesses in Kanawha County, West Virginia and the surrounding areas.

Basis of presentation:  The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.  For the year ended December 31, 2017, subsequent events were evaluated through March 9, 2018, the date the financial statements were available to be issued.

Presentation of cash flows:  For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing).  Cash flows from demand deposits, money market accounts, NOW accounts, savings accounts, and Federal funds sold are reported net since their original maturities are less than three months.  Cash flows from loans, certificates of deposit and other time deposits are reported net.

Securities:  Debt and equity securities are classified as "held to maturity", "available for sale" or "trading" according to management's intent.  The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

Securities held to maturity - Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost and adjusted for amortization of premiums and accretion of discounts.  There are no securities classified as “held to maturity” in the accompanying financial statements.

Securities available for sale - Securities not classified as "held to maturity" or as "trading" are classified as "available for sale".  Securities classified as "available for sale" are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity.  "Available for sale" securities are reported at fair value, net of unrealized gains or losses, which are adjusted for applicable income taxes and reported as a separate component of shareholders' equity.

Trading securities - There are no securities classified as "trading" in the accompanying consolidated financial statements.

Realized gains and losses on sales of securities are recognized on the specific identification method.  Amortization of premiums and accretion of discounts are computed using the interest method.

Other than temporary impairment:  Declines in the fair value of available for sale and held to maturity securities that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.  In addition, the risk of future other than temporary impairment may be influenced by additional bank failures, prolonged recession in the U.S. economy, changes to real estate values, interest deferrals and whether the Federal government provides assistance to financial institutions.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Loans and allowance for loan losses:  Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses.  Interest is accrued daily on the outstanding balance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated.  The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.  The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses.  Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely.  While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Loan origination fees and certain direct loan origination costs are deferred and amortized as adjustments of the related loan yield over its contractual life.

A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement.  Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan's original effective interest rate or, alternatively, at the loan's observable market price, or at the fair value of the loan's collateral if the loan is collateral dependent.  The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used.

Generally, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan's contractual terms.  Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status.  Impaired loans are placed on non-accrual status upon change of the loan’s risk grade to impaired status.  Interest recognized on impaired loans is reviewed on a loan basis and typically would only be recognized when a change in risk grade to a pass classification is imminent.  Interest recognized on impaired loans is nominal for each of the three years in the period ended December 31, 2017.  Interest on non-accrual loans is recognized primarily using the cost-recovery method.

Concentrations of credit risk: The Bank predominately grants installment, commercial and residential loans to customers in Kanawha County, West Virginia and the immediate surrounding areas.

Bank premises and equipment:  Bank premises and equipment are stated at cost less accumulated depreciation.  Depreciation is computed primarily by the straight-line method for Bank premises and equipment over the estimated useful lives of the assets.  Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment are capitalized.  Furniture, equipment and vehicles are depreciated over lives ranging from 3 to 10 years.  Buildings and improvements are depreciated over 40 years unless the useful life is determined to be less the 40 years.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Other real estate:  Other real estate consists primarily of real estate held for resale which was acquired through foreclosure on loans secured by such real estate.  At the time of acquisition, these properties are recorded at the lower of cost or appraised market value with any write-down being charged to the allowance for loan losses.  Expenses incurred in connection with operating these properties are charged to operating expenses.  Gains and losses on the sales of these properties are credited or charged to operating income in the year of the transactions.

Advertising:  The Bank expenses advertising costs as incurred.

Restricted investment securities:  The Bank is a member of the Federal Home Loan Bank (FHLB) system.  FHLB members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is considered an equity security which is included in other assets in the accompanying consolidated financial statements.  Such securities are carried at cost since they may only be sold back to the respective issuer or another member at par value. These securities are classified as restricted securities and are periodically evaluated for impairment based on the ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Income taxes:  The provision for income taxes includes Federal and state income taxes and is based on pretax income reported in the financial statements, adjusted for transactions that may never enter into the computation of income taxes payable.  Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized within a short term.

Stock option plan: The Bank has a stock option plan for employees of the Bank.  Grants under the plan will be accounted for under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation and related interpretations.  The Bank granted the first options under this plan during 2009.  Compensation costs are reflected in the accompanying financial statements.

Stock dividend:  On April 11, 2012, the Bank’s Board of Directors approved a 25% stock dividend for common shareholders of record as of April 20, 2012.  The dividend resulted in an additional 204,647 shares being issued and $720 paid in lieu of fractional shares being issued.  The effects of the dividend are shown in the statement of shareholders’ equity.  All previously reported EPS calculations were updated using 1,023,379 shares as required by ASC 260, Earnings per Share.

Basic and fully dilutive earnings per share:  Basic earnings per common share are computed based upon the weighted average shares outstanding.  The weighted average shares outstanding were 1,030,379 for the period ended December 31, 2017 and 1,023,379, for each of the years in the period ended December 31, 2016 and 2015.

The Bank is required to present basic and diluted per share amounts.  Diluted per share amounts assume the exercise of the Bank’s stock options if the market value per common share exceeds the exercise price of the option.

Significant New Authoritative Guidance ASU 2015-01, Income Statement - Extraordinary and Unusual Items (Subtopic 225-20) - Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items eliminates from U.S. GAAP the concept of extraordinary items, which, among other things, required an entity to segregate extraordinary items considered to be unusual and infrequent from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. ASU 2015-01 was effective January 1, 2016, and did not have a significant impact on the financial statements.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, among other things, (a) certain equity investments to be measured at fair value with changes recognized in net income; (b) a qualitative assessment to identify impairment of equity investments without readily determinable fair value; (c) elimination of disclosures of the fair value of financial instruments measured at amortized costs and method(s) and significant assumptions used to estimate the fair value; (d) the exit price notion be used when measuring fair value; (e) separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability; (f) separate presentation of financial assets and financial liabilities by measurement category and form of financial asset; and (g) clarification of how to evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.  This guidance is effective for public entities for fiscal years beginning after December 15, 2017, and for other entities, including not-for-profit entities and employee benefit plans within the scope of Topic 960 through 965 on plan accounting, for fiscal years beginning after December 15, 2018.    Early adoption is not permitted except for certain exceptions for public entities.  The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2016-02, Leases (Topic 842) will, among other things, require the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease; however, unlike current U.S. GAAP, which requires that only capital leases be recognized on the balance sheet, the ASU requires that both types of leases be recognized on the balance sheet.  The ASU also requires disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases.  These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements.  Lessor accounting remains largely unchanged from current U.S. GAAP, but the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in May 2014.  Transition guidance is provided within the ASU and generally requires a retrospective approach.  This guidance is effective for public entities with annual reporting periods beginning after December 15, 2018.  For all other entities (nonpublic entities), the amendments in these ASUs will be effective for annual reporting periods beginning after December 15, 2019.  Early application of the amendments in this guidance is permitted for all entities.  The Company is evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2016-09 Compensation - Stock Compensation (TOPIC 718): Improvements to Employee Share-Based Accounting provides guidance with the purpose of simplifying several aspects of the accounting for share-based payment award transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.  The guidance also simplifies that private companies can now apply a practical expedient to estimate the expected term for all awards with performance or service conditions that have certain characteristics.  Private companies can also now make a one-time election to switch from measuring all liability-classified awards at fair value to measuring them at intrinsic value. This guidance is effective for public entities for fiscal years beginning after December 15, 2016, and for all other entities for fiscal years beginning after December 15, 2017.    Early adoption is permitted. The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, issues guidance to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.  This guidance replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to assess credit loss estimates. The guidance will require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected.  The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset.  The guidance will eliminate the probable initial recognition threshold in current GAAP, and instead, reflect an entity’s current estimate of all expected credit losses.  Credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses rather than a write-down.  An entity will be able to record reversals of credit losses in current period net income, which, in turn, should align the income statement recognition of credit losses within the reporting period in which changes occur.  The guidance affects entities holding financial assets and net investments in leases that are not accounted for at fair value through net income.  This guidance is effective for all public entities that are U.S. Securities Exchange Commission (SEC) filers for fiscal years beginning after December 15, 2019.  For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topic 960 through 965 on plan accounting, guidance is effective for fiscal years beginning after December 15, 2020. All entities may adopt the amendments in this ASU as of the fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2016-15, Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments provides guidance to address eight specific cash flow issues with the objective of reducing the existing diversity in the practice. This guidance is effective for all public entities for fiscal years beginning after December 15, 2017.  For all other entities, this guidance is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted.  The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2017-01- Business Combinations (Topic 805): Clarifying the Definition of a Business clarifies the definition of a business relative to adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments in this ASU provide a screen to determine when an integrated set of assets and activities (collectively referred to as a “set”) is not a business.  The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. If the screen is not met, it (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output, and (2) removes the evaluation of whether a market participant could replace the missing elements.  This guidance is effective for public entities with fiscal years ending after December 15, 2017, and for all other entities for fiscal years ending after December 15, 2018. Early adoption is permitted, under certain circumstances and amendments should be applied on a prospective basis.  The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2017-08 – Receivables – Nonrefundable  Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities provides guidance to amend the amortization period for certain purchased callable debt securities held at a premium.  The FASB is shortening the amortization period for the premium to the earliest call date.  Under current GAAP, entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument.  The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity.  This guidance is effective for public entities for fiscal years beginning after December 15, 2018, and for all other entities for fiscal years beginning after December 15, 2019.  Early adoption is permitted.  The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

ASU 2018-02 – Income Statement – Reporting Comprehensive Income (Topic 220): reclassification of certain tax effects from accumulated other comprehensive income: In February 2018, the FASB issued guidance to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act.  This amendment eliminates the stranded tax effects resulting from the Tax Cuts and Jobs Act.  This amendment is effective for all entities for fiscal years beginning after December 15, 2018 with early adoption permitted for all entities for reporting periods for which financial statements have not yet been made available for issuance. The amendment can be applied either in the period of adoption or retrospectively to periods in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Job Act is recognized.  The Company elected to adopt this guidance for the year ended December 31, 2017.

Note 2.         Cash Restrictions and Due From Banks

The bank is required to maintain average reserve balances with the Federal Reserve Bank, based on a percentage of deposits.  At December 31, 2017 and 2016, the reserve requirement approximated $1,278,000 and $1,285,000, respectively.  The Bank does not earn interest on such balances.

Note 3.         Securities

The amortized gains, unrealized losses and estimated fair values of securities at December 31, 2017 and 2016, are summarized as follows:

	2017
	Amortized Cost	Unrealized		Carrying Value (Estimated Fair Value)
		Gains	Losses
Available for sale:
Taxable:
U.S. Government agencies and corporations	$16,503,890	$-	$347,968	$16,155,923
Corporate bonds	3,554,796	31,711	32,096	3,554,411
Collateralized mortgage obligations	15,411,571	16,627	137,887	15,290,310
Investment in subordinated debt	474,956	-	-	474,956
Equity securities - preferred securities	500,000	-	-	500,000
Total	$36,445,213	$48,338	$517,951	$35,975,600
Tax-exempt:
State and county municipals	$5,821,008	$24,645	$81,388	$5,764,265
Total	$42,266,221	$72,983	$599,339	$41,739,865

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	2016
	Amortized Cost	Unrealized		Carrying Value (Estimated Fair Value)
		Gains	Losses
Available for sale:
Taxable:
U.S. Government agencies and corporations	$23,504,966	$5,805	$445,625	$23,065,146
Corporate bonds	6,110,657	57,922	62,101	6,106,478
Collateralized mortgage obligations	8,046,169	3,686	146,498	7,903,357
Investment in subordinated debt	500,000	-	-	500,000
Equity securities - preferred securities	500,000	-	-	500,000
Total	$38,661,792	$67,413	$654,224	$38,074,981
Tax-exempt:
State and county municipals	$2,747,259	$16,430	$68,657	$2,695,032
Total	$41,409,051	$83,843	$722,881	$40,770,013

The maturities, amortized cost and estimated fair values of securities at December 31, 2017, are summarized as follows:

	Available for Sale
		Carrying
		Value
	Amortized	(Estimated
	Cost	Fair Value)
Due within 1 year	$3,250,000	$3,242,839
Due after 1 but within 5 years	9,276,214	9,193,680
Due after 5 but within 10 years	8,521,149	8,293,643
Due after 10 years	20,243,902	20,034,747
Investment in subordinated debt	474,956	474,956
Equity securities	500,000	500,000
	$42,266,221	$41,739,865

The Bank holds equity securities at another institution that are included in securities available for sale in the accompanying financial statements with no contractual maturity dates.  The Bank holds an investment in subordinated debt at another institution that is included in securities available for sale in the accompanying financial statements with a contractual maturity date of February 12, 2020. Such securities are carried at cost and they may only be sold back to the respective institution or another member.

At December 31, 2017 and 2016, securities carried at estimated fair values of $2,247,692 and $2,487,973, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The proceeds from sales, calls and maturities and securities and the related gross gains and losses realized are as follows:

	Proceeds From			Gross Realized
For the Years Ended December 31,	Sales	Calls and Maturities	Principal Payments	Gains	Losses
2017
Securities available for sale	$997,500	$9,528,353	$1,979,791	$-	$2,500

2016
Securities available for sale	$268,683	$16,027,538	$1,229,911	$-	$4,371

2015
Securities available for sale	$1,626,751	$19,126,436	$44,500	$850,000	$-

Impairment is evaluated considering numerous factors, and their relative significance varies from case to case.  Factors considered include the length of time and extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer; and the intent and ability to retain the security in order to allow for an anticipated recovery in market value.  If, based on the analysis, it is determined that the impairment is other-than temporary, the security is written down to fair value, and a loss is recognized through earnings.  There were no other-than-temporary impairment losses for each of the years in the period ended December 31, 2017, 2016 and 2015.

The Bank had 56 securities in an unrealized loss position at December 31, 2017.  These securities are predominately rated investment grade securities and the unrealized losses are due to overall market interest rate fluctuations and not due to any underlying credit concerns of the issuers.  The Company has the intent and ability to hold such investments until maturity or market price recovery.  Accordingly, the Bank has concluded that none of the securities in its investment portfolios are other-than-temporarily impaired at December 31, 2017.

Provided below is a summary of securities available for sale which were in an unrealized loss position at December 31, 2017.

	2017
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies and corporations	$2,481,476	$(18,525)	$13,674,449	$(329,443)	$16,155,925	$(347,968)
State and county municipals	4,491,628	(53,895)	747,992	(27,493)	5,239,620	(81,388)
Corporate bonds	1,260,519	(5,041)	754,285	(27,055)	2,014,804	(32,096)
Mortgage backed securities	9,889,153	(90,072)	2,828,305	(47,815)	12,717,458	(137,887)
	$18,122,776	$(167,533)	$18,005,031	$(431,806)	$36,127,807	$(599,339)

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	2016
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies and corporations	$22,059,341	$(445,625)	$-	$-	$22,059,341	$(445,625)
Corporate bonds	1,998,121	(45,204)	732,057	(16,897)	2,730,178	(62,101)
State and county municipals	2,178,602	(68,657)	-	-	2,178,602	(68,657)
Mortgage backed securities	6,792,580	(146,498)	-	-	6,792,580	(146,498)
	$33,028,644	$(705,984)	$732,057	$(16,897)	$33,760,701	$(722,881)

Note 4.         Loans

Loans are summarized as follows:

	December 31
	2017	2016
Commercial	$18,701,738	$19,016,020
Commercial line of credit	10,970,700	12,810,661
Commercial real estate	73,126,219	73,491,977
Commercial real estate line of credit	1,347,915	7,387,468
Residential mortgage	20,755,450	22,379,557
Home equity	8,439,838	9,089,124
Consumer	1,146,701	1,422,718
Total loans	134,488,561	145,597,525
Less:
Allowance for loan losses	(1,661,614)	(1,761,146)
Unamortized loan origination (fees) costs, net	(198,419)	(222,170)
Loans, net	$132,628,528	$143,614,209

The following presents loan maturities as of December 31, 2017:
		After 1
	Within	But Within	After
	1 Year	5 Years	5 Years
Commercial	$736,730	$13,242,101	$4,722,907
Commercial line of credit	10,815,950	154,750	-
Commercial real estate line of credit	1,201,454	-	146,461
Commercial real estate	6,306,992	9,754,189	57,065,037
Residential mortgage	173,889	354,871	20,226,690
Home equity	35,291	107,930	8,296,617
Consumer	236,995	849,332	60,375
Total loans	$19,507,301	$24,463,173	$90,518,087

Loans due after one year with:

Variable rates	$91,946,014
Fixed rates	23,035,246
$114,981,260

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The following tables present the contractual aging of the recorded investment in past due loans as of December 31, 2017 and 2016:

	December 31, 2017
							Recorded
	Past Due						Investment
							≥ 90 days and Accruing
	30-59 days	60-89 days	≥ 90 days	Total	Current	Total Loans
Commercial	$-	$93,595	$52,523	$146,118	$18,555,620	$18,701,738	$-
Commercial line of credit	-	-	-	-	10,970,700	10,970,700	-
Commercial real estate	345,170	-	1,069,790	1,414,960	71,711,259	73,126,219	-
Commercial real estate line of credit	-	-	-	-	1,347,915	1,347,915	-
Residential Mortgages	522,977	189,275	545,717	1,257,969	19,497,481	20,755,450	-
Home Equity	4,760	98,846	281,846	385,452	8,054,386	8,439,838	-
Consumer	197,268	-	-	197,268	949,433	1,146,701	-
Total	$1,070,175	$381,716	$1,949,876	$3,401,767	$131,086,794	$134,488,561	$-

	December 31, 2016
							Recorded
	Past Due						Investment
							≥ 90 days
	30-59 days	60-89 days	≥ 90 days	Total	Current	Total Loans	and Accruing
Commercial	$7,069	$-	$298,933	$306,002	$18,710,018	$19,016,020	$-
Commercial line of credit	-	-	-	-	12,810,661	12,810,661	-
Commercial real estate	366,422	166,580	1,150,858	1,683,860	71,808,117	73,491,977	-
Commercial real estate line of credit	-	-	-	-	7,387,468	7,387,468	-
Residential Mortgages	365,035	286,123	154,327	805,485	21,574,072	22,379,557	-
Home Equity	73,550	-	-	73,550	9,015,574	9,089,124	-
Consumer	47,297	7,964	11,400	66,661	1,356,057	1,422,718	-
Total	$859,373	$460,667	$1,615,518	$2,935,558	$142,661,967	$145,597,525	$-

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the non-accrual loans included in the net balance of loans at December 31, 2017 and 2016, respectively.

	December 31
	2017	2016
Commercial	$55,068	$298,933
Commercial real estate	1,846,300	1,274,653
Commercial real estate line of credit	-	-
Residential mortgage	268,331	293,281
Home equity	385,452	304,087
Consumer	3,600	11,400
Total	$2,558,751	$2,182,354

If interest on non-accrual loans had been accrued, such income would have approximated $238,942, $214,223 and $232,139  for the years ended December 31, 2017, 2016 and 2015, respectively.

The following tables present information about impaired loans by class as of December 31, 2017 and 2016:

	December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest income Recognized While Impaired
With no related allowance
Commercial	$126,462	$126,462	$-	$154,000	$4,957
Commercial real estate	2,517,882	2,517,882	-	2,571,946	43,193
Commercial real estate line of credit	-	-	-
Residential mortgages	746,762	746,762	-	767,599	11,863
Home equity	-	-	-	-
Consumer	-	-	-	-	-
Total with no related allowance	$3,391,106	$3,391,106	$-	$3,493,545	$60,013
With a related allowance
Commercial	$-	$-	$-	$-	$-
Commercial real estate	454,083	454,083	11,373	496,826	-
Residential mortgages	-	-	-	-	-
Total with a related allowance	$454,083	$454,083	$11,373	$496,826	$-
Totals
Commercial	$126,462	$126,462	$-	$154,000	$4,957
Commercial real estate	2,971,965	2,971,965	11,373	3,068,772	43,193
Commercial real estate line of credit	-	-	-	-	-
Residential mortgages	746,762	746,762	-	767,599	11,863
Home equity	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$3,845,189	$3,845,189	$11,373	$3,990,371	$60,013

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest income Recognized While Impaired
With no related allowance
Commercial	$159,837	$159,837	$-	$185,922	$6,933
Commercial real estate	4,220,818	4,220,818	-	4,309,989	123,719
Commercial real estate line of credit	98,283	98,283	-	98,283	5,365
Residential mortgages	999,468	999,468	-	1,009,766	32,027
Consumer	11,400	11,400	-	13,500	-
Total with no related allowance	$5,633,712	$5,633,712	$-	$5,789,059	$169,049
With a related allowance
Commercial	$215,000	$240,009	$25,009	$225,231	$-
Commercial real estate	995,964	1,333,168	337,204	1,078,220	24,980
Home Equity	292,450	296,627	4,177	296,225	-
Total with a related allowance	$1,503,414	$1,869,804	$366,390	$1,599,676	$24,890
Totals
Commercial	$374,837	$399,846	$25,009	$411,153	$6,933
Commercial real estate	5,216,782	5,553,986	337,204	5,388,209	148,699
Commercial real estate line of credit	98,283	98,283	-	98,283	5,365
Residential mortgages	999,468	999,468	-	1,009,766	32,027
Home equity	436,356	440,533	4,177	467,824	1,005
Consumer	11,400	11,400	-	13,500	-
Total	$7,137,126	$7,503,516	$366,390	$7,388,735	$194,029

Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, and current economic trends, among other factors.

Pass:  Loans in this category are characterized by borrowers with an average to strong financial condition, sufficient cash flows to service the debt, and repayment history is satisfactory.

Other Loans Especially Mentioned (OLEM):  Loans in this category have potential weaknesses that deserve management's close attention.  If left uncorrected, these potential weaknesses may result in deteriorating prospects for the asset or in the institution's credit position at some future date.  OLEMs are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.  The bank should not use an OLEM classification as a compromise between a loan rated marginal or higher and substandard.

Substandard:  A loan classified as substandard is inadequately protected by the sound worth and paying capacity of the borrower or the collateral pledged.  Loss potential, while existing in the aggregate amount of substandard loans, does not have to exist in individual assets.

Doubtful: A loan classified as doubtful has all the weaknesses inherent in a loan classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.  These are poor quality loans in which neither the collateral, if any, nor the financial condition of the borrower presently ensure collectability in full in a reasonable period of time; in fact, there is permanent impairment in the collateral securing the bank's loan.  These are in a work-out status and have a defined work-out strategy.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Loss:  Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.  The Bank takes losses in the period in which they become uncollectible.

The following tables present loans based upon the internal risk ratings by class:

	December 31, 2017
	Commercial	Commercial Lines	CRE	CRE Lines	Residential Mortgages	Home Equity	Consumer	Total
Pass	$16,626,324	$10,970,700	$64,777,832	$1,347,915	$18,916,876	$8,053,431	$1,143,101	$121,836,179
Other Loans especially mentioned	1,977,860	-	6,370,242	-	406,354	-	-	8,754,456
Substandard	91,409	-	1,978,145	-	1,189,639	386,407	3,600	3,649,200
Doubtful	6,145	-	-	-	242,581	-	-	248,726
Total	$18,701,738	$10,970,700	$73,126,219	$1,347,915	$20,755,450	$8,439,838	$1,146,701	$134,488,561

	December 31, 2016
	Commercial	Commercial Lines	CRE	CRE Lines	Residential Mortgages	Home Equity	Consumer	Total
Pass	$18,523,735	$12,810,661	$64,959,617	$7,140,186	$21,487,043	$8,682,403	$1,411,318	$135,014,963
Other Loans especially mentioned	171,428	-	2,941,108	149,000	-	-	-	3,261,536
Substandard	320,857	-	5,591,252	98,282	892,514	406,721	11,400	7,321,026
Doubtful	-	-	-	-	-	-	-	-
Total	$19,016,020	$12,810,661	$73,491,977	$7,387,468	$22,379,557	$9,089,124	$1,422,718	$145,597,525

In the past the Bank has made loans, in the normal course of business, to its directors, officers and employees and will continue to make such loans in the future.  At December 31, 2017 and 2016, outstanding loans of this nature approximated $6,504,258 and $6,643,244 respectively.

The following presents the activity with respect to loans to executive officers and directors aggregating $60,000 or more during the years ended December 31, 2017 and 2016.  Other changes represent additions to and changes in individuals with aggregate loans over $60,000.

Loans to executive officers and directors:

	2017	2016
Balance, beginning	$5,754,685	$4,914,948
Additions	256,734	2,817,708
Amounts collected	(873,748)	(1,977,971)
Balance, ending	$5,137,671	$5,754,685

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5.         Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

	2017	2016	2015
Balance, beginning	$1,761,146	$2,455,847	$3,527,108
Losses:
Commercial	(68,992)	(700,351)	(2,355,459)
Commercial Line of Credit	-	(150,000)	-
Commercial Real Estate	(1,324,551)	(519,419)	(1,325,916)
Residential Mortgages	(58,953)	(152,012)	(719,718)
Consumer	(3,914)	(9,579)	(33,555)
Total	(1,456,410)	(1,531,361)	(4,434,648)
Recoveries:
Commercial	101,282	160,105	-
Commercial Real Estate	70,322	104,541	3,091
Residential Mortgages	-	2,050	-
Home Equity	-	-	-
Consumer	274	19,964	45,296
Total	171,878	286,660	48,387
Net (losses) recoveries	(1,284,532)	(1,244,701)	(4,386,261)
Provision for loan losses	1,185,000	550,000	3,315,000
Balance, ending	$1,661,614	$1,761,146	$2,455,847

The allowance is comprised of three distinct reserve components:  (1) specific reserves related to loans individually evaluated, (2) quantitative reserves related to loans collectively evaluated, and (3) qualitative reserves related to loans collectively evaluated.  A summary of the methodology the Bank employs on a quarterly basis with respect to each of these components in order to evaluate the overall adequacy of our allowance for loan losses is as follows.

Specific Reserve for Loans Individually Evaluated
To identify loans considered for impairment evaluation, bank management will begin with a review of the Loan Portfolio Watch List.  A loan is impaired when, based on current information and events, it is probable that a financial institution will be unable to collect all amounts due according to the contractual terms of the loan agreement.  “All amounts due according to the contractual terms” means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement.  However, an insignificant delay or insignificant shortfall in amount of payments on the loan does not mean the loan is impaired.
Once determined to be impaired, impairment will be measured by the present value of expected cash flow at the loan’s effective interest rate, less the fair value of the loans’ collateral and costs to sell.
Loans determined to be impaired will be identified and listed individually with the impairment measurement amount (even if the amount is zero).  These loans will be deducted from the appropriate loan pool when calculating the estimated loss under ASC 450-10.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Quantitative Reserve for Loans Collectively Evaluated

Under ASC 450-10, loss estimates are calculated for groups of loans with similar risk characteristics.  The Bank identifies the similar loan groups as; Consumer, Real Estate Residential, Commercial Real Estate, Commercial and Coal Related.  Charge-off amounts are compared to average loans outstanding to calculate a 4-Year Historic Average Loan Loss Percentage.  This percentage is applied to the current loans outstanding for each loan pool, less the impaired loans for each loan pool.  The result is the required general reserves amount.
Qualitative Reserve for Loans Collectively Evaluated

The Bank also considers the necessity to adjust the average historical net loan charge-off rates relative to each of the above loan pools for potential risk factors that could result in actual losses deviating from prior loss experience.  Such qualitative risk factors considered are:  (1) levels of and trends in delinquencies and impaired loans, (2) levels of and trends in charge-offs and recoveries, (3) trends in volume and term of loans, (4) effects of any changes in risk selection and underwriting standards, and other changes in lending policies, procedures, and practice, (5) experience, ability, and depth of lending management and other relevant staff, (6) national and local economic trends and conditions, (7) industry conditions, and (8) effects of changes in credit concentrations.

Activity in the allowance for loan losses by loan class for the years ended December 31, 2017 and 2016 is as follows:

	December 31, 2017
		Commercial
	Commercial	Real Estate	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$202,345	$1,165,486	$368,158	$16,361	$8,796	$1,761,146
Charge-offs	(68,992)	(1,324,551)	(58,953)	(3,914)	-	(1,456,410)
Recoveries	101,282	70,322	-	274	-	171,878
Provision	40,761	1,129,897	24,293	(1,155)	(8,796)	1,185,000
Ending balance	$275,396	$1,041,154	$333,498	$11,566	$-	$1,661,614
Allowance related to:
Individually evaluated for impairment	$-	$11,373	$-	$-	$-	$11,373
Collectively evaluated for impairment	275,396	1,029,781	333,498	11,566	-	1,650,241
Total	$275,396	$1,041,154	$333,498	$11,566	$-	$1,661,614
Loans:
Individually evaluated for impairment	$126,462	$2,983,338	$746,761	$-	$-	$3,856,561
Collectively evaluated for impairment	29,545,976	71,490,796	28,448,527	1,146,701	-	130,632,000
Total	$29,672,438	$74,474,134	$29,195,288	$1,146,701	$-	$134,488,561

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	December 31, 2016
		Commercial
	Commercial	Real Estate	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$304,207	$1,747,588	$419,961	$26,359	$(42,268)	$2,455,847
Charge-offs	850,351	519,419	152,012	9,579	-	1,531,361
Recoveries	160,105	104,541	2,050	19,964	-	286,660
Provision	588,384	(167,224)	98,159	(20,383)	51,064	550,000
Ending balance	$202,345	$1,165,486	$368,158	$16,361	$8,796	$1,761,146
Allowance related to:
Individually evaluated for impairment	$25,009	$337,204	$4,177	$-	$-	$366,390
Collectively evaluated for impairment	177,336	828,282	363,981	16,361	8,796	1,394,756
Total	$202,345	$1,165,486	$368,158	$16,361	$8,796	$1,761,146
Loans:
Individually evaluated for impairment	$399,846	$5,652,269	$1,440,001	$11,400	$-	$7,503,516
Collectively evaluated for impairment	31,426,835	75,227,176	30,028,680	1,411,318	-	138,094,009
Total	$31,826,681	$80,879,445	$31,468,681	$1,422,718	$-	$145,597,525

The following tables presents by class the Bank’s troubled debt restructurings (TDR) for the years ended December 31, 2017 and 2016.  The modifications were a mix of either extensions of term, modification of the interest rate and/or modification of payment amount.  All TDRs are evaluated individually for allowance for loan loss purposes:

	2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	2	$632,159	$584,132
Commercial Real Estate	-	-	$-
Consumer	1	34,215	$3,600
Residential Mortgage	1	145,000	127,400
Total	4	$811,374	$715,132

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	2016
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Commercial	1	$119,420	$119,420
Commercial Real Estate	-	-	$-
Consumer	1	34,215	$15,600
Residential Mortgage	1	145,000	145,000
Total	3	$298,635	$280,020

Default occurs when payments are not received in accordance with the terms specified in the loan document.  The Bank considers default as occurring when the loan becomes past due 30 days.  The following tables presents TDRs that subsequently defaulted for the years ended December 31, 2017 and 2016.

2017
	Number of	Recorded
	Contracts	Investment
Troubled Debt Restructurings
That Subsequently Defaulted
Consumer	-	$-
Total	-	$-

	2016
	Number of	Recorded
	Contracts	Investment
Troubled Debt Restructurings
That Subsequently Defaulted
Commercial	-	$-
Consumer	1	11,400
Total	1	$11,400

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6.         Bank Premises and Equipment and Subsequent Event

The major categories of bank premises and equipment and accumulated depreciation at December 31, 2017 and 2016 are summarized as follows:

	2017	2016
Land	$1,306,358	$1,306,358
Buildings and improvements	4,132,246	4,076,861
Furniture and equipment	1,720,207	1,698,933
Vehicles	72,674	72,674
	7,231,485	7,154,826
Less accumulated depreciation	(2,809,720)	(2,584,637)
Bank premises and equipment, net	$4,421,765	$4,570,189

Depreciation expense for the years ended December 31, 2017, 2016 and 2015, totaled $223,924, $182,096, and $184,248, respectively.

The Bank entered into agreements to lease to outside parties certain office spaces within its building under non-cancelable lease agreements.

Future minimum rental lease payments receivable under the noncancelable operating leases, exclusive of certain termination fees as defined in each lease agreement, are as follows for the years ended after December 31, 2017:

Year	Amount
2018	$155,763
2019	50,767
2020	50,767
2021	50,767
2022	50,767
$358,831
On January 26, 2018, the Bank, as lessor, renewed existing lease agreement with Travelers Indemnity Company, as lessee. The second renewal term will be extended for a five-year period commencing as of May 1, 2018 and expiring on April 30, 2023. Annual rent income will be $74,865 for the period May 1, 2018 to April 30, 2020, $75,935 for the period May 1, 2020 to April 30, 2022, and $77,004 for the period May 1, 2022 to April 30, 2023.

Note 7.       Deposits

The following is a summary of interest bearing deposits by type at December 31, 2017 and 2016.

	2017	2016
Money Market	$7,253,237	$8,507,225
NOW accounts	45,650,479	44,139,541
Savings accounts	4,527,541	4,452,515
Certificates of deposit	72,245,126	76,366,990
Total	$129,676,383	$133,466,271

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Included in certificates of deposit are deposits totaling $19,393,066 and $30,842,294 at December 31, 2017 and 2016, respectively, which were obtained through the Certificate of Deposit Account Registry Service.

Time certificates of deposit that exceed the FDIC insurance limit of $250,000 totaled $4,722,812 and $4,626,880 at December 31, 2017 and 2016, respectively.  Interest paid on such certificates totaled $53,275, $36,333, and $39,019 for the years ended December 31, 2017, 2016 and 2015, respectively.
The following is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as of December 31, 2017:

	Amount	Percent
Three months or less	$14,631,481	25%
Three through six months	14,999,582	25%
Six through twelve months	18,219,601	31%
Over twelve months	11,355,038	19%
Total	$59,205,702	100%

At December 31, 2017, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2018	$55,470,394
2019	12,107,074
2020	3,409,386
2021	748,684
2022	281,909
Thereafter	227,679
$72,245,126

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In management’s opinion, these deposits and transactions were on the same terms as those for comparable deposits and transactions with nonrelated parties.  Aggregate deposit transactions with related parties approximated $1,268,001 and $1,454,063 at December 31, 2017 and 2016, respectively.

Note 8.       Other Borrowings and Long-Term Debt

Short-term borrowings:  Federal funds purchased and securities sold under agreements to repurchase mature the next business day.  The securities underlying the repurchase agreements are under the Bank’s control and secure the total outstanding daily balances.  Other short-term borrowings consist of lines-of-credit from the Federal Home Loan Bank (FHLB). Also included in short-term borrowings is repurchase agreements of $324,178 and $184,660 as of December 31, 2017 and 2016.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Additional details regarding short-term borrowings during the years ended December 31, 2017 and 2016 are presented below.

	Short Term Borrowings
	2017	2016
Outstanding at year end	$17,424,178	$20,164,660
Average amount outstanding	$19,488,714	$24,530,585
Maximum amount outstanding
at any month end	$25,975,946	$31,953,701
Weighted average interest rate	1.11%	0.89%

FHLB Long-term Borrowings:  As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank obtained borrowings from the FHLB under various lending programs to finance loan growth and/or meet liquidity needs as necessary.  As a member, the Bank has available funding of $65,513,300 and $62,274,600 at December 31, 2017 and 2016, respectively.  All such borrowings are secured by a lien on all unpledged and unencumbered assets of the Bank.  Borrowings bear interest rates ranging from 0.45% to 1.88% with interest payments due quarterly and principal payments are due at maturity.

A summary of the Bank’s FHLB borrowings at December 31, 2017 and 2016 follows:

	2017	2016
FHLB borrowings	$19,100,000	$23,730,000
Less short-term FHLB borrowings	(17,100,000)	(19,980,000)
	$2,000,000	$3,750,000

A summary of the maturities of these notes is as follows:

Year	Amount
2018	$17,100,000
2019	2,000,000
$19,100,000

Note 9.         Income Taxes

The components of applicable income tax expense (benefit) for the years ended December 31, 2017, 2016 and 2015, are as follows:

	2017	2016	2015
Current:
Federal	$392,262	$612,099	$(28,991)
State	(21,782)	66,401	(17,747)
	370,480	678,500	(46,738)
Deferred:	131,232	301,901	611,936
Total	$501,712	$980,401	$565,198

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

A reconciliation between the amount of reported income tax expense (benefit) and the amount computed by multiplying the statutory income tax rate by book pretax income for the years ended December 31, 2017, 2016 and 2015, is as follows:

	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
Computed tax at applicable statutory rate	$546,384	34.0	$855,467	34.0	$421,431	34.0
Increase (decrease) in taxes resulting from:
State income tax effect	(7,406)	(0.5)	22,576	0.9	(6,034)	(0.5)
Tax exempt income	(41,211)	(2.6)	(15,673)	(0.6)	(9,389)	(0.8)
Other, net	3,945	0.2	118,031	4.7	159,190	12.8
Applicable income taxes	$501,712	31.1	$980,401	39.0	$565,198	45.5

Deferred income taxes for the years ended December 31, 2017 and 2016 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured for tax purposes.  Deferred tax assets and liabilities represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled.

The tax effects of temporary differences which give rise to the Bank's deferred tax assets and liabilities as of December 31, 2017 and 2016 are as follows:

	2017	2016
Deferred tax assets:
Unamortized fees and costs, net	$53,453	$96,460
Allowance for loan losses	157,312	244,453
Net unrealized loss on securities	212,756	255,615
	423,521	596,528

	2017	2016
Deferred tax liabilities:
Depreciation	(115,191)	(182,535)
	(115,191)	(182,535)
Net deferred tax asset	$308,330	$413,993

As of December 31, 2017 and 2016, the Company had no unrecognized tax benefits.  Such benefits would impact the effective tax rate if recognized.  The Company is subject to U.S. Federal income tax examinations for returns filed after December 31, 2013.  State income tax returns are generally subject to a period of examinations for a period of three to five years.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10.       Earnings per Share

Earnings per share for each of the years in the period ended December 31, 2017, 2016 and 2015 are calculated as follows:

	For the Year Ended December 31, 2017
	Income	Shares	Per Share
Basic EPS	(Numerator)	(Denominator)	Amount
Income available to common stockholders	$1,105,296	1,030,379	$1.07
Effect of Dilutive Securities
Options	-	876
Diluted EPS
Income available to common stockholders plus assumed conversions	$1,105,296	1,031,255	$1.07

	For the Year Ended December 31, 2016
	Income	Shares	Per Share
Basic EPS	(Numerator)	(Denominator)	Amount
Income available to common stockholders	$1,525,456	1,023,379	$1.49
Effect of Dilutive Securities
Options	-	1,094
Diluted EPS
Income available to common stockholders plus assumed conversions	$1,525,456	1,024,473	$1.49

	For the Year Ended December 31, 2015
	Income	Shares	Per Share
Basic EPS	(Numerator)	(Denominator)	Amount
Income available to common stockholders	$640,854	1,023,379	$0.63
Effect of Dilutive Securities
Options	-	1,094
Diluted EPS
Income available to common stockholders plus assumed conversions	$640,854	1,024,473	$0.63

Note 11.      Employee Benefit Plans, Profit Sharing Plan and Stock Incentive Plan
Under the profit-sharing thrift plan, which includes 401(k) provisions for all employees of the Bank who have attained age twenty-one and have completed three months of service, employee contributions are generally limited to the lesser of 80 percent of annual compensation or the IRS approved limit.  The Company may make two types of contributions to the Plan: (1) Matching Contributions (Company matches, up to a certain percentage, Salary Reduction Contributions made by the participant), and (2) Nonelective Contributions (additional discretionary contributions made by the Company as determined by the Board of Directors, subject to vesting). The employee may make (1) Salary Reduction Contributions and (2) Rollover Contributions.  Each participant’s account is credited with an allocation of (a) the Company’s contribution, (b) Plan earnings and (c) forfeitures of terminated participants’ nonvested accounts. Voluntary Bank matching contributions are limited to 50.0 percent of each employee’s contribution up to a maximum of 8.0 percent of total annual compensation.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Contributions of $31,597 $32,565 and $33,529 were made to the Plan for the years ended December 31, 2017, 2016 and 2015, respectively.

Effective November 12, 2008, the Bank adopted a Stock Incentive Plan (The Plan).  As of the effective date, 40,000 shares became available to be granted as incentive options.  The exercise price of each option is stated as being 100% of the fair market value of the stock as of the date of the grant, pursuant to Plan documents. The Plan will terminate 10 years from the effective date unless extended by shareholder approval.  The Board of Directors administers the Plan.  On February 2, 2009 the Bank granted 21,500 shares of common stock to certain executive officers as permitted under the Plan.  Of the 21,500 shares granted, 7,500 vested on the date of issuance with the remainder of the shares vesting in varying amounts through 2015.  On April 12, 2010, 6,000 shares were forfeited due to the departure of a participating officer.  Of the forfeited shares, 3,000 were allocated to the remaining participants of the Plan, as per Board approval on September 8, 2010, and the other 3,000 shares were cancelled, which reduced the total number of shares granted to 18,500.  The exercise price of the reallocated shares is equal to the fair market value of the stock at the grant date.  Pursuant to a Board Resolution following the stock dividend recorded in March, 2012, the exercise price of each existing option was adjusted to reflect the decrease in the resulting per share option price on a pro rata basis with the increased shares of issued and outstanding common stock.

The fair value of each grant is estimated at the grant date using the minimum value method with the following weighted-average assumptions: dividend rate, risk free interest rate, and expected life.  The fair values of the options range from $1.22 to $3.16 per option.

A summary of the status of the plan at December 31, 2017 and 2016, and changes during the years then ended is as follows:

	2017		2016
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Fixed Options
Outstanding at beginning of year	18,500	$19.09	18,500	$19.09
Outstanding at end of year	11,500	$18.54	18,500	$19.09
Vested and exerisable at end of year	11,500	$18.54	18,500	$19.09
Weighted-average Fair-value per option of options outstanding at end of year		$2.70		$2.70

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

A further summary of fixed options outstanding at December 31, 2017, is as follows:

	Options Outstanding			Options Exercisable
Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life in Years	Price	Exercisable	Price

$14.40 - 20.00	11,500	1	$ 18.54	11,500	$ 18.54

Note 12.      Commitments and Contingencies

The Bank could be involved in various legal actions arising in the ordinary course of business.  In the opinion of management and counsel, these matters will not have a material adverse effect on the financial statements.

Financial instruments with off-balance sheet risk:

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.  The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

	Contract Amount
	December, 31
	2017	2016
Commitments to extend credit	$9,187,730	$8,320,292
Standby letters of credit and financial guarantees written	155,000	155,000
	$9,342,730	$8,475,292

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation.  Collateral held varies but may include accounts receivable, inventory, equipment or real estate.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party.  Those guarantees are primarily issued to support private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Note 13.     Restrictions on Dividends and Capital, Stock Dividend and Issuance of Common Stock
Dividends paid by the Bank are subject to restrictions by banking regulations.  The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year’s net income, as defined, plus the retained net profits of the two preceding years.

On April 11, 2012, the Bank’s Board of Directors declared a stock dividend, effective April 20, 2012, to be effected by one share of stock being issued for each four shares outstanding.  The stock certificates were mailed to the shareholders in April 2012.  This stock dividend resulted in the issuance of 204,647 additional shares of common stock and was accounted for by a transfer of $3,990,590 from capital surplus to common stock.

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulations about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), Common equity Tier 1 (CET1) (as defined) to total risk-weighted assets, and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2016 and 2015, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the Bank’s primary regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

First Bank of Charleston is required to comply with applicable capital adequacy standards established by their bank regulator. The current risk-based capital standards applicable to the Bank, parts of which are currently in the process of being phased in, are based on the December 2010 final capital framework for strengthening international capital standards, known as Basel III, of the Basel Committee on Banking Supervision (the “Basel Committee”). Prior to January 1, 2015, the risk-based capital standards applicable to the Bank (the “general risk-based capital rules”) were based on the 1988 Capital Accord, known as Basel I, of the Basel Committee. In July 2013, the federal bank regulators approved final rules (the “Basel III Capital Rules”) implementing the Basel III framework as well as certain provisions of the DoddFrank Act. The Basel III Capital Rules substantially revised the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including First Bank of Charleston, as compared to the general risk-based capital rules. The Basel III Capital Rules became effective for First Bank of Charleston on January 1, 2015 (subject to a phase in period for certain provisions).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (“CET1”), (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (iv) expand the scope of the deductions/adjustments to capital as compared to existing regulations.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Under the Basel III Capital Rules, the minimum capital ratios effective as of January 1, 2015 are:

•	4.5% CET1 to riskweighted assets;
•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to riskweighted assets;
•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to riskweighted assets; and
•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the “leverage ratio”).

The Basel III Capital Rules also introduced a new “capital conservation buffer”, composed entirely of CET1, on top of these minimum riskweighted asset ratios. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019. The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is only applicable to certain covered institutions and does not have any current applicability to First Bank of Charleston. The capital conservation buffer is designed to absorb losses during periods of economic stress and effectively increases the minimum required riskweighted capital ratios. Banking institutions with a ratio of CET1 to riskweighted assets below the effective minimum (4.5% plus the capital conservation buffer and, if applicable, the countercyclical capital buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The Bank’s actual capital amounts and ratios are presented in the following table (in thousands):

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Actions Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017
CET1 (to Risk-Weighted Assets)	$22,593	16.7%	$6,080	4.5%	$8,782	6.5%
Total Capital (to Risk-Weighted Assets)	$24,255	18.0%	$10,809	8.0%	$13,511	10.0%
Tier I Capital (to Risk-Weighted Assets)	$22,593	16.7%	$5,404	4.0%	$8,106	6.0%
Tier I Capital (to Average Assets)	$22,593	11.8%	$7,667	4.0%	$9,583	5.0%

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Actions Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
CET1 (to Risk-Weighted Assets)	$22,103	15.1%	$6,573	4.5%	$9,494	6.5%
Total Capital (to Risk-Weighted Assets)	$23,864	16.3%	$11,685	8.0%	$14,607	10.0%
Tier I Capital (to Risk-Weighted Assets)	$22,103	15.1%	$5,843	4.0%	$8,764	6.0%
Tier I Capital (to Average Assets)	$22,103	11.3%	$7,821	4.0%	$9,776	5.0%

Note 14.     Preferred Stock

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (initially introduced as the Troubled Asset Relief Program or (“TARP”) was enacted. On October 14, 2008 the U.S. Treasury announced its intention to inject capital into financial institutions under the TARP Capital Purchase Program (the “CPP”). The CPP is a voluntary program designed to provide capital to healthy, well-managed financial institutions in order to increase the availability of credit to businesses and individuals and help stabilize the U.S. financial system.

On February 6, 2009, the Bank sold to the U.S. Treasury Department (U.S. Treasury) for an aggregate purchase price of $3,345,000 in cash 3,345 shares of First Bank of Charleston, Inc. Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Series A Preferred Stock) with a par value of $1 per share. In conjunction with the purchase of the Series A Preferred Stock, the U.S. Treasury also received a warrant to purchase up to 167 shares of First Bank of Charleston, Inc. Fixed Rate Cumulative Perpetual Preferred Stock, Series B Preferred Stock (Series B Preferred Stock).  The warrant has a term of 10 years and is exercisable at any time, in whole or in part, at an exercise price of $1.00.  The U.S. Treasury exercised the warrant on February 6, 2010, and solely in exchange for the surrender of the entire warrant, the Bank issued one hundred sixty-seven (167) shares of Series B Preferred Stock.  The shares of Series B Preferred Stock pay quarterly dividends at a nine percent annual rate on a liquidation preference of $1,000 per share.  The shares of Series B Preferred Stock may be redeemed after three years at a price of $1,000 per share plus accrued but unpaid dividends, although the Bank may redeem the Series B Preferred Stock after a qualifying common stock offering.  Cumulative dividends on Series A Preferred Stock are payable quarterly at 5% through February 6, 2014 and at a rate of 9% thereafter.

As required under the TARP CPP in connection with the sale of the Series A Preferred Stock and Series B Preferred Stock to the U.S. Treasury, dividend payments on, and repurchases of, the Bank’s outstanding common stock and preferred stock issued to third parties are subject to certain restrictions.  Currently, no preferred stock has been issued to any person other than the U.S. Treasury. For as long as any Series A Preferred Stock or any Series B Preferred Stock is outstanding, no dividends may be declared or paid on the Bank’s outstanding preferred and common stock until all accrued and unpaid dividends on Series A Preferred Stock and Series B Preferred Stock are fully paid.  In addition, the U.S. Treasury’s consent is required on any increase in dividends declared on shares of common stock before the third anniversary of the issuance of the Series A Preferred Stock and the Series B Preferred Stock, unless the Series A Preferred Stock and the Series B Preferred Stock are redeemed by the Bank or transferred in whole by the U.S. Treasury. Further, the U.S. Treasury’s consent is required for any repurchase of any equity securities except for repurchases of Series A Preferred Stock and Series B Preferred Stock.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

In July 2011, the Board of Directors elected to redeem Fixed Rate Cumulative Perpetual Preferred Stock Series A and Series B Preferred stock and issue Series C Senior Non-Cumulative Perpetual Preferred Stock.

On July 13, 2011, the Bank entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Department of the Treasury, pursuant to which the Bank issued 3,345 shares of the Bank’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total purchase price of $3,345,000. The Purchase Agreement was entered into, and the Series C Preferred Stock was issued, pursuant to the Small Business Lending Fund (“SBLF”) program, a $30 billion fund established under the Small Business Jobs Act of 2010, that encourages lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion.

On January 21, 2016, the Bank redeemed the Series C Preferred Stock from the U.S. Department of Treasury related to the QSBL Program. Redemption was reviewed and approved by the Federal Deposit Insurance Corporation and West Virginia Division of Financial Institutions and will not cause the Bank to become less than “well capitalized” for Federal Prompt Corrective Action purposes. The total redemption cost was $3,346,858, of which $3,345,000 related to the original issued shares, and $1,858 related to a pro rata dividend due to the U.S. Department of Treasury.

Holders of the Series C Preferred Stock were entitled to receive non-cumulative dividends on each share of Designated Preferred Stock when declared by the Board of Directors or any duly authorized committee of the Board of Directors.  The dividend rate, as a percentage of the liquidation amount, could fluctuate on a quarterly basis during the first ten quarters during which the Series C Preferred Stock was outstanding and could be adjusted between 1.0% and 5.0% per annum, to reflect the amount of change in the Bank’s level of Qualified Small Business Lending (“QSBL”) (as defined in the Purchase Agreement) over the baseline level calculated under the terms of the Purchase Agreement (“Baseline”).  In addition to the dividend, in the event the Bank’s level of QSBL had not increased relative to the Baseline, at the beginning of the tenth calendar quarter, the Bank was subject to an additional lending incentive fee equal to 2.0% per annum. For the eleventh dividend period through the eighteenth dividend period, inclusive, and that portion of the nineteenth dividend period before, but not including, the four and one half (4½) year anniversary of the date of issuance, the dividend rate would be fixed at between 1.0% and 7.0% per annum based upon the increase in QSBL as compared to the Baseline. After four and one half (4½) years from issuance, the dividend rate would increase to 9.0%.  Based upon the Bank’s level of QSBL over the Baseline for purposes of calculating the dividend rate for the initial dividend period, the dividend rate for the initial dividend period ended September 30, 2011 was 5.0%.  Based upon the Bank’s level of QSBL over the Baseline for purposes of calculating the dividend rate for the fourteenth dividend period, the dividend rate for the fourteenth dividend period ended December 31, 2015 was ---1.0%.

The Series C Preferred Stock was non-voting, except in limited circumstances. In the event that the Bank failed to timely make five dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock had the right, but not the obligation, to appoint a representative as an observer on the Bank’s Board of Directors.  In the event that the Bank failed to timely make six dividend payments, whether or not consecutive, and if the then outstanding aggregate liquidation amount of the Series C Preferred Stock was at least $25,000,000, then the holder of the Series C Preferred Stock would have had the right to designate and appoint two directors to the Bank’s Board of Directors.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The Series C Preferred Stock could be redeemed at any time at the Bank’s option, at a redemption price of one hundred percent (100%) of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator. As noted above, all of the preferred stock was redeemed during the year ended December 31, 2016.

The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Bank agreed to register the Series C Preferred Stock under certain circumstances set forth in the Purchase Agreement. The Series C Preferred Stock was not subject to any contractual restrictions on transfer.

Note 15.     Fair Value of Financial Instruments

The following summarizes the methods and significant assumptions used by the Bank in estimating its fair value disclosures for financial instruments.

Cash and due from banks:  The carrying values of cash and due from banks approximate their estimated fair values.

Interest bearing deposits with other banks:  The fair values of interest bearing deposits with other banks are estimated by discounting scheduled future receipts of principal and interest at the current rates offered on similar instruments with similar remaining maturities.

Federal funds sold: the carrying value of federal funds sold approximates their estimated fair value.

Securities:  Estimated fair values of securities are based on quoted market prices, where available.  If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Loans:  The estimated fair values for loans are computed based on scheduled future cash flows of principal and interest, discounted at interest rates currently offered for loans with similar terms of borrowers of similar credit quality.  No prepayments of principal are assumed.

Accrued interest receivable and payable:  The carrying values of accrued interest receivable and payable approximate their estimated fair values.

Deposits:  The estimated fair values of demand deposits (i.e., non-interest bearing checking, NOW and money market), savings accounts and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

Short-term borrowings:  The carrying value of short-term borrowings approximates their estimated fair values.

Long-term borrowings:  The fair values of long-term borrowings are estimated by discounting scheduled future payments of principal and interest at current rates available on borrowings with similar terms.

Federal funds purchased: The carrying values of federal funds purchased approximates their estimated fair values.

Off-balance sheet instruments:  The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of agreements and the present credit standing of the counterparties.  The amounts of fees currently charged on commitments and standby letters of credit are deemed insignificant, and therefore, the estimated fair values and carrying values are not shown below.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The carrying values and estimated fair values of the Bank's financial instruments are summarized below:

	December 31, 2017		December 31, 2016
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial Assets:
Cash and due from banks	$2,890,327	$2,890,327	$3,591,682	$3,591,682
Interest bearing deposits with other banks	88,662	88,662	15,149	15,149
Federal funds sold	4,798,000	4,798,000	150,000	150,000
Securities available for sale	41,739,865	41,739,865	40,770,013	40,770,013
Loans	132,628,528	130,607,612	143,614,209	139,741,474
Accrued interest receivable	545,632	545,632	551,206	551,206
Total	$182,691,014	$180,670,098	$188,692,259	$184,819,524

Financial Liabilities:
Deposits	$146,788,988	$121,814,053	$149,907,480	$149,237,314
Short-term borrowings	17,424,178	17,424,178	20,164,660	20,164,660
Long-term borrowings	2,000,000	2,000,000	3,750,000	3,750,000
Accrued interest payable	132,274	132,274	108,144	108,144
Total	$166,345,440	$141,370,505	$173,930,284	$173,260,118

ASC Topic 820 - Fair Value Measurements, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value.

Level 1:  Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Accordingly, securities available-for-sale are recorded at fair value on a recurring basis.  Additionally, from time to time, the Bank may be required to record other assets at fair value on a nonrecurring basis, such as loans held for sale.  These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Available-for-Sale Securities:  Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds.  Level 2 securities include mortgage-backed securities issued by government sponsored entities, mortgage-backed securities and municipal bonds.

Impaired Loans:  Impaired loans are measured for impairment using the fair value of the collateral for collateral-dependent loans.  As such, the Company classifies loans subject to nonrecurring fair value adjustments as level 2 if appraisals are within twelve months.  Collateral dependent impaired loans with appraisals in excess of twelve months are classified as level 3.

Other Real Estate Owned (“OREO”): OREO consists of real estate acquired in foreclosure or other settlement of loans. Such assets are carried on the balance sheet at the lower of the investment in the real estate or its fair value less estimated selling costs. The fair value of OREO is determined on a nonrecurring basis generally utilizing current appraisals performed by an independent, licensed appraiser applying an income or market value approach using observable market data (Level 2). However, if a current appraisal is not available, the original appraised value is discounted, as appropriate, to compensate for the estimated depreciation in the value of the real estate since the date of its original appraisal. Such discounts are generally estimated based upon management’s knowledge of sales of similar property within the applicable market area and its knowledge of other real estate market-related data as well as general economic trends (Level 3). Upon foreclosure, any fair value adjustment is charged against the allowance for loan losses. Subsequent fair value adjustments are recorded in the period incurred and included in other noninterest income in the consolidated statements of income.

Assets at Fair Value on a Recurring Basis

The tables below present the recorded amount of assets measured at fair value on a recurring basis.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	Total at	Fair Value Measurements Using:
	December 31,
	2017	Level 1	Level 2	Level 3
Available for Sale:
Taxable:
U.S. Government agencies and corporations	$16,155,922	$-	$16,155,922	$-
Corporate bonds	3,554,411	-	3,554,411	-
Collateralized mortgage obligations	15,290,311	-	15,290,311	-
Investment in subordinated debt	474,956	-	474,956	-
Equity securities - preferred securities	500,000	-	500,000	-
Total	$35,975,600	$-	$35,975,600	$-
Tax-exempt:
State and county municipals	5,764,265	-	5,764,265	-
Total	$41,739,865	$-	$41,739,865	$-

	Total at	Fair Value Measurements Using:
	December 31,
	2016	Level 1	Level 2	Level 3
Available for Sale:
Taxable:
U.S. Government agencies and corporations	$23,065,146	$-	$23,065,146	$-
Corporate bonds	6,106,478	-	6,106,478	-
Collateralized mortgage obligations	7,903,357	-	7,903,357	-
Investment in subordinated debt	500,000	-	500,000	-
Equity securities - preferred securities	500,000	-	500,000	-
Total	$38,074,981	$-	$38,074,981	$-
Tax-exempt:
State and county municipals	2,695,032	-	2,695,032	-
Total	$40,770,013	$-	$40,770,013	$-

Assets Recorded at Fair Value on a Nonrecurring Basis

The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  The tables below present the recorded amount of assets measured at fair value on a nonrecurring basis.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	Total at	Fair Value Measurements Using:
	December 31,
	2017	Level 1	Level 2	Level 3
Assets:
Impaired Loans
Commercial	$-	$-	$-	$-
Commercial real estate	454,083	-	383,760	70,323
Home equity	-	-	-	-
Total impaired loans	$454,083	$-	$383,760	$70,323
OREO	$90,000	$-	$-	$90,000

	Total at	Fair Value Measurements Using:
	December 31,
	2016	Level 1	Level 2	Level 3
Assets:
Impaired Loans
Commercial	$215,000	$-	$215,000	$-
Commercial real estate	995,964	-	-	995,964
Residential mortgages	292,450	-	-	292,450
Total impaired loans	$1,503,414	$-	$215,000	$1,288,414
OREO	$97,000	$-	$-	$97,000

Financial Report
March 31, 2018

(Unaudited)

FIRST BANK OF CHARLESTON, INC.

Unaudited Condensed Consolidated Balance Sheets March 31, 2018 and December 31, 2017 (Dollars in thousands)

ASSETS	March 31, 2018	December 31, 2017
Cash and due from banks	$2,773	$2,890
Interest bearing deposits with other banks	18	89
Federal funds sold	3,536	4,798
Securities available for sale	43,530	41,740
Loans, less allowance for loan losses of
$1,813,000 and $1,662,000 respectively	124,583	132,629
Bank premises and equipment, net	4,568	4,422
Accrued interest receivable	529	546
Other assets	1,689	1,686
Total assets	$181,226	$188,800
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Non interest bearing	$16,891	$17,113
Interest bearing	123,890	129,676
Total deposits	140,781	146,789
Short-term borrowings	10,669	17,424
Long-term borrowings	7,400	2,000
Other liabilities	458	378
Total liabilities	159,308	166,591
Shareholders' Equity
Common stock, $1 par value, 1,436,371 shares authorized;1,032,379 and 1,030,379 issued and outstanding 2018 and 2017	1,032	1,030
Capital surplus	15,250	15,223
Retained earnings	6,523	6,340
Accumulated other comprehensive income (loss)	(887)	(384)
Total shareholders' equity	21,918	22,209
Total liabilities and shareholders' equity	$181,226	$188,800

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

Unaudited Condensed Consolidated Statements of Income For the Three Months Ended March 31, 2018 and 2017 (Dollars in thousands except per share data)

	March 31, 2018	March 31, 2017
Interest income:
Interest and fees on loans	$1,647	$1,696
Interest and dividends on securities:
Taxable	238	189
Tax-exempt	33	15
Interest on Federal funds sold	8	6
Total interest income	1,926	1,906
Interest expense:
Interest expense on deposits	273	250
Interest on other borrowings	78	56
Total interest expense	351	306
Net interest income	1,575	1,600
Provision for loan losses	90	140
Net interest income after provision for loan losses	1,485	1,460

Other income:
Service charges and fees	45	50
Rental income	79	67
(Losses) gains from sale and writedown of OREO and ORA	(20)	-
	104	117
Other expenses:
Salaries and employee benefits	531	525
Net occupancy expense	83	72
Equipment rentals, depreciation, and maintenance	63	64
Legal and professional	47	43
Data processing	72	74
Regulatory assessments	32	30
Other operating expenses	228	178
	1,056	986
Income before income tax expense	533	591
Income tax expense	144	234
Net income	$389	$357
Basic earnings per common share
Net income - basic	$0.38	$0.35
Net income - diluted	$0.38	$0.35
Average common shares - basic	1,031,046	1,028,046
Average common shares - diluted	1,033,925	1,028,922

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

Unaudited Condensed Consolidated Statements of Comprehensive Income For the Three Months Ended March 31, 2018 and 2017 (Dollars in thousands)

	March 31, 2018	March 31, 2017
Net income	$389	$357
Other comprehensive income:
Gross unrealized (losses) gains arising during the period	(690)	230
Adjustments for income tax benefit (expense)	187	(92)
Other comprehensive (loss) income, net of tax	(503)	138
Comprehensive income	$(114)	$495

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

Unaudited Condensed Consolidated Statements of Changes in Stockholder's Equity For the Three Months Ended March 31, 2018 and 2017 (Dollars in thousands)
				Accumulated
				Other
	Common	Capital	Retained	Comprehensive
	Stock	Surplus	Earnings	Income	Total
Balance, December 31, 2016	$1,023	$15,090	$5,989	$(383)	$21,719
Net income	-	-	357	-	357
Cash dividend declared on common stock ($0.20 per share)	-	-	(205)	-	(205)
Unrealized (loss) on securities, net	-	-	-	138	138
Balance, March 31, 2017	1,023	15,090	6,141	(245)	22,009

Balance, December 31, 2017	1,030	15,223	6,340	(384)	22,209
Net income	-	-	389	-	389
Cash dividend declared on common stock ($0.20 per share)	-	-	(206)	-	(206)
Exercise of Stock Option	2	27	-	-	29
Unrealized (loss) on securities, net	-	-	-	(503)	(503)
Balance, March 31, 2018	1,032	15,250	6,523	(887)	21,918

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

Unaudited Condensed Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2018 and 2017 (Dollars in thousands)

	March 31, 2018	March 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$389	$357
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	47	54
Provision for loan losses	90	140
(Accretion) of discounts, net	(60)	(56)
Loss (gain) on sale and unrealized writedown of OREO and ORA	20	-
Securities (gains) losses and writedown	-	-
(Increase) decrease in accrued interest receivable	17	8
Decrease (increase) in other assets	164	(239)
Increase (decrease) in other liabilities	80	(3)
Net cash provided by operating activities	747	261

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from (purchase of) interest bearing deposits with other banks, net	71	(225)
Purchases of securities available for sale	(4,223)	(1,931)
Proceeds from sales of securities available for sale	-	-
Proceeds from maturities, calls and principal payments of securities available for sale	1,803	3,019
Net decrease (increase) in Federal funds sold	1,262	(4,030)
Principal collected from (loans made to) customers, net	7,956	2,415
Proceeds on disposal of bank premises and equipment	-	-
Purchases of bank premises and equipment	(193)	(25)
Proceeds from sale of other real estate and other assets	-	955
Net cash provided by (used in) investing activities	6,676	178

(Continued)

FIRST BANK OF CHARLESTON, INC.

Unaudited Condensed Consolidated Statements of Cash Flows (Continued) For the Three Months Ended March 31, 2018 and 2017 (Dollars in thousands)

	March 31, 2018	March 31, 2017
CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand deposits, NOW and savings accounts	(2,764)	(3,457)
Proceeds from sales of (payments for maturing) time deposits, net	(3,244)	7,366
Proceeds from FHLB borrowings	4,900	15,350
Payments on FHLB borrowings	(6,350)	(20,550)
Net (decrease) increase in securities sold with agreement to repurchase	95	387
Exercise of stock options	29	-
Dividends paid – common stock	(206)	(205)
Net cash (used in) provided by financing activities	(7,540)	(1,109)
Increase (decrease) in cash and due from banks	(117)	(670)
Cash and due from banks:
Beginning	2,890	3,592
Ending	$2,773	$2,922
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest on deposits and borrowings	$351	$1,126
Income taxes	$130	$285
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Other real estate and assets acquired in settlement of loans	$-	$423

See Notes to Financial Statements

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1.       Significant Accounting Policies

Nature of business:  First Bank of Charleston, Inc. (the Bank) is a commercial bank with operations in Kanawha County, West Virginia.  The Bank provides consumer and commercial loans and deposit services principally to individuals and small businesses in Kanawha County, West Virginia and the surrounding areas.

Basis of presentation:  The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.

Presentation of cash flows:  For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing).  Cash flows from demand deposits, money market accounts, NOW accounts, savings accounts, and Federal funds sold are reported net since their original maturities are less than three months.  Cash flows from loans, certificates of deposit and other time deposits are reported net.

Securities:  Debt and equity securities are classified as "held to maturity", "available for sale" or "trading" according to management's intent.  The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

Securities held to maturity - Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost and adjusted for amortization of premiums and accretion of discounts.  There are no securities classified as “held to maturity” in the accompanying financial statements.

Securities available for sale - Securities not classified as "held to maturity" or as "trading" are classified as "available for sale".  Securities classified as "available for sale" are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity.  "Available for sale" securities are reported at fair value, net of unrealized gains or losses, which are adjusted for applicable income taxes and reported as a separate component of shareholders' equity.

Trading securities - There are no securities classified as "trading" in the accompanying consolidated financial statements.

Realized gains and losses on sales of securities are recognized on the specific identification method.  Amortization of premiums and accretion of discounts are computed using the interest method.

Other than temporary impairment:  Declines in the fair value of available for sale and held to maturity securities that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.  In addition, the risk of future other than temporary impairment may be influenced by additional bank failures, prolonged recession in the U.S. economy, changes to real estate values, interest deferrals and whether the Federal government provides assistance to financial institutions.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Loans and allowance for loan losses:  Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses.  Interest is accrued daily on the outstanding balance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated.  The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.  The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses.  Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely.  While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Loan origination fees and certain direct loan origination costs are deferred and amortized as adjustments of the related loan yield over its contractual life.

A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement.  Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan's original effective interest rate or, alternatively, at the loan's observable market price, or at the fair value of the loan's collateral if the loan is collateral dependent.  The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used.

Generally, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan's contractual terms.  Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status.  Impaired loans are placed on non-accrual status upon change of the loan’s risk grade to impaired status.  Interest recognized on impaired loans is reviewed on a loan basis and typically would only be recognized when a change in risk grade to a pass classification is imminent.  Interest recognized on impaired loans is nominal for the period ended March 31, 2018.  Interest on non-accrual loans is recognized primarily using the cost-recovery method.

Concentrations of credit risk: The Bank predominately grants installment, commercial and residential loans to customers in Kanawha County, West Virginia and the immediate surrounding areas.

Bank premises and equipment:  Bank premises and equipment are stated at cost less accumulated depreciation.  Depreciation is computed primarily by the straight-line method for Bank premises and equipment over the estimated useful lives of the assets.  Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment are capitalized.  Furniture, equipment and vehicles are depreciated over lives ranging from 3 to 10 years.  Buildings and improvements are depreciated over 40 years unless the useful life is determined to be less the 40 years.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Other real estate:  Other real estate consists primarily of real estate held for resale which was acquired through foreclosure on loans secured by such real estate.  At the time of acquisition, these properties are recorded at the lower of cost or appraised market value with any write-down being charged to the allowance for loan losses.  Expenses incurred in connection with operating these properties are charged to operating expenses.  Gains and losses on the sales of these properties are credited or charged to operating income in the year of the transactions.

Advertising:  The Bank expenses advertising costs as incurred.

Restricted investment securities:  The Bank is a member of the Federal Home Loan Bank (FHLB) system.  FHLB members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is considered an equity security which is included in other assets in the accompanying consolidated financial statements.  Such securities are carried at cost since they may only be sold back to the respective issuer or another member at par value. These securities are classified as restricted securities and are periodically evaluated for impairment based on the ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Income taxes:  The provision for income taxes includes Federal and state income taxes and is based on pretax income reported in the financial statements, adjusted for transactions that may never enter into the computation of income taxes payable.  Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized within a short term.

Stock option plan: The Bank has a stock option plan for employees of the Bank.  Grants under the plan will be accounted for under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation and related interpretations.  The Bank granted the first options under this plan during 2009.  Compensation costs are reflected in the accompanying financial statements.

Stock dividend:  On April 11, 2012, the Bank’s Board of Directors approved a 25% stock dividend for common shareholders of record as of April 20, 2012.  The dividend resulted in an additional 204,647 shares being issued and $720 paid in lieu of fractional shares being issued.  The effects of the dividend are shown in the statement of shareholders’ equity.  All previously reported EPS calculations were updated using 1,023,379 shares as required by ASC 260, Earnings per Share.

Basic and fully dilutive earnings per share:  Basic earnings per common share are computed based upon the weighted average shares outstanding.  The weighted average shares outstanding were 1,031,046 for the period ended March 31, 2018 and 1,028,046, for the period ended March 31, 2017.

The Bank is required to present basic and diluted per share amounts.  Diluted per share amounts assume the exercise of the Bank’s stock options if the market value per common share exceeds the exercise price of the option.

Significant New Authoritative Guidance ASU 2015-01, Income Statement - Extraordinary and Unusual Items (Subtopic 225-20) - Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items eliminates from U.S. GAAP the concept of extraordinary items, which, among other things, required an entity to segregate extraordinary items considered to be unusual and infrequent from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. ASU 2015-01 was effective January 1, 2016, and did not have a significant impact on the financial statements.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. As the guidance does not apply to revenue associated with financial instruments, net interest income and gains and losses from securities will not be impacted by adopting the standard. The new guidance was to be effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2016. However, in April 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year making, the amendments effective for public entities, certain not-for-profit entities, and certain employee benefit plans for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods and for other entities for fiscal years beginning after December 15, 2018.   Companies have the option to apply ASU 2014-09 as of the original effective date. Early adoption is not permitted.   The Company s evaluating the impact, if any, that adoption will have on its financial statements.

ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, among other things, (a) certain equity investments to be measured at fair value with changes recognized in net income; (b) a qualitative assessment to identify impairment of equity investments without readily determinable fair value; (c) elimination of disclosures of the fair value of financial instruments measured at amortized costs and method(s) and significant assumptions used to estimate the fair value; (d) the exit price notion be used when measuring fair value; (e) separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability; (f) separate presentation of financial assets and financial liabilities by measurement category and form of financial asset; and (g) clarification of how to evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.  This guidance is effective for public entities for fiscal years beginning after December 15, 2017, and for other entities, including not-for-profit entities and employee benefit plans within the scope of Topic 960 through 965 on plan accounting, for fiscal years beginning after December 15, 2018.    Early adoption is not permitted except for certain exceptions for public entities.  The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2016-02, Leases (Topic 842) will, among other things, require the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease; however, unlike current U.S. GAAP, which requires that only capital leases be recognized on the balance sheet, the ASU requires that both types of leases be recognized on the balance sheet.  The ASU also requires disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases.  These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements.  Lessor accounting remains largely unchanged from current U.S. GAAP, but the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in May 2014.  Transition guidance is provided within the ASU and generally requires a retrospective approach.  This guidance is effective for public entities with annual reporting periods beginning after December 15, 2018.  For all other entities (nonpublic entities), the amendments in these ASUs will be effective for annual reporting periods beginning after December 15, 2019.  Early application of the amendments in this guidance is permitted for all entities.  The Company is evaluating the impact, if any, that adoption will have on its consolidated financial statements.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

ASU 2016-09 Compensation - Stock Compensation (TOPIC 718): Improvements to Employee Share-Based Accounting provides guidance with the purpose of simplifying several aspects of the accounting for share-based payment award transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.  The guidance also simplifies that private companies can now apply a practical expedient to estimate the expected term for all awards with performance or service conditions that have certain characteristics.  Private companies can also now make a one-time election to switch from measuring all liability-classified awards at fair value to measuring them at intrinsic value. This guidance is effective for public entities for fiscal years beginning after December 15, 2016, and for all other entities for fiscal years beginning after December 15, 2017.    Early adoption is permitted. The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements

ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, issues guidance to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.  This guidance replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to assess credit loss estimates. The guidance will require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected.  The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset.  The guidance will eliminate the probable initial recognition threshold in current GAAP, and instead, reflect an entity’s current estimate of all expected credit losses.  Credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses rather than a write-down.  An entity will be able to record reversals of credit losses in current period net income, which, in turn, should align the income statement recognition of credit losses within the reporting period in which changes occur.  The guidance affects entities holding financial assets and net investments in leases that are not accounted for at fair value through net income.  This guidance is effective for all public entities that are U.S. Securities Exchange Commission (SEC) filers for fiscal years beginning after December 15, 2019.  For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topic 960 through 965 on plan accounting, guidance is effective for fiscal years beginning after December 15, 2020. All entities may adopt the amendments in this ASU as of the fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2016-15, Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments provides guidance to address eight specific cash flow issues with the objective of reducing the existing diversity in the practice. This guidance is effective for all public entities for fiscal years beginning after December 15, 2017.  For all other entities, this guidance is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted.  The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

ASU 2017-01- Business Combinations (Topic 805): Clarifying the Definition of a Business clarifies the definition of a business relative to adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments in this ASU provide a screen to determine when an integrated set of assets and activities (collectively referred to as a “set”) is not a business.  The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. If the screen is not met, it (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output, and (2) removes the evaluation of whether a market participant could replace the missing elements.  This guidance is effective for public entities with fiscal years ending after December 15, 2017, and for all other entities for fiscal years ending after December 15, 2018. Early adoption is permitted, under certain circumstances and amendments should be applied on a prospective basis.  The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2017-08 – Receivables – Nonrefundable  Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities provides guidance to amend the amortization period for certain purchased callable debt securities held at a premium.  The FASB is shortening the amortization period for the premium to the earliest call date.  Under current GAAP, entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument.  The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity.  This guidance is effective for public entities for fiscal years beginning after December 15, 2018, and for all other entities for fiscal years beginning after December 15, 2019.  Early adoption is permitted.  The Company is currently evaluating the impact, if any, that adoption will have on its consolidated financial statements.

ASU 2018-02 – Income Statement – Reporting Comprehensive Income (Topic 220): reclassification of certain tax effects from accumulated other comprehensive income: In February 2018, the FASB issued guidance to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act.  This amendment eliminates the stranded tax effects resulting from the Tax Cuts and Jobs Act.  This amendment is effective for all entities for fiscal years beginning after December 15, 2018 with early adoption permitted for all entities for reporting periods for which financial statements have not yet been made available for issuance. The amendment can be applied either in the period of adoption or retrospectively to periods in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Job Act is recognized.  The Company elected to adopt this guidance for the year ended December 31, 2017.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2.       Securities

The amortized gains, unrealized losses and estimated fair values of securities at March 31, 2018 and December 31, 2017, are summarized as follows:

	March 31, 2018
				Carrying
				Value
	Amortized	Unrealized		(Estimated
	Cost	Gains	Losses	Fair Value)
Available for sale:
Taxable:
U.S. Government agencies and corporations	$15,504	$-	$539	$14,965
Corporate bonds	3,550	-	66	3,484
Collateralized mortgage obligations	18,911	-	455	18,456
Investment in subordinated debt	475	-	-	475
Equity securities - preferred securities	500	-	-	500
Total	$38,940	$-	$1,060	$37,880
Tax-exempt:
State and county municipals	$5,806	$-	$156	$5,650
Total	$44,746	$-	$1,216	$43,530

	December 31, 2017
				Carrying
				Value
	Amortized	Unrealized		(Estimated
	Cost	Gains	Losses	Fair Value)
Available for sale:
Taxable:
U.S. Government agencies and corporations	$16,504	$-	$348	$16,156
Corporate bonds	3,555	31	32	3,554
Collateralized mortgage obligations	15,412	16	138	15,290
Investment in subordinated debt	475	-	-	475
Equity securities - preferred securities	500	-	-	500
Total	$36,446	$47	$518	$35,975
Tax-exempt:
State and county municipals	$5,821	$25	$81	$5,765
Total	$42,267	$72	$599	$41,740

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The maturities, amortized cost and estimated fair values of securities at March 31, 2018, are summarized as follows:

	Available for Sale
		Carrying
		Value
	Amortized	(Estimated
	Cost	Fair Value)
Due within 1 year	$3,510	$3,501
Due after 1 but within 5 years	19,989	19,541
Due after 5 but within 10 years	14,513	13,957
Due after 10 years	5,759	5,556
Investment in subordinated debt	475	475
Equity securities	500	500
	$44,746	$43,530

The Bank holds equity securities at another institution that are included in securities available for sale in the accompanying financial statements with no contractual maturity dates.  The Bank holds an investment in subordinated debt at another institution that is included in securities available for sale in the accompanying financial statements with a contractual maturity date of February 12, 2020. Such securities are carried at cost and they may only be sold back to the respective institution or another member.

At March 31, 2018 and December 31, 2017, securities carried at estimated fair values of $2,243,000 and $2,248,000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Impairment is evaluated considering numerous factors, and their relative significance varies from case to case.  Factors considered include the length of time and extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer; and the intent and ability to retain the security in order to allow for an anticipated recovery in market value.  If, based on the analysis, it is determined that the impairment is other-than temporary, the security is written down to fair value, and a loss is recognized through earnings.  There were no other-than-temporary impairment losses for each of the years in the period ended March 31, 2018 and December 31, 2017.

The Bank had 63 securities in an unrealized loss position at March 31, 2018.  These securities are predominately rated investment grade securities and the unrealized losses are due to overall market interest rate fluctuations and not due to any underlying credit concerns of the issuers.  The Company has the intent and ability to hold such investments until maturity or market price recovery.  Accordingly, the Bank has concluded that none of the securities in its investment portfolios are other-than-temporarily impaired at March 31, 2018.

Provided below is a summary of securities available for sale which were in an unrealized loss position at March 31, 2018.

	March 31, 2018
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for Sale:	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies and corporations	$2,481	$(19)	$12,483	$(520)	$14,964	$(539)
State and county municipals	4,491	(54)	1,158	(102)	5,649	(156)
Corporate bonds	2,372	(5)	1,112	(61)	3,484	(66)
Mortgage backed securities	14,159	(190)	4,270	(265)	18,429	(455)
	$23,503	$(268)	$19,023	$(948)	$42,526	$(1,216)

	December 31, 2017
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for Sale:	Value	Losses	Value	Losses	Value	Losses
U.S. Government agencies and corporations	$2,481	$(19)	$13,675	$(329)	$16,156	$(348)
State and county municipals	4,492	(53)	748	(28)	5,240	(81)
Corporate bonds	1,261	(5)	754	(27)	2,015	(32)
Mortgage backed securities	9,889	(90)	2,828	(48)	12,717	(138)
	$18,123	$(167)	$18,005	$(432)	$36,128	$(599)

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3.        Loans

Loans are summarized as follows:
	March 31, 2018	December 31, 2017
Commercial	$18,306	$18,702
Commercial line of credit	8,223	10,971
Commercial real estate	69,695	73,126
Commercial real estate line of credit	897	1,348
Residential mortgage	20,610	20,755
Home equity	7,936	8,440
Consumer	918	1,147
Total loans	126,585	134,489
Less:
Allowance for loan losses	(1,813)	(1,662)
Unamortized loan origination (fees) costs, net	(189)	(198)
Loans, net	$124,583	$132,629
The following presents loan maturities as of March 31, 2018:

		After 1
	Within	But Within	After
	1 Year	5 Years	5 Years
Commercial	$2,596	$10,915	$4,795
Commercial line of credit	8,471	155	-
Commercial real estate line of credit	494	-	-
Commercial real estate	4,205	9,920	55,570
Residential mortgage	173	314	20,123
Home equity	34	98	7,804
Consumer	156	703	59
Total loans	$16,129	$22,105	$88,351

Loans due after one year with:

Variable rates	$86,979
Fixed rates	23,477

$110,456

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The following tables present the contractual aging of the recorded investment in past due loans as of March 31, 2018 and December 31, 2017:

	March 31, 2018
							Recorded
	Past Due						Investment
	30-59 days	60-89 days	≥ 90 days	Total	Current	Total Loans	≥ 90 days and Accruing
Commercial	$143	$1	$46	$190	$18,116	$18,306	$-
Commercial line of credit	-	-	-	-	8,223	8,223	-
Commercial real estate	-	94	1,044	1,138	68,557	69,695	-
Commercial real estate line of credit	-	-		-	897	897	-
Residential Mortgages	233	187	533	953	19,657	20,610	-
Home Equity	279		-	279	7,657	7,936	-
Consumer	52		-	52	866	918	-
Total	$707	$282	$1,623	$2,612	$123,973	$126,585	$-

	December 31, 2017
							Recorded
	Past Due						Investment
							≥ 90 days
	30-59 days	60-89 days	≥ 90 days	Total	Current	Total Loans	and Accruing
Commercial	$-	$94	$53	$147	$18,556	$18,702	$-
Commercial line of credit	-	-	-	-	10,971	10,971	-
Commercial real estate	345	-	1,070	1,415	71,711	73,126	-
Commercial real estate line of credit	-	-	-	-	1,348	1,348	-
Residential Mortgages	523	189	546	1,258	19,497	20,755	-
Home Equity	5	99	282	386	8,055	8,440	-
Consumer	198	-	-	198	950	1,147	-
Total	$1,071	$382	$1,951	$3,404	$131,088	$134,489	$-

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the non-accrual loans included in the net balance of loans at  March 31, 2018 and December 31, 2017, respectively.

	March 31, 2018	December 31, 2017
Commercial	$46	$55
Commercial real estate	1,706	1,846
Commercial real estate line of credit	-	-
Residential mortgage	268	268
Home equity	386	386
Consumer	4	4
Total	$2,410	$2,559

If interest on non-accrual loans had been accrued, such income would have approximated $214,000 and $232,000  for the years ended March 31, 2018 and December 31, 2017 respectively.

The following tables present information about impaired loans by class as of March 31, 2018 and December 31, 2017:

	March 31, 2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest income Recognized While Impaired
With no related allowance
Commercial	$121	$121	$-	$151	$1
Commercial real estate	2,281	2,281	-	2,370	10
Commercial real estate line of credit	-	-	-	-	-
Residential mortgages	735	735	-	762	3
Home equity	-	-	-	-	-
Consumer	-	-	-	-	-
Total with no related allowance	$3,137	$3,137	$-	$3,283	$14
With a related allowance
Commercial	$-	$-	$-	$-	$-
Commercial real estate	591	591	40	497	-
Residential mortgages	-	-	-	-	-
Total with a related allowance	$591	$591	$40	$497	$-
Totals
Commercial	$121	$121	$-	$151	$1
Commercial real estate	2,872	2,872	40	2,867	10
Commercial real estate line of credit	-	-	-	-	-
Residential mortgages	735	735	-	762	3
Home equity	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$3,728	$3,728	$40	$3,780	$14

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest income Recognized While Impaired
With no related allowance
Commercial	$126	$126	$-	$154	$5
Commercial real estate	2,518	2,518	-	2,572	43
Commercial real estate line of credit	-	-	-	-	-
Residential mortgages	747	747	-	768	12
Home equity	-	-	-	-	-
Consumer	-	-	-	-	-
Total with no related allowance	$3,391	$3,391	$-	$3,494	$60
With a related allowance
Commercial	$-	$-	$-	$-	$-
Commercial real estate	454	454	11	497	-
Commercial real estate line of credit	-	-	-	-	-
Residential mortgages	-	-	-	-	-
Home equity	-	-	-	-	-
Consumer	-	-	-	-	-
Total with a related allowance	$454	$454	$11	$497	$-
Totals
Commercial	$126	$126	$-	$154	$5
Commercial line of credit	-	-	-	-	-
Commercial real estate	2,972	2,972	11	3,069	43
Commercial real estate line of credit	-	-	-	-	-
Residential mortgages	747	747	-	768	12
Home equity	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$3,845	$3,845	$11	$3,991	$60

Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, and current economic trends, among other factors.

Pass:  Loans in this category are characterized by borrowers with an average to strong financial condition, sufficient cash flows to service the debt, and repayment history is satisfactory.

Other Loans Especially Mentioned (OLEM):  Loans in this category have potential weaknesses that deserve management's close attention.  If left uncorrected, these potential weaknesses may result in deteriorating prospects for the asset or in the institution's credit position at some future date.  OLEMs are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.  The bank should not use an OLEM classification as a compromise between a loan rated marginal or higher and substandard.

Substandard:  A loan classified as substandard is inadequately protected by the sound worth and paying capacity of the borrower or the collateral pledged.  Loss potential, while existing in the aggregate amount of substandard loans, does not have to exist in individual assets.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Doubtful: A loan classified as doubtful has all the weaknesses inherent in a loan classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.  These are poor quality loans in which neither the collateral, if any, nor the financial condition of the borrower presently ensure collectability in full in a reasonable period of time; in fact, there is permanent impairment in the collateral securing the bank's loan.  These are in a work-out status and have a defined work-out strategy.

Loss:  Loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.  The Bank takes losses in the period in which they become uncollectible.

The following tables present loans based upon the internal risk ratings by class:

	March 31, 2018
		Commercial			Residential	Home
	Commercial	Lines	CRE	CRE Lines	Mortgages	Equity	Consumer	Total
Pass	$16,026	$8,223	$65,068	$897	$18,855	$7,559	$916	$117,544
Other Loans especially mentioned	2,194	-	2,691	-	403	-	-	5,288
Substandard	87	-	1,937	-	1,110	377	2	3,513
Doubtful	-	-	-	-	243	-	-	243
Total	$18,307	$8,223	$69,696	$897	$20,611	$7,936	$918	$126,588

	December 31, 2017
		Commercial			Residential	Home
	Commercial	Lines	CRE	CRE Lines	Mortgages	Equity	Consumer	Total
Pass	$16,626	$10,971	$64,778	$1,348	$18,917	$8,053	$1,143	$121,836
Other Loans especially mentioned	1,978	-	6,370	-	406	-	-	8,754
Substandard	91	-	1,978	-	1,190	386	4	3,649
Doubtful	6	-	-	-	243	-	-	249
Total	$18,701	$10,971	$73,126	$1,348	$20,756	$8,439	$1,147	$134,488

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

In the past the Bank has made loans, in the normal course of business, to its directors, officers and employees and will continue to make such loans in the future.  At March 31, 2018 and December 31, 2017, outstanding loans of this nature approximated $6,402,000 and $6,504,000 respectively.

The following presents the activity with respect to loans to executive officers and directors aggregating $60,000 or more during the years ended March 31, 2018 and December 31, 2017.  Other changes represent additions to and changes in individuals with aggregate loans over $60,000.

Loans to executive officers and directors:

	March 31, 2018	December 31, 2017
Balance, beginning	$5,138	$5,755
Additions	-	257
Amounts collected	(150)	(874)
Balance, ending	$4,988	$5,138

Note 4.        Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

	March 31, 2018	December 31, 2017
Balance, beginning	$1,662	$1,761
Losses:	-	-
Commercial	(53)	(69)
Commercial Line of Credit	-	-
Commercial Real Estate	-	(1,324)
Residential Mortgages	(5)	(59)
Consumer	(1)	(4)
Total	(59)	(1,456)
Recoveries:
Commercial	35	101
Commercial Real Estate	74	70
Residential Mortgages	8	-
Home Equity	-	-
Consumer	3	1
Total	120	172
Net (losses) recoveries	61	(1,284)
Provision for loan losses	90	1,185
Balance, ending	$1,813	$1,662

The allowance is comprised of three distinct reserve components:  (1) specific reserves related to loans individually evaluated, (2) quantitative reserves related to loans collectively evaluated, and (3) qualitative reserves related to loans collectively evaluated.  A summary of the methodology the Bank employs on a quarterly basis with respect to each of these components in order to evaluate the overall adequacy of our allowance for loan losses is as follows.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Specific Reserve for Loans Individually Evaluated

To identify loans considered for impairment evaluation, bank management will begin with a review of the Loan Portfolio Watch List.  A loan is impaired when, based on current information and events, it is probable that a financial institution will be unable to collect all amounts due according to the contractual terms of the loan agreement.  “All amounts due according to the contractual terms” means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement.  However, an insignificant delay or insignificant shortfall in amount of payments on the loan does not mean the loan is impaired.

Once determined to be impaired, impairment will be measured by the present value of expected cash flow at the loan’s effective interest rate, less the fair value of the loans’ collateral and costs to sell.

Loans determined to be impaired will be identified and listed individually with the impairment measurement amount (even if the amount is zero).  These loans will be deducted from the appropriate loan pool when calculating the estimated loss under ASC 450-10.

Quantitative Reserve for Loans Collectively Evaluated

Under ASC 450-10, loss estimates are calculated for groups of loans with similar risk characteristics.  The Bank identifies the similar loan groups as; Consumer, Real Estate Residential, Commercial Real Estate, Commercial and Coal Related.  Charge-off amounts are compared to average loans outstanding to calculate a 4-Year Historic Average Loan Loss Percentage.  This percentage is applied to the current loans outstanding for each loan pool, less the impaired loans for each loan pool.  The result is the required general reserves amount.

Qualitative Reserve for Loans Collectively Evaluated

The Bank also considers the necessity to adjust the average historical net loan charge-off rates relative to each of the above loan pools for potential risk factors that could result in actual losses deviating from prior loss experience.  Such qualitative risk factors considered are:  (1) levels of and trends in delinquencies and impaired loans, (2) levels of and trends in charge-offs and recoveries, (3) trends in volume and term of loans, (4) effects of any changes in risk selection and underwriting standards, and other changes in lending policies, procedures, and practice, (5) experience, ability, and depth of lending management and other relevant staff, (6) national and local economic trends and conditions, (7) industry conditions, and (8) effects of changes in credit concentrations

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Activity in the allowance for loan losses by loan class for the period ended March 31, 2018 and year ended December 31, 2017 is as follows:

	March 31, 2018
		Commercial
	Commercial	Real Estate	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$275	$1,042	$333	$12	-	$1,662
Charge-offs	(53)	-	(5)	(1)	-	(59)
Recoveries	117	3	-	-	-	120
Provision	16	49	17	8	-	90
Ending balance	$355	$1,094	$345	$19	$-	$1,813
Allowance related to:
Individually evaluated for impairment	$-	$40	$-	$-	$-	$40
Collectively evaluated for impairment	355	1,054	345	19	-	1,773
Total	$355	$1,094	$345	$19	$-	$1,813
Loans:
Individually evaluated for impairment	$121	$2,281	$735	$-	$-	$3,137
Collectively evaluated for impairment	26,408	68,311	27,811	918	-	123,448
Total	$26,529	$70,592	$28,546	$918	$-	$126,585

The following tables presents by class the Bank’s troubled debt restructurings (TDR) for the period ended March 31, 2018 and year ended December 31, 2017.  The modifications were a mix of either extensions of term, modification of the interest rate and/or modification of payment amount.  All TDRs are evaluated individually for allowance for loan loss purposes:

	March 31, 2018
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled Debt Restructurings
Commercial	3	$1,140	$1,086
Commercial Real Estate	-	-	$-
Consumer	1	34	$2
Residential Mortgage	1	145	127
Total	5	$1,319	$1,215

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	December 31, 2017
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled Debt Restructurings
Commercial	2	$632	$584
Commercial Real Estate	-	-	$-
Consumer	1	34	$4
Residential Mortgage	1	145	127
Total	4	$811	$715

Default occurs when payments are not received in accordance with the terms specified in the loan document.  The Bank considers default as occurring when the loan becomes past due 30 days.  The Bank had no TDRs that subsequently defaulted for the period ended March 31, 2018 or year ended December 31, 2017.

Note 5.        Earnings per Share

Earnings per share for each of the years in the period ended March 31, 2018 and December 31, 2017, are calculated as follows:

	For the Period Ended March 31, 2018
	Income	Shares	Per Share
Basic EPS	(Numerator)	(Denominator)	Amount
Income available to common stockholders	$392	1,031,046	$0.38
Effect of Dilutive Securities
Options	-	2,879
Diluted EPS
Income available to common stockholders plus assumed conversions	$392	1,033,925	$0.38

	For the Period Ended March 31, 2017
	Income	Shares	Per Share
Basic EPS	(Numerator)	(Denominator)	Amount
Income available to common stockholders	$357	1,028,046	$0.35
Effect of Dilutive Securities
Options	-	876
Diluted EPS
Income available to common stockholders plus assumed conversions	$357	1,028,922	$0.35

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

A further summary of fixed options outstanding at March 31, 2018, is as follows:

	Options Outstanding			Options Exercisable
Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life in Years	Price	Exercisable	Price

$14.40 - 20.00	9,500	0	$ 19.41	9,500	$ 19.41

Note 6.       Restrictions on Dividends and Capital, Stock Dividend and Issuance of Common Stock

Dividends paid by the Bank are subject to restrictions by banking regulations.  The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year’s net income, as defined, plus the retained net profits of the two preceding years.

On April 11, 2012, the Bank’s Board of Directors declared a stock dividend, effective April 20, 2012, to be effected by one share of stock being issued for each four shares outstanding.  The stock certificates were mailed to the shareholders in April 2012.  This stock dividend resulted in the issuance of 204,647 additional shares of common stock and was accounted for by a transfer of $3,990,590 from capital surplus to common stock.

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulations about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), Common equity Tier 1 (CET1) (as defined) to total risk-weighted assets, and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2016 and 2015, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the Bank’s primary regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

First Bank of Charleston is required to comply with applicable capital adequacy standards established by their bank regulator. The current risk-based capital standards applicable to the Bank, parts of which are currently in the process of being phased in, are based on the December 2010 final capital framework for strengthening international capital standards, known as Basel III, of the Basel Committee on Banking Supervision (the “Basel Committee”). Prior to January 1, 2015, the risk-based capital standards applicable to the Bank (the “general risk-based capital rules”) were based on the 1988 Capital Accord, known as Basel I, of the Basel Committee. In July 2013, the federal bank regulators approved final rules (the “Basel III Capital Rules”) implementing the Basel III framework as well as certain provisions of the DoddFrank Act. The Basel III Capital Rules substantially revised the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including First Bank of Charleston, as compared to the general risk-based capital rules. The Basel III Capital Rules became effective for First Bank of Charleston on January 1, 2015 (subject to a phase in period for certain provisions).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (“CET1”), (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (iv) expand the scope of the deductions/adjustments to capital as compared to existing regulations.

Under the Basel III Capital Rules, the minimum capital ratios effective as of January 1, 2015 are:

•	4.5% CET1 to riskweighted assets;
•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to riskweighted assets;
•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to riskweighted assets; and
•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the “leverage ratio”).

The Basel III Capital Rules also introduced a new “capital conservation buffer”, composed entirely of CET1, on top of these minimum riskweighted asset ratios. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019. The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is only applicable to certain covered institutions and does not have any current applicability to First Bank of Charleston. The capital conservation buffer is designed to absorb losses during periods of economic stress and effectively increases the minimum required riskweighted capital ratios. Banking institutions with a ratio of CET1 to riskweighted assets below the effective minimum (4.5% plus the capital conservation buffer and, if applicable, the countercyclical capital buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

The Bank’s actual capital amounts and ratios are presented in the following table (in thousands):

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Actions Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2018
CET1 (to Risk-Weighted Assets)	$22,805	17.7%	$5,794	4.5%	$8,369	6.5%
Total Capital (to Risk-Weighted Assets)	$24,418	19.0%	$10,300	8.0%	$12,875	10.0%
Tier I Capital (to Risk-Weighted Assets)	$22,805	17.7%	$5,150	4.0%	$7,725	6.0%
Tier I Capital (to Average Assets)	$22,805	12.4%	$7,354	4.0%	$9,193	5.0%

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Actions Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017
CET1 (to Risk-Weighted Assets)	$22,593	16.7%	$6,080	4.5%	$8,782	6.5%
Total Capital (to Risk-Weighted Assets)	$24,255	18.0%	$10,809	8.0%	$13,511	10.0%
Tier I Capital (to Risk-Weighted Assets)	$22,593	16.7%	$5,404	4.0%	$8,106	6.0%
Tier I Capital (to Average Assets)	$22,593	11.8%	$7,667	4.0%	$9,583	5.0%

Note 7.       Fair Value of Financial Instruments

The following summarizes the methods and significant assumptions used by the Bank in estimating its fair value disclosures for financial instruments.

Cash and due from banks:  The carrying values of cash and due from banks approximate their estimated fair values.

Interest bearing deposits with other banks:  The fair values of interest bearing deposits with other banks are estimated by discounting scheduled future receipts of principal and interest at the current rates offered on similar instruments with similar remaining maturities.

Federal funds sold: the carrying value of federal funds sold approximates their estimated fair value.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Securities:  Estimated fair values of securities are based on quoted market prices, where available.  If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.
Loans:  The estimated fair values for loans are computed based on scheduled future cash flows of principal and interest, discounted at interest rates currently offered for loans with similar terms of borrowers of similar credit quality.  No prepayments of principal are assumed.
Accrued interest receivable and payable:  The carrying values of accrued interest receivable and payable approximate their estimated fair values.
Deposits:  The estimated fair values of demand deposits (i.e., non-interest bearing checking, NOW and money market), savings accounts and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.
Short-term borrowings:  The carrying value of short-term borrowings approximates their estimated fair values.
Long-term borrowings:  The fair values of long-term borrowings are estimated by discounting scheduled future payments of principal and interest at current rates available on borrowings with similar terms.
Federal funds purchased: The carrying values of federal funds purchased approximates their estimated fair values.
Off-balance sheet instruments:  The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of agreements and the present credit standing of the counterparties.  The amounts of fees currently charged on commitments and standby letters of credit are deemed insignificant, and therefore, the estimated fair values and carrying values are not shown below.
The carrying values and estimated fair values of the Bank's financial instruments are summarized below:

	March 31, 2018		December 31, 2017
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial Assets:
Cash and due from banks	$2,773	$2,773	$2,890	$2,890
Interest bearing deposits with other banks	18	18	89	89
Federal funds sold	3,536	3,536	4,798	4,798
Securities available for sale	43,530	43,530	41,740	41,740
Loans	124,583	104,913	132,629	130,608
Accrued interest receivable	529	529	546	546
Total	$174,969	$155,299	$182,692	$180,671

Financial Liabilities:
Deposits	$140,781	$121,000	$146,789	$121,814
Short-term borrowings	10,669	10,669	17,424	17,424
Long-term borrowings	7,400	7,400	2,000	2,000
Accrued interest payable	149	149	132	132
Total	$158,999	$139,218	$166,345	$141,370

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

ASC Topic 820 - Fair Value Measurements, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value.

Level 1:  Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Accordingly, securities available-for-sale are recorded at fair value on a recurring basis.  Additionally, from time to time, the Bank may be required to record other assets at fair value on a nonrecurring basis, such as loans held for sale.  These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Available-for-Sale Securities:  Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds.  Level 2 securities include mortgage-backed securities issued by government sponsored entities, mortgage-backed securities and municipal bonds.

Impaired Loans:  Impaired loans are measured for impairment using the fair value of the collateral for collateral-dependent loans.  As such, the Company classifies loans subject to nonrecurring fair value adjustments as level 2 if appraisals are within twelve months.  Collateral dependent impaired loans with appraisals in excess of twelve months are classified as level 3.

Other Real Estate Owned (“OREO”): OREO consists of real estate acquired in foreclosure or other settlement of loans. Such assets are carried on the balance sheet at the lower of the investment in the real estate or its fair value less estimated selling costs. The fair value of OREO is determined on a nonrecurring basis generally utilizing current appraisals performed by an independent, licensed appraiser applying an income or market value approach using observable market data (Level 2). However, if a current appraisal is not available, the original appraised value is discounted, as appropriate, to compensate for the estimated depreciation in the value of the real estate since the date of its original appraisal. Such discounts are generally estimated based upon management’s knowledge of sales of similar property within the applicable market area and its knowledge of other real estate market-related data as well as general economic trends (Level 3). Upon foreclosure, any fair value adjustment is charged against the allowance for loan losses. Subsequent fair value adjustments are recorded in the period incurred and included in other noninterest income in the consolidated statements of income.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

Assets at Fair Value on a Recurring Basis

The tables below present the recorded amount of assets measured at fair value on a recurring basis.

	Total at	Fair Value Measurements Using:
	March 31,
	2018	Level 1	Level 2	Level 3
Available for Sale:
Taxable:
U.S. Government agencies and corporations	$14,965	$-	$14,965	$-
Corporate bonds	3,484	-	3,484	-
Collateralized mortgage obligations	18,456	-	18,456	-
Investment in subordinated debt	475	-	475	-
Equity securities - preferred securities	500	-	500	-
Total	$37,880	$-	$37,880	$-
Tax-exempt:
State and county municipals	5,650	-	5,650	-
Total	$43,530	$-	$43,530	$-

	Total at	Fair Value Measurements Using:
	December 31,
	2017	Level 1	Level 2	Level 3
Available for Sale:
Taxable:
U.S. Government agencies and corporations	$16,156	$-	$16,156	$-
Corporate bonds	3,554	-	3,554	-
Collateralized mortgage obligations	15,290	-	15,290	-
Investment in subordinated debt	475	-	475	-
Equity securities - preferred securities	500	-	500	-
Total	$35,975	$-	$35,975	$-
Tax-exempt:
State and county municipals	5,765	-	5,765	-
Total	$41,740	$-	$41,740	$-

Assets Recorded at Fair Value on a Nonrecurring Basis

The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  The tables below present the recorded amount of assets measured at fair value on a nonrecurring basis.

FIRST BANK OF CHARLESTON, INC.

NOTES TO FINANCIAL STATEMENTS

	Total at	Fair Value Measurements Using:
	March 31,
	2018	Level 1	Level 2	Level 3
Assets:
Impaired Loans
Commercial	$-	$-	$-	$-
Commercial real estate	628	-	628	-
Home equity	-	-	-	-
Total impaired loans	$628	$-	$628	$-
OREO	$90	$-	$-	$90

	Total at	Fair Value Measurements Using:
	December 31,
	2017	Level 1	Level 2	Level 3
Assets:
Impaired Loans
Commercial	$-	$-	$-	$-
Commercial real estate	454	-	384	70
Residential mortgages	-	-	-	-
Total impaired loans	$454	$-	$384	$70
OREO	$90	$-	$-	$90

	Total at	Fair Value Measurements Using:
	December 31,
	2017	Level 1	Level 2	Level 3
Assets:
Impaired Loans
Commercial	$-	$-	$-	$-
Commercial real estate	454	-	384	70
Residential mortgages	-	-	-	-
Total impaired loans	$454	$-	$384	$70
OREO	$90	$-	$-	$90

ANNEX I

AGREEMENT OF MERGER

DATED AS OF April 18, 2018

between

PREMIER FINANCIAL BANCORP, INC.

and

PREMIER BANK, INC.

and

FIRST BANK OF CHARLESTON, INC.

Annex I - continued

		Page
Section 1. Merger

1.1	General Effect of Merger; Assets	2
1.2	Liabilities of Surviving Company	2
1.3	Name, Directors and Officers of Surviving Company	2
1.4	Capital Structure of Surviving Company	3
1.5	Change in Method of Effecting Acquisition	3

Section 2. Conversion, Exchange and Cancellation of Shares

2.1	General	4
2.2	Conversion of First Bank Common Stock	4
2.3	Manner of Exchange	4
2.4	Fractional Shares	5
2.5	Lost Certificates	5
2.6	First Bank Stock Options	5

Section 3. Representations, Warranties and Covenants of Premier and Premier Bank

3.1	Organization, Standing and Authority	8
3.2	Capital Structure	8
3.3	Premier Subsidiaries	9
3.4	Authority	9
3.5	Premier Financial Statements	10
3.6	Allowance for Possible Loan Losses	10
3.7	Accuracy of Annual Reports	10
3.8	Absence of Undisclosed Liabilities	11
3.9	Tax Matters	11
3.10	Loans	12
3.11	Properties	12
3.12	Compliance with Laws	12
3.13	Employee Benefit Plans	12
3.14	Commitments and Contracts	13
3.15	Labor	13
3.16	Material Contracts Furnished	14
3.17	Material Contracts	14
3.18	Material Contract Defaults	14
3.19	Legal Proceedings	14
3.20	Absence of Certain Changes or Events	14
3.21	Reports	15
3.22	Investments	15

i

Annex I - continued

3.23	Securities Portfolio	15
3.24	Environmental Matters	15
3.25	Preparation of Registration Statement On Form S-4/Accuracy of Proxy Statement	16
3.26	Filing of Application to Merge	16
3.27	Best Efforts	16
3.28	Conduct of Business - Acquisitions	16
3.29	Conduct of Business - Affirmative Covenants of Premier	16
3.30	Directors and Officers Indemnification and Insurance	17
3.31	Stock Listing	18

Section 4. Representations, Warranties and Covenants of First Bank

4.1	Organization, Standing and Authority	19
4.2	Capital Structure	19
4.3	Subsidiaries	19
4.4	Authority	19
4.5	First Bank Financial Statements	19
4.6	Accuracy of Annual Reports	20
4.7	Allowance for Possible Loan Losses	20
4.8	Absence of Undisclosed Liabilities	21
4.9	Tax Matters	21
4.10	Loans	21
4.11	Properties	22
4.12	Compliance with Laws	22
4.13	Employee Benefit Plans	22
4.14	Commitments and Contracts	23
4.15	Labor	23
4.16	Material Contracts Furnished	24
4.17	Material Contracts	24
4.18	Material Contract Defaults	24
4.19	Legal Proceedings	24
4.20	Absence of Certain Changes or Events	24
4.21	Reports	25
4.22	Accuracy of Proxy Statement	25
4.23	Investments	25
4.24	Securities Portfolio	25
4.25	Environmental Matters	25
4.26	Best Efforts	26
4.27	Conduct of Business – Negative Covenants of First Bank	26
4.28	Conduct of Business – Affirmative Covenants of First Bank	27
4.29	Balance Sheet Due Diligence Checklist	29
4.30	Branch Operations Certification	29
4.31	Acquisition Proposals	29

Annex I - continued

Section 5. Indemnification and Confidentiality

5.1	Access and Information	31
5.2	Furnishing Information and Indemnification	31
5.3	Confidentiality	32
5.4	Updates to Information	32

Section 6. Conditions Precedent

(a)	Governmental Approvals	33
(b)	Shareholder Approval	33
(c)	Registration Statement	33
(d)	No Divestiture or Adverse Condition	33
(e)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants – Premier and Premier Bank	34
(f)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants – First Bank	34
(g)	Less than 10% Dissenters	34
(h)	Tax Ruling or Opinion Letter	34
(i)	Absence of Material Adverse Changes - Premier	35
(j)	Absence of Material Adverse Changes – First Bank	35
(k)	Consent of Premier Lenders	36
(l)	No Excess Parachute Payment	36
(m)	Fairness Opinion – First Bank	36
(n)	Fairness Opinion – Premier	36

Section 7. Closing Date and Effective Time

7.1	Closing Date	37
7.2	Effective Time	37

Section 8. Conversion of Operating Systems

8.1	Cooperation in Preparation for Conversion	38
8.2	Conversion Expenses	38
8.3	Archived Records of First Bank	38

Section 9. Operations after the Closing Date

9.1	Employees of First Bank	39
9.2	Severance	39
9.3	Survival	39

Annex I - continued

Section 10. Termination of Agreement

10.1	Grounds for Termination	41
10.2	Effect of Termination	41
10.3	Lost Opportunity Costs	41
10.4	Return of Information	42

Section 11. Waiver and Amendment		43

Section 12. Meeting of Shareholders of First Bank		44

Section 13. Rights of Dissenting Shareholders		45

Section 14. Miscellaneous

14.1	Public Announcements	46
14.2	Brokers and Finders	46
14.3	Disclosed In Writing	46
14.4	Entire Agreement	46
14.5	Counterparts	46
14.6	Invalid Provisions	46
14.7	Notices	46
14.8	Headings	47
14.9	Expenses	47
14.10	Governing Law	47
14.11	No Assignment	47
14.12	Effectiveness of Agreement	47
14.13	Further Acts	48
14.14	Representations and Warranties Not to Survive	48
14.15	Disclosure Letter	48

EXHIBIT A – Plan of Merger of First Bank and Premier Bank

Annex I - continued
AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (hereinafter the "Agreement”), made and entered into as of the 18 day of April, 2018, by and among PREMIER FINANCIAL BANCORP INC. (“Premier”), PREMIER BANK, INC. (“Premier Bank”) and FIRST BANK OF CHARLESTON, INC. (“First Bank”);

W I T N E S S E T H:

WHEREAS, Premier is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and a registered bank holding company and financial holding company, with its principal executive office and place of business located in the Huntington, West Virginia, with authorized capital stock consisting of 20,000,000 common shares, no par value per share (“Premier Common Stock”), of which 10,677,528 shares are currently outstanding and 1,000,000 preferred shares, no par value per share, none of which are currently outstanding (“Premier Preferred Stock”); and

WHEREAS, Premier Bank is a banking corporation duly organized and validly existing under the laws of the State of West Virginia, with its principal office and place of business located in the City of Huntington, County of Cabell and State of West Virginia, with authorized capital stock consisting of 10,000 common shares, $100 par value per share, of which 10,000 shares are currently outstanding and all owned by Premier, of which it is a wholly owned subsidiary; and

WHEREAS, First Bank is a state banking corporation duly organized and validly existing under the laws of the State of West Virginia, with its principal executive office and place of business located in Charleston, West Virginia, with authorized capital stock consisting of 1,436,371 common shares, par value $1.00 per share (“First Bank Common Stock”), of which 1,032,379 shares are currently outstanding; and

WHEREAS, Premier and First Bank have agreed to the merger of First Bank with and into Premier Bank (the “Merger”); and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, First Bank has agreed to seek approval from the appropriate regulatory authorities to pay, immediately prior to the effective time of the Merger, a special dividend in an amount not in excess of $5.00 per share of First Bank Common Stock (the “Special Dividend”); and

1

Annex I - continued
WHEREAS, the Board of Directors of Premier and the Board of Directors of Premier Bank have each approved this Agreement and authorized the execution hereof in counterparts; and

WHEREAS, the Board of Directors of First Bank has approved this Agreement, authorized the execution hereof in counterparts, and directed that it be submitted to its shareholders for approval, ratification and confirmation.

NOW, THEREFORE, in consideration of the foregoing premises, which are not mere recitals but an integral part hereof, and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.     Merger

1.1   General Effect of Merger; Assets.  At the Effective Time (hereinafter defined in Section 7.2), First Bank shall merge with and into Premier Bank in the Merger, under the charter of Premier Bank, pursuant to the provisions of and with the effect provided in the West Virginia Business Corporation Act, Chapter 31D (The “WVBCA”).  Premier Bank shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the “Surviving Company”.  At the Effective Time of the Merger, the corporate existence of First Bank shall cease.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of  Premier Bank and First Bank; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to Premier Bank and First Bank, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in Premier Bank and First Bank and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

1.2   Liabilities of Surviving Company.  From and after the Effective Time of the Merger, the Surviving Company shall be liable for all liabilities of First Bank and Premier Bank and all deposits, debts, liabilities, obligations and contracts of First Bank and Premier Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of First Bank or Premier Bank, as the case may be, shall be those of and are hereby expressly assumed by the Surviving Company and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of either First Bank or Premier Bank shall be preserved unimpaired, and the Surviving Company shall have all rights and shall be liable for all obligations of First Bank under all employee benefit plans and arrangements of First Bank and such plans and related trusts shall continue in effect without any interruption or termination unless and until changed as therein, in this Agreement or by law provided or permitted or as mutually agreed to by the parties hereto.

1.3   Name, Directors and Officers of Surviving Company.  The Articles of Incorporation and the By-laws of Premier Bank in effect immediately prior to the Effective Time

2

Annex I - continued
shall be the Articles of Incorporation and By-laws of the Surviving Company until changed as therein or by law provided.  Until changed by the shareholder or Board of Directors of Surviving Company, as the case may be, the directors and officers of the Surviving Company at the Effective Time shall be those persons who are directors and officers respectively of Premier Bank immediately before the Effective Time.  The committees of the Board of Directors of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same persons who are serving on committees appointed by the Board of Directors of Premier Bank as they exist immediately before the Effective Time.  The committees of officers of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same officers who are serving on the committees of officers of Premier Bank as they exist immediately before the Effective Time.

1.4   Capital Structure of Surviving Company.  The capital structure of the Surviving Company shall be the same as the capital structure of Premier Bank.

1.5   Change in Method of Effecting Acquisition.  Premier may at any time prior to the Effective Time change the method of effecting the combination with First Bank (including, without limitation, the provisions of this Section 1) if and to the extent it deems such change to be necessary, appropriate or desirable; however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as hereinafter defined), (ii) adversely affect the tax treatment of First Bank’s shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Premier shall provide First Bank prior written notice of such change and the reasons therefore.

3

Annex I - continued
Section 2.     Conversion, Exchange and Cancellation of Shares

2.1   General.  The manner of converting and exchanging First Bank Common Stock into the “Merger Consideration” hereinafter defined shall be as hereinafter provided in this Section 2.

2.2    Conversion of First Bank Common Stock. (a) Each share of First Bank Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall automatically be converted into the right to receive approximately $32.00 per First Bank Common share, determined as the sum of (i) the Special Dividend; (ii) $5.00 cash, without interest, per share, paid by or on behalf of Premier (the “Cash Merger Consideration”); and (iii) approximately $22.00 per share of fully paid and non-assessable shares of Premier Common Stock (the “Stock Merger Consideration”) (determined by dividing (n) $22.00 by (d) The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time, rounded to the nearest whole cent (“Premier's Trading Price”) rounded to the nearest thousandth, which shall be hereinafter referred to as the “Exchange Ratio”); (the Stock Merger Consideration and Cash Merger Consideration are collectively referred to as the “Merger Consideration”) provided, however, that the Exchange Ratio shall not be greater than 1.235, unless increased pursuant to subsection (b).

(b)   In the event that the sum of the Special Dividend, the Cash Merger Consideration, and the Stock Merger Consideration based on Premier’s Trading Price, would be less than $32.00 per share of First Bank Common Stock, then this Agreement may be terminated by First Bank, on written notice to Premier; provided that Premier may, at its sole option and discretion, (i) increase the Stock Merger Consideration by increasing the Exchange Ratio, (ii) increase the Cash Merger Consideration, or (iii) any combination thereof, such that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share (based upon Premier’s Trading Price), whereupon no termination shall have occurred pursuant to this Section 2.2(b), and this Agreement shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that in no event, shall the Cash Merger Consideration exceed an amount which would cause the amount of the Special Dividend and Cash Merger Consideration, when combined, to exceed forty five percent (45%) of the total Merger Consideration or otherwise adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(h) hereof.

2.3   Manner of Exchange.   After the Effective Time of the Merger, except for persons who may have dissenters’ rights pursuant to WVBCA and who exercise any rights they may have as dissenting shareholders of First Bank (“Dissenting Shareholders”), if any, each holder of a certificate theretofore evidencing outstanding shares of First Bank Common Stock, upon surrender of such certificate, accompanied by a Letter of Transmittal, to Premier shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock and any Cash Merger Consideration for which shares of First Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 2, without interest.  Premier, or its Exchange Agent,

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shall mail such Letter of Transmittal to First Bank shareholders no later than five (5) business days after the Effective Time.  Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented First Bank Common Stock will be deemed to evidence the right to receive the number of full shares of Premier Common Stock and any Cash Merger Consideration into which the shares of First Bank Common Stock represented thereby may be converted, and will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock and any Cash Merger Consideration into which the shares of First Bank Common Stock represented thereby were converted.  Until such outstanding certificates formerly representing First Bank Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of First Bank of shares of First Bank Common Stock.  Upon surrender of certificates of First Bank Common Stock for exchange for the Special Dividend, Premier Common Stock and the Cash Merger Consideration there shall be paid to the record holder of the certificates of Premier Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any record date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

2.4   Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any First Bank shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which a First Bank shareholder would otherwise be entitled by Premier’s Trading Price. Payment for fractional shares will be made with respect to each shareholder at the time such shareholder’s certificates of First Bank Common Stock are exchanged.

2.5   Lost Certificates.  If a certificate evidencing outstanding shares of First Bank Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier certificate and cash, without interest, to which he would otherwise be entitled on exchange of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen or destroyed certificate and the issuance of the certificate and cash.

2.6 First Bank Stock Options.

(a)   At the Effective Time, all options granted by First Bank ("First Bank Options") to purchase shares of First Bank Common Stock which are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically, into options to purchase shares of Premier Common Stock (the "Continuing Options") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of First Bank’s 2008 Stock Incentive Plan (the "First Bank Stock Plan")):

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(1) The number of Continuing Options shall be calculated as the product of First Bank Options held by an optionee before the Effective Time of the Merger and the Exchange Ratio.

(2) The price per share of Continuing Options shall be calculated as (n) total First Bank Options exercise price before the Effective Time of the Merger (total First Bank Options granted to an optionee multiplied by optionee’s exercise price) less (i) Special Dividend payable on the First Bank Options as if they had been exercised immediately prior to the Effective Time and (ii) Cash Merger Consideration payable on those options as if they had been exercised immediately prior to the Effective Time; all divided by (d) the product of the total First Bank Options held by an optionee and the Exchange Ratio.

Expressed as a formula:

Total Option Price for a Grantee – Special Dividend – Cash Merger Consideration
Options before Merger x Exchange Ratio

Example 1 (assumes a $18.00 Premier Trading Price, a $5.00 Special Dividend, $5.00 Cash Merger Consideration and a 1.222 Exchange Ratio)
140,000 (7,000 x 20) – 35,000 (7,000 x 5.00) – 35,000 (7,000 x 5.00)
7,000 x 1.222

70,000 = $8.18 per share for 8,554 shares of Premier Common stock
8,554

Example 2 (assumes a $23.00 Premier Trading Price, $5.00 Special Dividend, $5.00 Cash Merger Consideration and a .9570 Exchange Ratio)

140,000 (7,000 x 20) – 35,000 (7,000 x 5.00) – 35,000 (7,000 x 5.00)
7,000 x .9570

70,000 = $10.45 per share for 6,699 shares of Premier Common Stock
6,699

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Continuing Options shall be the same as the First Bank Options, except that all references to First Bank shall be deemed to be references to Premier.

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(b)   At all times after the Effective Time, Premier shall have reserved for issuance such number of shares of Premier Common Stock as necessary so as to permit the exercise of Continuing Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted.  Shares of Premier Common Stock issuable upon exercise of Continuing Options shall be covered by an effective registration statement on Form S-8.

(c)   Continuing Options may be exercised in accordance with the terms of the First Bank Options in effect immediately prior to the Effective Time, subject to applicable law and regulation.

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Section 3.   Representations, Warranties and Covenants of Premier and Premier Bank

No representation or warranty of Premier or Premier Bank contained in Section 3 or of First Bank contained in Section 4 shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Section 3, in the case of Premier or Premier Bank, or Section 4, in the case of First Bank, has had or would reasonably be expected to have a Material Adverse Effect with respect to Premier or Premier Bank or a Material Adverse Effect with respect to First Bank, (disregarding for purposes of Section 3 and Section 4 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect,” and words of similar import).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2 and Section 4.2 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent.

Except as disclosed in the Disclosure Letter (as defined in Section 14.15), Premier and Premier Bank hereby jointly and severally represent and warrant to and covenant with First Bank that:

3.1   Organization, Standing and Authority.  Premier is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky, and is a duly registered bank holding company and financial holding company under the provisions of the Bank Holding Company Act of 1956, as amended.  Premier has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Premier in accordance with its terms.  At the Effective Time, Premier will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

3.2   Capital Structure.  The authorized capital stock of Premier consists of 20,000,000 shares of Premier Common Stock, of which 10,677,528 shares are currently issued and outstanding and 1,000,000 shares of Premier Preferred Stock, none of which are currently issued and outstanding.  All of such shares are fully paid and non-assessable.  Premier does not have any other shares of Premier Common Stock or Premier Preferred Stock or any other capital stock issued or outstanding.  Premier does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock except that Premier has reserved 510,879 shares of Premier Common Stock to be issued upon the exercise of stock options granted to certain Premier employees.

As of February 20, 2018, 209,149 option grants for Premier Common Stock were outstanding, of which 115,007 were immediately exercisable.  The holders of Premier Common Stock have no preemptive rights with respect to the issuance of additional authorized shares of Premier Common Stock.  Nothing in this Agreement shall prohibit or impair the ability and right of Premier to increase its authorized capital stock, or issue or agree to commit to issue additional shares of its capital stock, and any increase in authorized capital stock, or issuance, or agreement or commitment to issue, additional shares of Premier Common Stock (other than an issuance, or agreement or commitment to issue, resulting from a stock dividend, stock split, or reverse stock split) shall not alter or affect the Merger Consideration set forth in Section 2.2 hereof.

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3.3   Premier Subsidiaries.  At the date of this Agreement, Premier has two (2) state bank subsidiaries, Premier Bank and Citizens Deposit Bank and Trust, Inc., a Kentucky banking corporation, hereinafter collectively referred to as “Premier State Banks”.
At the date of this Agreement, Premier has two non-bank subsidiaries: 1) FNB Capital Trust One, a Delaware statutory trust; and 2) Centurion Insurance Services, LLC, a West Virginia limited liability company.

The Premier State Banks, FNB Capital Trust One and Centurion Insurance Services, LLC are hereinafter sometimes jointly referred to as the “Premier Subsidiaries” and individually a “Premier Subsidiary”.

Except for the Premier Subsidiaries, Premier has no other subsidiaries.

Each of the Premier State Banks is a banking corporation, duly organized, validly existing under the laws of either the State of West Virginia, or the Commonwealth of Kentucky, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.  Premier owns all of the issued and outstanding capital stock of each of the Premier State Banks, free and clear of any liens, claims, security interest, encumbrances, charges or rights of third parties of any kind whatsoever, except that (i) 25% of Premier’s 100% interest in Premier Bank is pledged as collateral for a $4,700,000 loan and $3,000,000 line of credit from First Guaranty Bank of Hammond, Louisiana and (ii) 100% of Premier’s 100% interest in Citizens Deposit Bank is pledged as collateral for a $5,000,000 line of credit from The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky.

Nothing in this Agreement shall prohibit or impair the ability and right of Premier or any Premier Subsidiary to create or acquire, or agree to create or acquire, any other subsidiaries or entities or to acquire, consolidate or merge with any other company, corporation, bank or banking association, or to acquire or establish any branch prior to the Effective Time, provided however that none of the transactions described in this paragraph shall adversely affect Premier’s ability to fulfill its obligations under this Agreement or result in the imposition of a burdensome condition by a regulatory authority.

3.4   Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Premier or Premier Bank, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Premier or Premier Bank is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Premier or Premier Bank is subject.

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3.5   Premier Financial Statements.  Premier has delivered to First Bank prior to the execution of this Agreement copies of the following financial statements of Premier (which, together with all future financial statements to be furnished are collectively referred to herein as the “Premier Financial Statements”): the audited Consolidated Balance Sheets of Premier as of December 31, 2017 and December 31, 2016, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity for the three years ended December 31, 2017, and the notes thereto.  The Premier Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)   are in accordance with the books and records of Premier, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

(b)   present fairly, in all material respects, the financial position and results of operations and cash flows of Premier as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

Premier’s unaudited Balance Sheet and the related unaudited Statements of Income, and Statements of Income and Statements of Change in Cash Flows for each calendar quarter after December 31, 2017 until the Effective Time, all of which Premier shall deliver to First Bank as soon as practicable, will be prepared in accordance with accounting principals consistently applied and will fairly present Premier’s financial condition and results of operations as of such date and for such periods, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

3.6   Allowance for Possible Loan Losses.  The allowance for possible loan losses shown on the Consolidated Balance Sheets of Premier as of December 31, 2017, and December 31, 2016, has been established and is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2017 and December 31, 2016 respectively.

3.7   Accuracy of Annual Reports.  The annual reports of Premier to its shareholders for the years 2016 and 2015 do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading, and the annual report of Premier to its shareholders for the year 2017 will not contain, as of the date thereof, any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

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3.8   Absence of Undisclosed Liabilities.  At December 31, 2016 and December 31, 2017, none of Premier or the Premier Subsidiaries had any obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Premier (i) except as disclosed in the Premier Financial Statements and (ii) except, in the case of any of the Premier State Banks, for unfunded loan commitments made in the ordinary course of their respective businesses and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2016, or from any action omitted to be taken during such period that, to the knowledge of Premier, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the Premier Financial Statements.  The amounts set up as liabilities for taxes in the Premier Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2017.  Since December 31, 2017, none of Premier or the Premier State Banks has incurred or paid any obligation or liability which would be material (on a consolidated basis) to Premier, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

3.9   Tax Matters.

(a)   All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of any of Premier or the Premier State Banks have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of Premier management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to any of Premier or the Premier State Banks, except as reserved against in the Premier Financial Statements, or as previously disclosed to First Bank in writing.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)   None of Premier or the Premier Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c)   To the extent any federal, state, local or foreign taxes are due from any of Premier or the Premier State Banks for the period or periods beginning January 1, 2017, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Premier or the Premier State Banks prepared before the Effective Time.

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(d)   Deferred taxes of Premier or the Premier State Banks have been provided for in accordance with generally accepted accounting principles.

3.10   Loans.  Except as disclosed or provided for in the Premier Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of any Premier State Bank in the Premier Financial Statements as of December 31, 2016, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $500,000.00 is subject to any asserted defense, offset or counterclaim known to Premier.

3.11   Properties.  Except as disclosed in the Premier Financial Statements, Premier and the Premier State Banks have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Premier Financial Statements as being owned by them at December 31, 2017 or acquired by them after December 31, 2017.  To the best knowledge and belief of Premier management, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business on a consolidated basis, held under leases or subleases by any of Premier and the Premier State Banks, as the case may be, are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to First Bank and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

3.12   Compliance with Laws.  Premier and each of the respective Premier State Banks:

(a)   is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a Material Adverse Effect on such business; and

(b)   has received no notification from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization.

3.13   Employee Benefit Plans.  With respect to any plan or arrangement of Premier or any Premier State Bank which constitutes an employee benefit within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

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(a)   All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by any of Premier or any Premier State Bank (each individually, a “Plan”, and collectively, the “Plans”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2016, none of Premier or any Premier State Bank had any material liability under any Plan that is not reflected on the audited statements of financial condition of Premier or the unaudited balance sheets of the Premier State Banks, as of such date, or in the notes thereto (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(b)   No litigation is pending against any Plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(c)   Neither Premier nor any Premier State Bank is a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

3.14   Commitments and Contracts.  Neither Premier nor any Premier State Bank is a party or subject to any of the following (whether written or oral, express or implied):

 (i)   any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant;

(ii)   any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant;

(iii)   any contract or agreement with any labor union;

(iv)   any contract not made in the ordinary course of business containing covenants limiting the freedom of Premier or any Premier State Bank to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Premier or any Premier State Bank will carry on its business (other than as may be required by law or applicable regulatory authorities).

3.15   Labor.   No work stoppage involving Premier or any Premier State Bank is pending or, to the best of Premier’s knowledge, threatened.  Neither Premier nor any Premier State Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Premier or any Premier State Bank.  Employees of Premier or any Premier State Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

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3.16   Material Contracts Furnished.  Premier has made available to First Bank true and complete copies of all material contracts, leases and other agreements to which Premier or any Premier State Bank are parties or by which they are bound and of all employment, pension, retirement, stock option, profit sharing and deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers, or other employees of Premier or any Premier State Bank.

3.17   Material Contracts.  Except as is otherwise provided in this Agreement, none of Premier or the Premier State Banks, nor any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

3.18   Material Contract Defaults.  None of Premier or the Premier State Banks is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default.

3.19   Legal Proceedings.  There are no actions, suits or proceedings instituted or pending, or to the best knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to any of Premier or the Premier State Banks, respectively, or against any property, asset, interest or right of any of them, that could have a Material Adverse Effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of Premier or any of the Premier State Banks, respectively, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  None of Premier or the Premier State Banks is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

3.20   Absence of Certain Changes or Events.  Since December 31, 2017, none of Premier or the Premier State Banks has:  (i) incurred any material liability, except in the ordinary course of its business, and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

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3.21   Reports.  Since January 1, 2017, each of Premier and the Premier State Banks has filed all reports and statements, together with any amendments required to be made with respect thereto, which they were required to file with:  (i) the Securities and Exchange Commission, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements; (ii) the Board of Governors of the Federal Reserve System; (iii) the Federal Deposit Insurance Corporation; (iv) the West Virginia Division of Financial Institutions; (v) the Kentucky Department of Financial Institutions; and (vi) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to First Bank by Premier does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

3.22   Investments.  Except as incurred in the ordinary course of business as heretofore conducted, all securities owned by Premier and the Premier State Banks of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by Premier and the Premier State Banks in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to First Bank in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

3.23   Securities Portfolio.  Since December 31, 2017, there have been no material changes in the credit quality of Premier’s or any of the Premier State Banks’ portfolios of securities that have not been recorded in the Premier Financial Statements in accordance with Generally Accepted Accounting Principles.

3.24   Environmental Matters.  To the knowledge of Premier, neither Premier nor any Premier State Bank nor any properties owned or operated by Premier or any Premier State Bank has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Premier’s management, threatened relating to the liability of any properties owned or operated by Premier or any Premier State Bank under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, sub-surface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

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3.25  Preparation of Registration Statement on Form S-4/Accuracy of Proxy Statement.  Premier at its sole cost and expense shall prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-4 relating to the shares of Premier Common Stock to be issued to First Bank shareholders.  The material which refers to Premier and which will be submitted by Premier for inclusion in the joint proxy statement referred to in Section 4.22 or Section 12 hereof, or in any amendment or supplement thereto, mailed to the holders of First Bank Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.26   Filing of Applications to Merge.  Premier at its sole cost and expense shall cause to be filed with the Federal Reserve Board, Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions an application to merge First Bank and Premier Bank and shall cause Premier Bank to take such action as is provided in this Agreement upon Premier Bank’s part to be taken.

3.27   Best Efforts.  On or prior to the Closing Date (hereinafter defined in Section 7.1 hereof), Premier will, to the extent permitted by applicable laws, rules and regulations, take such actions, and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

3.28   Conduct of Business - Acquisitions.  Premier and First Bank have agreed in principle that continued growth of Premier through the acquisition of, or consolidation or merger with, one or more banks or bank holding companies, and the payment of cash, the issuance of additional shares of Premier, or both, as consideration therefor, all upon proper terms and conditions, will inure to the benefit of Premier and to First Bank in the event the Merger is effected.  First Bank has agreed that in the event the Merger is effected, such contemplated actions will inure to the benefit of First Bank as well as to Premier, and has generally approved, in principle, such acts. First Bank hereby consents to, and agrees that Premier, without obtaining any further consent or approval of First Bank, may acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire any assets of any other company, corporation, bank or banking association; provided however that no such enumerated action may (i) result in Premier abrogating or modifying its obligations under this Agreement or (ii) impair Premier’s ability to obtain regulatory approval of the transactions contemplated by this Agreement or (iii) result in any regulatory approval containing an unreasonable regulatory condition and no agreement to issue Premier Common Stock or issuance thereof in connection with any such act shall alter or affect the Merger Consideration set forth in Section 2.2 hereof.

3.29   Conduct of Business - Affirmative Covenants of Premier.  Premier covenants and agrees that:

(a)   Subsequent to the date of this Agreement and prior to the Effective Time, Premier and the Premier State Banks will operate their respective businesses only in the normal course and manner;

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(b)   Immediately upon the execution of this Agreement, Premier will direct its accountants to give First Bank access to all information, documents and working papers pertaining to Premier;

(c)   From and after the execution of this Agreement, Premier will promptly advise First Bank of any material adverse change in its or any Premier State Bank’s respective financial conditions, assets, business operations or key personnel and of any material breach of any representation or warranty made by Premier in this Agreement;

(d)   Subsequent to the date of this Agreement and prior to the Effective Time Premier shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect Premier against losses for which insurance protection can reasonably be obtained; and

(e)   Premier will use its best efforts in good faith to take or cause to be taken all actions required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with First Bank to that end.

3.30   Directors and Officers Indemnification and Insurance.
(a)   Indemnification.  Following the Closing Date and for a period of three (3) years thereafter, Premier shall indemnify, defend and hold harmless the present directors, officers and employees of First Bank (an “Indemnified Party)” against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or omissions occurring at or prior to the Closing Date (including, but not limited to, the transactions contemplated by this Agreement) to the fullest extent that Premier is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the State of West Virginia, Premier’s Articles of Incorporation, Premier’s By-laws, and any agreement as in effect as of the date hereof.

(b)   Insurance. For a period of at least three (3) years from the Closing Date, Premier shall use its reasonable best efforts to provide director’s and officer’s liability insurance for the present and former officers and directors of First Bank with respect to claims against such directors and officers arising from facts or events which occurred before the Closing Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as coverage currently being provided by First Bank, but in no event shall the premium for said coverage exceed Forty Thousand Dollars ($40,000).  Alternatively, First Bank, at its option, may purchase the coverage provided for in this Section 3.31(b) prior to Closing for a premium not to exceed Forty Thousand Dollars ($40,000).

(c)   Consolidation or Merger. If Premier or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 3.30.

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(d)   Survival. Provisions of this Section 3.30 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

3.31   Stock Listing.
Premier agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Premier Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Premier Common Stock to be issued in the Merger.

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Section 4.     Representations, Warranties and Covenants of First Bank.

Except as disclosed in the Disclosure Letter (as defined in Section 14.15) First Bank hereby represents and warrants to and covenants with Premier and Premier Bank that:

4.1   Organization, Standing and Authority.  First Bank is a banking corporation validly existing and in good standing under the laws of the State of West Virginia.  First Bank has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of First Bank in accordance with its terms, subject only to the requirement of ratification, confirmation and approval by First Bank’s shareholders.  At the Effective Time, First Bank will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

4.2   Capital Structure.  The authorized capital stock of First Bank consists of 1,436,371 shares of First Bank Common Stock, par value of $1.00 per share, of which 1,032,379 shares are issued and outstanding. All of such shares are fully paid and non-assessable.  First Bank does not have any subscriptions, options, warrants, calls, or other agreements or commitments, of any kind relating to or obligating it to issue any shares of its capital stock, except that First Bank has reserved 31,000 shares of First Bank Common Stock to be issued upon exercise of stock options granted to certain First Bank employees pursuant to the 2008 Stock Incentive Plan adopted by First Bank effective November 12, 2008.  As of March 31, 2018, 9,500 options to purchase First Bank Common Stock were outstanding, of which 9,500 options were immediately exercisable.  None of the shares of First Bank Common Stock has been issued in violation of any preemptive rights of shareholders.

4.3   Subsidiaries.  First Bank has no subsidiaries.  First Bank will not organize or acquire any other subsidiaries prior to the Effective Time of the Merger without the written consent of the President of Premier, which consent may be withheld for any reason or no reason.

4.4   Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of First Bank, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which First Bank is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which First Bank is subject.

4.5   First Bank Financial Statements.  First Bank has delivered to Premier prior to the execution of this Agreement copies of the following financial statements of First Bank (which, together with all future financial statements to be furnished are collectively referred to herein as the “First Bank Financial Statements”):  (a) the audited Balance Sheets of First Bank as of December 31, 2017 and December 31, 2016, and the related Statements of Income, Statements of Cash Flows and Statements of Changes in Shareholders’ Equity for the three years ended December 31, 2017, and the notes thereto, and (b) First Bank’s FDIC Call Report as of December 31, 2017.  The First Bank Financial Statements (as of the dates thereof and for the periods covered thereby):

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(a)   are in accordance with the books and records of First Bank, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

(b)   present fairly the financial position and results of operations and cash flows of First Bank as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

First Bank’s unaudited Balance Sheet and the related Statements of Income, Statements of Cash Flows and Statements of Changes in Shareholders’ Equity for each calendar quarter after December 31, 2017 until the Effective Time, all of which First Bank shall deliver to Premier as soon as practicable, will be prepared in accordance with accounting principles consistently applied and will fairly present First Bank’s financial condition and results of operations as of such date and for such periods, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

4.6   Accuracy of Annual Reports.  First Bank’s annual reports to its shareholders for the years 2016 and 2015 heretofore delivered to Premier do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading, and the annual report of First Bank to its shareholders for the year 2017 will not contain, as of the date thereof, any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

4.7   Allowance for Possible Loan Losses.  The allowances for possible loan losses shown on the Audited Balance Sheet of First Bank as of December 31, 2017 and December 31, 2016 have been established and are adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2017 and December 31, 2016, respectively.  First Bank will continue to calculate its allowance for possible loan losses under the requirements of generally accepted accounting principles using methods consistent with prior periods including specific reserve allocations determined under ASC 310-10-35 (formerly FAS 114).

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4.8   Absence of Undisclosed Liabilities.  At December 31, 2016 and December 31, 2017, First Bank had no obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to First Bank (i) except as disclosed in the First Bank Financial Statements; and (ii) except for unfunded loan commitments made in the ordinary course of its business and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2016, or from any action omitted to be taken during such period that, to the knowledge of First Bank, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the First Bank Financial Statements.  The amounts set up as liabilities for taxes in the First Bank Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2017.  Since December 31, 2017, First Bank has not incurred or paid any obligation or liability which would be material to First Bank, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

4.9   Tax Matters.

(a)   All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of First Bank have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of First Bank management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to First Bank, except as reserved against in the First Bank Financial Statements.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)   First Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c)   To the extent any federal, state, local or foreign taxes are due from First Bank for the period or periods beginning January 1, 2017, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of First Bank, prepared before the Effective Time.

(d)   Deferred taxes of First Bank have been provided for in accordance with generally accepted accounting principles.

4.10   Loans.  Except as disclosed or provided for in First Bank’s Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of First Bank in the First Bank Financial Statements as of December 31, 2017, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $100,000 is subject to any asserted defense, offset or counterclaim known to First Bank.

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4.11   Properties.  Except as disclosed in the First Bank Financial Statements, First Bank has good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the First Bank Financial Statements as being owned by it at December 31, 2017 or acquired by it after December 31, 2017.  To the best knowledge and belief of First Bank, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business, held under leases or subleases by First Bank are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Premier and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

4.12   Compliance with Laws.  First Bank, to First Bank’s best knowledge and belief:

(a)   is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a Material Adverse Effect on such business; and

(b)   has received no notification (not previously disclosed to Premier in writing) from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

4.13   Employee Benefit Plans.  With respect to any plan or arrangement of First Bank which constitutes an employee benefit plan within the meaning of Section 3(3) of ERISA:

 (a)   Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under Section 4971 of the Internal Revenue Code of 1986, if any, all of which have been fully paid, First Bank has no liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code of 1986.

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 (b)   All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by First Bank (each individually, a “Plan”, and collectively, the “Plan”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2017, there has been no material liability under any Plan that is not reflected in the First Bank Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Other than remedial measures under any IRS voluntary correction program, neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(c)   No litigation is pending against any plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(d)   First Bank is not a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

4.14   Commitments and Contracts.  First Bank is not a party or subject to any of the following (whether written or oral, express or implied):

(i)   any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than (a) those which are terminable at will and do not involve in excess of $25,000 per year;

(ii)   any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant involving in excess of $25,000 per year;

(iii)   any contract or agreement with any labor union;

(iv)   any contract not made in the ordinary course of business containing covenants limiting the freedom of First Bank to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, First Bank will carry on its business (other than as may be required by law or applicable regulatory authorities);

(v)    any lease with annual rental payments by First Bank aggregating $10,000 or more.

4.15   Labor.  No work stoppage involving First Bank is pending or, to the best of First Bank’s knowledge, threatened.  First Bank is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of First Bank.  Employees of First Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

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4.16   Material Contracts Furnished.  First Bank has provided to Premier true and complete copies of all material contracts, leases and other agreements to which First Bank is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plans with respect to any of the directors, officers, or other employees of First Bank.

4.17   Material Contracts.  Except as is otherwise provided in this Agreement, neither First Bank nor any of its respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

4.18   Material Contract Defaults.  First Bank is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default, except as previously disclosed to Premier in writing.

4.19   Legal Proceedings.  There are no actions, suits or proceedings instituted or pending, or to the best knowledge of First Bank threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to First Bank, or against any property, asset, interest or right of First Bank, that could have a Material Adverse Effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of First Bank, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  First Bank is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

4.20   Absence of Certain Changes or Events.  Since December 31, 2017, First Bank has not:  (i) incurred any material liability, except in the ordinary course of its business, consistent with generally acceptable banking practice and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

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4.21   Reports.  Since January 1, 2017, First Bank has filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to file with: (i) the Securities and Exchange Commission, (ii) the Board of Governors of the Federal Reserve System; (iii) the West Virginia Division of Financial Institutions; (iv) the Federal Deposit Insurance Corporation; and (v) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to Premier by First Bank does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

4.22   Accuracy of Proxy Statement.  The material which refers to First Bank and which will be submitted by First Bank for inclusion in the joint proxy statement referred to in Section 12 hereof, or in any amendment or supplement thereto, mailed to the holders of First Bank Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

4.23   Investments.  Except as incurred in the ordinary course of business as heretofore conducted, all securities owned by First Bank of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by First Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to Premier in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

4.24   Securities Portfolio.  Since December 31, 2017, there have been no material changes in the credit quality of First Bank’s portfolio of securities that have not been recorded in the First Bank Financial Statements in accordance with Generally Accepted Accounting Principles.

4.25   Environmental Matters.  To the knowledge of First Bank, neither First Bank nor any properties owned or operated by First Bank has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or the best knowledge of First Bank’s management, threatened relating to the liability of any properties owned or operated by First Bank under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

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4.26   Best Efforts.  On or prior to the Closing Date (hereinafter defined), First Bank will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

4.27   Conduct of Business - Negative Covenants of First Bank.  Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, First Bank will not, without the prior written approval of Premier, which approval will not be unreasonably withheld:

(a)   Make any change in its authorized capital stock.

(b)   Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities.

(c)   Issue or grant any options, warrants, or other rights to purchase shares of its common stock.

(d)   Declare or pay any dividends or other distributions on any shares of First Bank Common Stock, except for regular quarterly dividends not to exceed Twenty Cents ($0.20) per share.

(e)   Purchase or otherwise acquire or agree to acquire for a consideration any share of First Bank Common Stock (other than in a fiduciary capacity).

(f)   Except as otherwise contemplated herein or the ordinary course of business, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan in respect of any of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect.

(g)   Grant or agree to pay any bonus, severance, or termination to, or materially increase in any manner the compensation or fringe benefits of any of its directors, officers or employees, except for a planned cash bonus in an aggregate amount not to exceed One Hundred Seven Thousand Five Hundred Dollars ($107,500) to be paid to First Bank employees immediately prior to the Effective Time.

(h)   Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the financial condition (present or prospective), businesses, properties, or operations of First Bank.

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(i)   Acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, bank, or banking association.

(j)   Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any material obligation or enter into any material contract.

(k)   Amend its Articles of Incorporation or By-laws.

(l)    Unless required to be taken by First Bank’s primary banking regulator, take any action to solicit, initiate, encourage, or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of First Bank, or the acquisition of their First Bank Common Stock, or the merger of First Bank with any person other than Premier Bank, and First Bank shall promptly notify Premier in writing of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.  Nothing herein shall be construed to limit or affect the fiduciary obligation of First Bank’s officers and directors to First Bank shareholders.

4.28   Conduct of Business - Affirmative Covenants of First Bank.  First Bank covenants and agrees that:

(a)   It will promptly advise Premier in writing of the name and address of and number of shares of First Bank Common Stock held by each shareholder who elects to exercise his, her or its rights to dissenters’ appraisal in connection with the Merger pursuant to the WVBCA, if any.

(b)   Except as specifically required herein, subsequent to the date of this Agreement and prior to the Effective Time each of First Bank will operate its business only in the normal course and manner.

(c)   It will notify Premier and forward the appropriate credit memorandum and on request, make available to Premier for review prior to First Bank’s final loan approval, any loan documentation, credit memoranda or other related documentation requested or received by First Bank in its decision making process in determining whether to extend credit to any borrower for:

(1)	Any new loan, or renewal of an existing loan, that totals $250,000 or greater; or

(2)
Any new loan, or renewal of an existing loan, which, when included with all other loans from First Bank to any such borrower and their related interests, would cause such borrower’s total loans from First Bank, including loans from First Bank to its related interests, to exceed $500,000.

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Any objections by Premier to proposed loans reviewed hereunder will be made in writing to First Bank within two (2) business days of receipt by Premier of the information provided hereunder. Nothing herein shall permit Premier to exercise control of First Bank prior to the Effective Time.

(d)   From and after the execution of this Agreement, First Bank will promptly advise Premier of any material adverse change in the financial condition, assets, business operations or key personnel of First Bank and of any material breach of any representation or warranty made by First Bank in this Agreement.

(e)   Immediately upon the execution of this Agreement, it will direct its accountants to give Premier access to all information, documents and working papers pertaining to First Bank.

(f)   Subsequent to the date of this Agreement and prior to the Effective Time, First Bank shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect First Bank against losses for which insurance protection can reasonably be obtained.

(g)   Within ten days from the execution of this Agreement, First Bank shall furnish to Premier a list, accurate as of the close of business on a date not more than ten (10) days prior to the date on which such list is furnished, containing the names and addresses of all holders of First Bank Common Stock as the same appear on the stock registration books of First Bank and the number of shares held by each.  At the Effective Time, First Bank shall furnish to Premier a list, true, correct and complete as of the close of business on the preceding day, containing the names and addresses of all holders of First Bank Common Stock as the same appear on First Bank’s stock registration books and the number of shares held by each.

(h)   Within 30 days from the execution of this Agreement, First Bank shall provide notice in the required format to all contracted vendors with automatic renewal features that First Bank does not wish for the contract to automatically renew at the next renewal date.  Any contract for any contracted services expiring between the date of this Agreement and prior to the Effective Time that are critical for First Bank to operate its business in the normal course and manner shall be renewed on a limited term with reference to the Closing Date and Effective Time set forth in Section 7.  The President of Premier shall be notified in writing of any such renewals as well as the updated term.

(i)   First Bank will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with Premier to that end.

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(j)   Subsequent to the date of this Agreement and prior to the Effective Time, First Bank shall take all steps necessary and appropriate and authorized by relevant law or regulation and as permitted by the relevant primary bank regulator to:

(1)
Terminate any defined benefit plan to which either First Bank is a party; provided, however, that if all appropriate steps are taken for termination and the defined benefit plan is frozen, the actual termination of any defined benefit plan need not be accomplished prior to, or at, Closing.

(2)	Terminate any and all deferred compensation plans to which First Bank are parties.

Premier acknowledges and agrees that termination of the employee benefit plans, as required by this section, may require the payment of cash and/or other consideration to affected employees, in accordance with the terms thereof and applicable law.  Premier also acknowledges that in the event First Bank is unable to terminate such plan or agreements as set forth in (j) (1) through (2) above, Premier shall honor any such payments due and owing.

(k)   Special Dividend.  First Bank shall seek approval of the appropriate regulatory authorities to pay to holders of First Bank Common Stock immediately prior to the Effective Time the Special Dividend from First Bank to its shareholders not to exceed $5.00 per each share of First Bank Common Stock, and if approved, regardless of the amount approved, shall pay said dividend (the “Special Dividend”) immediately prior to the Effective Time.

(l)   First Bank shall cause to be prepared and filed by the earlier of the Closing Date or September 15, 2018 all Federal, State and local tax returns for the calendar year ending December 31, 2017.

4.29   Balance Sheet Due Diligence Checklist.  The Balance Sheet Due Diligence checklist certified by the First Bank CEO and CFO prior to the execution of this Agreement is true and correct in all respects and a new true and accurate Balance Sheet Due Diligence checklist will be executed prior to the Effective Time.

4.30   Branch Operations Certification.  The Branch Operations Certification for any branch of First Bank completed prior to the execution of this Agreement by the First Bank CEO and CFO will be true and correct in all material respects and a new true and accurate Branch Operations Certification for any branch will be executed prior to the Effective Time.

4.31   Acquisition Proposals.  First Bank agrees that it shall not, and shall cause First Bank’s officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving First Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of First Bank, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that if First

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Bank is not otherwise in violation of this Section 4.31, nothing in this Agreement shall prevent the First Bank Board of Directors from providing information to, and engaging in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the First Bank Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be inconsistent with its fiduciary duties in accordance with West Virginia law.  First Bank shall promptly (within 48 hours) advise Premier following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Premier of any material developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

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Section 5.     Indemnification and Confidentiality

5.1   Access and Information.  First Bank and Premier shall each upon reasonable notice afford to the other, and to the other’s accountants, counsel and other representatives, full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including but not limited to tax returns), and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities and banking laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties or the conditions to the obligations of the parties to consummate the Merger.

5.2   Furnishing Information and Indemnification.  Premier and the Premier State Banks, on the one hand, and First Bank, on the other hand, at the respective sole cost and expense of each of them, have furnished or will furnish as soon as practicable after the date of this Agreement, to each other all the information (including financial statements, information and schedules) concerning themselves required for inclusion in:

(a)   any applications to be filed by Premier, Premier Bank or First Bank with the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions;

(b)   the registration statement to be filed with the Securities and Exchange Commission on behalf of under the Securities Act of 1933 in connection with the Merger and the proxy statement to solicit the approval of First Bank shareholders to the Merger, and any documents to be filed with the Securities and Exchange Commission in connection therewith;

(c)   any filings to be made by Premier with state securities authorities in connection with the transactions contemplated hereunder; and

(d)   any other request, application, statement, report or material to be made or filed by any party to or with any regulatory authority or any governmental agency, department or instrumentality in connection with the transactions contemplated hereunder.

Premier represents and warrants to First Bank, and First Bank represents and warrants to Premier, that all information so furnished for such requests, statements, applications, reports and materials shall be true and correct in all material respects without omission of any material fact required to be stated to make the information therein not false or misleading.  Premier will indemnify and hold harmless First Bank, and First Bank will indemnify and hold harmless Premier and each of the Premier State Banks, and each of their respective directors and officers, and each person, if any, who controls such entities within the meaning of the Securities Act of 1933, from and against any and all losses, damages, expenses or liabilities to which such entity, or any such director, officer or controlling person may become subject under applicable laws (including the Securities Act of 1933 and the Securities Exchange Act of 1934) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person, for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reasonable reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying party for use therein.

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5.3   Confidentiality.  It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder or under the Merger or (ii) as otherwise required by law or regulation, or as otherwise may be required by the primary banking regulators of each party (including subsidiaries), any non-public information received from the other party during the course of the investigation contemplated pursuant hereto shall remain and be kept as confidential information by it and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement and the Merger.  Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential.

5.4  Updates to Information.  At the reasonable request of any party hereto, any other party will update by amendment or supplement the Disclosure Letter and each party hereby represents and warrants that the Disclosure Letter, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof.

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Section 6.     Conditions Precedent

The consummation of the Merger is conditioned upon the following:

(a)   Governmental Approvals.  The approval of and consent to the Merger and the transactions contemplated hereby shall have been given prior to the Effective Time by the regulatory agencies whose approval or consent is required, including, without limitation, to the extent provided by applicable laws, rules and regulations, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the West Virginia Division of Financial Institutions and the Securities and Exchange Commission, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of the Merger and this Agreement shall have expired.  Such approvals shall not be conditioned or restricted in a manner which, in the reasonable judgment of the Board of Directors of Premier, materially and adversely affects the consolidated business, operations, financial condition, property or assets of Premier or First Bank or materially impair the value of First Bank to Premier.

(b)   Shareholder Approval.  The shareholders of First Bank shall have ratified, confirmed and approved this Agreement and the terms and conditions herein contained by the affirmative vote required by the WVBCA, the shareholders of Premier shall have ratified, approved and confirmed the issuance of Premier Common Stock in the Merger, and final approval of this Agreement shall have taken place as provided in Section 12 hereof, and all provisions of Section 12 shall have been fully complied with.

(c)   Registration Statement.  Premier at its sole cost and expense shall have prepared and filed a registration statement on Form S-4 or on such other appropriate form as may be prescribed by the Securities and Exchange Commission and as Premier may reasonably be able to prepare and file, providing timely registration under the provisions of the Securities Act of 1933, as amended, of the Premier Common Stock to be exchanged in connection with the Merger. Such Registration Statement shall have been declared effective by the SEC and a prospectus shall have been delivered to shareholders of First Bank prior to obtaining the approval of this Agreement by such shareholders as provided in Section 12.  The Registration Statement shall be effective and all post-effective amendments filed by Premier with respect to such registration statement shall have been declared effective or shall have been withdrawn and no stop orders suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall, before the Effective Time, have been initiated nor, to the knowledge of Premier, threatened by the Securities and Exchange Commission.

(d)   No Divestiture or Adverse Condition.  The approvals, consents and permissions referred to in subparagraphs (a), (b) and (c) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Premier, First Bank or any Premier State Bank, and shall not have imposed any other condition, which divestiture, cessation or condition Premier reasonably deems to be materially burdensome.

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(e)   Accuracy of Representations and Warranties; Performance of Obligations and Covenants – Premier and Premier Bank.  Unless waived by First Bank, the representations and warranties of Premier and Premier Bank contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time in all material respects with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties, or operations of Premier and Premier Bank shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by them and First Bank shall have received on the Closing Date an appropriate certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Premier and Premier Bank by one or more appropriate executive officers of Premier and Premier Bank.

(f)   Accuracy of Representations and Warranties; Performance of Obligations and Covenants – First Bank.  Unless waived by Premier, the representations and warranties of First Bank contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of First Bank, and First Bank shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Premier shall have received on the Closing Date an appropriate certificate to the foregoing effect dated as of the Closing Date and executed on behalf of First Bank by one or more appropriate executive officers of First Bank.

(g)   Less than 10% Dissenters.  Unless waived by Premier, the holders of no more than 10% of the outstanding shares of First Bank Common Stock shall have elected to exercise their statutory rights to appraisal, if any, in connection with the transactions contemplated hereby, pursuant to the WVBCA.

(h)   Tax Ruling or Opinion Letter.  Premier and First Bank shall have received a ruling from the Internal Revenue Service, or at their option, First Bank shall have received an opinion of tax counsel acceptable to it and Premier shall have received an opinion of tax counsel acceptable to it, to the effect that:

(1)
The Merger will constitute and qualify as a reorganization within the meaning of Sections 368 of the Internal Revenue Code and First Bank, Premier Bank and Premier will each qualify as “a party to a reorganization” as that term is defined in the Internal Revenue Code;

(2)
No gain or loss will be recognized by the shareholders of First Bank who exchange their First Bank Common Stock for Premier Common Stock pursuant to the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, Cash Merger Consideration and the Special Dividend;

(3)	No gain or loss will be recognized by Premier, First Bank, or Premier Bank by reason of the Merger; and

(4)
The holding period of Premier Common Stock received by First Bank shareholders in exchange for First Bank Common Stock will include the holding period of the shares of First Bank Common Stock so exchanged, provided that the First Bank Common Stock is held as a capital asset at the Effective Time.

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(i)   Absence of Material Adverse Changes - Premier.  Unless waived by First Bank at or before the Effective Time, there shall have been no material adverse change resulting in a material adverse effect in the financial condition, business or assets of Premier since December 31, 2016, and there shall be no suit, action or proceeding pending or threatened against Premier or any Premier State Bank which, if successful, would have a material adverse effect on Premier or the Surviving Company after the consummation of the Merger.  “Material Adverse Effect” means, with respect to First Bank or Premier, any effect that (i) is material and adverse to the financial position, results of operations or business of First Bank taken as a whole or Premier and the Premier State Bank Banks taken as a whole, respectively, or (ii) would materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent such changes have a disproportionate impact on First Bank (except in the case of FDIC insurance assessments or FHLB borrowing costs) or Premier, as the case may be, relative to the overall effects on the banking industry, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent changes have a disproportionate impact on First Bank or Premier, as the case may be, relative to the overall effect on the banking industry, (c) modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) actions and omissions of First Bank or Premier taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (e) changes in economic conditions affecting financial institutions generally, including, without limitations, changes in market interest rates or the projected future interest rate environment, except to the extent that such changes have a disproportionate impact on First Bank or Premier, as the case may be, relative to the overall effect on the banking industry or (f) direct effects of compliance with this Agreement on the financial condition and operating performance of the parties, including, without limitation, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

(j)   Absence of Material Adverse Changes – First Bank.  Unless waived by Premier at or before the Effective Time, there shall have been no material adverse change resulting in a Material Adverse Effect in the financial condition, business or assets of First Bank since December 31, 2016, and there shall be no suit, action or proceeding pending or threatened against First Bank which if successful would have a Material Adverse Effect on First Bank after the consummation of the Merger.

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(k)   Consent of Premier Lenders.  Premier shall have received the consents of First Guaranty Bank of Hammond, Louisiana and The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky as may be required by those loan agreements entered into by Premier with First Guaranty Bank and The Bankers’ Bank of Kentucky, as identified in Section 3.3 on or before midnight on the forty-fifth (45th) day following the date of this Agreement.  Premier shall use its best efforts to obtain such consents.

(l)   No Excess Parachute Payment.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Premier nor First Bank will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Internal Revenue Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(m)   Fairness Opinion – First Bank. First Bank shall have received an opinion from its financial advisor, FIG Partners, LLC, that the Merger Consideration is fair, from a financial point of view, to the shareholders of First Bank.

(n)   Fairness Opinion – Premier.  Premier shall have received an opinion from its financial advisor, Baxter Fentriss and Company, that the Merger Consideration is fair, from a financial point of view, to the shareholders of Premier.

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Section 7.     Closing Date and Effective Time

7.1   Closing Date.  The closing shall be effected as soon as practicable after all of the conditions contained in this Agreement shall have been satisfied.  The closing shall be held at the offices of Premier in Huntington, West Virginia, and the closing date (“Closing Date”) shall be a mutually agreeable date following the date of final approval by such regulatory agencies whose approval is required of the Merger and the transactions contemplated hereby but, in no event, later than forty-five (45) days following the date of such final approval and/or the date when all conditions contained in this Agreement are satisfied, whichever date shall last occur.

7.2   Effective Time.  Subject to the terms and upon satisfaction on or before the Closing Date of all conditions specified in this Agreement, the Merger shall be effective at the time specified in the certificate of merger to be issued by the Secretary of State of West Virginia (such time herein called “Effective Time”).

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Section 8.   Conversion of Operating Systems.

8.1   Cooperation in Preparation for Conversion.  First Bank and Premier mutually agree that it is in the best interest of First Bank’s customers and Premier’s ability to properly serve First Bank’s customers that all organizations work toward a core operating and accounting system conversion.  First Bank and Premier agree to work with their third party providers as may be required for a successful conversion to occur.  This cooperation shall commence after the execution of this Agreement and shall include, but is not limited to data mapping, data line installation and testing, ATM network, electronic funds transfer processing and access to Bank’s premises prior to the Closing Date.

8.2   Conversion Expenses.  First Bank shall be responsible for all costs incurred by First Bank employees during the conversion including travel costs, training costs, or other costs specific to the deconversion of First Bank’s current operating systems.

Premier shall be responsible for all costs incurred by Premier employees during the conversion including travel costs, training costs, or other costs specific to the conversion of First Bank’s current operating systems to Premier’s operating systems.

8.3   Archived Records of First Bank. First Bank will be responsible for archiving the historical loan, deposit and corporate accounting records and transactions of First Bank prior to the Closing Date.  Such archived records will become the property of Premier at the Effective Time and will be immediately accessible by Premier employees after the Effective Time.

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Section 9.   Operations after the Closing Date.

9.1   Employees of First Bank. Premier shall consider the current employees of First Bank for employment by Premier or a Premier State Bank after the Closing Date.  Premier agrees that those employees of First Bank who become employees of Premier or a Premier State Bank on the Closing Date, while they remain employees of Premier or a Premier State Bank after the Closing Date, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Premier to similarly situated employees of Premier, except as provided herein.  Premier and First Bank agree that all employees of First Bank at the Effective Time shall be considered “at will” employees and no employment contracts between First Bank and any of their employees will extend beyond the Effective Time.  Except as hereinafter provided, as of the Closing Date, with respect to any Premier employee benefit and welfare plan in which First Bank employees are eligible to participate, (i) such plans will take into account for purposes of eligibility, participation, vesting and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plans), the service of such employees with First Bank as if such service were with Premier; (ii) provided a First Bank employee is currently covered under First Bank’s medical and/or health plan at Closing Date, First Bank employees will not be subject to any waiting periods or preexisting condition limitations under any medical, dental or health plans of Premier in which they are eligible to participate and may participate, except that Bank employees hired within 90 days prior to the Closing Date will be subject to the waiting periods, preexisting  condition limitations, and/or eligibility requirements of Premier’s benefit plans calculated using First Bank’s date of hire; (iii) First Bank employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Closing Date; and (iv) for purposes of determining the entitlement of First Bank employees to sick leave and vacation pay following the Closing Date, the service of such employees with First Bank shall be treated as if such service were with Premier.

9.2   Severance.  Premier agrees that each First Bank employee who is involuntarily terminated (other than for Cause) within one year after the Closing Date, shall receive, upon execution of an appropriate full release, a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at First Bank (with credit for partial years of service), with a maximum payment equal to ten (10) weeks of base pay.

“Cause” as used in this Agreement shall mean embezzlement, personal dishonesty causing injury to First Bank or Premier, gross personal misconduct which is repetitive and results in a decline in the net worth of First Bank or Premier, breach of a fiduciary duty involving personal profit, conviction of a felony involving personal dishonesty, knowing and willful failure to perform duties, intentional injury to First Bank or Premier, gross incompetence, falsification of bank records or documents, or any material breach of any term or condition of employment.

9.3   Survival.  The provisions of this Section 9 shall survive the Closing Date.

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Section 10.     Termination of Agreement

10.1   Grounds for Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, either before or after the meeting of the shareholders of First Bank:

(a)   By mutual consent in writing of First Bank and Premier; or

(b)   By First Bank by giving written notice thereof to Premier if (i) a Material Adverse Effect (as defined in Section 6(i)) shall have occurred in the financial condition, results of operations or business of Premier or any Premier State Bank since the date of this Agreement, or (ii) Premier has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(c)   By Premier by giving written notice thereof to First Bank if (i) a Material Adverse Effect (as defined in Section 6(i)) shall have occurred in the financial condition, results of operations or business of First Bank since the date of this Agreement or (ii) First Bank has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(d)   By either First Bank or Premier upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(e)   By either First Bank or Premier upon written notice to the other if any condition precedent to either party’s performance hereunder is not satisfied or fulfilled; or

(f)   By either First Bank or Premier if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(g)   By either First Bank or Premier upon the bankruptcy, insolvency or assignment for the benefit of creditors of First Bank, Premier or of any of the Premier State Banks; or

(h)   By either First Bank or Premier, if the shareholders of First Bank shall fail to approve the Merger by the vote required under the WVBCA and the Articles of Incorporation and Bylaws of First Bank; or

(i)   By either First Bank or Premier, if the shareholders of Premier shall fail to approve the issuance of Premier Common Stock under this Agreement by the vote required under the Kentucky Business Corporation Act and Nasdaq Rules; or

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(j)   By either First Bank or Premier, if the Closing does not occur on or before January 31, 2019 unless extended by mutual agreement in writing; or

(k)   By First Bank, if, without breaching Section 4.31, First Bank shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the First Bank Board, after consulting with and considering the advice of First Bank’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate this Agreement under this Section 10.1(k) shall not be available to First Bank unless it delivers to Premier (1) written notice of First Bank’s intention to terminate at least five (5) business days prior to termination and (2) simultaneously with such termination, the Termination Fee referred to in Section 10.3(a).  For purposes of this Section 10.1(k), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of First Bank, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, (2) if consummated, is reasonably likely to result in a more favorable transaction than the Merger for First Bank and its shareholders, and (3) whose refusal would constitute a breach of the fiduciary duty of the Board of Directors of First Bank; or

(l)   By First Bank in accordance with Section 2.2(b).

10.2   Effect of Termination.  In the event of termination of this Agreement for any reason other than a breach thereof, neither party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages, or expenses suffered or claimed to be suffered by reason thereof, except as provided in Section 10.3.

10.3   Lost Opportunity Costs.

(a)   First Bank shall pay promptly to Premier a cancellation fee of $500,000 (the “Termination Fee”) if a Triggering Event (as defined in Section 10.3(b) below) has occurred; provided that Premier has not breached in any material respect the obligations of Premier contained in this Agreement.  The Termination Fee shall be payable in immediately available funds.

(b)   For purposes of this Section 10.3, a “Triggering Event” shall mean:

(i)   a breach of this Agreement which would permit Premier to terminate this Agreement; or

(ii)   the occurrence of both paragraphs (A) and (B):

(A)   The First Bank Board of Directors fails to recommend the Merger to First Bank shareholders and to continue such recommendation until the First Bank shareholders meeting duly called and held for the purpose of approving the Merger (the “Shareholders Meeting”), unless the First Bank Board of Directors reasonably concludes that one of the conditions precedent to First Bank’s obligation to close, other than the required shareholders’ vote, is not likely to be met, or unless a recommendation of the Merger would constitute a breach of the First Bank Board of Directors fiduciary duty, and

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(B)   the shareholders of First Bank fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms hereof; or

(iii)   the occurrence of both paragraphs (A) and (B):

(A)   The shareholders of First Bank fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms hereof and,

(B)   pursuant to an offer or negotiations initiated or commenced while this Agreement is in effect, either:  (a) within 6 months following the date hereof, First Bank announces or enters into a contract for a transaction with any person or group of persons relating to a merger or other business combination involving First Bank or the sale or other disposition of a majority of the assets of, or equity interest in, First Bank other than a transaction pursuant to which First Bank is the surviving corporation and the shareholders of First Bank are the owners of a majority of the stock of the surviving corporation subsequent to the transaction (an “Acquisition Transaction”) and such transaction is consummated within 12 months following the date hereof; (b) within 12 months following the date hereof, a tender or exchange offer is commenced by any person or group of persons to acquire equity securities of First Bank if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in First Bank (a “Tender Offer”), and such equity interest is acquired pursuant to such Tender Offer within 18 months following the date hereof.

(iv)   the termination of this Agreement pursuant to Section 10.1(k).

As used in this Section 10.3, the terms “person” and “group of persons” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934.  Only one Termination Fee shall be payable, regardless of the number of Triggering Events.

10.4   Return of Information.  In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 5 hereof.  Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Section 5 shall survive termination of this Agreement.

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Section 11.     Waiver and Amendment

Except with respect to required approvals of the applicable governmental authorities and shareholders, Premier or First Bank by written instrument signed by its authorized officers at any time (whether before or after approval of the Agreement or the Merger by the shareholders of First Bank or the Premier shareholders meeting), may extend the time for the performance of any of the obligations or other acts of the other and may waive, with respect to the other:  (i) any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements, or satisfaction of any of the conditions to its obligations, contained in this Agreement, and/or (iii) the performance (including performance to the satisfaction of a party) of any obligations set out herein.  This Agreement may be amended or supplemented at any time by mutual agreement of the parties (except that they may not be amended in any material respect after approval by the shareholders of the parties without further approval by such shareholders).  Any waiver, amendment or supplement hereof shall be in writing.  Any waiver by Premier or First Bank of a condition to its obligation to perform this Agreement and the subsequent Closing hereunder shall be without prejudice to the rights or remedies it may have arising out of any breach of any representation, warranty, covenant or other agreement hereunder.

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Section 12.     Meeting of Shareholders of First Bank.

Each of First Bank and Premier shall take all steps necessary to call and hold a meeting of its respective shareholders in accordance with applicable law and the Articles of Incorporation and By-laws of First Bank or Premier as soon as practicable for the purpose of submitting this Agreement to First Bank shareholders for their ratification, approval and confirmation, and obtaining the approval of Premier Shareholders of the issuance of Premier Common Stock pursuant to this Agreement and each of First Bank and Premier will send to its respective shareholders for purposes of such meeting a joint proxy statement which will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  First Bank agrees to assist Premier in the preparation of such joint proxy statement/prospectus which will adequately disclose all information relevant and material to the Merger and which will comply with all such laws, rules and regulations.  Premier agrees that the material included in the joint proxy statement/prospectus which refers to the Merger and to Premier and the Premier Subsidiaries will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  First Bank agrees that the material submitted by it to Premier for inclusion in the joint proxy statement which refers to First Bank will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations. Each of First Bank and Premier will cause such joint proxy statement/prospectus to be mailed by First Class mail postage prepaid to all of its shareholders at the last known address of each such shareholder contained in its records and in the joint proxy statement/prospectus and at such meeting of its shareholders each of First Bank and Premier will recommend that all First Bank shareholders vote in favor of this Agreement and the Merger and that all Premier shareholders vote in favor of approval of the issuance of Premier Common Stock pursuant to this Agreement.  Notwithstanding the foregoing, First Bank may disclose to any or all of its shareholders any facts with respect to Premier which First Bank reasonably deems to be material to such shareholders’ consideration of this Agreement and the Merger.

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Section 13.     Rights of Dissenting Shareholders

Any shareholder of First Bank who has and who properly exercises his right to dissent and perfect his appraisal rights under WVBCA, if any, shall be entitled, with respect to any shares as to which he or she shall so dissent, to the fair value of such shares as of the day prior to the date on which the shareholders of First Bank voted to approve the Merger, excluding any appreciation or depreciation in anticipation of the Merger.  The procedures to be followed and the rights of such dissenting shareholders shall be those set forth in the WVBCA.

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Section 14.     Miscellaneous

14.1   Public Announcements.  Prior to the Closing Date, each party shall use its best efforts to consult with the other party with respect to any prepared public announcement, statement or release to the press, or statement to a competitor, customer, employee or other third party (except to its consultants or to the regulatory authorities in connection with applications for governmental approvals or filings) with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby, except as may be necessary, in the opinion of counsel, to comply with any law, governmental order or regulation.

14.2   Brokers and Finders.  First Bank and Premier represent each to the other that this Agreement and the Merger contemplated hereby are the result of direct negotiations between them and further, except for fees due Baxter Fentriss and Company by Premier and fees due FIG Partners, LLC by First Bank, that neither First Bank nor Premier has incurred any liability for any broker’s, finder’s or similar fees in connection with this Agreement or the Merger.

14.3   Disclosed In Writing.  As used in this Agreement, the phrase “disclosed in writing” shall mean disclosed or delivered prior to or within 20 days after, the date of this Agreement by means of a writing describing in reasonable detail the matters contained therein and delivered in accordance with Section 12.5 hereof.  For purposes of this Agreement, anything appearing, contained, disclosed or described (i) in any Premier Financial Statement or First Bank Financial Statement (including the notes thereto), (ii) in any call report or similar periodic report furnished to the Federal Deposit Insurance Corporation, the Federal Reserve Board, or the West Virginia Division of Financial Institutions, or (iii) in any periodic report or other document filed with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, Forms 10-K, Forms 10-Q, Annual Reports, and proxy statements) by either of Premier or First Bank, shall be deemed to be previously disclosed.

14.4   Entire Agreement.  This Agreement embodies the entire agreement among the parties and there have been no agreements, representations, or warranties among the parties other than those set forth herein or those provided for herein.

14.5   Counterparts.  This Agreement has been executed in a number of identical counterparts, and each such counterpart shall be deemed to be an original instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

14.6   Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14.7   Notices.  Any notices or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

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TO FIRST BANK:      Larry A. Stark, President and Chief Executive Officer
First Bank of Charleston, Inc.
201 Pennsylvania Avenue
Charleston, WV  25302

with a copy to:             R. Terrance Rodgers, Esquire
Charles W. Pace, Jr., Esquire
Kay, Casto & Chaney PLLC
707 Virginia Street, East, Suite 1500
Charleston, WV  25301

TO PREMIER:            Brien M. Chase, Senior Vice President and Chief Financial Officer
AND PREMIER          Premier Financial Bancorp, Inc.
BANK                         2883 Fifth Avenue
Huntington, West Virginia 25702

with a copy to:            Thomas J. Murray, Esquire
Daniel J. Konrad, Esquire
Dinsmore & Shohl LLP
611 Third Avenue
Huntington, West Virginia  25701

or such other addresses as shall be furnished in writing by either party to the other party.  Any such notice or communication shall be deemed to have been given as of the date so mailed.

14.8   Headings.  The captions contained in this Agreement are inserted solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

14.9   Expenses.  Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, except as otherwise specifically provided herein.

14.10   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to contracts made and performed within the state and the United States of America.  The parties agree and consent to the jurisdiction of the Federal District Court for the Southern District of West Virginia, unless such court does not have jurisdiction over the parties, in which event the parties agree to the jurisdiction of the Circuit Court of Kanawha County, West Virginia.

14.11   No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the written consent of the other party.

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14.12   Effectiveness of Agreement.  This Agreement shall become effective and binding as to Premier, Premier Bank and First Bank when one or more counterparts shall have been signed and delivered by Premier, Premier Bank and First Bank.

14.13   Further Acts.  Premier, Premier Bank and First Bank each agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements, or other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.14   Representations and Warranties Not to Survive.  Except for the representations and warranties contained in Sections 5, 9.3, 14.9 and 14.15, the representations and warranties included or provided in this Agreement shall not survive the Effective Time.

14.15   Disclosure Letter.  Disclosure Letter means a letter delivered by Premier to First Bank and by First Bank to Premier on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement.  The Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement.  The matters expressly disclosed in the Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent.  The inclusion of any matter in the Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

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IN WITNESS WHEREOF, Premier, Premier Bank and First Bank have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier, Premier Bank and First Bank, acting by a majority thereof.

PREMIER FINANCIAL BANCORP, INC.

By   /s/ Robert W. Walker
Robert W. Walker, President and
Chief Executive Officer

ATTEST:

  /s/ Brien M. Chase
Brien M. Chase, Senior Vice President
and Chief Financial Officer

PREMIER BANK, INC.

By   /s/ J. Mark Bias
J. Mark Bias, President

ATTEST:

  /s/ Brien M. Chase
Brien M. Chase, Senior Vice President
and Chief Financial Officer

FIRST BANK OF CHARLESTON, INC.

By:   /s/ Larry A. Stark
Larry A. Stark, President and
Chief Executive Officer

ATTEST:

  /s/ Lisa Craddock
Lisa Craddock, Vice President
and Chief Financial Officer

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EXHIBIT A

PLAN OF MERGER

OF

FIRST BANK OF CHARLESTON, INC.

AND

PREMIER BANK, INC.

1. The Parties.  First Bank of Charleston, Inc., a West Virginia banking corporation ("First Bank") shall merge with and into Premier Bank, Inc., a West Virginia banking corporation (“Premier Bank”) (both corporations are sometimes collectively referred to herein as the "Constituent Corporations") under the charter of Premier Bank.  Premier Bank shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Company.  The Merger shall become effective at the time specified in articles of merger to be filed with the Secretary of State of West Virginia (the "Effective Time of the Merger").
This Plan of Merger is entered into pursuant to an Agreement of Merger dated as of April 18, 2018 between Premier Financial Bancorp, Inc., Premier Bank and First Bank (the “Agreement of Merger”).  Terms not defined herein shall have the meaning ascribed them in the Agreement of Merger.
2. Articles of Incorporation; Bylaws.  At the Effective Time of the Merger, the Articles of Incorporation and Bylaws of Premier Bank in effect at the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Company until altered, amended or repealed in accordance with applicable law.

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3. Assets and Rights.  At the Effective Time of the Merger, the corporate existence of First Bank shall, as provided in the West Virginia Business Corporation Act, be merged with and into Premier Bank and continued in the Surviving Company.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Constituent Corporations, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Constituent Corporations, and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.
4. Liabilities and Obligations. At the Effective Time of the Merger, Premier Bank as the Surviving Company shall henceforth be and remain responsible and liable for all the liabilities and obligations of the Constituent Corporations; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.
5. Conversion, Exchange and Cancellation of Shares.  The manner of converting and exchanging First Bank Common Stock into the “Merger Consideration” hereinafter defined shall be as hereinafter provided in this Section 5.
At the Effective Time of the Merger:
(i)   Conversion of First Bank Common Stock.
 (a)   Each share of First Bank Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall automatically be

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converted into the right to receive approximately $32.00 per First Bank Common share, determined as the sum of (i) the Special Dividend; (ii) $5.00 cash, without interest, per share, paid by or on behalf of Premier (the “Cash Merger Consideration”); and (iii) approximately $22.00 per share of fully paid and non-assessable shares of Premier Common Stock (the “Stock Merger Consideration”) (determined by dividing (n) $22.00 by (d) The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time, rounded to the nearest whole cent (“Premier's Trading Price”) rounded to the nearest thousandth, which shall be hereinafter referred to as the “Exchange Ratio”); (the Stock Merger Consideration and Cash Merger Consideration are collectively referred to as the “Merger Consideration”) provided, however, that the Exchange Ratio shall not be greater than 1.544, unless increased pursuant to subsection (b).
 (b)   In the event that the sum of the Special Dividend, the Cash Merger Consideration, and the Stock Merger Consideration based on Premier’s Trading Price, would be less than $32.00 per share of First Bank Common Stock, then this Agreement may be terminated by First Bank, on written notice to Premier; provided that Premier may, at its sole option and discretion, (i) increase the Stock Merger Consideration by increasing the Exchange Ratio, (ii) increase the Cash Merger Consideration, or (iii) any combination thereof, such that the sum of the Special Dividend and the Merger Consideration is equal to $32.00 per share (based upon Premier’s Trading Price), whereupon no termination shall have occurred pursuant to this Section 2.2(b), and this Agreement shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that in no event, shall the Cash Merger Consideration exceed an amount which would cause the amount of the Special Dividend and Cash Merger Consideration, when combined, to exceed forty five percent (45%) of the total Merger Consideration or otherwise adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(h) hereof.

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(c)   All shares of Premier Common Stock into which the aforesaid First Bank
Common Stock is so converted shall be fully paid and non-assessable.
(d)   First Bank Stock Options.
 (a)   At the Effective Time, all options granted by First Bank ("First Bank Options") to purchase shares of First Bank Common Stock which are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically, into options to purchase shares of Premier Common Stock (the "Continuing Options") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of First Bank’s 2008 Stock Incentive Plan (the "First Bank Stock Plan")):
(1) The number of Continuing Options shall be calculated as the product of First Bank Options held by an optionee before the Effective Time of the Merger and the Exchange Ratio.
(2) The price per share of Continuing Options shall be calculated as (n) total First Bank Options exercise price before the Effective Time of the Merger (total First Bank Options granted to an optionee multiplied by optionee’s exercise price) less (i) Special Dividend payable on the First Bank Options as if they had been exercised immediately prior to the Effective Time and (ii) Cash Merger Consideration payable on those options as if they had been exercised immediately prior to the Effective Time; all divided by (d) the product of the total First Bank Options held by an optionee and the Exchange Ratio.
Expressed as a formula:

Total Option Price for a Grantee – Special Dividend – Cash Merger Consideration
Options before Merger x Exchange Ratio

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Example 1 (assumes a $18.00 Premier Trading Price, a $5.00 Special Dividend, $5.00 Cash Merger Consideration and a 1.222 Exchange Ratio)
140,000 (7,000 x 20) – 35,000 (7,000 x 5.00) – 35,000 (7,000 x 5.00)
7,000 x 1.222

70,000 = $8.18 per share for 8,554 shares of Premier Common stock
8,554

Example 2 (assumes a $23.00 Premier Trading Price, $5.00 Special Dividend, $5.00 Cash Merger Consideration and a .9570 Exchange Ratio)

140,000 (7,000 x 20) – 35,000 (7,000 x 5.00) – 35,000 (7,000 x 5.00)
7,000 x .9570

70,000 = $10.45 per share for 6,699 shares of Premier Common Stock
6,699

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Continuing Options shall be the same as the First Bank Options, except that all references to First Bank shall be deemed to be references to Premier.
 (b)   At all times after the Effective Time, Premier shall have reserved for issuance such number of shares of Premier Common Stock as necessary so as to permit the exercise of Continuing Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted.  Shares of Premier Common Stock issuable upon exercise of Continuing Options shall be covered by an effective registration statement on Form S-8.

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 (c)   Continuing Options may be exercised in accordance with the terms of the First Bank Options in effect immediately prior to the Effective Time, subject to applicable law and regulation.
(ii)   Manner of Exchange.    After the Effective Time of the Merger, except for persons exercising their rights as dissenting shareholders of First Bank, each shareholder of First Bank, upon surrender to Premier of certificates representing First Bank Common Stock, accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock and any Cash Merger Consideration for which shares of First Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 5.  After the Effective Time of the Merger, each outstanding certificate which, prior to the Effective Time of the Merger, represented First Bank Common Stock, will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock and any Cash Merger Consideration into which the shares of First Bank Common Stock represented thereby were converted.  Until such outstanding certificates formerly representing First Bank Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of First Bank of shares of First Bank Common Stock.  Upon surrender of certificates of First Bank Common Stock for exchange for the Special Dividend, Premier Common Stock and the Cash Merger Consideration, there shall be paid to the record holder of the certificates of Premier Common Stock issued in exchange therefor the amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

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(iii)   Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any First Bank shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which a First Bank shareholder would otherwise be entitled by Premier’s Trading Price.  Payment for fractional shares will be made with respect to each shareholder at the time such shareholder's certificates of First Bank Common Stock are exchanged.
(iv)   Lost Certificates.  If a certificate evidencing outstanding shares of First Bank Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier certificate to which the shareholder would otherwise be entitled on surrender of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the issuance of the certificate and cash.
6.   Further Assurances.  If at any time the Surviving Company shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Company the title to any property or rights of First Bank, or otherwise to carry out the provisions hereof, the proper officers and directors of Premier Bank or First Bank, as the case may be, as of the Effective Time of the Merger, and thereafter the officers of the Surviving Company acting on behalf of Premier Bank or First Bank, as the case may be, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Company and otherwise carry out the provisions hereof.

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7.   Termination and Abandonment.  This Plan of Merger may be terminated and the Merger abandoned as provided in the Agreement of Merger.
8.   Other Terms and Conditions.  All other terms and conditions to the Merger are as provided in the Agreement of Merger.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized, all as of the day and year first above written.

FIRST BANK OF CHARLESTON, INC.,
a West Virginia banking corporation

By _____________________________________
       Larry A. Stark
Its:  President and CEO

ATTEST:

__________________________________
Its Secretary

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PREMIER BANK, INC.,
a West Virginia banking corporation

By _____________________________________
        J. Mark Bias
Its:   President and Chief Executive Officer

ATTEST:

_________________________________
Its Secretary

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FIRST AMENDMENT TO
AGREEMENT OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT OF MERGER (hereinafter sometimes referred to as the “Amendatory Agreement”), dated as of the 29th day of June, 2018, by and among PREMIER FINANCIAL BANCORP, INC. (“Premier”), FIRST BANK OF CHARLESTON, INC. (“First Bank”) and PREMIER BANK, INC. (“Premier Bank”);
W I T N E S S E T H:
WHEREAS, Premier, First Bank and Premier Bank have entered into an Agreement of Merger dated as of April 18, 2018 (the “Agreement”); and
WHEREAS, the Agreement provides in Section 11 that it may be amended or modified as therein provided; and
WHEREAS, Section 2.2(a) of the Agreement, captioned “Conversion of First Bank Common Stock” provides for Stock Merger Consideration and a maximum Exchange Ratio of 1.235 as therein prescribed; and
WHEREAS, on May 22, 2018, as permitted by Section 3.2 of the Agreement, Premier announced a five for four (5 for 4) stock split of Premier Common Stock issued and outstanding as of a record date of June 4, 2018, payable on June 8, 2018 (the “Stock Split”); and
WHEREAS, it is necessary to adjust and amend the maximum Exchange Ratio set forth in Section 2.2(a) of the Agreement to reflect the Stock Split.
NOW, THERFORE, in consideration of the foregoing premises, which are not mere recitals but are an integral part hereof, and in consideration of the mutual agreements hereinafter provided for, the parties hereto agree as follows:
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1.          Section 2.2(a) of the Agreement is hereby amended to reflect the maximum Exchange Ratio to 1.544 and to read as follows:
2.2             Conversion of First Bank Common Stock. (a) Each share of First Bank Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall automatically be converted into the right to receive approximately $32.00 per First Bank Common share, determined as the sum of (i) the Special Dividend; (ii) $5.00 cash, without interest, per share, paid by or on behalf of Premier (the “Cash Merger Consideration”); and (iii) approximately $22.00 per share of fully paid and non-assessable shares of Premier Common Stock (the “Stock Merger Consideration”) (determined by dividing (n) $22.00 by (d) The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time, rounded to the nearest whole cent (“Premier's Trading Price”) rounded to the nearest thousandth, which shall be hereinafter referred to as the “Exchange Ratio”); (the Stock Merger Consideration and Cash Merger Consideration are collectively referred to as the “Merger Consideration”) provided, however, that the Exchange Ratio shall not be greater than 1.544, unless increased pursuant to subsection (b).

2.          Except as herein amended, the Agreement shall remain in full force and effect in accordance with its terms, which are hereby reaffirmed.
PREMIER FINANCIAL BANCORP, INC.

By   /s/ Brien M. Chase
Brien M. Chase, Senior Vice President
   and Chief Financial Officer
ATTEST

  /s/ Toney K. Adkins
Its Secretary

FIRST BANK OF CHARLESTON, INC.

By   /s/ Larry A. Stark
Larry A. Stark, President
and Chief Executive Officer
ATTEST

  /s/ Joslyn Truett
Its Secretary

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PREMIER BANK, INC.

By   /s/ J. Mark Bias
J. Mark Bias, President
ATTEST

  /s/ Lloyd G. Jackson II
Its Secretary

3

ANNEX II

ARTICLE 13. APPRAISAL RIGHTS.

PART 1. RIGHT TO APPRAISAL AND PAYMENT FOR SHARES.

§31D-13-1301. Definitions.

In this article:

(1)            "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2)            "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)            "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) "Fair value" means the value of the corporation's shares determined:

(A)            Immediately before the effectuation of the corporate action to which the shareholder objects;

(B)            Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C)            Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5)            "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)            "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

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(7)            "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)            "Senior executive" means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9)            "Shareholder" means both a record shareholder and a beneficial shareholder.

§31D-13-1302. Right to appraisal.

(a)            A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1)            Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2)            Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3)            Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4)            An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5)            Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b)            Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

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(1)            Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A)            Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(B)            Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2)            The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A)            The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B)            The day before the effective date of the corporate action if there is no meeting of shareholders.

(3)            Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), section (b) of this section at the time the corporate action becomes effective.

(4)            Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

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(c)            Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d)            A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1)            Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation's articles of incorporation, bylaws or board of directors' resolution authorizing the corporate action; or

(2)            Was procured as a result of fraud or material misrepresentation.

§31D-13-1303. Assertion of rights by nominees and beneficial owners.

(a)            A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b)            A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1)            Submits to the corporation the record shareholder's written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2)            Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

4

Annex II - continued
PART 2.                          PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS.

§31D-13-1320. Notice of appraisal rights.

(a)            If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)            In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§31D-13-1321. Notice of intent to demand payment.

(a)            If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)            Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

(2)            Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b)            A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§31D-13-1322. Appraisal notice and form.

(a)            If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)            The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

5

Annex II - continued
(1)            Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2)            State:

(A)            Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B)            A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C)            The corporation's estimate of the fair value of the shares;

(D)            That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E)            The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3)            Be accompanied by a copy of this article.

§31D-13-1323. Perfection of rights; right to withdraw.

(a)            A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

6

Annex II - Continued
(b)            A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation's written consent.

(c)            A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§31D-13-1324. Payment.

(a)            Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)            The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1)            Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

(2)            A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3)            A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation's obligations under this article.

7

Annex II - continued
§31D-13-1325. After-acquired shares.

(a)            A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b)            If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1)            Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2)            Of the corporation's estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3)            That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4)            That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer; and

(5)            That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation's offer.

(c)            Within ten days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d)            Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§31D-13-1326. Procedure if shareholder dissatisfied with payment or offer.

(a)            A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

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Annex II - continued
(b)            A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation's payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

PART 3.                          JUDICIAL APPRAISAL OF SHARES.

§31D-13-1330. Court action.

(a)            If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b)            The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c)            The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d)            Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

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Annex II - continued
§31D-13-1331. Court costs and counsel fees.

(a)            The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b)            The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)            Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2)            Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c)            If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d)            To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

10

ANNEX III

255 WEST BUTE STREET NORFOLK, VIRGINIA 23510
BAXTERFENTRISS.COM          (804) 323-7540 /  (804) 323-7541

April 18, 2018

The Board of Directors
Premier Financial Bancorp, Inc.,
2883 Fifth Avenue
Huntington, West Virginia 25702

Dear Members of the Board:

Premier Financial Bancorp, Inc., Huntington, West Virginia (“Premier”) and First Bank of Charleston, Inc., Charleston, West Virginia (“First Bank”) have entered into an agreement providing for the acquisition of First Bank by Premier (“Acquisition”). The terms of the Acquisition are set forth in the Agreement of Merger (“Agreement”) dated April 19, 2018.

The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each share of First Bank common stock $1.00 par value less any treasury stock, will be exchanged for the right to receive $32.00 per First Bank Common share subject to certain limitations and exemptions as defined in the Agreement, (the “Merger Consideration”).

You have asked our opinion as to whether the Merger Consideration is fair to the respective shareholders of Premier from a financial point of view.

In rendering our opinion, we have evaluated the consolidated financial statements of First Bank and Premier available to us from published and nonpublished sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared First Bank and Premier from a financial point of view to the other financial institutions; (b) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) reviewed the Agreement and related documents; (d) reviewed the historical market price of First Bank’s and Premier’s common stock; and (e) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of First Bank and Premier to discuss the foregoing as well as other matters that may be relevant.

Annex III - Continued

We have not independently verified the financial and other information concerning First Bank or Premier or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of First Bank and Premier as they exist and are known to us as of April 19, 2018.

We have acted as financial advisor to Premier and in connection with the Acquisition will receive from Premier a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

It is understood that this opinion may be included in its entirety in any communication by Premier or the Board of Directors to the shareholders of Premier. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Merger Consideration is fair to the shareholders of Premier Financial Bancorp, Inc. from a financial point of view.

Sincerely,

Baxter Fentriss and Company

Baxter Fentriss and Company

ANNEX IV

April 18, 2018
Board of Directors
First Bank of Charleston, Inc.
201 Pennsylvania Avenue
Charleston, WV 25302

Dear Members of the Board:

We understand that First Bank of Charleston, Inc. (or the “Company”) has entered into an Agreement and Plan of Merger, dated as of April 18, 2018 (the “Agreement”) pursuant to which, among other things, First Bank of Charleston, Inc. will merge with and ultimately into (the “Merger”), Premier Financial Bancorp, Inc., parent of Premier Bank, Inc. and headquartered in Huntington, WV (“PFBI”). Pursuant to the terms detailed in the Agreement, upon the effective date of such Merger, each holder of issued and outstanding shares of Company common stock (the “Seller Common Stock”) will receive $5.00 in cash per each outstanding share plus $22.00 in stock consideration per each outstanding share (the “Merger Consideration”). Additionally, the Company will pay shareholders $5.00 per share for each outstanding share in the form of a special dividend prior to the close of the transaction. In connection therewith, you have requested our opinion as to the fairness (the “Opinion”), from a financial point of view, of the Merger Consideration to be paid to the shareholders of First Bank of Charleston, Inc.  pursuant to the Agreement.

FIG Partners LLC (or "FIG"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy; it has also been reviewed by a fairness committee. In addition FIG has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.

We were retained exclusively by the Board of Directors of First Bank of Charleston, Inc. to act as its financial advisor in connection with the Merger and in rendering this fairness opinion.  We will receive compensation from First Bank of Charleston, Inc. in connection with our services, upon the successful completion of the transaction. This compensation includes $35,000 for the issuance of the fairness opinion dated April 18, 2018.  First Bank of Charleston, Inc. has agreed to indemnify us for certain liabilities arising out of our engagement.

Annex IV - Continued
Board of Directors
April 18, 2018

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)
reviewed certain historical publicly available business and financial information concerning First Bank of Charleston, Inc. and Premier Financial Bancorp, Inc.  including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation;

(iii)
held discussions with members of the senior managements of First Bank of Charleston, Inc. and Premier Financial Bancorp, Inc. for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant; and

(v)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by First Bank of Charleston, Inc. and Premier Financial Bancorp, Inc. and in the discussions with the respective management teams of First Bank of Charleston, Inc.  and Premier Financial Bancorp, Inc. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections of the pro forma institution have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of First Bank of Charleston, Inc.  and Premier Financial Bancorp, Inc. and that such forecasts will be realized in the amounts and at the times contemplated thereby.  We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections.  We were not retained to and did not conduct a physical inspection of any of the properties or facilities of First Bank of Charleston, Inc.  and Premier Financial Bancorp, Inc. or their respective subsidiaries.  In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of First Bank of Charleston, Inc. and Premier Financial Bancorp, Inc. or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

Annex IV - Continued
Board of Directors
April 18, 2018

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement.  We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to First Bank of Charleston, Inc. and Premier Financial Bancorp, Inc. In rendering this Opinion, we have been advised First Bank of Charleston, Inc. and Premier Financial Bancorp, Inc., and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

Our Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof.  Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors First Bank of Charleston, Inc. and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of First Bank of Charleston, Inc. common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of First Bank of Charleston, Inc. Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of First Bank of Charleston, Inc.

Sincerely,
FIG PARTNERS, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 271B.2-020(2)(d) of Kentucky Business Corporation Act (the "Act") enables a Kentucky corporation to provide in its articles of incorporation, and the Registrant has so provided in its Articles of Incorporation, for the elimination or limitation of the personal liability of  a director to the corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that a director's liability is not eliminated or limited:  (1) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (3) for any vote or assent to an unlawful distribution to shareholders as prohibited under Section 271B.8-330 of the Act (which imposes liability on directors for payments of dividends, purchases, redemptions or other acquisitions of shares, and distributions of indebtedness that are unlawful); or (4) for any transaction from which the director derived an improper personal benefit.

Section 271B.8-510 of the Act permits the indemnification by a corporation of any director who is made party to a threatened, pending or completed action, suit or proceeding because he is or was a director of such corporation. To be eligible for indemnification, such person must have conducted himself in good faith and reasonably believed that his conduct, if undertaken in his official capacity with the corporation, was in the corporation's best interests, and, if not in his official capacity, was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director must also not have reasonable cause to believe his conduct was unlawful. A director may not be indemnified under the above-referenced section in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit by him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 271B.8-510 of the Act in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding. Section 271B.8-560 of the Act provides that a Kentucky corporation may indemnify its officers, employees and agents to the same extent as directors.  Mandatory indemnification against reasonable expenses incurred in connection with a proceeding is provided for by the Act, unless otherwise limited by the corporation's articles of incorporation, where a director or officer has been wholly successful on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation.  A court of competent jurisdiction may also order indemnification if the director is fairly and reasonably entitled thereto in view of all relevant circumstances, whether or not he met the applicable standard of conduct or was adjudged liable to the corporation.

The Act provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.  Additionally, the Act provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents of the corporation against liability asserted against or incurred by such party in their respective capacity with the corporation.

Article X of the Registrant's Articles of Incorporation and Article VIII of the Registrant's By-Laws require Registrant to indemnify its directors and officers to the fullest extent permitted by the Act.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)          The Exhibit Index appearing on the page following the signature page of this Registration Statement is hereby incorporated by reference.

(b)          The financial statement schedules are being furnished as part of the prospectus.

(c)          The Opinions of Baxter Fentriss and Company and FIG Partners, LLC are being furnished as part of the joint proxy statement/prospectus.

ITEM 22.          UNDERTAKINGS

1.          (a)          The undersigned registrant hereby undertakes:

 (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)          That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.          The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other Items of the applicable form.

3.          The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.          Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

5.          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6.          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

7.          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington, State of West Virginia, on the 24th day of July, 2018.

PREMIER FINANCIAL BANCORP, INC.

By: /s/ Robert W. Walker
Robert W. Walker, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Robert W. Walker	Director, President and Chief Executive Officer	July 24, 2018
Robert W. Walker
/s/ Brien M. Chase	Chief Financial Officer and Chief Accounting Officer	July 24, 2018
Brien M. Chase
*	Director	July 24, 2018
Toney K. Adkins
*	Director	July 24, 2018
Philip E. Cline
*	Director	July 24, 2018
Harry M. Hatfield
*		July 24, 2018
Lloyd G. Jackson, II	Director
*		July 24, 2018
Keith F. Molihan	Director

Signature	Title	Date

*	Chairman of the Board	July 24, 2018
Marshall T. Reynolds
*	Director	July 24, 2018
Neal W. Scaggs
*	Director	July 24, 2018
Thomas W. Wright

* By:/s/ Robert W. Walker, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT DESCRIPTION OF DOCUMENT

2.1
Agreement of Merger dated April 18, 2018 between Premier Financial Bancorp, Inc., First Bank of Charleston, Inc. and Premier Bank, Inc., as amended by First Amendment to Agreement of Merger dated June 29, 2018 (included as Annex I to Joint Proxy Statement) *

3.1.1
Form of Articles of Incorporation of Premier included as Exhibit 3.1 to Premier’s Registration Statement on Form S-1, Registration No. 333-1702, filed on February 28, 1996 is incorporated herein by reference. *

3.1.2
Form of Articles of Amendment to Premier Articles of Incorporation, included as Exhibit 3.2 to Premier’s Amendment No. 1 to Registration Statement on Form S-1, Registration No. 333-1702, filed on March 25, 1996 is incorporated herein by reference. *

3.1.3
Articles of Amendment to Articles of Incorporation effective September 3, 2009 re: increase in authorized common shares (included as Exhibit 3.1 to Form 8-K filed on September 9, 2009) is incorporated herein by reference. *

3.1.4	Articles of Amendment to Articles of Incorporation effective May 21, 2018 re: 5 for 4 stock split (included as Exhibit 3.1 to Form 8-K filed on May 23, 2018) is incorporated herein by reference. *

3.1.5	Articles of Incorporation of registrant (reflecting amendments through May 21, 2018) [For SEC reporting compliance purposes only – not filed with Kentucky Secretary of State]. *

5.1	Opinion of Dinsmore & Shohl LLP, including consent. *

8.1	Form of Tax Opinion of Dinsmore & Shohl LLP, including consent. *

8.2	Form of Tax Opinion of Kay, Casto & Chaney PLLC, including consent. *

21	Subsidiaries of Registrant (Incorporated herein by reference to Premier Financial Bancorp, Inc.’s Form 10-K for the year ended December 31, 2017). *

23.1	Consent of Dinsmore & Shohl LLP (to be included in Legal Opinion Exhibit 5.1). *

23.2	Consent of Kay, Casto & Chaney PLLC (to be included in Tax Opinion Exhibit 8.2). *

23.3	Consent of Baxter Fentriss and Company *

23.4	Consent of FIG Partners, LLC *

23.5	Consent of Crowe LLP *

23.6	Consent of Arnett Carbis Toothman LLP *

24	Powers of Attorney (included on Pages II-5 and II-6) *

99.1	Form of Proxy for First Bank of Charleston, Inc. *

99.2	Form of Proxy for Premier Financial Bancorp, Inc.

* Previously Filed